   As filed with the Securities and Exchange Commission on February 3, 1999
                                                      Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                       CROWN CASTLE INTERNATIONAL CORP.
            (Exact name of Registrant as specified in its charter)
         Delaware                    4899                    76-0470458
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of        Classification Number)     Identification Number)
     incorporation or
      organization)             ---------------
                           Mr. Charles C. Green, III
                               510 Bering Drive
                                   Suite 500
                             Houston, Texas 77057
                                (713) 570-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                  Copies to:
                            Stephen L. Burns, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                           New York, New York 10019
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                                           Proposed
                                             Proposed      Maximum
 Title of Each Class of       Amount         Maximum      Aggregate    Amount of
    Securities to be           to be      Offering Price   Offering   Registration
       Registered           Registered       Per Unit      Price(1)       Fee
----------------------------------------------------------------------------------
 12 3/4% Senior
  Exchangeable Preferred
  Stock due 2010(1)....       200,000         $1,000     $200,000,000  $55,600.00
----------------------------------------------------------------------------------
 12 3/4% Senior
  Exchangeable Preferred
  Stock due 2010.......     174,604(2)        $1,000     $174,604,480  $48,540.05
----------------------------------------------------------------------------------
 12 3/4% Senior
  Subordinated Exchange
  Debentures due 2010..    $200,000,000        100%      $200,000,000   $0.00(3)
----------------------------------------------------------------------------------
 12 3/4% Senior
  Subordinated Exchange
  Debentures due 2010..   $171,044,268(4)      100%      $171,044,268   $0.00(3)
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Represents shares of the Company's 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "Exchangeable Preferred Stock") as may be issued and delivered to holders of the Exchangeable Preferred Stock as in-kind dividend payments on the Exchangeable Preferred Stock.
(3) The registration statement covers the Company's 12 3/4% Senior
    Subordinated Exchange Debentures due 2010 (the "Exchange Debentures") to
    be issued to holders of Exchangeable Preferred Stock when and if the Company exchanges the Exchange Debentures for the Exchangeable Preferred Stock. Pursuant to Rule 457(i), no registration fee is required with respect to the Exchange Debentures.
(4) Represents the aggregate principal amount of Exchange Debentures that may be issued as in-kind interest payments on the Exchange Debentures.
    Pursuant to Rule 457(i), no registration fee is required with respect to the Exchange Debentures.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statements filed with the + +Securities and Exchange Commission relating to these securities is effective. +
+This Prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                                February  , 1999


Prospectus


                        CROWN CASTLE INTERNATIONAL CORP.
 Offer to Exchange all Outstanding 12 3/4% Senior Exchangeable Preferred Stock
                                  due 2010 for
     12 3/4% Senior Exchangeable Preferred Stock due 2010, which have been
                  Registered under the Securities Act of 1933

                                 -------------
  This Prospectus (and accompanying Letter of Transmittal) relates to our proposed offer to exchange up to $200,000,000 of our new 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "new preferred stock"), which will be freely transferable, for any and all outstanding 12 3/4% Senior Exchangeable Preferred Stock due 2010 issued in a private offering on December 16, 1998 (the "old preferred stock"), which have certain transfer restrictions (the new preferred stock and the old preferred stock are collectively referred to as the "exchangeable preferred stock").

 . The Exchange Offer expires at 5:00 p.m., New York City time, on [ ], 1999, unless extended.

 . All old preferred stock that is validly tendered and not validly withdrawn will be exchanged.

 . Tenders of old preferred stock may be withdrawn at any time prior to the expiration of the Exchange Offer.

 . ""Affiliates'' of the company (within the meaning of the Securities Act) may not participate in the Exchange Offer.

 . All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution" beginning on page 203.

 . The Company does not intend to apply for listing of the new preferred stock on any securities exchange or to arrange for them to be quoted on any quotation system.

The New Preferred Stock:

 . The terms of the new preferred stock are substantially identical to the terms of the old preferred stock, except that the new preferred stock will be freely tradeable.

The Exchange Debentures:

 . The terms of the exchange debentures are substantially identical to the terms of the restricted exchange debentures, except that the exchange debentures will be freely tradeable.

                                 -------------

Please see "Risk Factors" beginning on page 23 for a discussion of certain factors you should consider in connection with the Exchange Offer.

                                 -------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new preferred stock or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus (and accompanying Letter of Transmittal and related documents) and any amendments or supplements carefully before making your investment decision.

                                 -------------
                  The date of this Prospectus is       , 1999.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................   23
Use of Proceeds.....................   34
Dividend Policy.....................   34
Capitalization......................   35
Unaudited Pro Forma Condensed
 Consolidated Financial Statements..   36
Selected Financial and Other Data of
 CCIC...............................   46
Selected Financial and Other Data of
 Crown..............................   49
Selected Financial and Other Data of
 CTI................................   50
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   52
The Exchange Offer..................   68
Industry Background.................   75

                                 Page
                                 ----
Business.......................   82
Management.....................  112
Certain Relationships and
 Related Transactions..........  122
Principal Stockholders.........  131
Description of Securities......  134
Description of Capital Stock...  191
Description of Certain
 Indebtedness..................  198
Certain U.S. Federal Income
 Tax Considerations............  203
Plan of Distribution...........  203
Legal Matters..................  204
Independent Auditors...........  204
Available Information..........  204
Index to Financial Statements..  F-1

                               ----------------

                          Forward-Looking Statements

  This document includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this document, including, without limitation, the statements under "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Background" and "Business" and located elsewhere in this document regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors". All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

                               ----------------

  When we use the terms "we", "us", "CCIC" and the "Company", we are referring to the business conducted by Crown Castle International Corp. and its subsidiaries (including CCI and CTI). "CCI" refers to the business we conduct through Crown Communication Inc. The terms "Crown Business" and "Crown" each refer to the business conducted by Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc. and their affiliates prior to the time we acquired them. "CTI" refers to the business we conduct through Castle Transmission Services (Holdings) Ltd. ("CTSH") and its subsidiary, Castle Transmission International Ltd.

  CTSH publishes its consolidated financial statements in pounds sterling. In this document, references to "pounds sterling", "(Pounds)", "pence" or "p" are to U.K. currency and references to "U.S. dollars", "U.S.$" or "$" are to U.S. currency. For the convenience of the reader, this document contains translations of certain pound sterling amounts into U.S. dollars at specified rates, or, if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on September 30, 1998, of (Pounds)1.00 = $1.6995. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On December 31, 1998, the Noon Buying Rate was (Pounds)1.00 = 1.6628.

                               PROSPECTUS SUMMARY

  The following summary contains basic information about this Offering. It may not contain all the information that is important to you. We encourage you to read this entire document for an understanding of this Offering.

                                  The Company

  We are a leading domestic and international provider of wireless communications and broadcast transmission infrastructure and related services. Our business is to own, operate and manage wireless communications sites and broadcast transmission networks. In addition, we provide a full range of complementary services to our customers including (1) network design and site selection, (2) site acquisition, (3) site development and construction, (4) antenna installation and (5) network management and maintenance.

  As of September 30, 1998, we owned or managed 1,302 towers, including 548 towers in the United States and 754 towers in the United Kingdom. In addition, on October 8, 1998, we added 102 towers in the United Kingdom through our acquisition of Millennium Communications Limited. Assuming we had formed the proposed joint venture with Bell Atlantic Mobile (as described below under "Proposed Joint Venture"), as of September 30, 1998, we would have owned an additional 1,427 towers, including 117 towers that we currently manage. These 1,427 towers form a significant portion of Bell Atlantic Mobile's 850 MHz wireless communications network in the eastern and southwestern United States.

                                                   As of September 30, 1998
                                               ---------------------------------
                                                                    Total After
                                                       Proposed      Proposed
                                               CCIC  Joint Venture Joint Venture
                                               ----- ------------- -------------
United States
  Towers......................................   548     1,427(a)      1,858
  Rooftops....................................    81        --            81
United Kingdom
  Towers......................................   754        --           754
  Rooftops(b).................................    54        --            54
                                               -----     -----         -----
                                               1,437     1,427(a)      2,747
                                               =====     =====         =====

--------
(a) Includes 117 towers we currently manage. See "Business--U.S. Operations-- Significant Contracts--Bell Atlantic Mobile".
(b) The 54 revenue producing rooftop sites in the United Kingdom are occupied by our transmitters but are not available for leasing to our customers.

  Based on our industry position and experience, we believe that we are well positioned to continue to capitalize on global growth opportunities arising from:

  . the expansion of existing networks and the introduction of new networks in the wireless communications industry;

  . the consolidation of tower ownership generally, including the transfer of infrastructure ownership from major wireless communications carriers to independent infrastructure providers;

  . the ongoing privatization of state-run broadcast transmission networks around the world; and

  . the widespread introduction of digital transmission technology in the broadcasting industry.

 Our Site Rental Business

  Our site rental business involves leasing antenna space to customers on towers and rooftops that we own or manage. We generally receive fees for installing a customer's equipment and antennas and also receive monthly rental payments under site leases that typically range in term from three to five years. The following is a list of our major site rental customers in the United States and the United Kingdom:

     United States          United Kingdom
     -------------          --------------
     Aerial Communications  Cellnet
     AT&T Wireless          National Transcommunications Limited
     Bell Atlantic Mobile   One2One
     BellSouth Mobility     Orange Personal Communications
     Motorola               Vodafone
     Nextel
     PageNet
     Sprint PCS

 Our Broadcast Transmission Business

  Our broadcast transmission business includes both (1) the transmission of analog and digital television and radio broadcasts and (2) the construction of new broadcast towers that can hold multiple tenants. In the United Kingdom, we provide analog transmission services for two national television services, seven national radio services and 37 local radio stations through our network of 3,465 transmitters. We provide these services under long-term contracts with the British Broadcasting Corporation (the "BBC") and two national commercial radio companies. We also provide both the BBC and ONdigital (formerly known as British Digital Broadcasting Limited) with digital transmission services under long-term contracts. These two companies are the holders of 67% of the multiplexes for digital terrestrial television broadcasting throughout the United Kingdom. In the United States, we plan to build new multiple tenant broadcast towers in locations where the introduction of digital terrestrial television broadcasting will necessitate additional tower capacity to accommodate new digital and displaced analog transmission equipment.

 Our Expertise

  We have developed extensive expertise in our core site rental and broadcast transmission businesses. Further, our team of more than 300 engineers has substantial experience in providing end-to-end services, including (1) design of wireless communications and broadcast transmission networks, (2) radio frequency engineering, (3) site acquisition, (4) site development and construction and (5) antenna installation. We plan to leverage our technical expertise and operational experience to take advantage of the fundamental shift in strategy that is occurring among established wireless communications carriers relating to infrastructure ownership. Such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. We believe that infrastructure providers with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

                               Business Strategy

  Our objective is to become the premier global provider of wireless communications and broadcast transmission infrastructure and related services. Our experience in establishing and expanding our existing tower footprints, our experience in owning and operating both analog and digital transmission networks, our significant relationships with wireless communications carriers and broadcasters and our ability to offer customers our in-house technical and operational expertise, uniquely position us to capitalize on global growth opportunities. The key elements of our business strategy are to:

  Maximize Utilization of Tower Capacity. We are seeking to increase the number of antenna leases on the towers and rooftops that we own or manage. We believe that many of our towers have significant capacity for additional antennas and that we can increase the number of tenants on these towers at a low incremental cost.

  Leverage Expertise of CCI and CTI Personnel to Implement Global Growth Strategy. We believe that our ability to manage wireless communications and broadcast transmission networks, including the transmission of signals, is an important competitive advantage in our pursuit of global growth opportunities.

  Partner with Wireless Communications Carriers to Assume Ownership of their Existing Towers. In addition to our proposed joint venture with Bell Atlantic Mobile, we will continue to seek to partner with other major wireless communications carriers in order to assume ownership of their towers directly or through joint ventures.

  Provide Build-to-Suit Towers for Wireless Communications Carriers and Broadcasters. As wireless communications carriers continue to expand and fill-in their service areas, they will require additional communications sites and will have to build new towers where co-location is not available. Similarly, the introduction of digital terrestrial television broadcasting in the United States will require the construction of new broadcast towers to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers. We are aggressively pursuing these build-to-suit opportunities.

  Acquire Existing Transmission Networks. Based on our experience with CTI, we are well positioned to acquire other state-owned analog and digital transmission networks when opportunities arise. We will consider acquiring wireless transmission networks as well as the associated wireless communications infrastructure.

  Capitalize on Management Experience. We have assembled and will continue to build a strong management team that has extensive experience in the tower industry and in the management of broadcast transmission networks.

                             Proposed Joint Venture

  On December 8, 1998, we entered into an agreement (the "Formation Agreement") with Bell Atlantic Mobile ("BAM") to form a joint venture to own and operate a significant majority of BAM's towers. We would own approximately 62.3% of the joint venture and BAM and certain of its affiliates would own the other 37.7% along with a 0.001% interest in the joint venture's operating subsidiary. We intend to consolidate the joint venture's results of operations and financial condition with ours for financial reporting purposes.

  To form the proposed joint venture, we would contribute $250.0 million in cash and approximately 15.6 million shares of our common stock (valued at $197.0 million) to the joint venture. BAM and its affiliates would transfer approximately 1,427 towers along with related assets and liabilities to the joint venture. The joint venture would borrow $180.0 million under a committed $250.0 million revolving credit facility. The joint venture would also make a $380.0 million cash distribution to BAM. After making this distribution and paying fees and expenses related to its formation, the joint venture initially would have approximately $45.9 million of cash to fund its operations and pay costs and expenses associated with building new towers.

                                      LOGO


  Upon the dissolution of the proposed joint venture, we would receive all the assets and liabilities of the joint venture other than the approximately 15.6 million shares of our common stock held by the joint venture. BAM would receive
(1) the shares of our common stock and (2) a payment from us, equal to 14.0% of the fair market value of the assets and liabilities of the proposed joint venture other than our common stock, to be made in cash or shares of our common stock (as elected by us). BAM would continue to retain its 0.001% interest in the joint venture's operating subsidiary and would maintain most of its governance rights with respect to the operating subsidiary. See "Business-- Proposed Joint Venture--Operating Agreement". BAM may trigger the dissolution of the proposed joint venture at any time following the third anniversary of its formation and we may trigger the dissolution at any time following the fourth anniversary; however, if we trigger the dissolution prior to the seventh anniversary we may be required to make additional cash payments to BAM.

  We will manage the day-to-day operations of the proposed joint venture. The proposed joint venture will construct and own certain new towers that are needed by BAM's wireless communications business. In addition, the proposed joint venture will actively seek to add additional tenants, including wireless communications carriers other than BAM, to its towers in order to increase its revenues. The proposed joint venture will have regional offices that will be staffed primarily with our employees to perform marketing, operations and maintenance functions. A board of representatives, initially to be comprised of four representatives selected by us and two representatives selected by BAM, will oversee the proposed joint venture. Significant actions to be taken by the proposed joint venture will require the approval of the board of representatives including, in certain circumstances, the approval of representatives of both BAM and us. See "Business--The Proposed Joint Venture-- Operating Agreements".

  Concurrently with the formation of the proposed joint venture, BAM and the joint venture will enter into a master build-to-suit agreement (the "Build-to-Suit Agreement"). The proposed joint venture will be required to pay for and construct 500 new towers, and will have the right to pay for and construct an additional 200 new towers, in the general vicinity of locations selected by BAM. The selected locations are to be in areas where, in the judgment of BAM, no structures suitable for BAM's antennas exist. BAM would be the anchor tenant on these towers. Pursuant to a global lease agreement (the "Global Lease") with the proposed joint venture, BAM will lease antenna space on the towers transferred to the joint venture at an average monthly rent per tower of $1,850 and on each tower constructed under the Build-to-Suit Agreement at minimum rental rates ranging from $1,250 to $1,833 per month depending on the tower's location. See "Business--Proposed Joint Venture--Build-to-Suit Agreement" and "--Global Lease".

  Although we expect the proposed joint venture to be formed during the first quarter of 1999, the Formation Agreement is subject to a number of significant conditions. Therefore, we cannot guarantee you that we will form the proposed joint venture on the terms described in this document or at all. See "Risk Factors--The Proposed Joint Venture May Not Occur".

                                   Background

  Founded in 1994, we acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from Pittencrieff Communications, Inc. in 1995. We subsequently continued to build our business through a variety of transactions, including the acquisition in 1996 of Motorola's SMR and microwave system in Puerto Rico, which included 15 communication sites; the purchase through a series of transactions in 1996 and

1997 of TEA Group Incorporated, a leading domestic and international site acquisition firm (the "TEA Acquisition"); and the purchase in February 1997 of a 34.3% ownership interest in CTI (the "CTI Investment"). In August 1997, we acquired the assets of Crown Communications (the "Crown Merger"), which included 61 owned towers and the exclusive right to lease antenna space on 147 other towers and rooftop sites, most of which were located in and around the greater Pittsburgh area.

  On October 31, 1997, we borrowed approximately $94.7 million (the "October Bank Financing") and privately placed $36.5 million of senior convertible preferred stock (the "Senior Convertible Preferred Stock") and warrants to purchase shares of our common stock. The proceeds of the October Bank Financing and the private placement of Senior Convertible Preferred Stock were used to repay a seller note issued in connection with the acquisition of the assets of Crown Communications, to repay loans outstanding under a credit agreement at Crown Communications and to pay related fees and expenses. We refer to the October Bank Financing, the private placement of the Senior Convertible Preferred Stock and the application of the proceeds collectively as the "October Refinancing".

  On November 20, 1997, we privately placed (the "1997 Notes Offering") $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of our 10 5/8% Senior Discount Notes due 2007 (the "Notes"). The net proceeds to us from the 1997 Notes Offering were used to repay substantially all our outstanding indebtedness, including our borrowings in the October Bank Financing, to pay related fees and expenses and for general corporate purposes. We refer to the October Refinancing, the 1997 Notes Offering and the application of the net proceeds from the 1997 Notes Offering collectively as the "1997 Refinancing".

  On August 21, 1998, we increased our ownership interest in CTI to 80.0% by consummating a share exchange with certain shareholders of CTSH (the "Exchange"). The remaining 20.0% of CTSH's shares are owned by TdF (whose ultimate parent is France Telecom). Immediately prior to the Exchange, we converted all shares of our then existing preferred stock into shares of our common stock and reclassified our then existing common stock into shares of our common stock (the "Conversions"). We refer to the Exchange and the Conversions collectively as the "Roll-Up". At that time, we also raised $151,043,200 in an initial public offering of our Common Stock (the "IPO"). We intend to use the proceeds of the IPO to finance a portion of our investment in the proposed joint venture with BAM.

                                ----------------

  Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, telephone (713) 570-3000.

                              Corporate Structure

  The following chart illustrates, assuming the proposed joint venture had been formed, (1) our organizational structure and (2) our debt obligations. See "Capitalization" and "Business--Proposed Joint Venture".

                                      LOGO

                                  The Offering

                     Summary of Terms of the Exchange Offer

  The Exchange Offer relates to the exchange of up to $200,000,000 aggregate liquidation preference of our outstanding 12 3/4 Senior Exchangeable Preferred Stock due 2010 (the "old preferred stock") for up to an equal aggregate liquidation preference of our 12 3/4 Senior Exchangeable Preferred Stock due 2010, which has been registered under the Securities Act of 1933 (the "new preferred stock"). The shares of the new preferred stock will be our obligations as governed by the terms of the Certificate of Designations we filed on December 18, 1998 with the Secretary of State of the State of Delaware. The form and terms of the shares of the new preferred stock are identical in all material respects to the form and terms of the shares of the old preferred stock except:

  . that the shares of the new preferred stock have been registered under the Securities Act,

  . that the shares of the new preferred stock are not entitled to certain registration rights which are applicable to the shares of the old preferred stock under a registration rights agreement, and

  .  for certain liquidated damages provisions.

  For more information, see "Description of Securities."

The Exchange Offer..........  We are offering to exchange $1,000 liquidation preference of new preferred stock for each $1,000 liquidation preference of old preferred stock.

                              As of the date of this document, $200,000,000 in aggregate liquidation preference of old preferred stock is outstanding. The old preferred stock was originally issued in a private placement. As a condition to the purchase of the old preferred stock, the initial purchasers required that we make a registered offer to exchange the old preferred stock for other securities substantially similar to the old preferred stock. We are making this Exchange Offer to satisfy this contractual obligation.

Resale......................  Based on an interpretation by the staff of the
                              Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that new preferred stock issued pursuant to the Exchange Offer in exchange for old preferred stock may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, or a broker-dealer which acquired the old preferred stock directly from us) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you are acquiring the new preferred stock in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new preferred stock. Each participating broker-dealer that receives shares of new preferred stock for its own account pursuant to the Exchange Offer in exchange for shares of old preferred stock that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the shares of new preferred stock. See "Plan of Distribution."

                              Any holder of old preferred stock who (i) is an affiliate of the Company, (ii) does not acquire new preferred stock in the ordinary course of its business, (iii) tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of new preferred stock or (iv) is a broker-dealer that acquired the old preferred stock directly from the Company, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the new preferred stock.

Expiration Date.............  5:00 p.m., New York City time, on    , 1999, (20
                              business days after effectiveness of the registration statement of which this Prospectus is a part), unless we extend the Exchange Offer, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                              Offer is extended.

Certain Conditions to the
 Exchange Offer.............  The Exchange Offer is subject to certain customary conditions, which we may waive. For more information, see "The Exchange Offer-- Conditions to the Exchange Offer".

Special Procedures for
 Beneficial Holders.........  If you are a beneficial owner whose shares of old preferred stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should contact the person in whose name your shares of old preferred stock are registered promptly and instruct such person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your shares of old preferred stock, either make appropriate arrangements to register ownership of the shares of old preferred stock in your name or obtain a properly completed bond power from the person whose name your shares of old preferred stock are registered. The transfer of registered ownership may take considerable time.

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Preferred
 Stock and Delivery of New
 Preferred Stock............  We will accept for exchange any and all shares of old preferred stock that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The shares of new preferred stock will be delivered promptly after the Expiration Date. For more details, see "The Exchange Offer--Terms of the Exchange."

Certain Tax Consequences....  The exchange pursuant to the Exchange Offer will generally not be a taxable event for Federal income tax purposes. For more details, see "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds".

Exchange Agent..............  ChaseMellon Shareholder Services, L.L.C. is
                              serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

             Summary Description of the Securities to be Registered

The New Preferred Stock:

Securities Offered..........  200,000 shares of 12 3/4% Senior Exchangeable
                              Preferred Stock due 2010 with a liquidation preference of $1,000 per share.

                              We have the option to exchange the Exchangeable Preferred Stock, in whole but not in part, for 12 3/4% Senior Subordinated Exchange Debentures due 2010.

Dividends...................  Annual fixed rate of 12 3/4%.

                              We will declare and pay dividends on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 1999.

                              On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of new preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, we will pay dividends only in cash.

Mandatory Redemption........  We will be required to redeem all of the shares of new preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption.........  On or after December 15, 2003, we may redeem some or all of the shares of new preferred stock at any time at the redemption prices (together with accumulated and unpaid dividends, if any, to the date of redemption) listed in the section "Description of Securities--Description of Senior Exchangeable Preferred Stock" under the heading "Optional Redemption".

                              In addition, before December 15, 2001, we may redeem up to 35% of the outstanding shares of new preferred stock with the proceeds of certain public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the new preferred stock, together with accumulated and unpaid dividends, if any, to the date of redemption.

Change of Control...........  If we experience specific kinds of changes in control, we will be required to make an offer to purchase any and all shares of new preferred stock for cash at a purchase price of 101% of the liquidation preference of such shares, together with all accumulated and unpaid dividends to the date of purchase. However, our repurchase of new preferred stock under these circumstances must comply with certain provisions of the indenture governing our outstanding senior notes. If we were unable to comply with those provisions and fail to repurchase new preferred stock, then holders of the new preferred stock would be entitled to certain voting rights. In addition, there can be no assurance that we will have sufficient funds to repurchase the new preferred stock in the event of a change of control or that our creditors will otherwise allow us to make the repurchase. See "Risk Factors--Repurchase of the Exchangeable Preferred Stock or the Exchange Debentures Upon a Change of Control".

Ranking.....................  The new preferred stock will rank (1) senior to all other classes of capital stock of the Company established after the issue date of the new preferred stock that do not expressly provide that they rank on a parity with the new preferred stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Company and (2) on a parity with any class of capital stock established after the date of issuance of the new preferred stock the terms of which provide that such class or series will rank on a parity with the new preferred stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Company.

                              Our obligations with respect to the new preferred stock are subordinate and junior in right of payment to all our present and future indebtedness, including the Notes, and are effectively subordinate to all debt and liabilities (including trade payables) of our restricted and unrestricted subsidiaries.

                              If we had completed the offering of the new preferred stock on September 30, 1998 and had applied the proceeds as intended, we would have had approximately $507.3 million of indebtedness and other liabilities including $343.3 million of indebtedness and other liabilities (including trade payable) of our subsidiaries. In addition, if we had also formed the proposed joint venture as of that date, we would have had approximately $687.3 million of indebtedness and other liabilities including $523.3 million of indebtedness and other liabilities (including trade payable) of our subsidiaries.

                              Our creditors will have priority over the new preferred stock with respect to claims on our assets. See "Description of Securities-- Description of Senior Exchangeable Preferred Stock--Ranking."

Certain Covenants...........  We will issue the new preferred stock pursuant to the terms of the certificate of designations that we filed on December 18, 1998 and which became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

                              .  borrow money;

                              . pay dividends on stock or purchase our capital stock;

                              .  make investments; and

                              .  sell assets or merge with or into other
                                 companies.

                              These covenants are subject to important exceptions and qualifications which are described in "Description of Securities--Description of Senior Exchangeable Preferred Stock" under the heading "Certain Covenants."

Voting Rights...............  The new preferred stock will have no voting rights except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the covenants contained in the certificate of designations, the holders of the new preferred stock will be entitled to elect two additional members of our Board of Directors.

Exchange Feature............  On any scheduled dividend payment date, we have the option to exchange all (but not less than all) of the shares of new preferred stock then outstanding for our 12 3/4% Senior Subordinated Exchange Debentures due 2010 (the "exchange debentures"). If we exercise our option to exchange, we will issue exchange debentures in an aggregate principal amount equal to the aggregate liquidation preference of the outstanding new preferred stock.

                              The indenture governing our outstanding senior notes contains substantial restrictions on our ability to exchange new preferred stock for exchange debentures. See "Description of Securities--Description of Senior Exchangeable Preferred Stock--Exchange".

Registration Rights and
 Liquidated Damages.........  Holders of new preferred stock (except as described below) are not entitled to any registration rights with respect to the new preferred stock. Pursuant to a registration rights agreement, we agreed to file with the Commission within 60 days following the consummation of the offering a registration statement with respect to an offer to exchange the exchangeable preferred stock for a new series of our exchangeable preferred stock registered under the Securities Act, with terms substantially identical to the exchangeable preferred stock. We also agreed to use all commercially reasonable efforts to cause the registration statement to become effective within 150 days following consummation of the offering. If the exchange offer is not permitted by applicable law or is not consummated within the time periods specified in the registration rights agreement, we will be required to provide a shelf registration statement to cover resales of shares of exchangeable preferred stock by holders of such shares. If we fail to satisfy these registration obligations, we will be obligated to pay liquidated damages to holders of the exchangeable preferred stock at the rates listed in the section "Description of Securities--Registration Rights and Liquidated Damages".

The Exchange Debentures:

Securities Offered..........  12 3/4% Senior Subordinated Exchange Debentures
                              due 2010 in an aggregate principal amount equal to the aggregate liquidation preference of the new preferred stock outstanding on the date of the exchange, plus such principal amount of additional exchange debentures as may be issued in lieu of cash interest.

Maturity....................  December 15, 2010.

Interest....................  At an annual fixed rate of 12 3/4%.

                              We will pay interest on each June 15 and December 15 of each year, commencing on the first of these dates that occurs after the date of the exchange.

                              On or before December 15, 2003, we have the option to pay interest in cash or in additional exchange debentures in an aggregate principal amount equal to the amount of such interest. After December 15, 2003, we will pay interest only in cash.

Ranking.....................  These exchange debentures are senior subordinated debts.

                              They rank behind all of our current and future indebtedness (excluding trade payables) other than indebtedness that expressly provides that it is on a parity with or subordinated in right of payment to the exchange debentures.

                              If we had completed the offering of the new preferred stock on September 30, 1998 and assuming that we exchanged the new preferred stock for exchange debentures on the same date, the exchange debentures:

                              . would have been subordinate to $163.8 of senior debt of the Company; and

                              . would have been effectively subordinate to the creditors, including trade creditors, of the Company's subsidiaries.

Optional Redemption.........  On or after December 15, 2003, we may redeem some or all of the exchange debentures at any time at the redemption prices (together with accrued and unpaid interest, if any, to the date of redemption) listed in the section "Description of Securities--Description of Senior Subordinated Exchange Debentures" under the heading "Optional Redemption".

                              In addition, before December 15, 2001, we may redeem up to 35% of the exchange debentures with the proceeds of certain public equity offerings or strategic equity investments at the price listed in the section "Description of Securities--Description of Senior Subordinated Exchange Debentures" under the heading "Optional Redemption". If we choose this option, we must redeem the exchange debentures within 60 days of receiving the proceeds.

Mandatory Offer to
 Repurchase.................  If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the exchange debentures at the prices listed in the section "Description of Securities--Description of Senior Subordinated Exchange Debentures" under the heading "Repurchase at the Option of Holders".

Basic Covenants of the
 Exchange Indenture.........  If and when we issue the exchange debentures, we will issue them under an indenture with United States Trust Company of New York, as trustee. The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

                              .borrow money;

                              .pay dividends on stock or purchase stock;

                              .make investments; and

                              .sell certain assets or merge with or into other companies.

                              For more details, see the section "Description of Securities--Description of Senior Subordinated Exchange Debentures" under the heading "Certain Covenants".

Registration Rights;
 Liquidated Damages.........  If we exchange the old preferred stock into exchange debentures before we consummate a registered exchange offer for the old preferred stock, we will be required to make a registered exchange offer to all holders of exchange debentures. This registered exchange offer will give holders of exchange debentures the opportunity to exchange their debentures for new debentures that are substantially identical to the original debentures but have been registered under the Securities Act. If we fail to consummate the registered exchange offer within the required time frame, we will pay liquidated damages at the rates listed in the section "Description of Securities--Registration Rights and Liquidated Damages". We will continue to pay liquidated damages until we fulfill our registration obligations.

              Summary Unaudited Pro Forma Financial and Other Data

  The unaudited pro forma financial and other data set forth below have been derived from the Pro Forma Financial Statements (as defined) included elsewhere in this document. The pro forma statement of operations data and other data for the year ended December 31, 1997, give effect to the Transactions (as defined under "Unaudited Pro Forma Condensed Consolidated Financial Statements") as if they had occurred on January 1, 1997. The pro forma statement of operations data and other data for the nine months ended September 30, 1998, give effect to the Roll-Up, the IPO, the conversion (the "Senior Preferred Conversion") of the Senior Convertible Preferred Stock into Common Stock (all of which, as of July 17, 1998, had converted), the offering of the old preferred stock (the "Offering") and the Proposed JV as if they had occurred on January 1, 1998. The pro forma balance sheet data give effect to the Offering and the Proposed JV as if they had occurred on September 30, 1998. The unaudited pro forma financial and other data for the Restricted Group (as defined) are not intended as alternative measures of operating results, financial position or cash flow from operations (as determined in accordance with generally accepted accounting principles). The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of Crown", "Selected Financial and Other Data of CTI", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto of CCIC, Crown, CTI and the Proposed JV included elsewhere in this document.

                             Company Pro Forma      Restricted Group Pro Forma
                         -------------------------- --------------------------
                                       Nine Months                Nine Months
                          Year Ended      Ended      Year Ended      Ended
                         December 31, September 30, December 31, September 30,
                             1997         1998          1997         1998
                         ------------ ------------- ------------ -------------
                                        (Dollars in thousands)
Statement of Operations
 Data:
Net revenues:
  Site rental and
   broadcast
   transmission.........  $ 160,774     $ 144,458    $  15,560     $ 16,130
  Network services and
   other................     54,454        36,054       40,896       21,598
                          ---------     ---------    ---------     --------
    Total net revenues..    215,228       180,512       56,456       37,728
                          ---------     ---------    ---------     --------
Costs of operations:
  Site rental and
   broadcast
   transmission.........     72,571        56,584        3,634        4,074
  Network services and
   other................     31,296        22,150       25,306       12,303
                          ---------     ---------    ---------     --------
    Total costs of
     operations.........    103,867        78,734       28,940       16,377
                          ---------     ---------    ---------     --------
General and
 administrative.........     19,983        20,022       11,254       14,270
Corporate
 development(a).........      3,507         2,846        3,507        2,838
Non-cash compensation
 charges................         --        15,192           --        9,384
Depreciation and
 amortization...........     94,580        76,471       13,189       12,042
                          ---------     ---------    ---------     --------
Operating income
 (loss).................     (6,709)      (12,753)        (434)     (17,183)
Other income (expense):
  Interest and other
   income (expense).....      1,321         3,018          769        1,386
  Interest expense and
   amortization of
   deferred financing
   costs................    (56,019)      (41,655)     (17,835)     (13,317)
                          ---------     ---------    ---------     --------
Income (loss) before
 income taxes and
 minority interests.....    (61,407)      (51,390)     (17,500)     (29,114)
Provision for income
 taxes..................        (50)         (218)         (50)        (218)
Minority interests......      5,885         2,137           --           --
                          ---------     ---------    ---------     --------
Net income (loss).......    (55,572)      (49,471)     (17,550)     (29,332)
Dividends on Preferred
 Stock..................    (26,745)      (19,741)     (26,745)     (19,741)
                          ---------     ---------    ---------     --------
Net income (loss) after
 deduction of dividends
 on Preferred Stock.....  $ (82,317)    $ (69,212)   $ (44,295)    $(49,073)
                          =========     =========    =========     ========
Other Data:
Site data(b):
  Towers and revenue
   producing rooftop
   sites at end of
   period...............      2,564         2,747          453          629
                          =========     =========    =========     ========
EBITDA(c):
  Site rental and
   broadcast
   transmission.........  $  79,246     $  81,534    $  10,625     $ 10,777
  Network services and
   other................     12,132           222        5,637       (3,696)
  Corporate development
   expenses(a)..........     (3,507)       (2,846)      (3,507)      (2,838)
                          ---------     ---------    ---------     --------
    Total EBITDA........  $  87,871     $  78,910    $  12,755     $  4,243
                          =========     =========    =========     ========
Adjusted EBITDA(c)......         --            --    $  14,602     $  6,848
Capital expenditures....     74,104       140,009       30,496       65,494
Summary cash flow
 information:
  Net cash provided by
   operating
   activities...........     63,304        57,056       10,818       (1,084)
  Net cash used for
   investing
   activities...........   (251,935)     (138,733)    (123,945)     (65,494)
  Net cash provided by
   financing
   activities...........    268,528       242,006      168,425      210,814
Ratio of earnings to
 fixed charges(d).......         --            --           --           --
Ratio of EBITDA to cash
 interest expense(e)....       2.54x         2.87x       20.84x       13.26x

                                  Company Pro Forma              Restricted Group Pro Forma
                              As of September 30, 1998            As of September 30, 1998
                         ----------------------------------- -------------------------------------
                                                                                       Pro Forma
                                    Pro Forma  Pro Forma for            Pro Forma     for Offering
                         Historical    for     Offering and  Historical    for            and
                            CCIC     Offering   Proposed JV     CCIC     Offering     Proposed JV
                         ---------- ---------- ------------- ---------- ----------    ------------
                                                 (Dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  201,349 $  322,349  $  113,974    $ 34,116  $   49,935(f)  $   49,935(f)
Property and equipment,
 net....................    544,486    544,486   1,136,999     142,211     142,211        142,211
Total assets............  1,369,939  1,490,939   1,879,750     999,787   1,120,787      1,317,787
Total debt..............    494,324    425,324     605,324     232,803     163,803        163,803
Net debt(g).............    292,975    102,975     491,350     198,687     113,868        113,868
Redeemable preferred
 stock..................         --    200,000     200,000          --     200,000        200,000
Total stockholders'
 equity.................    755,117    745,117     942,117     755,117     745,117        942,117

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(b) Represents the aggregate number of sites of CCIC and its acquired businesses (including Crown), CTI and the Proposed JV for each period. As of September 30, 1998, the Company had contracts with 1,367 buildings in the United States to manage on behalf of such buildings the leasing of space for antennas on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where the Company has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. The Company generally does not receive any payment for rooftops under management unless the Company actually leases space on such rooftops to third parties. As of September 30, 1998, the Company had 1,286 rooftop sites under management throughout the United States that were not revenue producing rooftops but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers.
(c) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. Adjusted EBITDA is defined as the sum of (i) annualized site rental and broadcast transmission EBITDA before corporate development for the most recent calendar quarter and (ii) EBITDA, less site rental and broadcast transmission EBITDA before corporate development, for the most recent four calendar quarters. EBITDA and Adjusted EBITDA are presented as additional information because management believes them to be useful indicators of the Company's ability to meet debt service and capital expenditure requirements. They are not, however, intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(d) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the year ended December 31, 1997 and the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges of the Consolidated Group by $61.4 million and $51.4 million, respectively. For the year ended December 31, 1997 and the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges of the Restricted Group by $17.5 million and $29.1 million, respectively.
(e) Total interest expense for the nine months ended September 30, 1998 includes amortization of deferred financing costs and discount of $13.0 million for CCIC, $0.6 million for CTI and $0.5 million for the Proposed JV.
(f) Pro forma balances of cash and cash equivalents for the Restricted Group
    (i) exclude $105.2 million of proceeds from the Offering that are estimated to be contributed to the Proposed JV and (ii) include $15.8 million of proceeds from the Offering that the Company may elect to contribute to an Unrestricted Subsidiary concurrent with the consummation of the Offering. Upon consummation of the Offering in December 1998, the Company contributed $100.00 million of proceeds from the Offering to an Unrestricted Subsidiary.
(g) Net debt represents total debt less cash and cash equivalents.

                    Summary Financial and Other Data of CCIC

  The summary historical consolidated financial and other data for CCIC set forth below for each of the three years in the period ended December 31, 1997, and as of December 31, 1995, 1996 and 1997, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical consolidated financial and other data for CCIC set forth below for the nine months ended September 30, 1997 and 1998, and as of September 30, 1998, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire year. The summary historical financial and other data for the Restricted Group (as defined) are not intended as alternative measures of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles). The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and the notes thereto of CCIC included elsewhere in this document.

                                                               Nine Months
                                                             Ended September
                                 Years Ended December 31,          30,
                                 --------------------------  -----------------
                                  1995     1996      1997     1997      1998
                                 -------  -------  --------  -------  --------
                                          (Dollars in thousands)
Statement of Operations Data:
Net revenues:
  Site rental and broadcast
   transmission................. $ 4,052  $ 5,615  $ 11,010  $ 6,743  $ 28,456
  Network services and other....       6      592    20,395   11,503    23,805
                                 -------  -------  --------  -------  --------
    Total net revenues..........   4,058    6,207    31,405   18,246    52,261
                                 =======  =======  ========  =======  ========
Costs of operations:
  Site rental and broadcast
   transmission.................   1,226    1,292     2,213    1,422     8,398
  Network services and other....      --        8    13,137    7,187    14,234
                                 -------  -------  --------  -------  --------
    Total costs of operations...   1,226    1,300    15,350    8,609    22,632
                                 -------  -------  --------  -------  --------
General and administrative......     729    1,678     6,824    3,841    15,022
Corporate development(a)........     204    1,324     5,731    4,654     2,838
Non-cash compensation charges...      --       --        --       --    11,361
Depreciation and amortization...     836    1,242     6,952    3,295    17,105
                                 -------  -------  --------  -------  --------
Operating income (loss).........   1,063      663    (3,452)  (2,153)  (16,697)
Other income (expense):
  Equity in earnings (losses) of
   unconsolidated affiliate.....      --       --    (1,138)  (1,189)    2,055
  Interest and other income
   (expense)(b).................      53      193     1,951    1,606     2,293
  Interest expense and
   amortization of deferred
   financing costs..............  (1,137)  (1,803)   (9,254)  (4,368)  (17,581)
                                 -------  -------  --------  -------  --------
Income (loss) before income
 taxes and minority interests...     (21)    (947)  (11,893)  (6,104)  (29,930)
Provision for income taxes......      --      (10)      (49)     (46)     (218)
Minority interests..............      --       --        --       --      (328)
                                 -------  -------  --------  -------  --------
Net income (loss)...............     (21)    (957)  (11,942)  (6,150)  (30,476)
Dividends on Senior Convertible
 Preferred Stock................      --       --    (2,199)    (461)   (4,348)
                                 -------  -------  --------  -------  --------
Net income (loss) after deduc-
 tion of dividends on Senior
 Convertible Preferred Stock.... $   (21) $  (957) $(14,141) $(6,611) $(34,824)
                                 =======  =======  ========  =======  ========

                                                            Nine Months Ended
                             Years Ended December 31,         September 30,
                            -----------------------------  --------------------
                              1995      1996      1997       1997       1998
                            --------  --------  ---------  --------  ----------
                                        (Dollars in thousands)
Other Data:
Site data (at period
 end)(c):
  Towers owned............       126       155        240                 1,173
  Towers managed..........         7         7        133                   129
  Rooftop sites managed
   (revenue
   producing)(d)..........        41        52         80                   135
                            --------  --------  ---------  --------  ----------
  Total sites owned and
   managed................       174       214        453                 1,437
                            ========  ========  =========  ========  ==========
EBITDA(e):
  Site rental.............  $  2,697  $  3,555  $   7,682  $  4,564  $   18,040
  Network services and
   other..................      (594)     (326)     1,549     1,232      (3,433)
  Corporate development
   expenses(a)............      (204)   (1,324)    (5,731)   (4,654)     (2,838)
                            --------  --------  ---------  --------  ----------
  Total EBITDA............  $  1,899  $  1,905  $   3,500  $  1,142  $   11,769
                            ========  ========  =========  ========  ==========
Restricted Group EBITDA...  $  1,899  $  1,905  $   3,500  $  1,142  $    4,508
Capital expenditures......       161       890     18,035     5,295      77,728
Summary cash flow
 information:
  Net cash provided by
   (used for) operating
   activities.............     1,672      (530)      (624)   (2,061)      3,352
  Net cash used for
   investing activities...   (16,673)  (13,916)  (111,484)  (97,242)    (76,731)
  Net cash provided by
   financing activities...    15,597    21,193    159,843   105,055     219,226
Ratio of earnings to fixed
 charges(f)...............       --         --         --        --          --
Ratio of EBITDA to cash
 interest expense.........     1.72x     0.92x      0.49x     0.27x       2.61x

Balance Sheet Data (at
 period end):
Cash and cash
 equivalents..............  $    596  $  7,343  $  55,078            $  201,349
Property and equipment,
 net......................    16,003    26,753     81,968               544,486
Total assets..............    19,875    41,226    371,391             1,369,939
Total debt................    11,182    22,052    156,293               494,324
Redeemable preferred
 stock(g).................     5,175    15,550    160,749                   --
Total stockholders' equity
 (deficit)................       619      (210)    41,792               755,117

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (i) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1.3 million related to the purchase by CCIC of shares of Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions".
(b) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.
(c) Represents the aggregate number of sites of CCIC as of the end of each period.
(d) As of September 30, 1998, CCIC had contracts with 1,367 buildings in the United States to manage on behalf of such buildings the leasing of space for antennas on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where CCIC has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. CCIC generally does not receive any payment for rooftops under management unless CCIC actually leases space on such rooftops to third parties. As of September 30, 1998, CCIC had 1,286 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation changes. EBITDA is presented as additional information because management believes it to be a useful indicator of CCIC's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CCIC's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million, $5,000 and $32.0 million, respectively.
(g) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, all of which has been converted into shares of Common Stock, and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of Common Stock in connection with the consummation of the IPO.

                    Summary Financial and Other Data of CTI

  The summary historical financial data for CTI, which was 34.3% owned by CCIC prior to the Roll-Up, presents (i) summary historical financial data of the BBC Home Service Transmission Business prior to its acquisition by CTI (the "Predecessor") for the year ended March 31, 1996 and the eleven and two months ended February 27, 1997, (ii) summary historical consolidated financial data of CTI after such acquisition for the one month ended March 31, 1997 and for the nine months ended December 31, 1997, and (iii) summary historical consolidated financial data of CTI for the eight months ended August 31, 1998. The summary historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the financial statements of the Predecessor, which have been audited by KPMG, Chartered Accountants. The summary financial data for the one month ended March 31, 1997 and the nine months ended December 31, 1997 have been derived from the consolidated financial statements of CTI, which have been audited by KPMG, Chartered Accountants. The summary historical financial data for the two months ended February 27, 1997 have been derived from the unaudited financial statements of the Predecessor, and the summary historical financial data for the eight months ended August 31, 1998 have been derived from the unaudited consolidated financial statements of CTI, which include all adjustments that CTI considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the one month ended March 31, 1997, the nine months ended December 31, 1997 and the eight months ended August 31, 1998 are not necessarily indicative of the results of operations of CTI that may be expected for the entire year. CCIC acquired a majority ownership interest in CTI upon consummation of the Roll-Up in August 1998 and, as a result, historical financial data of CTI for the nine months ended September 30, 1998 is not presented. This information reflects financial data for CTI as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTI prior to the Roll-Up and is not indicative of any distributions or dividends that CCIC might receive in the future. CTI is subject to significant restrictions on its ability to make dividends and distributions to CCIC. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". The information set forth below should be read in conjunction with "Selected Financial and Other Data of CTI", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CTI" and the consolidated financial statements and the notes thereto of CTI included elsewhere in this document.

                                Predecessor Company                                   CTI
                   ---------------------------------------------- ----------------------------------------------
                                                     Two Months     One Month      Nine Months     Eight Months   One Month
                                    Eleven Months      Ended          Ended           Ended           Ended         Ended
                     Year Ended    Ended February   February 27,    March 31,     December 31,      August 31,    March 31,
                   March 31, 1996     27, 1997          1997          1997            1997             1998        1997(a)
                   --------------- --------------- -------------- -------------  ---------------  --------------  ---------
                                                      (Pounds sterling in thousands)
Statement of Operations Data
 (under U.S.
  GAAP):
Net revenues:
 Site rental and
  broadcast
  transmission...  (Pounds) 61,694 (Pounds) 65,183 (Pounds)11,761 (Pounds)5,510  (Pounds) 50,438  (Pounds)51,438   $ 9,364
 Network services
  and other......            8,673           5,431          1,044           923            6,314           7,595     1,569
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
 Total net
  revenues.......           70,367          70,614         12,805         6,433           56,752          59,033    10,933
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
Costs of
 operations:
 Site rental and
  broadcast
  transmission...           34,577          36,200          5,851         2,483           24,516          21,794     4,220
 Network services
  and other......            5,472           3,335            745           391            2,520           4,804       665
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
 Total costs of
  operations.....           40,049          39,535          6,596         2,874           27,036          26,598     4,885
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
General and
 administrative..            9,698           4,039          1,048           495            4,021           3,191       841
Corporate
 development(b)..               --              --             --            --               --              --        --
Non-cash
 compensation
 charges.........               --              --             --            --               --           2,330        --
Depreciation and
 amortization....            9,128           9,045          1,738         1,819           16,854          15,594     3,091
Operating
 income..........           11,492          17,995          3,423         1,245            8,841          11,320     2,116
Other income
 (expense):
 Interest and
  other income...               --              --             --            49              288             440        83
 Interest expense
  and
  amortization of
  deferred
  financing
  costs..........               --              --             --          (891)         (11,618)         (8,122)   (1,514)
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
Income (loss)
 before income
 taxes...........           11,492          17,995          3,423           403           (2,489)          3,638       685
Provision for
 income taxes....               --              --             --            --               --              --        --
                   --------------- --------------- -------------- -------------  ---------------  --------------   -------
Net income
 (loss)..........  (Pounds) 11,492 (Pounds) 17,995 (Pounds) 3,423  (Pounds) 403  (Pounds) (2,489) (Pounds) 3,638   $   685
                   =============== =============== ============== =============  ===============  ==============   =======
                        CTI
                   -----------------------
                                  Eight
                   Nine Months    Months
                      Ended       Ended
                   December 31, August 31,
                     1997(a)     1998(a)
                   ------------ ----------
                   (Dollars in thousands)
Statement of Operations Data
 (under U.S.
  GAAP):
Net revenues:
 Site rental and
  broadcast
  transmission...    $ 85,719    $ 87,419
 Network services
  and other......      10,729      12,908
                   ------------ ----------
 Total net
  revenues.......      96,448     100,327
                   ------------ ----------
Costs of
 operations:
 Site rental and
  broadcast
  transmission...      41,665      37,039
 Network services
  and other......       4,283       8,164
                   ------------ ----------
 Total costs of
  operations.....      45,948      45,203
                   ------------ ----------
General and
 administrative..       6,843       5,424
Corporate
 development(b)..          --          --
Non-cash
 compensation
 charges.........          --       3,960
Depreciation and
 amortization....      28,694      26,502
Operating
 income..........      14,963      19,238
Other income
 (expense):
 Interest and
  other income...         489         748
 Interest expense
  and
  amortization of
  deferred
  financing
  costs..........     (19,743)    (13,803)
                   ------------ ----------
Income (loss)
 before income
 taxes...........      (4,291)      6,183
Provision for
 income taxes....          --          --
                   ------------ ----------
Net income
 (loss)..........    $ (4,291)   $  6,183
                   ============ ==========

                                Predecessor Company                                       CTI
                   ------------------------------------------------  ------------------------------------------------
                                                       Two Months                      Nine Months                     One Month
                                     Eleven Months       Ended         One Month          Ended        Eight Months      Ended
                     Year Ended     Ended February    February 27,       Ended        December 31,         Ended       March 31,
                   March 31, 1996      27, 1997           1997       March 31, 1997       1997        August 31, 1998   1997(a)
                   ---------------  ---------------  --------------  --------------  ---------------  ---------------  ---------
                                                       (Pounds sterling in thousands)
Other Data (under U.S. GAAP):
Site data(c):
 Towers and
  revenue
  producing
  rooftop sites
  at end of
  period.........
EBITDA(d):
 Site rental and
  broadcast
  transmission...  (Pounds) 19,359  (Pounds) 25,752  (Pounds) 4,941  (Pounds) 2,574  (Pounds) 22,428  (Pounds) 26,864   $ 4,374
 Network services
  and other......            1,261            1,288             220             490            3,267            2,380       833
 Corporate
  development
  expenses(b)....               --               --              --              --               --               --        --
                   ---------------  ---------------  --------------  --------------  ---------------  ---------------   -------
 Total EBITDA....  (Pounds) 20,620  (Pounds) 27,040  (Pounds) 5,161  (Pounds) 3,064  (Pounds) 25,695  (Pounds) 29,244   $ 5,207
                   ===============  ===============  ==============  ==============  ===============  ===============   =======
Capital
 expenditures....  (Pounds) 18,079  (Pounds) 21,810    (Pounds) 711    (Pounds) 748  (Pounds) 14,361  (Pounds) 36,304   $ 1,271
Ratio of earnings
 to fixed
 charges(e)......                                                                                                         1.44x
Ratio of EBITDA
 to cash interest
 expense.........                                                                                                         3.58x
Summary cash flow
 information:
 Net cash
  provided by
  operating
  activities.....           24,311           28,146           5,161           4,871           25,555           27,226     8,278
 Net cash used
  for investing
  activities.....          (17,190)         (21,811)           (711)        (52,889)         (14,668)         (36,135)  (89,885)
 Net cash
  provided by
  (used for)
  financing
  activities.....           (7,121)          (6,335)         (4,450)         57,706          (12,423)           9,955    98,071
                        CTI
                   -----------------------
                                  Eight
                   Nine Months    Months
                      Ended       Ended
                   December 31, August 31,
                     1997(a)     1998(a)
                   ------------ ----------
                   (Dollars in thousands)
Other Data (under U.S. GAAP):
Site data(c):
 Towers and
  revenue
  producing
  rooftop sites
  at end of
  period.........         801         808
                   ============ ==========
EBITDA(d):
 Site rental and
  broadcast
  transmission...    $ 38,116    $ 45,655
 Network services
  and other......       5,540       4,045
 Corporate
  development
  expenses(b)....          --          --
                   ------------ ----------
 Total EBITDA....    $ 43,656    $ 49,700
                   ============ ==========
Capital
 expenditures....    $ 24,407    $ 61,699
Ratio of earnings
 to fixed
 charges(e)......         --        1.44x
Ratio of EBITDA
 to cash interest
 expense.........       2.71x       3.76x
Summary cash flow
 information:
 Net cash
  provided by
  operating
  activities.....      43,431      46,271
 Net cash used
  for investing
  activities.....     (24,928)    (61,411)
 Net cash
  provided by
  (used for)
  financing
  activities.....     (21,113)     16,919

--------
(a) CTI publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, the information set forth above contains translations of pound sterling amounts into U.S. dollars at the Noon Buying Rate on September 30, 1998, of (Pounds)1.00 = $1.6995. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or any other rates. On November 30, 1998, the Noon Buying Rate was (Pounds)1.00 = $1.6485.
(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(c) As of August 31, 1998, CTI's 54 revenue producing rooftop sites were occupied by its transmitters but were not available for leasing to customers.
(d) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is presented as additional information because management believes it to be a useful indicator of CTI's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CTI's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(e) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the nine months ended December 31, 1997, earnings were insufficient to cover fixed charges by (Pounds)2.5 million ($4.2 million).

                                 RISK FACTORS

  This Prospectus contains forward-looking statements concerning our plans, strategies and prospective future financial performance. While we believe that the results of our plans, strategies and future financial performance are reasonable, our actual results could be significantly different due to certain risks. These risks are described below, and you should carefully consider them, as well as the other information included in this Prospectus, when evaluating your participation in the Exchange Offer.

Consequences of Failure to Exchange Old Preferred Stock

  We will issue new preferred stock in exchange for the old preferred stock pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering." Such procedures and conditions include timely receipt by the Exchange Agent of such shares of old preferred stock, and of a properly completed and duly executed Letter of Transmittal. Shares of old preferred stock which you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities and you may not offer or sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law.

  Any shares of old preferred stock tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the old preferred stock outstanding. Following the Exchange Offer, if you did not tender your shares of old preferred stock you generally will not have any further registration rights, and such shares of old preferred stock will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such shares of old preferred stock could be adversely affected. The shares of old preferred stock are currently eligible for sale pursuant to Rule 144A and Regulation S through the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. Because we anticipate that most holders of old preferred stock will elect to exchange such shares of old preferred stock, we anticipate that the liquidity of the market for any shares of old preferred stock remaining after the consummation of the Exchange Offer may be substantially limited.

Managing Integration and Growth

  Our ability to implement our growth strategy depends, in part, on our successes in integrating our acquisitions, investments, joint ventures and strategic alliances into our operations. We have grown significantly over the past two years through acquisitions and, as evidenced by our participation in the proposed joint venture, such growth is an important part of our business plan. The Crown Merger in August 1997 and the Roll-Up in August 1998 involved acquisitions of businesses that were significantly larger than our then existing business and represented a substantial increase in the scope of our business. Crown's revenues for fiscal 1996 were $19.4 million. In contrast, CCIC's revenues for fiscal 1996 were $6.2 million. Similarly, the Roll-Up resulted in our having majority ownership of CTI, which had consolidated revenues in the twelve months ended December 31, 1997 of (Pounds)76.0 million ($129.2 million). In addition, the acquisition of approximately 1,427 towers through the proposed joint venture will increase our current business considerably. Successful integration of these transactions will depend primarily on our ability to manage our combined operations and to integrate existing management with and into our management. We cannot guarantee that we will be able to successfully integrate these acquired businesses and assets or any future acquisitions into our business or implement our plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations.

  We regularly evaluate potential acquisition and joint venture opportunities. Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. If we fail to manage our growth or encounter unexpected difficulties during expansion it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations. If we are successful in consummating future acquisitions, we may have to incur substantial amounts of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and results of operations. We are currently evaluating potential acquisition and joint venture transactions that could require us to make substantial expenditures, possibly in the near term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

Substantial Leverage; Restrictions Imposed by the Terms of Our Indebtedness

  We are a highly leveraged company. The following chart lays out certain important credit information and is presented as of September 30, 1998, (1) assuming we had completed the Offering and (2) assuming we had completed both the Offering and formed the Proposed Joint Venture.

                                        Pro Forma
                                         for the
                            Pro Forma   Offering
                             for the     and the
                            Offering   Proposed JV
                            ---------  -----------
                                 (Dollars in
                                 thousands)
   Total indebtedness...... $425,324    $605,324
   Redeemable preferred
    stock..................  200,000     200,000
   Stockholders' equity....  745,117     942,117
   Debt and redeemable
    preferred stock to
    equity ratio...........     0.84x       0.85x

  In addition, assuming we had completed the Offering and the Roll-Up on January 1, 1998, for the nine months ended September 30, 1998, our earnings would have been insufficient to cover fixed charges by $34.9 million. If we had also completed the Proposed Joint Venture on January 1, 1998, for the nine months ended September 30, 1998, our earnings would have been insufficient to cover fixed charges by $51.4 million.

  Given our substantial indebtedness, we could be affected in the following ways:

  . We could be more vulnerable to general adverse economic and industry conditions.

  . We may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements.

  . We will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects.

  . We may have limited flexibility in planning for, or reacting to, changes in our business and in the industry.

  . We will have a competitive disadvantage relative to other less leveraged companies in our industry.

  Our ability to service our debt and to fund planned capital expenditures in connection with our business strategy will depend, to a degree, on factors beyond our control, including general economic, financial, competitive and regulatory environments. We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures.

  Our current business plan contemplates substantial capital expenditures in connection with the expansion of our tower footprints. We believe that cash flow from operations and available cash from our credit facilities and the Offering will be sufficient to fund our planned capital expenditures for the foreseeable future. However, if the proposed joint venture is formed, these funds will not be sufficient to fund any significant acquisitions other than the proposed joint venture. We will therefore need additional equity or debt financing to fund any other strategic acquisitions of communications sites or transmission networks that we may pursue. We cannot guarantee, however, that such funding will be available on commercially reasonable terms or at all. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

  Currently we have debt instruments in place which restrict our ability to do certain things, including incurring more indebtedness, paying dividends, creating liens, selling assets and engaging in certain mergers and acquisitions. Certain of our subsidiaries, under the debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we are unable to meet the debt restrictions, we will be in default under those instruments, which in certain cases will cause the maturity of those instruments to be accelerated. See "Description of Certain Indebtedness".

The Proposed Joint Venture May Not Occur

  The Offering was not contingent on the consummation of the proposed joint venture, and we cannot guarantee that we will form the proposed joint venture. While we have signed a definitive agreement to establish the joint venture, there are many conditions that must be satisfied before the proposed joint venture will be formed, including:

  .  the receipt of bank financing by the proposed joint venture;

  . the receipt of certain third party consents to the transfer of BAM's towers to the proposed joint venture;

  .  absence of litigation; and

  . absence of any material adverse effect with respect to our business, assets, operations, conditions (financial or otherwise) or prospects.

  We cannot guarantee that these conditions will be satisfied or waived. See "Business--Proposed Joint Venture--Formation Agreement--Terms and Conditions."

  In addition, we cannot assure you that the proposed joint venture will be formed on the terms described in this document. For example, certain of the partnerships affiliated with BAM that are to contribute towers to the proposed joint venture (the "Transferring Partnerships") have not executed the Formation Agreement. If such entities do not agree to contribute their towers to the proposed joint venture, the number of towers to be held by the joint venture could decrease by as many as 350 (with a corresponding reduction in the amount of our investment). Further, BAM is permitted to sell up to 400 of the towers to be contributed to the proposed joint venture in connection with a sale by it of a cellular system prior to the formation of the proposed joint venture. If BAM were to make such a sale, the number of towers to be contributed to the proposed joint venture would be decreased by up to 400 (with a corresponding reduction in the amount of our investment). Furthermore, if the number of towers to be contributed to the proposed joint venture were to decrease by more than 200, the bank lender to the joint venture would not be required to provide financing to the joint venture and, accordingly, the joint venture might not be formed.

  If the proposed joint venture is not consummated or is consummated on significantly different terms than those described in this document, it could substantially affect our business strategy. Further, we cannot guarantee that we would be able to identify any other acquisition of comparable value to our business or that any other acquisition that we did pursue would be on substantially the same economic terms as the proposed joint venture. Moreover, the net proceeds from the Offering would not be used to established the proposed joint venture; we would therefore have substantial discretion in applying the proceeds of the Offering to other uses. See "--Broad Discretion in Application of Proceeds".

Ability to Pay Dividends on the Exchangeable Preferred Stock

  Our ability to pay any dividends is dependent on applicable provisions of state law, and our ability to pay cash dividends on the exchangeable preferred stock is subject to the terms of the Notes Indenture, which currently prohibit us from paying cash dividends on any preferred stock, including the exchangeable preferred stock. Our ability to pay dividends on the exchangeable preferred stock in the future will depend on our meeting certain financial criteria. See "Description of Certain Indebtedness". Moreover, under Delaware law we are permitted to pay dividends on our capital stock, including the exchangeable preferred stock, only out of surplus, or if there is no surplus, out of net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, we must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. We cannot predict what the value of our assets or the amount of the liabilities will be in the future and, accordingly, we cannot guarantee that we will be able to pay cash dividends on the exchangeable preferred stock.

Subordination of the Exchangeable Preferred Stock

  Our obligations with respect to the exchangeable preferred stock are subordinate and junior in right of payment to all our present and future indebtedness, including the Notes. In the event of a bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the exchangeable preferred stock only after we have paid all other indebtedness. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the exchangeable preferred stock then outstanding.

  While any shares of exchangeable preferred stock are outstanding, we may not authorize, create or increase the amount of any class or series of stock that ranks senior to the exchangeable preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of exchangeable preferred stock. However, without the consent of any holder of exchangeable preferred stock, we may create additional classes of stock, increase the authorized number of shares of preferred stock or issue a new series of stock that ranks pari passu with or junior to the exchangeable preferred stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

Subordination of the Exchange Debentures

  If the exchange debentures are issued, they will rank behind all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange debentures. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of our Company will be entitled to be paid in full in cash before any payment may be made with respect to the exchange debentures.

  In addition, all payments on the exchange debentures will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

  In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company, holders of the exchange debentures will participate with trade creditors and all other holders of subordinated indebtedness of the company in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of senior debt instead, holders of the exchange debentures may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of exchange debentures may receive less, ratably, than the holders of senior debt.

  Assuming we had completed the Offering and applied the net proceeds as intended on September 30, 1998, as of that date we would have had $507.3 million of outstanding indebtedness and other liabilities (including approximately $343.3 million of indebtedness and other liabilities of our subsidiaries), all of which would have been senior in right of payment to the exchange debentures. Assuming we had consummated the proposed joint venture and the Offering and applied the net proceeds as intended on September 30, 1998, as of that date we would have had $687.3 million of indebtedness and other liabilities (including $523.3 million of indebtedness and other liabilities of our subsidiaries). See "Description of Securities--Description of the Senior Subordinated Exchange Debentures--Ranking".

Broad Discretion in Application of Proceeds of the Offering

  While we plan on using a significant portion of the proceeds from the Offering for the Proposed Joint Venture, we cannot guarantee that it will be formed or that it will be formed on the terms described in this document. See "--The Proposed Joint Venture May Not Occur." If the proposed joint venture does not occur or if it occurs on terms different from those described, we would use the proceeds of the Offering that were intended for the proposed joint venture for working capital and general corporate purposes including as yet unidentified acquisitions, investments or joint ventures in the United States or abroad. In that situation, we would have broad discretion in allocating a significant portion of the net proceeds from the Offering without your action or approval. Accordingly, if the proposed joint venture is not formed as described in this document, you would not have the opportunity to evaluate the economic, financial and other relevant information that we would consider in determining the application of the net proceeds. See "Use of Proceeds".

  Even if we form the proposed joint venture and use the proceeds of the Offering as described in this document, we will have broad discretion in allocating the portion of the proceeds designated for general corporate purposes. Further, under the Notes Indenture and the Certificate of Designations, we are permitted to contribute the proceeds of the Offering to an unrestricted subsidiary.

Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends

  We are a holding company with no business operations. Our only significant asset is the outstanding capital stock of our subsidiaries, through which we conduct all our business operations. We intend to contribute all of the net proceeds from the Offering to subsidiaries. We will rely on payments from our subsidiaries to be able to meet our obligations. We will not be able to pay out cash dividends on the exchangeable preferred stock, redeem the exchangeable preferred stock or pay interest and principal on the exchange debentures without receiving dividends from our subsidiaries. Furthermore, both CCI and CTI are restricted by their respective debt instruments on paying dividends or making distributions to the Company. In addition, our subsidiaries are permitted under the terms of their existing debt instruments to incur certain additional indebtedness that also may restrict or prohibit distributions, dividends or loans to the parent company. See "--Substantial Leverage; Restrictions Imposed by the Terms of Our Indebtedness" and "Description of Certain Indebtedness".

Risks Related to Agreements with TdF

  We have entered into certain agreements with TdF that give TdF significant protective rights with respect to the governance of CCIC and CTI, the ownership of CTI and the disposition of shares in CCIC and CTI. CTI's operations currently account for a substantial majority of our revenues.

 Governance Rights

  We have granted TdF the ability to govern some of our activities, including the ability to:

  .  prohibit us from entering into certain material transactions;

  .  elect up to two members of our Board of Directors; and

  . elect at least one director to the executive, nominating and corporate governance committees of our Board of Directors.

  In addition, TdF has significant governance rights over CTI. Although TdF has only a 20% equity interest in CTI, these governance rights give TdF generally the same rights that a 50% partner to a joint venture would have.

  While TdF's governance rights are limited in certain ways and are automatically forfeited under certain conditions, they nonetheless give TdF significant control over our activities. TdF's exercise of these rights could be contrary to your interests and could prevent us from conducting certain activities that our Board of Directors consider to be in our best interests and the best interests of our shareholders. See "Certain Transactions-- Governance Agreement".

 CTSH Option

  Under certain circumstances, TdF will also have the right to acquire all of our shares in CTSH or to require us to purchase all of TdF's shares in CTSH (at fair market value in either case). This right will be triggered under the following circumstances:

  .  the sale of all or substantially all of our assets;

  . a merger, consolidation or similar transaction that would result in any person owning more than 50% of our voting power or equity securities;

  . an unsolicited acquisition by any person of more than 25% (or 30% if we notify TdF in writing) of our voting power or equity securities; or

  . other circumstances arising from an acquisition by any person that would give rise to a right of the BBC to terminate our analog transmission contract with the BBC or our digital transmission contract with the BBC.

  Further, immediately before any of these events occurs, TdF will have the right to require us to purchase 50% of their Class A Common Stock in cash at the same price we would have to pay once the event occurs.

  If we were required to sell our shares in CTSH to TdF, we would no longer own the CTI business. On the other hand, if we were required to purchase all of TdF's shares in CTSH and/or purchase 50% of their Class A Common Stock, we cannot guarantee that we would have the necessary funds to do so or that we would be permitted to do so under our debt instruments. If we did not have sufficient funds, we would have to obtain additional financing. We cannot guarantee, however, that such financing would be available on commercially reasonable terms or at all. If such financing were not available, we might be forced to sell certain other assets at unfavorable prices in order to generate the cash needed to buy the shares from TdF. In addition, our obligation to purchase TdF's shares could result in an event of default under our debt instruments.

 Liquidity Rights

  Under certain other circumstances, TdF will have the right to require us to purchase all of their shares in CTSH, at fair market value. We may elect to pay either (1) in cash or (2) with our common stock at a discount of 15% to its market value. If we were to issue shares of our common stock to effect the purchase, our ability to raise additional capital through the sale of our equity securities could be impaired.

Risks Associated with Construction and Acquisition of Towers

  Our growth strategy depends on our ability to construct, acquire and operate towers in conjunction with the expansion of wireless communications carriers. As of September 30, 1998, we had 66 towers under construction and had plans to commence construction on approximately 600 additional towers during fiscal 1999 (not including any towers to be constructed by the proposed joint venture). Our ability to construct new towers can be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  .  bad weather conditions.

  In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless communications carriers complete the build-out of their tower network infrastructure.

  Competition for the acquisition of towers is keen, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against certain wireless communications carriers, broadcasters and site developer. As competition increases for tower acquisitions, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future. In addition, we may need to seek additional debt or equity financing in order to fund such acquisitions. We cannot, however, guarantee that such financing will be available or that the proposed financings will be permitted under our debt instruments. Moreover, we cannot guarantee that we will be able to identify, finance and complete future construction and acquisitions on acceptable terms or that we will be able to manage profitably and market under-utilized capacity on additional towers. The extent to which we are unable to construct or acquire additional towers, or manage profitably tower expansion, may have a material adverse effect on our financial condition and results of operations.

  We believe that the time frame for the current wireless build-out cycle may be limited to the next few years, as many PCS and PCN networks have already been built out in large markets. If we do not move quickly and aggressively to obtain growth capital and capture this infrastructure opportunity, our financial condition and results of operations could be materially adversely affected.

Dependence on Demand for Wireless Communications; Risk Associated with New Technologies

  Demand for our site rentals depends on demand for communication sites from wireless communication carriers, which, in turn, depends on the demand for wireless services. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The demand for our sites depends on certain factors which we cannot control, including:

  .  the level of demand for wireless services generally;

  .  the financial condition and access to capital of wireless carriers;

  . the strategy of carriers with respect to owning or leasing communication sites;

  .  changes in telecommunications regulations; and

  .  general economic conditions.

  The wireless communications industry has experienced significant growth in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. For example, we anticipate that a significant amount of our revenues over the next several years will be generated from carriers in the PCS and PCN market and, as such, we will be subject to downturns in PCS and PCN demand. Moreover, wireless communications carriers often operate with substantial leverage, and financial problems for our customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue or in a reduced ability of these customers to finance expansion activities.

  Finally, advances in technology, such as the development of new satellite systems, could reduce the need for land-based transmission and reception networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability in Demand for Network Services

  Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  .  the timing of customers' capital expenditures;

  .  annual budgetary considerations of customers;

  . the rate and volume of wireless communications carriers' tower build-outs;

  .  timing of existing customer contracts; and

  .  general economic conditions.

  While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of our network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results. For example, we experienced a decline, as compared to the two previous quarters, in demand for our network services business in the fourth quarter of 1997 and the first quarter of 1998. Furthermore, as wireless communications carriers complete their build-outs, the need for the construction of new towers and the demand for certain network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

Competition

  We face competition for site rental customers from various sources, including:

  .  other large independent tower owners;

  . wireless communication carriers that own and operate their own tower footprints and lease antenna space to other carriers;

  . site development companies which acquire antenna space on existing towers for wireless communications carriers and manage new tower construction; and

  .  traditional local independent tower operators.

  Wireless communications carriers that own and operate their own tower footprints generally are substantially larger and have greater financial resources than we have. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site rental business.

  We compete for acquisition and new tower construction opportunities with wireless communications carriers, broadcasters, site developers and other independent tower operators. We believe that competition for tower acquisitions will increase and that additional competitors will enter the tower market. These additional competitors may have greater financial resources than we have. See "--Risks Associated with Construction and Acquisition of Towers".

  NTL, which owns the privatized engineering division of the Independent Broadcasting Authority, is our principal competitor in the terrestrial broadcast transmission market in the United Kingdom. We could encounter significant competition from NTL for our transmission business with the BBC or ONdigital following the expiration of our current contracts with these broadcasters. See "--Reliance on Significant Agreements".

Reliance on Significant Agreements

  Assuming we had completed the Roll-Up as of January 1, 1998, for the nine month period ended September 30, 1998, none of our customers would have accounted for more than ten percent of our revenues, except the BBC, which would have accounted for 45.4% of our revenues. If the proposed joint venture had been completed as of January 1, 1998, BAM and the BBC would have accounted for 12.7% and 37.6% of our revenues, respectively, for that same period.

  Our broadcast transmission business is substantially dependent on contracts with the BBC. See "Business--U.K. Operations--Significant Contracts". The prices that we charge the BBC for analog television and radio transmission services are subject to regulation by the U.K. Office of Telecommunications ("OFTEL"). See "--Regulatory Compliance and Approval". The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's Board of Governors does not believe that digital television in the United Kingdom has enough viewers, subject to payment to CTI of predetermined cash compensation payments if this occurs. We cannot guarantee that the BBC will renew these contracts or that they will not attempt to negotiate terms that are not as favorable as those in place now. If we were to lose the BBC contracts, our business, results of operations and financial condition could be materially adversely affected. See "Business-- U.S. Operations--Significant Contracts--Nextel Agreement".

  Our agreement with Nextel is also significant to our business and results of operations. Under certain circumstances, Nextel could terminate the agreement. Since this agreement represents a significant part of our business strategy, and we expect site-sharing with Nextel to represent an even larger portion of our business in the future, if Nextel were to terminate the agreement, our ability to achieve our business strategy could be materially adversely affected.

  In order to optimize service coverage in the United Kingdom and enable viewers to receive all analog UHF television services using one receiving antenna, CTI and NTL have agreed to share all UHF television sites. See "Business--U.K. Operations--Significant Contracts". We are currently in negotiations with NTL to amend the agreement to reflect the build-out of digital transmission sites and equipment, new rates for site sharing fees for new digital facilities and revised operating and maintenance procedures for the new equipment. This agreement may be terminated with five years' notice by either CTI or NTL, and is set to expire on December 31, 2005. Although we do not believe that the agreement will be terminated, we cannot guarantee that it will not be, which could have a material adverse effect on our business, results of operations and financial condition.

Regulatory Compliance and Approval

  We are subject to a variety of foreign, federal, state and local regulation. In the United States, both the Federal Communications Commission (the "FCC") and Federal Aviation Administration (the "FAA") regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Most proposals to construct new antenna structures or to modify existing antenna structures are reviewed by both the FCC and the FAA to ensure that a structure will not present a hazard to aviation. Owners of towers may have an obligation to paint them or install lighting to conform to FCC standards and to maintain such painting or lighting. Tower owners may also bear the responsibility for notifying the FAA of any tower lighting failures. We generally indemnify our customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations. Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

  In the United Kingdom, both OFTEL and the Radiocommunications Agency regulate and monitor telecommunications and frequency licensing for sites used for wireless communications transmitters and receivers. Site rental fees for broadcasting (but not telecommunications) are also subject to price regulation by OFTEL. In order to construct or materially alter towers, we must receive regulatory approvals from the Civil Aviation Authority, which ensures that new antenna structures do not present a hazard to aviation, and from local government planning authorities. In addition, we sometimes must receive international frequency clearance. Our ability to respond to customers' demands may be delayed or even prevented by the need to seek these approvals. We cannot guarantee, therefore, that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

  Since we signed the analog transmission contract with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our terrestrial transmission network for the BBC's two national television services and a requirement for CTI to add a number of filler stations to its network to extend existing BBC services. The BBC has agreed to increases of approximately (Pounds)800,000 ($1,359,600) per year in the charges payable by the BBC to CTI for these service enhancements. The additional charges may necessitate an amendment to CTI's Transmission Telecommunications License. OFTEL, the relevant regulatory authority in the United Kingdom, has confirmed in initial discussions with CTI that it is not OFTEL's intention to prevent the provision of such additional services to the BBC at an additional charge. CTI is discussing with OFTEL the most appropriate way to rectify this situation in order to allow the additional services to be provided to the BBC in return for the additional agreed payments. While we expect the license to be amended, there can be no assurance as to the final resolution of these issues with OFTEL.

  Our customers may also become subject to new regulations or regulatory policies which adversely affect the demand for communication sites. In addition, as we pursue international opportunities, we will be subject to regulation in foreign jurisdictions.

  We are also subject to laws and regulations relating to worker health and safety. If we fail to comply with such laws and regulations, it could have a material adverse effect on our business, results of operations or financial condition. See "Business--Environmental Matters".

Environmental Matters

  Our operations are subject to foreign, federal, state and local laws and regulations regarding the management, use, storage, disposal, emission, release and remediation of, and exposure to, hazardous and nonhazardous substances, materials or wastes. Under certain environmental laws, we could be held liable for the remediation of hazardous substance contamination at current or former facilities or at third-party waste disposal sites, and also could be subject to personal injury or property damage claims related to such contamination. Although we believe that we are in substantial compliance with all applicable environmental laws, we cannot guarantee that costs of compliance with existing or future environmental laws will not have a material adverse effect on our financial condition and results of operations. See "Business--Environmental Matters".

Perceived Health Risks Associated with Radio Frequency Emissions

  Our towers are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we cannot guarantee that we will not be subject to such claims in the future.

Risks Associated with International Operations

  We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. For the first nine months of 1998, assuming we had completed the Roll-Up on January 1, 1998, approximately 75% of our consolidated revenues would have originated outside the United States, all of which were denominated in currencies other than U.S. dollars (principally pounds sterling). We have not historically engaged in significant hedging activities with respect to our non-U.S. dollar operations.

  Our international operations are subject to other risks, such as the imposition of government controls, inflation, tariff or taxes and other trade barriers, difficulties in staffing and managing international operations, price, wage and exchange controls, and political, social and economic instability. We cannot guarantee that these and other factors will not have a material adverse effect on our financial condition or results of operations.

Dependence on Principal Executive Officers

  Our existing operations and continued future development are dependent to a significant extent upon the performance and active participation of certain key individuals, including senior management. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. None of our employees have signed noncompetition agreements. If we were to lose any of these individuals, our financial condition and results of operations could be materially adversely affected.

Year 2000 Compliance

  We are in the process of conducting a comprehensive review of our computer systems to identify which of our systems will need to be modified, upgraded or converted to recognize and process dates after December 31, 1999 (the "Y2K problem"). The failure to correct a material Y2K problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Y2K problem, resulting in part from the uncertainty of whether our suppliers and customers are addressing the Y2K problem, we are unable to determine at this time whether failures brought on by the Y2K problem will have a material adverse effect on our results of operations, liquidity or financial condition. We believe that, with the implementation of new business systems, the possibility of significant interruptions of normal operations should be reduced; however, we cannot guarantee that our business, financial condition and results of operations will not be materially adversely affected if we or our customers or contractors fail to resolve the Y2K problem in a timely manner.

Repurchase of the Exchangeable Preferred Stock or the Exchange Debentures Upon a Change of Control

  Under the Certificate of Designation (in the case of the exchangeable preferred stock) and the Exchange Indenture (in the case of the exchange debentures), in the event of certain changes of control of CCIC:

  . we are required to offer to purchase all outstanding shares of exchangeable preferred stock, in whole or in part, at a purchase price equal to 101% of its aggregate liquidation preference, plus accumulated and unpaid dividends; and

  . each holder of exchange debentures may require us to purchase their exchange debentures, in whole or in part, at a purchase price equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest.

  In the case of the senior exchangeable preferred stock, our offer to repurchase upon a change of control must comply with certain provisions of our existing senior notes indenture. If we are unable to comply with those provisions and fail to repurchase senior exchangeable preferred stock, then holders of the senior exchangeable preferred stock would be entitled to certain voting rights. In addition, if a change of control were to occur, we may not have the financial resources to repurchase all of the exchangeable preferred stock and/or exchange debentures and repay any other indebtedness that would become payable upon the occurrence of the change of control. This feature of the exchangeable preferred stock and exchange debentures may in certain circumstances discourage or make more difficult a sale or takeover of the Company.

Lack of Public Market for the Securities

  The shares of new preferred stock will be new securities for which there currently is no established trading market. We do not intend to apply for listing of the new preferred stock on a national securities exchange or automatic quotation system. Although the initial purchasers of the old preferred stock have informed us that they currently intend to make a market in the new preferred stock, the initial purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the shares of new preferred stock will depend upon the number of holders of the new preferred stock, the interest of securities dealers in making a market in the new preferred stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the shares of new preferred stock. If an active trading market for the shares of new preferred stock does not develop, the market price and liquidity of the shares of new preferred stock may be adversely affected. If the shares of new preferred stock are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial performance and certain other factors. The liquidity of, and trading markets for, the shares of new preferred stock also may be adversely affected by general declines in the market for payment-in-kind preferred stock. Such declines may adversely affect the liquidity of, and trading markets for, the shares of new preferred stock, independent of our financial performance or prospects.

  Historically, the market for payment-in-kind preferred stock has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new preferred stock. There can be no assurance that the market, if any, for the shares of new preferred stock will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the new preferred stock.

                                USE OF PROCEEDS

  We will not receive any proceeds from the Exchange Offer.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its capital stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain earnings to finance the expansion of the Company's operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. In addition, the Company's ability to pay dividends is limited by the terms of the Notes Indenture and the terms of the Certificate of Designations. See "Description of Securities-- Description of the Exchangeable Preferred Stock", "Description of Certain Indebtedness" and "Description of Capital Stock".

                                CAPITALIZATION

  The following table sets forth as of September 30, 1998 (i) the historical capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the Offering and (iii) the pro forma capitalization of the Company after giving effect to the Offering and the Proposed JV. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this document.

                                                   September 30, 1998
                                           -------------------------------------
                                                       Pro Forma   Pro Forma for
                                                          for      Offering and
                                             Actual     Offering    Proposed JV
                                           ----------  ----------  -------------
                                           (Dollars in thousands, except share
                                                        amounts)
Cash and cash equivalents(b).............  $  201,349  $  322,349   $  113,974
                                           ==========  ==========   ==========
Notes payable and current maturities of
 long-term debt..........................  $       --  $       --   $       --
                                           ==========  ==========   ==========
Long-term debt (less current maturities):
  Senior Credit Facility(a)..............  $   69,000  $       --   $       --
  10 5/8% Senior Discount Notes due
   2007..................................     163,803     163,803      163,803
  CTI Credit Facility(a).................      56,294      56,294       56,294
  9% Guaranteed Bonds due 2007...........     205,227     205,227      205,227
  Proposed JV Credit Facility............          --          --      180,000
                                           ----------  ----------   ----------
      Total long-term debt(b)............     494,324     425,324      605,324
                                           ----------  ----------   ----------
Minority interests.......................      38,529      38,529       50,340
Redeemable preferred stock:
  Exchangeable Preferred Stock ($.01 par
   value; 400,000 shares authorized;
   200,000 shares issued, pro forma for
   Offering)(b)..........................          --     200,000      200,000
Stockholders' equity:
  Common stock ($.01 par value;
   690,000,000 shares authorized):
    Common Stock (82,548,545 shares
     issued, actual and 98,123,591 shares
     issued, pro forma for Proposed
     JV)(c)..............................         825         825          981
    Class A Common Stock (11,340,000
     shares issued)......................         113         113          113
Additional paid-in capital(c)............     800,973     790,973      987,817
Cumulative foreign currency translation
 adjustment..............................       5,069       5,069        5,069
Accumulated deficit......................     (51,863)    (51,863)     (51,863)
                                           ----------  ----------   ----------
      Total stockholders' equity(b)......     755,117     745,117      942,117
                                           ----------  ----------   ----------
        Total capitalization(b)..........  $1,287,970  $1,408,970   $1,797,781
                                           ==========  ==========   ==========

--------
(a) As of November 1, 1998, the Company's principal U.S. subsidiary, CCI, had no significant unused borrowing availability under the Senior Credit Facility, and the Company's principal U.K. subsidiary, CTI, had approximately (Pounds)30.0 million ($50.2 million) of unused borrowing availability under the CTI Credit Facility. See "Description of Certain Indebtedness". On a pro forma basis to reflect the repayment of borrowings under the Senior Credit Facility from a portion of the net proceeds of the Offering, CCI would have approximately $73.9 million of unused borrowing availability under the Senior Credit Facility.
(b) On a pro forma basis for the Offering and the Proposed JV, the Restricted Group (as defined) would have cash and cash equivalents, total long-term debt, redeemable preferred stock, total stockholders' equity and total capitalization of $49.9 million, $163.8 million, $200.0 million, $942.1 million and $1,305.9 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements--Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet".
(c) The Company's issuance of approximately 15.6 million shares of its common stock in connection with the formation of the proposed joint venture will give TdF the right to purchase up to approximately 4.46 million shares of the Company's common stock at approximately $12.65 per share pursuant to TdF's antidilutive right under the Governance Agreement. See "Certain Relationships and Related Transactions--Governance Agreement".

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC (including TEA and Crown) during the periods presented, adjusted to give effect to the following transactions (collectively, the "Transactions"): (i) the CTI Investment, (ii) the TEA Acquisition, (iii) the acquisition of TeleStructures (the "TeleStructures Acquisition"), (iv) the Crown Merger (together with the acquisitions described in clauses (i), (ii) and (iii), the "Historical Acquisitions"), (v) the 1997 Refinancing, (vi) the Roll-Up, (vii) the IPO, (viii) the Senior Preferred Conversion, (ix) the Offering and (x) the Proposed JV.

  The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred as of January 1, 1997, and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1998 gives effect to the Roll-Up, the IPO, the Senior Preferred Conversion, the Offering and the Proposed JV as if they had occurred as of January 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Offering and the Proposed JV as if they had occurred as of September 30, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

  Included in the notes accompanying the Pro Forma Financial Statements are tables summarizing the unaudited pro forma results of operations and balance sheet for CCIC and its Restricted Subsidiaries (as defined in the Indenture governing the Notes, the "Indenture"); such group of companies is hereinafter referred to as the "Restricted Group". The Restricted Group excludes CTI and the Proposed JV, both of which are designated as Unrestricted Subsidiaries (as defined in the Indenture).

  The Pro Forma Financial Statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The Pro Forma Financial Statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Historical Acquisitions, the Roll-Up and the Proposed JV are accounted for under the purchase method of accounting. The total purchase price for each Historical Acquisition, the Roll-Up and the Proposed JV have been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained; however, the Company does not expect that any such revisions will have a material effect on its consolidated financial position or results of operations. The Company has recorded the purchase price for the Roll-Up based on (i) the number of shares of CCIC's Common Stock and Class A Common Stock exchanged for shares of CTI's capital stock and (ii) the price per share received by CCIC from the IPO.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1997
               (Dollars in thousands, except per share amounts)

                                                                                                      Pro Forma
                                                                                                         for
                                               Adjustments        Pro                                Historical
                                                   for         Forma for                            Acquisitions,
                            Historical          Historical     Historical             Adjustments       1997
                     ------------------------- Acquisitions   Acquisitions Historical     for       Refinancing,  Adjustments
                                 Historical      and 1997       and 1997      CTI     Roll-Up and    Roll-Up and      for
                     CCIC(a)   Acquisitions(a) Refinancing    Refinancing     (j)         IPO            IPO       Offering
                     --------  --------------- ------------   ------------ ---------- -----------   ------------- -----------
Net revenues:
 Site rental and
 broadcast
 transmission......  $ 11,010      $ 4,550       $     --       $ 15,560    $110,922    $    --       $126,482     $     --
 Network services
 and other.........    20,395       21,964         (1,068)(b)     41,291      13,558       (395)(k)     54,454           --
                     --------      -------       --------       --------    --------    -------       --------     --------
   Total net
   revenues........    31,405       26,514         (1,068)        56,851     124,480       (395)       180,936           --
                     --------      -------       --------       --------    --------    -------       --------     --------
Operating expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission......     2,213        1,421             --          3,634      53,806         --         57,440           --
 Network services
 and other.........    13,137       13,303         (1,134)(c)     25,306       5,990         --         31,296           --
 General and
 administrative....     6,824        4,430             --         11,254       9,124       (395)(k)     19,983           --
 Corporate
 development.......     5,731           --         (2,224)(d)      3,507          --         --          3,507           --
 Depreciation and
 amortization......     6,952        1,058          5,179(e)      13,189      34,627     17,138 (l)     64,954           --
                     --------      -------       --------       --------    --------    -------       --------     --------
                       34,857       20,212          1,821         56,890     103,547     16,743        177,180           --
                     --------      -------       --------       --------    --------    -------       --------     --------
Operating income
(loss).............    (3,452)       6,302         (2,889)           (39)     20,933    (17,138)         3,756           --
Other income
(expense):
 Equity in losses
 of unconsolidated
 affiliate.........    (1,138)          --           (136)(f)     (1,274)          7      1,274 (m)         --           --
 Interest and
 other income
 (expense).........     1,951          (17)        (1,165)(g)        769         552         --          1,321           --
 Interest expense
 and amortization
 of deferred
 financing costs...    (9,254)        (943)        (7,638)(h)    (17,835)    (20,473)        --        (38,308)          --
                     --------      -------       --------       --------    --------    -------       --------     --------
Income (loss)
before income taxes
and minority
interests..........   (11,893)       5,342        (11,828)       (18,379)      1,012    (15,864)       (33,231)          --
Provision for
income taxes.......       (49)          (1)            --            (50)         --         --            (50)          --
Minority
interests..........        --           --             --             --          --     (1,320)(n)     (1,320)          --
                     --------      -------       --------       --------    --------    -------       --------     --------
Net income (loss)..   (11,942)       5,341        (11,828)       (18,429)      1,012    (17,184)       (34,601)          --
Dividends on
Preferred Stock....    (2,199)          --         (6,134)(i)     (8,333)         --      8,333 (o)         --      (26,745)(p)
                     --------      -------       --------       --------    --------    -------       --------     --------
Net income (loss)
after deduction of
dividends on
Preferred Stock....  $(14,141)     $ 5,341       $(17,962)      $(26,762)   $  1,012    $(8,851)      $(34,601)    $(26,745)
                     ========      =======       ========       ========    ========    =======       ========     ========
                                                          Pro
                                                         Forma
                                                          for
                       Pro                Adjustments   Offering
                      Forma    Historical     for         and
                       for      Proposed   Proposed     Proposed
                     Offering    JV(q)        JV           JV
                     --------- ---------- ------------- ---------
Net revenues:
 Site rental and
 broadcast
 transmission......  $126,482   $  6,480    $27,812 (r) $160,774
 Network services
 and other.........    54,454         --         --       54,454
                     --------- ---------- ------------- ---------
   Total net
   revenues........   180,936      6,480     27,812      215,228
                     --------- ---------- ------------- ---------
Operating expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission......    57,440     15,131         -- (s)   72,571
 Network services
 and other.........    31,296         --         --       31,296
 General and
 administrative....    19,983         --         -- (s)   19,983
 Corporate
 development.......     3,507         --         --        3,507
 Depreciation and
 amortization......    64,954      7,221     22,405 (t)   94,580
                     --------- ---------- ------------- ---------
                      177,180     22,352     22,405      221,937
                     --------- ---------- ------------- ---------
Operating income
(loss).............     3,756    (15,872)     5,407       (6,709)
Other income
(expense):
 Equity in losses
 of unconsolidated
 affiliate.........        --         --         --           --
 Interest and
 other income
 (expense).........     1,321         --         --        1,321
 Interest expense
 and amortization
 of deferred
 financing costs...   (38,308)        --    (17,711)(u)  (56,019)
                     --------- ---------- ------------- ---------
Income (loss)
before income taxes
and minority
interests..........   (33,231)   (15,872)   (12,304)     (61,407)
Provision for
income taxes.......       (50)        --         --          (50)
Minority
interests..........    (1,320)        --      7,205 (v)    5,885
                     --------- ---------- ------------- ---------
Net income (loss)..   (34,601)   (15,872)    (5,099)     (55,572)
Dividends on
Preferred Stock....   (26,745)        --         --      (26,745)
                     --------- ---------- ------------- ---------
Net income (loss)
after deduction of
dividends on
Preferred Stock....  $(61,346)  $(15,872)   $(5,099)    $(82,317)
                     ========= ========== ============= =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 1998
                (Dollars in thousands, except per share amounts)

                                                         Pro                                                         Pro Forma
                                        Adjustments     Forma                     Pro                Adjustments        for
                       Historical           for          for     Adjustments     Forma    Historical     for        Offering and
                    ------------------  Roll-Up and    Roll-Up       for          for      Proposed   Proposed        Proposed
                      CCIC     CTI(j)       IPO        and IPO    Offering      Offering    JV(q)        JV              JV
                    --------  --------  -----------    --------  -----------    --------  ---------- -----------    ------------
Net revenues:
 Site rental and
  broadcast
  transmission....  $ 28,456  $ 84,714   $     --      $113,170   $     --      $113,170   $  8,302   $ 22,986 (r)    $144,458
 Network services
  and other.......    23,805    12,514       (265)(k)    36,054         --        36,054         --         --          36,054
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
  Total net
   revenues.......    52,261    97,228       (265)      149,224         --       149,224      8,302     22,986         180,512
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
Operating
 expenses:
 Costs of
  operations:
 Site rental and
  broadcast
  transmission....     8,398    35,901         --        44,299         --        44,299     12,285         -- (s)      56,584
 Network services
  and other.......    14,234     7,916         --        22,150         --        22,150         --         --          22,150
 General and
  administrative..    15,022     5,265       (265)(k)    20,022         --        20,022         --         -- (s)      20,022
 Corporate
  development.....     2,838         8         --         2,846         --         2,846         --         --           2,846
 Non-cash
  compensation
  charges.........    11,361     3,831         --        15,192         --        15,192         --         --          15,192
 Depreciation and
  amortization....    17,105    25,684     11,463 (l)    54,252         --        54,252      6,206     16,013 (t)      76,471
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
                      68,958    78,605     11,198       158,761         --       158,761     18,491     16,013         193,265
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
Operating income
 (loss)...........   (16,697)   18,623    (11,463)       (9,537)        --        (9,537)   (10,189)     6,973         (12,753)
Other income
 (expense):
 Equity in
  earnings of
  unconsolidated
  affiliate.......     2,055        --     (2,055)(m)        --         --            97         --         --              --
 Interest and
  other income
  (expense).......     2,293       725         --         3,018         --         3,018         --         --           3,018
 Interest expense
  and amortization
  of deferred
  financing
  costs...........   (17,581)  (13,378)        --       (30,959)     2,587 (w)   (28,372)        --    (13,283)(u)     (41,655)
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
Income (loss)
 before income
 taxes and
 minority
 interests........   (29,930)    5,970    (13,518)      (37,478)     2,587       (34,891)   (10,189)    (6,310)        (51,390)
Provision for
 income taxes.....      (218)       --         --          (218)        --          (218)        --         --            (218)
Minority
 interests........      (328)       --    (1,194)(n)     (1,522)        --        (1,522)        --      3,659 (v)       2,137
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
Net income
 (loss)...........   (30,476)    5,970    (14,712)      (39,218)     2,587       (36,631)   (10,189)    (2,651)        (49,471)
Dividends on
 Preferred Stock..    (4,348)       --      4,348 (o)        --    (19,741)(p)   (19,741)        --         --         (19,741)
                    --------  --------   --------      --------   --------      --------   --------   --------        --------
Net income (loss)
 after deduction
 of dividends on
 Preferred Stock..  $(34,824) $  5,970   $(10,364)     $(39,218)  $(17,154)     $(56,372)  $(10,189)  $ (2,651)       $(69,212)
                    ========  ========   ========      ========   ========      ========   ========   ========        ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                   Operations

 Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                            (Dollars in thousands)

(a) The historical results of operations for each of the entities acquired by CCIC in the Historical Acquisitions are included in CCIC's historical results of operations for the period from their respective dates of acquisition through the end of the period presented. The historical results of operations presented for each of the acquired entities are their pre-acquisition results of operations. Set forth below are the respective dates of each Historical Acquisition:

     Company                                                     Date
     -------                                                     ----
     TEA........................................................ May 12, 1997
     TeleStructures............................................. May 12, 1997
     Crown...................................................... August 15, 1997

(b) Reflects the following adjustments to net revenues:

                                                                 Year Ended
                                                              December 31, 1997
                                                              -----------------
     Elimination of intercompany sales between TEA and
      TeleStructures.........................................      $(1,134)
     Addition of management fee payable to CCIC from CTI for
      the portion of the period preceding the CTI
      Investment(i)..........................................           66
                                                                   -------
       Total adjustments to net revenues.....................      $(1,068)
                                                                   =======

    --------
    (i) the CTI Investment was consummated on February 28, 1997. Management fees received by CCIC during the period subsequent to the CTI Investment are reflected in CCIC's historical results of operations.

(c) Reflects the elimination of intercompany transactions between TEA and TeleStructures.

(d) Reflects the elimination of (i) nonrecurring cash bonus awards of $913 paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1,311 related to the purchase by CCIC of shares of Class B Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions".

(e) Reflects the incremental amortization of goodwill and other intangible assets and the incremental depreciation of property and equipment as a result of the Historical Acquisitions. Goodwill is being amortized over twenty years and other intangible assets (primarily existing contracts) are being amortized over ten years.

(f) Reflects equity accounting adjustments to include CCIC's percentage in CTI's losses for the preinvestment period.

(g) Reflects the elimination of a nonrecurring success fee received by CCIC in connection with the CTI Investment.

(h) Reflects (i) additional interest expense of $5,291 attributable to the seller notes issued in connection with the Crown Merger and the TEA Acquisition and borrowings under the Senior Credit Facility prior to October 31, 1997 at interest rates ranging from 8.0% to 11.0%, and (ii) net increase in interest expense of $4,267 as a result of the issuance of the Notes in connection with the 1997 Refinancing at an interest rate on the Notes of 10.625% per annum. The adjustment also includes the elimination of $1,920 of nonrecurring financing fees charged to interest expense in September and October of 1997. Such fees related to an unfunded interim loan facility related to the Crown Merger and an unfunded revolving credit facility.

(i) Reflects additional dividends attributable to the Senior Convertible Preferred Stock prior to the dates of issuance.

(j) Reflects the historical results of operations of CTI (under U.S. GAAP) for the periods prior to the consummation of the Roll-Up in August 1998. Such results have been translated from pounds sterling to U.S. dollars at the average Noon Buying Rate for the period.

(k) Reflects the elimination of management fees payable to CCIC from CTI.

(l) Reflects the incremental amortization of goodwill as a result of the Roll-Up. Goodwill is being amortized over twenty years.

(m) Reflects the elimination of equity accounting adjustments to include CCIC's percentage in CTI's earnings and losses.

(n) Reflects the minority interest in dividends accrued on CTI's Redeemable Preference Shares.

(o) Reflects decrease in dividends attributable to the conversion of the outstanding shares of Senior Convertible Preferred Stock into shares of Common Stock in the Senior Preferred Conversion.

(p) Reflects dividends attributable to the old preferred stock issued in the Offering.

(q) Reflects the historical results of operations of the tower operations to be contributed to the Proposed JV.

(r) Reflects additional revenues to be recognized by the Proposed JV pursuant to the Global Lease and the Formation Agreement.

(s) CCIC expects that the Proposed JV will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are currently estimated to amount to approximately $5.2 million per year.

(t) Reflects the incremental depreciation of property and equipment as a result of the Proposed JV.

(u) Reflects additional interest expense attributable to borrowings under a credit facility to be entered into by the Proposed JV. Such borrowings are initially estimated to incur interest at a rate of 9.25%.

(v) Reflects the minority partner's 37.7% interest in the Proposed JV's operations.

(w) Reflects decrease in interest expense attributable to the repayment of borrowings under the Senior Credit Facility from a portion of the net proceeds of the Offering.

  The following tables summarize the unaudited pro forma results of operations for the Restricted Group. Such information is not intended as an alternative measure of operating results as determined in accordance with generally accepted accounting principles.

                                                                                    Nine Months Ended September 30,
                                       Year Ended December 31, 1997                              1998
                                    -----------------------------------           -----------------------------------
                                                             Restricted                                    Restricted
                                                  Exclusion    Group                            Exclusion    Group
                            Pro                      of         Pro       Pro                      of         Pro
                           Forma    Exclusion of   Certain     Forma     Forma    Exclusion of   Certain     Forma
                            for     Unrestricted Adjustments    for       for     Unrestricted Adjustments    for
                          Offering   Subsidiary  for Roll-Up  Offering  Offering  Subsidiaries for Roll-Up  Offering
                          --------  ------------ ----------- ---------- --------  ------------ ----------- ----------
Net revenues:
 Site rental and
  broadcast
  transmission..........  $126,482   $(110,922)   $     --    $ 15,560  $113,170   $ (97,040)   $     --    $ 16,130
 Network services and
  other.................    54,454     (13,558)         --      40,896    36,054     (14,456)         --      21,598
                          --------   ---------    --------    --------  --------   ---------    --------    --------
  Total net revenues....   180,936    (124,480)         --      56,456   149,224    (111,496)         --      37,728
                          --------   ---------    --------    --------  --------   ---------    --------    --------
Operating expenses:
 Costs of operations:
 Site rental and
  broadcast
  transmission..........    57,440     (53,806)         --       3,634    44,299     (40,225)         --       4,074
 Network services and
  other.................    31,296      (5,990)         --      25,306    22,150      (9,847)         --      12,303
 General and
  administrative........    19,983      (9,124)        395      11,254    20,022      (6,017)        265      14,270
 Corporate development..     3,507          --          --       3,507     2,846          (8)         --       2,838
 Non-cash compensation
  charges...............        --          --          --          --    15,192      (5,808)         --       9,384
 Depreciation and
  amortization..........    64,954     (34,627)    (17,138)     13,189    54,252     (30,747)    (11,463)     12,042
                          --------   ---------    --------    --------  --------   ---------    --------    --------
                           177,180    (103,547)    (16,743)     56,890   158,761     (92,652)    (11,198)     54,911
                          --------   ---------    --------    --------  --------   ---------    --------    --------
Operating income
 (loss).................     3,756     (20,933)     16,743        (434)   (9,537)    (18,844)     11,198     (17,183)
Other income (expense):
 Interest and other
  income (expense)......     1,321        (552)         --         769     3,018      (1,632)         --       1,386
 Interest expense and
  amortization of
  deferred financing
  costs.................   (38,308)     20,473          --     (17,835)  (28,372)     15,055          --     (13,317)
                          --------   ---------    --------    --------  --------   ---------    --------    --------
Income (loss) before
 income taxes and
 minority interests.....   (33,231)     (1,012)     16,743     (17,500)  (34,891)     (5,421)     11,198     (29,114)
Provision for income
 taxes..................       (50)         --          --         (50)     (218)         --          --        (218)
Minority interests......    (1,320)         --       1,320          --    (1,522)        328       1,194          --
                          --------   ---------    --------    --------  --------   ---------    --------    --------
Net income (loss).......   (34,601)     (1,012)     18,063     (17,550)  (36,631)     (5,093)     12,392     (29,332)
Dividends on Preferred
 Stock..................   (26,745)         --          --     (26,745)  (19,741)         --          --     (19,741)
                          --------   ---------    --------    --------  --------   ---------    --------    --------
Net income (loss) after
 deduction of dividends
 on Preferred Stock.....  $(61,346)  $  (1,012)   $ 18,063    $(44,295) $(56,372)  $  (5,093)   $ 12,392    $(49,073)
                          ========   =========    ========    ========  ========   =========    ========    ========

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            As of September 30, 1998
                             (Dollars in thousands)

                                                                                            Pro Forma
                                                                 Historical Adjustments    for Offering
                          Historical Adjustments     Pro Forma    Proposed      for            and
                             CCIC    for Offering   for Offering   JV(e)    Proposed JV    Proposed JV
                          ---------- ------------   ------------ ---------- -----------    ------------
        Assets:
Current assets:
  Cash and cash
   equivalents..........  $  201,349   $121,000 (a)  $  322,349   $    --    $(208,375)(f)  $  113,974
  Receivables...........      34,499         --          34,499        --           --          34,499
  Inventories...........       5,209         --           5,209        --           --           5,209
  Prepaid expenses and
   other current
   assets...............       2,883         --           2,883        48           --           2,931
                          ----------   --------      ----------   -------    ---------      ----------
    Total current
     assets.............     243,940    121,000         364,940        48     (208,375)        156,613
Property and equipment,
 net....................     544,486         --         544,486    84,089      508,424 (g)   1,136,999
Investments in
 affiliates.............       2,221         --           2,221        --           --           2,221
Goodwill and other
 intangible assets,
 net....................     563,706         --         563,706        --           --         563,706
Deferred financing costs
 and other assets, net..      15,586         --          15,586        --        4,625 (h)      20,211
                          ----------   --------      ----------   -------    ---------      ----------
                          $1,369,939   $121,000      $1,490,939   $84,137    $ 304,674      $1,879,750
                          ==========   ========      ==========   =======    =========      ==========
   Liabilities and Stockholders'
              Equity:
Current liabilities:
  Accounts payable......  $   30,271   $     --      $   30,271   $    --    $      --      $   30,271
  Other current
   liabilities..........      47,078         --          47,078        --           --          47,078
  Long-term debt,
   current maturities...          --         --              --        --           --              --
                          ----------   --------      ----------   -------    ---------      ----------
    Total current
     liabilities........      77,349         --          77,349        --           --          77,349
Long-term debt, less
 current maturities.....     494,324    (69,000)(b)     425,324        --      180,000 (i)     605,324
Other liabilities.......       4,620         --           4,620        --           --           4,620
                          ----------   --------      ----------   -------    ---------      ----------
    Total liabilities...     576,293    (69,000)        507,293        --      180,000         687,293
                          ----------   --------      ----------   -------    ---------      ----------
Minority interests......      38,529         --          38,529        --       11,811 (j)      50,340
Redeemable preferred
 stock..................          --    200,000 (c)     200,000        --           --         200,000
Stockholders' equity....     755,117    (10,000)(d)     745,117    84,137      112,863 (k)     942,117
                          ----------   --------      ----------   -------    ---------      ----------
                          $1,369,939   $121,000      $1,490,939   $84,137    $ 304,674      $1,879,750
                          ==========   ========      ==========   =======    =========      ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

(a) Reflects the following adjustments to cash and cash equivalents:

  (1) Increase resulting from the receipt of proceeds from the
      Offering......................................................  $200,000
  (2) Decrease resulting from the payment of underwriting discounts and commissions and other fees and expenses related to the
      Offering......................................................   (10,000)
  (3) Decrease resulting from the repayment of borrowings under the
      Senior Credit Facility from a portion of the net proceeds of
      the Offering..................................................   (69,000)
                                                                     ---------
      Total adjustments to cash and cash equivalents................  $121,000
                                                                     =========

(b) Reflects the repayment of borrowings under the Senior Credit Facility from a portion of the net proceeds of the Offering.

(c) Reflects the increase resulting from the receipt of proceeds from the Offering.

(d) Reflects the decrease resulting from the payment of underwriting discounts and commissions and other fees and expenses related to the Offering.

(e) Reflects the historical amounts from the statement of net assets for the tower operations to be contributed to the Proposed JV.

(f) Reflects the following adjustments to cash and cash equivalents:

  (1) Increase resulting from borrowings under a credit facility to be entered into by the Proposed JV............................ $ 180,000
  (2) Decrease resulting from distribution to minority partner......  (380,000)
  (3) Decrease resulting from payment of defined financing costs for
      credit facility to be entered into by the Proposed JV.........    (4,625)
  (4) Decrease resulting from payment of fees and expenses related
      to the Proposed JV............................................    (3,750)
                                                                     ---------
      Total adjustments to cash and cash equivalents................ $(208,375)
                                                                     =========

(g) Reflects the increase in basis of property and equipment contributed to the Proposed JV by the minority partner.

(h) Reflects the deferred financing costs for the credit facility to be entered into by the Proposed JV.

(i) Reflects the borrowings under a credit facility to be entered into by the Proposed JV.

(j) Reflects the 37.7% minority interest in the Proposed JV.

(k) Reflects the following adjustments to stockholders' equity:

  (1) Increase resulting from increase in basis of property and equipment contributed to the Proposed JV by the minority
      partner....................................................... $ 508,424
  (2) Decrease resulting from distribution to minority partner......  (380,000)
  (3) Decrease resulting from minority interest.....................   (11,811)
  (4) Decrease resulting from payment of fees and expenses related
      to the Proposed JV............................................    (3,750)
                                                                     ---------
      Total adjustments to stockholders' equity..................... $ 112,863
                                                                     =========

  The following table summarizes the adjustments for the Offering, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                         Adjustment Reference
                                   --------------------------------
                                   (a)(1),(a)(2),(c),(d) (a)(3),(b)  Totals
                                   --------------------- ---------- ---------
     Cash and cash equivalents....       $ 190,000        $(69,000) $ 121,000
     Long-term debt, less current
      maturities..................             --           69,000     69,000
     Redeemable preferred stock...        (200,000)             --   (200,000)
     Stockholders' equity.........          10,000              --     10,000
                                         ---------        --------  ---------
                                         $      --        $     --  $      --
                                         =========        ========  =========

  The following table summarizes the adjustments for the Proposed JV, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                                Adjustment Reference
                          -----------------------------------------------------------------
                                                                             (g)(j),(k)(1),
                          (f)(1),(i)  (f)(2),(k)(2) (f)(3),(h) (f)(4),(k)(4)     (k)(3)      Totals
                          ----------  ------------- ---------- ------------- -------------- ---------
Cash and cash
 equivalents............  $ 180,000     $(380,000)   $(4,625)     $(3,750)     $      --    $(208,375)
Property and equipment,
 net....................         --            --         --           --        508,424      508,424
Deferred financing costs
 and other assets, net..         --            --      4,625           --             --        4,625
Long-term debt, less
 current maturities.....   (180,000)           --         --           --             --     (180,000)
Minority interests......         --            --         --           --        (11,811)     (11,811)
Stockholders' equity....         --       380,000         --        3,750       (496,613)    (112,863)
                          ---------     ---------    -------      -------      ---------    ---------
                          $      --     $      --    $    --      $    --      $      --    $      --
                          =========     =========    =======      =======      =========    =========

  The following table summarizes the unaudited pro forma balance sheet for the Restricted Group. Such information is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                           As of September 30, 1998
                          -----------------------------------------------------------
                                                                          Restricted
                                                  Restricted              Group Pro
                                                    Group    Adjustments    Forma
                             Pro     Exclusion of    Pro         for     for Offering
                          Forma for  Unrestricted Forma for   Proposed       and
                           Offering  Subsidiaries  Offering      JV      Proposed JV
                          ---------- ------------ ---------- ----------- ------------
        Assets:
Current assets:
  Cash and cash
   equivalents..........  $  322,349  $(272,414)  $   49,935  $     --    $   49,935
  Receivables...........      34,499    (21,357)      13,142        --        13,142
  Inventories...........       5,209     (3,854)       1,355        --         1,355
  Prepaid expenses and
   other current
   assets...............       2,883     (1,329)       1,554        --         1,554
                          ----------  ---------   ----------  --------    ----------
    Total current
     assets.............     364,940   (298,954)      65,986        --        65,986
Property and equipment,
 net....................     544,486   (402,275)     142,211        --       142,211
Investments in
 affiliates.............       2,221         --        2,221        --         2,221
Investments in
 Unrestricted
 Subsidiaries...........          --    750,875      750,875   197,000       947,875
Goodwill and other
 intangible assets,
 net....................     563,706   (417,591)     146,115        --       146,115
Deferred financing costs
 and other assets, net..      15,586     (2,207)      13,379        --        13,379
                          ----------  ---------   ----------  --------    ----------
                          $1,490,939  $(370,152)  $1,120,787  $197,000    $1,317,787
                          ==========  =========   ==========  ========    ==========
Current liabilities
  Accounts payable......  $   30,271  $ (23,696)  $    6,575  $     --    $    6,575
  Other current
   liabilities..........      47,078    (42,470)       4,608        --         4,608
  Long-term debt,
   current maturities...          --         --           --        --            --
                          ----------  ---------   ----------  --------    ----------
    Total current
     liabilities........      77,349    (66,166)      11,183        --        11,183
Long-term debt, less
 current maturities.....     425,324   (261,521)     163,803        --       163,803
Other liabilities.......       4,620     (3,936)         684        --           684
                          ----------  ---------   ----------  --------    ----------
    Total liabilities...     507,293   (331,623)     175,670        --       175,670
                          ----------  ---------   ----------  --------    ----------
Minority interests......      38,529    (38,529)         --         --            --
Redeemable preferred
 stock..................     200,000         --      200,000        --       200,000
Stockholders' equity....     745,117         --      745,117   197,000       942,117
                          ----------  ---------   ----------  --------    ----------
                          $1,490,939  $(370,152)  $1,120,787  $197,000    $1,317,787
                          ==========  =========   ==========  ========    ==========

                   SELECTED FINANCIAL AND OTHER DATA OF CCIC

  The selected historical consolidated financial and other data for CCIC set forth below for each of the three years in the period ended December 31, 1997, and as of December 31, 1995, 1996 and 1997, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical consolidated financial and other data for CCIC set forth below for the nine months ended September 30, 1997 and 1998, and as of September 30, 1998, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire year. The selected historical financial and other data for the Restricted Group (as defined) are not intended as alternative measures of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles). The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and the notes thereto of CCIC included elsewhere in this document.

                                                               Nine Months
                                                                  Ended
                             Years Ended December 31,         September 30,
                            -----------------------------  --------------------
                              1995      1996      1997       1997       1998
                            --------  --------  ---------  --------  ----------
                                        (Dollars in thousands)
Statement of Operations
 Data:
Net revenues:
 Site rental and broadcast
  transmission............  $  4,052  $  5,615  $  11,010  $  6,743  $   28,456
 Network services and
  other...................         6       592     20,395    11,503      23,805
                            --------  --------  ---------  --------  ----------
  Total net revenues......     4,058     6,207     31,405    18,246      52,261
                            --------  --------  ---------  --------  ----------
Costs of operations:
 Site rental and broadcast
  transmission............     1,226     1,292      2,213     1,422       8,398
 Network services and
  other...................        --         8     13,137     7,187      14,234
                            --------  --------  ---------  --------  ----------
  Total costs of
   operations.............     1,226     1,300     15,350     8,609      22,632
                            --------  --------  ---------  --------  ----------
General and
 administrative...........       729     1,678      6,824     3,841      15,022
Corporate development(a)..       204     1,324      5,731     4,654       2,838
Non-cash compensation
 charges..................        --        --         --        --      11,361
Depreciation and
 amortization.............       836     1,242      6,952     3,295      17,105
                            --------  --------  ---------  --------  ----------
Operating income (loss)...     1,063       663     (3,452)   (2,153)    (16,697)
Equity in earnings
 (losses) of
 unconsolidated
 affiliate................        --        --     (1,138)   (1,189)      2,055
Interest and other income
 (expense)(b).............        53       193      1,951     1,606       2,293
Interest expense and
 amortization of deferred
 financing costs..........    (1,137)   (1,803)    (9,254)   (4,368)    (17,581)
                            --------  --------  ---------  --------  ----------
Income (loss) before
 income taxes and minority
 interests................       (21)     (947)   (11,893)   (6,104)    (29,930)
Provision for income
 taxes....................        --       (10)       (49)      (46)       (218)
Minority interests........        --        --         --        --        (328)
                            --------  --------  ---------  --------  ----------
Net income (loss).........       (21)     (957)   (11,942)   (6,150)    (30,476)
Dividends on Senior
 Convertible Preferred
 Stock....................        --        --     (2,199)     (461)     (4,348)
                            --------  --------  ---------  --------  ----------
Net income (loss) after
 deduction of dividends on
 Senior Convertible
 Preferred Stock..........  $    (21) $   (957) $ (14,141) $ (6,611) $  (34,824)
                            ========  ========  =========  ========  ==========
Other Data:
Site data (at period
 end)(c):
Towers owned..............       126       155        240                 1,173
Towers managed............         7         7        133                   129
Rooftop sites managed
 (revenue producing)(d)...        41        52         80                   135
                            --------  --------  ---------  --------  ----------
Total sites owned and
 managed..................       174       214        453                 1,437
                            ========  ========  =========  ========  ==========
EBITDA(e).................  $  1,899  $  1,905  $   3,500  $  1,142  $   11,769
Restricted Group EBITDA...     1,899     1,905      3,500     1,142       4,508
Capital expenditures......       161       890     18,035     5,295      77,728
Summary cash flow
 information:
 Net cash provided by
  (used for) operating
  activities..............     1,672      (530)      (624)   (2,061)      3,352
 Net cash used for
  investing activities....   (16,673)  (13,916)  (111,484)  (97,242)    (76,731)
 Net cash provided by
  financing activities....    15,597    21,193    159,843   105,055     219,226
Ratio of earnings to fixed
 charges(f)...............        --        --         --        --          --
Ratio of EBITDA to cash
 interest expense.........      1.72x     0.92x      0.49x     0.27x       2.61x
Ratio of net debt to
 Adjusted EBITDA(e)(g)....                           6.75x     7.26x      40.43x

Balance Sheet Data (at
 period end):
Cash and cash
 equivalents..............  $    596  $  7,343  $  55,078            $  201,349
Property and equipment,
 net......................    16,003    26,753     81,968               544,486
Total assets..............    19,875    41,226    371,391             1,369,939
Total debt................    11,182    22,052    156,293               494,324
Redeemable preferred
 stock(h).................     5,175    15,550    160,749                    --
Total stockholders' equity
 (deficit)................       619      (210)    41,792               755,117

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (i) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1.3 million related to the purchase by CCIC of shares of Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions".
(b) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.
(c) Represents the aggregate number of sites of CCIC as of the end of each period.
(d) As of September 30, 1998, CCIC had contracts with 1,367 buildings in the United States to manage on behalf of such buildings the leasing of space for antenna on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where CCIC has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. CCIC generally does not receive any payment for rooftops under management unless CCIC actually leases space on such rooftops to third parties. As of September 30, 1998, CCIC had 1,286 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. Adjusted EBITDA is defined as the sum of (i) annualized site rental and broadcast transmission EBITDA before corporate development for the most recent calendar quarter and (ii) EBITDA, less site rental and broadcast transmission EBITDA before corporate development, for the most recent four calendar quarters. EBITDA and Adjusted EBITDA are presented as additional information because management believes them to be useful indicators of CCIC's ability to meet debt service and capital expenditure requirements. They are not, however, intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CCIC's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million, $5,000 and $32.0 million, respectively.
(g) Net debt represents total debt less cash and cash equivalents.
(h) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, all of which has been converted into shares of Common Stock, and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of Common Stock in connection with the IPO.

                  SELECTED FINANCIAL AND OTHER DATA OF CROWN

  The selected historical combined financial data for Crown presented below for each of the two years in the period ended December 31, 1996 and the seven months ended July 31, 1997, have been derived from the combined financial statements of Crown, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Crown was acquired by CCIC in the Crown Merger in August 1997 and, as a result, twelve-month historical financial data for Crown is not presented. The information set forth below should be read in conjunction with the combined financial statements and the notes thereto of Crown included elsewhere in this document.

                                                                   Seven Months
                                                   Years Ended        Ended
                                                  December 31,       July 31,
                                                 ----------------  ------------
                                                  1995     1996        1997
                                                 -------  -------  ------------
                                                    (Dollars in thousands)
Statement of Operations Data:
Net revenues:
  Site rental................................... $ 3,632  $ 5,120    $  4,550
  Network services and other....................   7,384   14,260      13,137
                                                 -------  -------    --------
    Total net revenues..........................  11,016   19,380      17,687
                                                 -------  -------    --------
Costs of operations:
  Site rental...................................     763    1,691       1,421
  Network services and other....................   3,944    8,632       5,841
                                                 -------  -------    --------
    Total costs of operations...................   4,707   10,323       7,262
                                                 -------  -------    --------
General and administrative......................   2,625    3,150       3,761
Depreciation and amortization...................     568    1,168       1,006
                                                 -------  -------    --------
Operating income................................   3,116    4,739       5,658
Interest and other income (expense).............      19      (53)        (26)
Interest expense................................    (785)  (1,175)       (925)
                                                 -------  -------    --------
Income before income taxes......................   2,350    3,511       4,707
Provision for income taxes......................      --       --          --
                                                 -------  -------    --------
Net income...................................... $ 2,350  $ 3,511    $  4,707
                                                 =======  =======    ========
Other Data:
Site data (at period end)(a):
  Towers owned..................................      45       53          61
  Towers managed................................     122      127         127
  Rooftop sites managed (revenue producing).....       9       16          20
                                                 -------  -------    --------
    Total sites owned and managed...............     176      196         208
                                                 =======  =======    ========
EBITDA(b):
  Site rental................................... $ 2,589  $ 3,098    $  2,943
  Network services and other....................   1,095    2,809       3,721
                                                 -------  -------    --------
    Total EBITDA................................ $ 3,684  $ 5,907    $  6,664
                                                 =======  =======    ========
EBITDA as a percentage of net revenues(b):
  Site rental...................................    71.3%    60.5%       64.7%
  Network services and other....................    14.8     19.7        28.3
    Total EBITDA as a percentage of net
     revenues...................................    33.4     30.5        37.7
Capital expenditures............................ $ 5,670  $ 8,658    $ 12,425
Summary cash flow information:
  Net cash provided by operating activities.....   2,974    4,162       5,199
  Net cash used for investing activities........  (5,670)  (8,652)    (12,425)
  Net cash provided by financing activities.....   2,367    4,100       7,018

--------
(a) Represents the aggregate number of sites of Crown as of the end of each period.
(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, Crown's measure of EBITDA may not be comparable to similarly titled measures of other companies.

                   SELECTED FINANCIAL AND OTHER DATA OF CTI

  The selected historical financial data for CTI, which was 34.3% owned by CCIC prior to the Roll-Up, presents (i) selected historical financial data of the BBC Home Service Transmission Business prior to its acquisition by CTI (the "Predecessor") for the year ended March 31, 1996 and the eleven and two months ended February 27, 1997, (ii) selected historical consolidated financial data of CTI after such acquisition for the one month ended March 31, 1997 and for the nine months ended December 31, 1997, and (iii) selected historical consolidated financial data of CTI for the eight months ended August 31, 1998. The selected historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the financial statements of the Predecessor, which have been audited by KPMG, Chartered Accountants. The selected financial data for the one month ended March 31, 1997 and the nine months ended December 31, 1997 have been derived from the consolidated financial statements of CTI, which have been audited by KPMG, Chartered Accountants. The selected historical financial data for the two months ended February 27, 1997 have been derived from the unaudited financial statements of the Predecessor, and the selected historical financial data for the eight months ended August 31, 1998 have been derived from the unaudited consolidated financial statements of CTI, which include all adjustments that CTI considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the one month ended March 31, 1997, the nine months ended December 31, 1997 and the eight months ended August 31, 1998 are not necessarily indicative of the results of operations of CTI that may be expected for the entire year. CCIC acquired a majority ownership interest in CTI upon consummation of the Roll-Up in August 1998 and, as a result, historical financial data of CTI for the nine months ended September 30, 1998 is not presented. This information reflects financial data for CTI as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTI prior to the Roll-Up and is not indicative of any distributions or dividends that CCIC might receive in the future. CTI is subject to significant restrictions on its ability to make dividends and distributions to CCIC. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--CTI" and the consolidated financial statements and the notes thereto of CTI included elsewhere in this document.

                               Predecessor Company                                       CTI
                  -----------------------------------------------  -------------------------------------------------
                                       Eleven           Two                              Nine
                                       Months          Months            One            Months            Eight
                       Year            Ended           Ended            Month            Ended           Months
                       Ended        February 27,    February 27,        Ended        December 31,         Ended
                  March 31, 1996        1997            1997       March 31, 1997        1997        August 31, 1998
                  ---------------  --------------  --------------  ---------------  ---------------  ---------------
                                                 (Pounds sterling in thousands)
Statement of
 Operations
 Data:
Net revenues....  (Pounds) 70,367  (Pounds)70,614  (Pounds)12,805  (Pounds)  6,433  (Pounds) 56,752  (Pounds) 59,033
Operating
 expenses(b)....           62,582          56,612          10,108            5,188           47,976           47,821
                  ---------------  --------------  --------------  ---------------  ---------------  ---------------
Operating
 income.........            7,785          14,002           2,697            1,245            8,776           11,212
Interest and
 other income...               --              --              --               49              288              440
Interest expense
 and
 amortization of
 deferred
 financing
 costs..........               --              --              --             (969)         (12,419)          (9,507)
                  ---------------  --------------  --------------  ---------------  ---------------  ---------------
Income (loss)
 before income
 taxes..........            7,785          14,002           2,697              325           (3,355)           2,145
Provision for
 income taxes...               --              --              --               --               --               --
                  ---------------  --------------  --------------  ---------------  ---------------  ---------------
Net income
 (loss) under
 U.K. GAAP......            7,785          14,002           2,697              325           (3,355)           2,145
Adjustments to
 convert to U.S.
 GAAP...........            3,707           3,993             726               78              866            1,493
                  ---------------  --------------  --------------  ---------------  ---------------  ---------------
Net income
 (loss) under
 U.S. GAAP......  (Pounds) 11,492  (Pounds)17,995  (Pounds) 3,423  (Pounds)    403  (Pounds) (2,489) (Pounds)  3,638
                  ===============  ==============  ==============  ===============  ===============  ===============
Other Data:
Site data(c):
Towers and
 revenue
 producing
 rooftop sites
 at end of
 period.........
EBITDA (under
 U.S. GAAP)(d)..  (Pounds) 20,620  (Pounds)27,040  (Pounds) 5,161  (Pounds)  3,064  (Pounds) 25,695  (Pounds) 29,244
Capital
 expenditures
 (under U.S.
 GAAP)..........           18,079          21,810             711              748           14,361           36,304
Ratio of
 earnings to
 fixed
 charges(e).....
Ratio of EBITDA
 to cash
 interest
 expense........
Summary cash
 flow
 information
 (under U.S.
 GAAP):
Net cash
 provided by
 operating
 activities.....           24,311          28,146           5,161            4,871           25,555           27,226
Net cash used
 for investing
 activities.....          (17,190)        (21,811)           (711)         (52,889)         (14,668)         (36,135)
Net cash
 provided by (used for)


 financing                       CTI
 activities.....  ---------(7,121)---------(6,335)--       (4,450)          57,706          (12,423)           9,955
                     One         Nine       Eight
                    Month       Months      Months
                    Ended       Ended       Ended
                  March 31,  December 31, August 31,
                   1997(a)     1997(a)     1998(a)
                  ---------- ------------ ----------
                       (Dollars in thousands)
Statement of
 Operations
 Data:
Net revenues....  $ 10,933     $ 96,448    $100,327
Operating
 expenses(b)....     8,817       81,594      81,272
                  ---------- ------------ ----------
Operating
 income.........     2,116       14,854      19,055
Interest and
 other income...        83          489         748
Interest expense
 and
 amortization of
 deferred
 financing
 costs..........    (1,647)     (21,106)    (16,157)
                  ---------- ------------ ----------
Income (loss)
 before income
 taxes..........       552       (5,763)      3,646
Provision for
 income taxes...        --           --          --
                  ---------- ------------ ----------
Net income
 (loss) under
 U.K. GAAP......       552       (5,763)      3,646
Adjustments to
 convert to U.S.
 GAAP...........       133        1,472       2,537
                  ---------- ------------ ----------
Net income
 (loss) under
 U.S. GAAP......  $    685     $ (4,291)   $  6,183
                  ========== ============ ==========
Other Data:
Site data(c):
Towers and
 revenue
 producing
 rooftop sites
 at end of
 period.........                    801         808
                             ============ ==========
EBITDA (under
 U.S. GAAP)(d)..  $  5,207     $ 43,656    $ 49,700
Capital
 expenditures
 (under U.S.
 GAAP)..........     1,271       24,407      61,699
Ratio of
 earnings to
 fixed
 charges(e).....     1.44x           --       1.44x
Ratio of EBITDA
 to cash
 interest
 expense........     3.58x        2.71x       3.76x
Summary cash
 flow
 information
 (under U.S.
 GAAP):
Net cash
 provided by
 operating
 activities.....     8,278       43,431      46,271
Net cash used
 for investing
 activities.....   (89,885)     (24,928)    (61,411)
Net cash
 provided by
 (used for)
 financing
 activities.....    98,071      (21,113)     16,919

--------
(a) CTI publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, the information set forth above contains translations of pound sterling amounts into U.S. dollars at the Noon Buying Rate on September 30, 1998, of (Pounds)1.00 = $1.6995. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or any other rates. On November 30, 1998, the Noon Buying Rate was (Pounds)1.00 = $1.6485.
(b) Included in operating expenses for the eight months ended August 31, 1998 are non-cash compensation charges for (Pounds)2.3 million ($4.0 million) related to the issuance of stock options to certain executives and employees.
(c) As of August 31, 1998, CTI's 54 revenue producing rooftop sites were occupied by its transmitters but were not available for leasing to customers.
(d) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is presented as additional information because management believes it to be a useful indicator of CTI's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CTI's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(e) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the nine months ended December 31, 1997, earning were insufficient to cover fixed charges by (Pounds)2.5 million ($4.2 million).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion sets forth separately the historical consolidated results of operations of CCIC and CTI and is intended to assist in understanding (i) CCIC's consolidated financial condition as of September 30, 1998 and its consolidated results of operations for the nine-month periods ended September 30, 1997 and 1998 and for each year in the three-year period ended December 31, 1997 and (ii) CTI's consolidated results of operations for each twelve-month period in the two-year period ended March 31, 1998. The statements in this discussion regarding the industry outlook, the Company's expectations regarding the future performance of its businesses and the other nonhistorical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the uncertainties relating to decisions on capital expenditures to be made in the future by wireless communications carriers and broadcasters and the risks and uncertainties described in "Risk Factors". This discussion should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of Crown", "Selected Financial and Other Data of CTI" and the consolidated financial statements and the notes thereto included elsewhere in this document. Results of operations of the acquired businesses that are wholly owned are included in the Company's consolidated financial statements for the periods subsequent to the respective dates of acquisition. As such, the Company's results of operations for the nine months ended September 30, 1997 are not comparable to the results of operations for the nine months ended September 30, 1998, and the results for the year ended December 31, 1996 are not comparable to the year ended December 31, 1997.

Overview

  The continued growth of the Company's business depends substantially on the condition of the wireless communications and broadcast industries. The Company believes that the demand for communications sites will continue to grow and expects that, due to increased competition, wireless communications carriers will continue to seek operating and capital efficiencies by (i) outsourcing certain network services and the build-out and operation of new and existing infrastructure and (ii) co-locating antennas and transmission equipment on multiple tenant towers. In addition, wireless communications carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers, such as the Company, that have the ability to manage networks.

  Further, the Company believes that wireless communications carriers and broadcasters ultimately will seek to outsource the operation of their towers and transmission networks, including the transmission of their signals. Management believes that the Company's ability to manage towers and transmission networks and its proven track record of providing end-to-end services to the wireless communications and broadcasting industries position it to capture such business.

  The willingness of wireless communications carriers to utilize the Company's infrastructure and related services is affected by numerous factors, including consumer demand for wireless services, interest rates, cost of capital, availability of capital to wireless carriers, tax policies, willingness to co-locate equipment, local restrictions on the proliferation of towers, cost of building towers and technological changes affecting the number of communications sites needed to provide wireless communications services to a given geographic area. The Company's revenues that are derived from the provision of transmission services to the broadcasting industry will be affected by the timing of the commencement of digital terrestrial television broadcasts in both the United Kingdom and the United States, as well as in other countries around the world, consumer demand for digital terrestrial broadcasting, interest rates, cost of capital, zoning restrictions on tall towers and the cost of building towers.

  As an important part of its business strategy, the Company will seek (i) to take advantage of the operating leverage of its site rental business by increasing the antenna space leased on its owned or managed communications sites, (ii) to leverage its in-house technical and operational expertise,
(iii) to expand its tower footprints by partnering with wireless communications carriers to assume ownership of their existing towers and by pursuing build-to-suit opportunities and (iv) to acquire existing transmission networks globally as opportunities arise.

Results of Operations

  The Company's primary sources of revenues are from (i) the rental of antenna space on towers and rooftops sites, (ii) the provision of network services and
(iii) the provision of analog and digital broadcast transmission services.

 CCIC

  CCIC's primary sources of revenues are from (i) the rental of antenna space on towers and rooftop sites and (ii) the provision of network services, which includes network design and site selection, site acquisition, site development and construction and antenna installation.

  Site rental revenues are received primarily from wireless communications companies, including cellular, PCS, paging, specialized mobile radio/enhanced specialized mobile radio ("SMR/ESMR") and microwave operators. Site rental revenues are generally recognized on a monthly basis under lease agreements, which typically have original terms of five years (with three or four optional renewal periods of five years each). Average revenues for CCIC's managed rooftop sites are less than for the owned and managed towers because a substantial portion of the revenues from the tenants at rooftop sites is remitted to the building owner or manager.

  Network services revenues consist of revenues from (i) network design and site selection, (ii) site acquisition, (iii) site development and construction, (iv) antenna installation and (v) other services. Network services revenues are received primarily from wireless communications companies. Network services revenues are recognized under service contracts which provide for billings on either a fixed price basis or a time and materials basis. Demand for CCIC's network services fluctuates from period to period and within periods. See "Risk Factors--Variability in Demand for Network Services". Consequently, the operating results of CCIC's network services businesses for any particular period may vary significantly, and should not be considered as indicative of longer-term results. CCIC also derives revenues from the ownership and operation of microwave radio and SMR networks in Puerto Rico where CCIC owns radio wave spectrum in the 2,000 MHz and 6,000 MHz range (for microwave radio) and the 800 MHz range (for SMR). These revenues are generally recognized under monthly management or service agreements.

  Costs of operations for site rental primarily consist of land leases, repairs and maintenance, utilities, insurance, property taxes and monitoring costs as well as, in the case of managed sites, rental payments. For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as additional customers are added. However, rental expenses at certain managed towers increase as additional customer antennas are added, resulting in higher incremental revenues but lower incremental margins than on owned towers. Costs of operations for network services consist primarily of employee compensation and related benefits costs, subcontractor services, consulting fees, and other on-site construction and materials costs. CCIC incurs these network services costs (i) to support its internal operations, including construction and maintenance of its owned towers, and (ii) to maintain the employees necessary to provide end-to-end services to third parties regardless of the level of such business at any time. The Company believes that its experienced staff enables it to provide the type of end-to-end services that enhance its ability to acquire access to the infrastructure of wireless communications carriers and to attract significant build-to-suit contracts.

  General and administrative expenses consist primarily of employee compensation and related benefits costs, advertising, professional and consulting fees, office rent and related expenses and travel costs. Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.

  Depreciation and amortization charges relate to CCIC's property and equipment (primarily towers, construction equipment and vehicles), goodwill and other intangible assets recorded in connection with business acquisitions. Depreciation of towers and amortization of goodwill are computed with a useful life of 20 years.

Amortization of other intangible assets (principally the value of existing site rental contracts at Crown) is computed with a useful life of 10 years. Depreciation of construction equipment and vehicles are generally computed with useful lives of 10 years and 5 years, respectively.

  In May 1997, the Company consummated the TEA Acquisition and the TeleStructures Acquisition. In August 1997, the Company consummated the Crown Merger. In August 1998, the Company consummated a share exchange with the shareholders of CTI, pursuant to which the Company's ownership of CTI increased from approximately 34.3% to 80%. Results of operations of these acquired businesses are included in the Company's consolidated financial statements for the periods subsequent to the respective dates of acquisition. As such, the Company's results of operations for the three and nine months ended September 30, 1997 are not comparable to the results of operations for the three and nine months ended September 30, 1998. See "--CTI" for a description of the revenues and operating expenses that are included in CCIC's consolidated results of operations subsequent to the consummation of the share exchange in August 1998.

 Discussion of Pro Forma Results of Operations

  As discussed above, the historical financial statements included elsewhere herein do not reflect the results of operations of the businesses of CCIC, Crown and CTI (the "Businesses") on an aggregate basis for all of the periods presented. As a result, management believes that the historical financial statements included elsewhere herein do not, by themselves, provide investors with sufficient information to adequately assess the recent trends of the Businesses. The Company is providing the following discussion of the last two quarters' and the last nine months' pro forma results of operations, therefore, to supplement the historical financial information included elsewhere herein to assist investors in evaluating the Businesses' historical results of operations.

  The pro forma results of operations discussed below have been derived from the historical results of operations of the Company for the three months ended September 30, 1998 and June 30, 1998, and for the nine months ended September 30, 1998, and are adjusted to include CTI's results of operations for periods prior to the consummation of the share exchange with the shareholders of CTI. The pro forma results of operations do not purport to present the combined results of operations that the Businesses would have achieved had they been under common ownership and control during such periods, nor are they indicative of the results of operations that may be achieved in the future. The acquisitions of the acquired businesses (including CTI) by CCIC resulted in new bases of accounting whereby the assets and liabilities of the acquired businesses were adjusted to their fair values on their respective dates of acquisition pursuant to Accounting Principles Board Opinion No. 16. To the extent such adjustments resulted in charges to depreciation and amortization expense, such charges do not enter into the determination of costs of operations, general and administrative expenses or corporate development expenses.

 Discussion of Three Months Ended September 30, 1998 and June 30, 1998

  Revenues for the three months ended September 30, 1998 were $54.3 million, an increase of $5.2 million from the three months ended June 30, 1998. This increase was primarily attributable to (i) a $3.3 million, or 8.8%, increase in site rental and broadcast transmission revenues, of which $3.0 million was attributable to CTI and $0.3 million was attributable to the Crown operations; and (ii) a $3.0 million increase in network services revenues from the Crown operations, partially offset by a $0.9 million decrease in network services revenues from CTI. The increase in site rental and broadcast transmission revenues at CTI was primarily due to additional digital broadcast transmission sites coming into service. The increase in site rental revenues at Crown was primarily due to the addition of 51 towers during the third quarter of 1998. Crown added 50 new tenant leases during the third quarter of 1998, compared to 43 new tenant leases during the second quarter of 1998. The increase in network services revenues at Crown was attributable to the completion of 148 tenant antenna installations during the third quarter of 1998, compared to 58 such installations during the second quarter of 1998. The decrease in network services revenues at CTI was attributable to a decrease in the number of completed projects during the third quarter of 1998 as compared to the second quarter of 1998.

  The Company expects demand for third-party site acquisition services to continue to decline. In addition, demand for the Company's network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, the rate and volume of wireless communications carriers' tower build-outs, timing of existing customer contracts and general economic conditions. While such demand fluctuates, the Company must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of the Company's network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results.

  Costs of operations for the three months ended September 30, 1998 were $24.0 million, an increase of $1.7 million from the three months ended June 30, 1998. This increase was primarily attributable to a $2.3 million increase in network services costs related to the Crown operations, offset by a $0.8 million decrease in site rental and broadcast transmission costs. Costs of operations for site rental and broadcast transmission as a percentage of site rental and broadcast transmission revenues decreased to 36.9% for the third quarter of 1998 from 42.2% for the second quarter of 1998; this improvement in margins was due to lower costs at CTI, where a greater proportion of engineering staff cost was incurred in connection with digital terrestrial transmission projects and capitalized. Costs of operations for network services as a percentage of network services revenues increased to 65.2% for the third quarter of 1998 from 55.6% for the second quarter of 1998, primarily due to lower margins from the Crown operations. Margins from the Crown network services operations decreased as a result of increasingly competitive market conditions.

  General and administrative expenses for the three months ended September 30, 1998 were $7.1 million, a decrease of $0.2 million from the three months ended June 30, 1998. General and administrative expenses as a percentage of revenues decreased to 13.0% for the third quarter of 1998 from 14.8% from the second quarter of 1998, primarily due to lower expenses at CTI.

 Discussion of Nine Months Ended September 30, 1998

  Revenues for the nine months ended September 30, 1998 were $149.2 million, consisting of (i) $113.2 million in site rental and broadcast transmission revenues and (ii) $36.0 million in network services and other revenues. Site rental and broadcast transmission revenues from CTI amounted to $97.0 million, or 85.7% of total site rental and broadcast transmission revenues. Network services revenues from CTI, the Crown operations and the TEA operations amounted to $14.5 million, $13.3 million and $4.8 million, respectively.

  Costs of operations for the nine months ended September 30, 1998 were $66.4 million, consisting of (i) $44.3 million in site rental and broadcast transmission costs and (ii) $22.1 million in network services and other costs. Costs of operations for site rental and broadcast transmission as a percentage of site rental and broadcast transmission revenues were 39.1% (41.5% at CTI and 25.3% at Crown). Costs of operations for network services as a percentage of network services revenues were 61.4%.

  General and administrative expenses for the nine months ended September 30, 1998 were $20.0 million. General and administrative expenses as a percentage of revenues were 13.4%.

  Corporate development expenses for the nine months ended September 30, 1998 were $2.8 million, or 1.9% of revenues. Such costs are incurred primarily at the Company's corporate office.

 Discussion of Historical Results of Operations

  The following information is derived from CCIC's Historical Consolidated Statements of Operations for the periods indicated.

                                                                                                               Nine Months Ended
                        Year Ended             Year Ended            Year Ended       Nine Months Ended          September 30,
                    December 31, 1995      December 31, 1996      December 31, 1997   September 30, 1997             1998
                    --------------------   --------------------   ------------------  ----------------------   ------------------
                                Percent                Percent              Percent                Percent               Percent
                                of Net                 of Net                of Net                of Net                 of Net
                     Amount    Revenues     Amount    Revenues     Amount   Revenues   Amount     Revenues      Amount   Revenues
                    ---------  ---------   ---------  ---------   --------  --------  ----------  ----------   --------  --------
                                                       (Dollars in thousands)
Net revenues:
 Site rental and
  broadcast
  transmission....  $   4,052      99.9%   $   5,615      90.5%   $ 11,010    35.1%   $    6,743       37.0%   $ 28,456    54.4%
 Network services
  and other.......          6       0.1          592       9.5      20,395    64.9        11,503       63.0      23,805    45.6
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
  Total net
   revenues.......      4,058     100.0        6,207     100.0      31,405   100.0        18,246      100.0      52,261   100.0
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
 Operating
  expenses:
 Costs of
  operations:
 Site rental and
  broadcast
  transmission....      1,226      30.3        1,292      23.0       2,213    20.1         1,422       21.1       8,398    29.5
 Network services
  and other.......         --        --            8       1.4      13,137    64.6         7,187       62.5      14,234    59.8
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
  Total costs of
   operations.....      1,226      30.2        1,300      21.0      15,350    48.9         8,609       47.2      22,632    43.3
 General and
  administrative..        729      18.0        1,678      27.0       6,824    21.7         3,841       21.0      15,022    28.8
 Corporate
  development.....        204       5.0        1,324      21.3       5,731    18.3         4,654       25.5       2,838     5.4
 Non-cash
  compensation
  charges.........         --        --           --        --          --      --            --         --      11,361    21.7
 Depreciation and
  amortization....        836      20.6        1,242      20.0       6,952    22.1         3,295       18.1      17,105    32.7
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
Operating income
 (loss)...........      1,063      26.2          663      10.7      (3,452)  (11.0)       (2,153)     (11.8)    (16,697)  (31.9)
Other income
 (expense):
 Equity in
  earnings
  (losses) of
  unconsolidated
  affiliate.......         --        --           --        --      (1,138)   (3.6)       (1,189)      (6.5)      2,055     3.9
 Interest and
  other income
  (expense).......         53       1.3          193       3.1       1,951     6.2         1,606        8.8       2,293     4.4
 Interest expense
  and amortization
  of deferred
  financing
  costs...........     (1,137)    (28.0)      (1,803)    (29.0)     (9,254)  (29.5)       (4,368)     (23.9)    (17,581)  (33.7)
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
Loss before income
 taxes and
 minority
 interests........        (21)     (0.5)        (947)    (15.2)    (11,893)  (37.9)       (6,104)     (33.4)    (29,930)  (57.3)
Provision for
 income taxes.....         --        --          (10)     (0.2)        (49)   (0.1)          (46)      (0.3)       (218)   (0.4)
Minority
 interests........         --        --           --        --          --      --            --         --        (328)   (0.6)
                    ---------   -------    ---------   -------    --------   -----    ----------   --------    --------   -----
Net loss..........  $     (21)     (0.5)%  $    (957)    (15.4)%  $(11,942)  (38.0)%  $   (6,150)     (33.7)%  $(30,476)  (58.3)%
                    =========   =======    =========   =======    ========   =====    ==========   ========    ========   =====

 Comparison of Nine Months Ended September 30, 1998 and 1997

  Consolidated revenues for the nine months ended September 30, 1998 were $52.3 million, an increase of $34.0 million from the nine months ended September 30, 1997. This increase was primarily attributable to (i) a $21.7 million, or 322.0%, increase in site rental and broadcast transmission revenues, of which $12.3 million was attributable to CTI and $9.4 million was attributable to the Crown operations; (ii) a $10.4 million increase in network services revenues from the Crown operations, partially offset by a $2.2 million decrease in network services revenues from TEA; and (iii) $1.9 million in network services revenues from CTI.

  Costs of operations for the nine months ended September 30, 1998 were $22.6 million, an increase of $14.0 million from the nine months ended September 30, 1997. This increase was primarily attributable to (i) a $7.0 million increase in site rental and broadcast transmission costs, of which $4.3 million was attributable to CTI and $2.7 million was attributable to the Crown operations;
(ii) a $6.4 million increase in network services costs related to the Crown operations, partially offset by a $2.3 million decrease in network services costs from TEA; and (iii) $1.9 million in network services costs from CTI. Costs of operations for site rental and broadcast transmission as a percentage of site rental and broadcast transmission revenues increased to 29.5% for the nine months ended September 30, 1998 from 21.1% for the nine months ended September 30, 1997 because of higher costs attributable to the CTI and Crown operations. Costs of operations for network services as a percentage of network services revenues decreased to 59.8% for the nine months ended September 30, 1998 from 62.5% for the nine months ended September 30, 1997, primarily due to improved margins from the TEA operations. Margins from the Crown network services operations decreased for the nine months ended September 30, 1998 as a result of increasingly competitive market conditions.

  General and administrative expenses for the nine months ended September 30, 1998 were $15.0 million, an increase of $11.2 million from the nine months ended September 30, 1997. This increase was primarily attributable to (i) a $7.1 million increase in expenses related to the Crown operations; (ii) a $0.8 million increase in expenses related to the TEA operations; (iii) a $2.0 million increase in expenses at the Company's corporate office; and (iv) $0.8 million in expenses at CTI. General and administrative expenses as a percentage of revenues increased for the nine months ended September 30, 1998 to 28.8% from 21.0% for the nine months ended September 30, 1997 because of higher overhead costs as a percentage of revenues for Crown and TEA and the increase in costs at the Company's corporate office.

  Corporate development expenses for the nine months ended September 30, 1998 were $2.8 million, a decrease of $1.8 million from the nine months ended September 30, 1997. Corporate development expenses for the nine months ended September 30, 1997 include nonrecurring compensation charges associated with the CTI Investment of (i) $0.9 million for certain executive bonuses and (ii) the repurchase of shares of the Company's common stock from a member of its Board of Directors, which resulted in compensation charges of $1.3 million. Corporate development expenses for the nine months ended September 30, 1998 include discretionary bonuses related to the Company's performance totaling approximately $0.8 million for certain members of the Company's management.

  The Company has recorded non-cash compensation charges of $11.4 million related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to approximately $1.6 million per year through 2002 and approximately $0.8 million in 2003. See "--Compensation Charges Related to Stock Option Grants".

  Depreciation and amortization for the nine months ended September 30, 1998 was $17.1 million, an increase of $13.8 million from the nine months ended September 30, 1997. This increase was primarily attributable to (i) an $8.0 million increase in depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Merger;
(ii) $5.1 million of depreciation and amortization related to the property and equipment and goodwill from CTI; and (iii) a $0.3 million increase in depreciation and amortization related to the property and equipment and goodwill acquired in the TEA and TeleStructures Acquisitions.

  The equity in earnings (losses) of unconsolidated affiliate represents the Company's 34.3% share of CTI's net earnings (losses) for the periods from March 1997 through August 1998 (at which time the share exchange with CTI's shareholders was consummated). For the eight months ended August 31, 1998, after making appropriate adjustments to CTI's results of operations for such period to conform to generally accepted accounting principles of the United States, CTI had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net income of $97.2 million, $18.6 million, $13.4 million and $6.0 million, respectively. Included in CTI's results of operations for such period are noncash compensation charges for approximately $3.8 million related to the issuance of stock options to certain members of CTI's management.

  Interest and other income for the nine months ended September 30, 1997 includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI. Interest income for the nine months ended September 30, 1998 resulted primarily from (i) the investment of excess proceeds from the sale of the Notes in November 1997; and (ii) the investment of the net proceeds from the Offering (see "--Liquidity and Capital Resources").

  Interest expense and amortization of deferred financing costs for the nine months ended September 30, 1998 was $17.6 million, an increase of $13.2 million, or 302.5%, from the nine months ended September 30, 1997. This increase was primarily attributable to amortization of the original issue discount on the Notes and interest on CTI's indebtedness.

  Minority interests represent the minority shareholder's 20% interest in CTI's operations.

 Comparison of Years Ended December 31, 1997 and 1996

  Consolidated revenues for 1997 were $31.4 million, an increase of $25.2 million from 1996. This increase was primarily attributable to (i) a $5.4 million, or 96.1%, increase in site rental revenues, of which $4.2 million was attributable to the Crown operations and $0.7 million was attributable to the Puerto Rico operations; (ii) $10.4 million in network services revenues from TEA; and (iii) $7.2 million in network services revenues from the Crown operations. The remainder of the increase was largely attributable to higher revenues from SMR and microwave radio services in Puerto Rico and the monthly service fees received from CTI beginning in March 1997.

  Costs of operations for 1997 were $15.4 million, an increase of $14.1 million from 1996. This increase was primarily attributable to (i) $8.5 million of network services costs related to the TEA operations; (ii) $3.9 million of network services costs related to the Crown operations; and (iii) $0.9 million in site rental costs attributable to the Crown operations. Costs of operations for site rental as a percentage of site rental revenues decreased to 20.1% for 1997 from 23.0% for 1996 because of increased utilization of the towers located in the southwestern United States and Puerto Rico. Costs of operations for network services as a percentage of network services revenues were 64.4% for 1997, reflecting lower margins that are inherent in the network services businesses acquired in 1997.

  General and administrative expenses for 1997 were $6.8 million, an increase of $5.1 million from 1996. This increase was primarily attributable to $3.0 million of expenses related to the Crown operations and $1.4 million of expenses related to the TEA operations, along with an increase in costs of $0.2 million at CCIC's corporate office. General and administrative expenses as a percentage of revenues decreased for 1997 to 21.7% from 27.0% for 1996 because of lower overhead costs as a percentage of revenues for Crown and TEA.

  Corporate development expenses for 1997 were $5.7 million, an increase of $4.4 million from 1996. A substantial portion of this increase was attributable to nonrecurring compensation charges associated with the CTI Investment of (i) $0.9 million for certain executive bonuses and (ii) the repurchase of shares of CCIC's common stock from a member of its Board of Directors, which resulted in compensation charges of $1.3 million. The remaining $2.2 million of the increase in corporate development expenses was attributable to a higher allocation of personnel costs, along with an overall increase in such costs, associated with an increase in acquisition and business development activities.

  Depreciation and amortization for 1997 was $7.0 million, an increase of $5.7 million from 1996. This increase was primarily attributable to (i) $4.7 million of depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Merger;
(ii) $0.5 million of depreciation and amortization related to the property and equipment and goodwill acquired in the TEA and TeleStructures Acquisitions; and (iii) $0.3 million resulting from twelve months of depreciation related to the property and equipment acquired in the Puerto Rico Acquisition.

  The equity in losses of unconsolidated affiliate of $1.1 million represents CCIC's 34.3% share of CTI's net loss for the period from March through December 1997. After making appropriate adjustments to CTI's results of operations for such period to conform to generally accepted accounting principles of the United States, CTI had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net losses of $103.5 million, $16.5 million, $20.4 million and $3.3 million, respectively.

  Interest and other income for 1997 includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI, the impact on earnings of which was partially offset by certain executive bonuses related to the CTI Investment and included in corporate development expenses. Interest income for 1997 resulted primarily from the investment of excess proceeds from the sale of CCIC's Series C Convertible Preferred Stock in February 1997.

  Interest expense and amortization of deferred financing costs for 1997 was $9.3 million, an increase of $7.5 million, or 413.3%, from 1996. This increase was primarily attributable to (i) commitment fees related to an unfunded interim loan facility related to the Crown Merger and an unfunded revolving credit facility; (ii) interest on notes payable to the former stockholders of Crown for a portion of the purchase price of the Crown Business; (iii) amortization of the original issue discount on the Notes; (iv) interest and fees associated with borrowings under CCIC's bank credit facility which were used to finance the Crown Merger on an interim basis; (v) interest on outstanding borrowings assumed in connection with the Crown Merger; and
(vi) interest on borrowings under CCIC's bank credit facility which were used to finance the acquisition of the Puerto Rico System.

 Comparison of Years Ended December 31, 1996 and 1995

  Consolidated revenues for 1996 were $6.2 million, an increase of $2.1 million, or 53.0%, from 1995. This increase was primarily attributable to (i) $0.6 million in site rental revenues attributable to the Puerto Rico operations; (ii) $0.6 million in site rental revenues resulting from the effect of a full year's activity for the operations of Spectrum (which was acquired in October 1995); (iii) an increase in site rental revenues of $0.3 million, or 6.9%, from the towers acquired from PCI; and (iv) $0.5 million in SMR and microwave radio services revenues attributable to the Puerto Rico operations.

  Costs of operations for 1996 were $1.3 million, an increase of $0.1 million, or 6.0%, from 1995. Additional costs in 1996 of $0.3 million attributable to the Puerto Rico operations were largely offset by decreased costs of $0.2 million associated with the towers acquired from PCI. Such towers were managed by PCI during 1995 under an agreement with CCIC, and the management fees charged to CCIC amounted to $0.6 million. CCIC began managing the towers on January 1, 1996. As a result of these factors, costs of operations as a percentage of revenues decreased to 21.0% in 1996 from 30.2% in 1995.

  General and administrative expenses for 1996 were $1.7 million, an increase of $0.9 million from 1995. This increase was primarily attributable to costs of $0.5 million and $0.1 million associated with the Spectrum and Puerto Rico Acquisitions, respectively, along with an increase in costs of $0.3 million, or 41.7%, at CCIC's corporate office. General and administrative expenses at CCIC's corporate office increased because of additional personnel costs and higher overhead resulting from CCIC's internal management of the PCI towers beginning in 1996. As a result of these factors, general and administrative expenses as a percentage of revenues increased to 27.0% in 1996 from 18.0% in 1995.

  Corporate development expenses for 1996 were $1.3 million, an increase of $1.1 million from 1995. This increase was primarily attributable to a higher allocation of personnel costs, along with an overall increase in such costs associated with an increase in acquisition and business development activities during the last half of 1996.

  Depreciation and amortization for 1996 was $1.2 million, an increase of $0.4 million from 1995. This increase was primarily associated with depreciation associated with towers purchased in the Puerto Rico Acquisition and goodwill created in the Spectrum Acquisition.

  Interest and other income for 1996 was $0.2 million, an increase of $0.1 million from 1995, primarily resulting from the investment of excess proceeds from the sale of CCIC's Series B Convertible Preferred Stock in July 1996. Interest expense and amortization of deferred financing costs for 1996 were $1.8 million, an increase of $0.7 million, or 58.6%, from 1995, primarily resulting from borrowings under CCIC's bank credit agreement which were used to finance the Puerto Rico Acquisition.

 CTI

  CTI's primary sources of revenues are from (i) the provision of analog and digital broadcast transmission services to the BBC and commercial broadcasters, (ii) the rental of antenna space on towers and (iii) the provision of network services, which includes broadcast consulting, network design and site selection, site acquisition, site development and antenna installation and site management and other services.

  Broadcast transmission services revenues are received for both analog and digital transmission services. Monthly analog transmission revenues are principally received from the BBC under a contract with an initial 10-year term through March 31, 2007. Digital transmission services revenues from the BBC and ONdigital are recognized under contracts with initial terms of 12 years through November 15, 2010. Monthly revenues from these digital transmission contracts increase over time as the network rollout progresses. See "Business--U.K. Operations--Significant Contracts".

  Site rental revenues are received from other broadcast transmission service providers (primarily NTL) and wireless communications companies, including all four U.K. cellular operators (Cellnet, Vodafone, One2One and Orange). As of September 30, 1998, approximately 200 companies rented space on approximately 405 of CTI's 808 towers and rooftops. Site rental revenues are generally recognized on a monthly basis under lease agreements with original terms of three to twelve years. Such lease agreements generally require annual payments in advance, and include rental rate adjustment provisions between one and three years from the commencement of the lease. Site rental revenues are expected to become an tincreasing portion of CTI's total U.K. revenue base, and the Company believes that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

  Network services revenues consist of (i) network design and site selection, site acquisition, site development and antenna installation (collectively, "network design and development") and (ii) site management and other services. Network design and development services are provided to (i) a number of broadcasting and related organizations, both in the United Kingdom and other countries; (ii) all four U.K. cellular operators; and (iii) a number of other wireless communications companies, including Dolphin and Highway One. These services are usually subject to a competitive bid, although a significant proportion result from an operator coming onto an existing CTI site. Revenues from such services are recognized on either a fixed price or a time and materials basis. Site management and other services, consisting of both network monitoring and equipment maintenance, are carried out in the United Kingdom for a number of emergency service organizations. Revenues for such services are received under contracts with original terms of between three and five years. They provide for fixed prices with respect to network monitoring and variable pricing dependent on the level of equipment maintenance carried out in a given period.

  Costs of operations for broadcast transmission services consist primarily of employee compensation and related benefits costs, utilities, rental payments under the Site-Sharing Agreement with NTL, circuit costs and repairs and maintenance on both transmission equipment and structures.

  Site rental operating costs consist primarily of employee compensation and related benefits costs, utilities and repairs and maintenance. The majority of such costs are relatively fixed in nature, with increases in revenue from new installations on existing sites generally being achieved without a corresponding increase in costs.

  Costs of operations for network services consist primarily of employee compensation and related benefits costs and on-site construction and materials costs.

  General and administrative expenses consist primarily of office occupancy and related expenses, travel costs, professional and consulting fees, advertising, insurance and employee training and recruitment costs. Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of external professional fees related to specific activities and allocated compensation, benefits and overhead costs that are not directly related to the administration or management of CTI's existing lines of business.

  Depreciation and amortization charges relate to CTI's property and equipment (primarily towers, broadcast transmission equipment and associated buildings) and goodwill recorded in connection with the acquisition of the Home Service Transmission business from the BBC (the "BBC Home Service Transmission Business"). Depreciation of towers is computed with useful lives of 20 to 25 years; depreciation of broadcast transmission equipment is computed with a useful life of 20 years; and depreciation of buildings is computed with useful lives ranging from 20 to 50 years. Amortization of goodwill is computed with a useful life of 20 years.

  The following information is derived from the Consolidated Profit and Loss Accounts of (i) CTI for periods subsequent to February 28, 1997 (the date of inception of CTI's operations) and (ii) the BBC Home Service Transmission Business for periods prior to that date. For purposes of the following discussion, CTI's results for the month ended March 31, 1997 have been combined with the results of the BBC Home Service Transmission Business for the eleven months ended February 27, 1997, and CTI's results for the nine months ended December 31, 1997 have been combined with its results for the three months ended March 31, 1998. The following discussion presents an analysis of such combined results for the twelve-month periods ended March 31, 1998 and 1997. Results for CTI are not comparable to results from the BBC Home Service Transmission Business due to differences in the carrying amounts of property and equipment and goodwill. As of December 31, 1997, CTI changed its fiscal year end for financial reporting purposes from March 31 to December 31; as such, the results for the three months ended March 31, 1998 are unaudited.

  CTI uses the U.K. pound sterling as the functional currency for its operations. The following amounts have been translated to U.S. dollars using the average Noon Buying Rate for each period. The following amounts reflect certain adjustments to present the results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"). For the results of the BBC Home Service Transmission Business, such adjustments effect depreciation and amortization expense as a result of differences in the carrying amounts for property and equipment; for CTI, such adjustments effect (i) operating expenses as a result of differences in the accounting for pension costs, and
(ii) interest expense as a result of the capitalization of interest costs in connection with constructed assets.

                                            Twelve Months      Twelve Months
                                                Ended              Ended
                                           March 31, 1997     March 31, 1998
                                          ------------------ ------------------
                                                    Percent            Percent
                                                     of Net             of Net
                                           Amount   Revenues  Amount   Revenues
                                          --------  -------- --------  --------
                                                (Dollars in thousands)
Net revenues:
  Site rental and broadcast
   transmission.......................... $112,122    91.7%  $113,558    89.2%
  Network services and other.............   10,090     8.3     13,731    10.8
                                          --------   -----   --------   -----
      Total net revenues.................  122,212   100.0    127,289   100.0
                                          --------   -----   --------   -----
Operating expenses:
  Costs of operations:
    Site rental and broadcast
     transmission........................   61,339    54.7     53,957    47.5
    Network services and other...........    5,912    58.6      6,075    44.2
                                          --------   -----   --------   -----
      Total cost of operations...........   67,251    55.0     60,032    47.1
  General and administrative.............    7,196     5.9      8,626     6.8
  Corporate development..................       --      --      2,303     1.8
  Depreciation and amortization..........   17,256    14.1     37,382    29.4
                                          --------   -----   --------   -----
Operating income.........................   30,509    25.0     18,946    14.9
Other income (expense):
  Interest and other income..............       79     0.1        746     0.6
  Interest expense and amortization of
   deferred financing costs..............   (1,434)   (1.2)   (24,201)  (19.0)
Income (loss) before income taxes........   29,154    23.9     (4,509)   (3.5)
  Provision for income taxes.............       --      --         --      --
                                          --------   -----   --------   -----
Net income (loss)........................ $ 29,154    23.9%  $ (4,509)  (3.5)%
                                          ========   =====   ========   =====

 Comparison of Twelve Months Ended March 31, 1998 and Twelve Months Ended March 31, 1997

  Consolidated revenues for the twelve months ended March 31, 1998 were $127.3 million, an increase of $5.1 million from the twelve months ended March 31, 1997. This increase was primarily attributable to (i) a $1.4 million increase in broadcast transmission services and site rental revenues and (ii) a $3.6 million increase in network services and other revenues. Revenues from the BBC for the twelve months ended March 31, 1998 amounted to $79.5 million, or 62.5% of total revenues, as compared to $85.5 million, or 70.0% of total revenues, for the twelve months ended March 31, 1997. Revenues from NTL for the twelve months ended March 31, 1998 amounted to $11.8 million, or 9.2% of total revenues. Network services revenues for the twelve months ended March 31, 1998 consisted of $10.6 million from network design and development services and $3.1 million from site management and other services.

  Costs of operations for the twelve months ended March 31, 1998 were $60.0 million, a decrease of $7.2 million from the twelve months ended March 31, 1997. This decrease was primarily attributable to a $7.4 million decrease in broadcast transmission services and site rental costs, partially offset by a $0.2 million increase in network services and other costs. Costs of operations as a percentage of revenues for broadcast transmission services and site rental were 47.5% for the twelve months ended March 31, 1998, as compared to 54.7% for the twelve months ended March 31, 1997. This decrease was attributable to (i) increases in site rental revenues from existing sites with little change in site operating costs; and (ii) the elimination, as of February 28, 1997, of certain costs recharged to the BBC Home Service Transmission Business by the BBC. Costs of operations as a percentage of revenues for network services and other were 44.2% for the twelve months ended March 31, 1998, as compared to 58.6% for the twelve months ended March 31, 1997. This decrease was attributable to (i) a higher proportion of broadcast consulting revenues, which result in higher margins than certain other network design and development services and (ii) the elimination, as of February 28, 1997, of certain costs recharged to the BBC Home Service Transmission Business by the BBC. Costs of operations for site rental and broadcast transmission for the twelve months ended March 31, 1998 includes non-cash compensation charges for $1.1 million related to the issuance of stock options to certain employees.

  General and administrative expenses for the twelve months ended March 31, 1998 were $8.6 million, an increase of $1.4 million from the twelve months ended March 31, 1997. As a percentage of revenues, general and administrative expenses were 6.8% and 5.9% for the twelve months ended March 31, 1998 and 1997, respectively. This increase was attributable to costs incurred by CTI as a separate enterprise which were not directly incurred by the BBC Home Service Transmission Business as a part of the BBC.

  Corporate development expenses for the twelve months ended March 31, 1998 relate primarily to costs incurred in connection with certain projects in Australasia and non-cash compensation charges for $1.8 million related to the issuance of stock options to certain executives.

  Depreciation and amortization for the twelve months ended March 31, 1998 was $37.4 million, an increase of $20.1 million from the twelve months ended March 31, 1997. Monthly charges for depreciation and amortization increased for periods subsequent to February 28, 1997 due to (i) a decrease in the estimated useful lives for certain transmission and power plant equipment from 25 to 20 years; and (ii) the amortization of goodwill recorded in connection with the acquisition of the BBC Home Service Transmission Business.

  Interest and other income for the twelve months ended March 31, 1998 resulted primarily from (i) the investment of excess proceeds from amounts drawn under CTI's bank credit facilities in February 1997; and (ii) the investment of cash generated from operations during the period.

  Interest expense and amortization of deferred financing costs for the twelve months ended March 31, 1998 was $24.2 million. This amount was comprised of
(i) $4.9 million related to amounts drawn under the CTI Credit Facility; (ii) $15.6 million related to the CTI Bonds; and (iii) $3.7 million for the amortization of deferred financing costs. Interest expense and amortization of deferred financing costs of $1.4 million for the twelve months ended March 31, 1997 was attributable to amounts drawn under the CTI Credit Facility. The BBC Home Service Transmission Business did not incur any financing costs as a part of the BBC prior to February 28, 1997.

  Liquidity and Capital Resources

  As of September 30, 1998, after giving pro forma effect to the Offering, the Company would have had consolidated cash and cash equivalents of $322.3 million (including $18.2 million at CTI), consolidated long-term debt of $425.3 million, consolidated redeemable preferred stock of $200.0 million and consolidated stockholders' equity of $745.1 million. In addition, on December 8, 1998, the Company entered into a Formation Agreement with BAM in which the Company agreed to contribute $250.0 million in cash to the Proposed JV. As of September 30, 1998, after giving pro forma effect to the Offering and the Proposed JV, the Company would have had consolidated cash and cash equivalents of $114.0 million (including $18.2 million at CTI), consolidated long-term debt of $605.3 million, consolidated redeemable preferred stock of $200.0 million and consolidated stockholders' equity of $942.1 million.

  As of November 1, 1998, CCI and its subsidiaries had no significant unused borrowing availability under the Senior Credit Facility, and CTI had unused borrowing availability under the CTI Credit Facility of approximately (Pounds)30.0 million ($51.0 million). As of September 30, 1998, after giving pro forma effect to the Offering, CCI and its subsidiaries and CTI and its subsidiaries would have had approximately $73.9 million and (Pounds)30.0 million ($51.0 million) of unused borrowing availability, respectively, under the Senior Credit Facility and the CTI Credit Facility. At formation of the joint venture, the Proposed JV will borrow $180.0 million under a committed $250.0 million credit facility. The Senior Credit Facility and the CTI Credit Facility require, and the Proposed JV Credit Facility will require, that the respective borrowers maintain certain financial covenants; in addition, all three credit facilities place restrictions on the ability of the Company and its subsidiaries to, among other things, incur debt and liens, pay dividends, make capital expenditures, undertake transactions with affiliates and make investments. These facilities also limit the ability of the Company's subsidiaries to pay dividends to CCIC.

  The Company's business strategy contemplates substantial capital expenditures in connection with (i) the expansion of its tower footprints by partnering with wireless communications carriers to assume ownership of their existing towers and by pursuing build-to-suit opportunities and (ii) to acquire existing transmission networks globally as opportunities arise. The exact amount of such capital expenditures will depend on the number of such opportunities that the Company is able to successfully consummate. In addition to the Proposed JV, the Company is currently pursuing other potential significant acquisitions, investments and joint venture opportunities that could require the Company to use all remaining proceeds of this Offering and to raise additional debt or equity financing in the near term. However, there can be no assurance that the Company will consummate any of these transactions in the near term or at all. See "Risk Factors--Broad Discretion in Application of Proceeds" and "Managing Integration and Growth".

  In addition, the Company anticipates that it will build, through the end of 1999, approximately 600 towers in the United States at a cost of approximately $135.0 million and approximately 200 towers in the United Kingdom at a cost of approximately $23.0 million. The Company also expects that the capital expenditure requirements related to the roll-out of digital broadcast transmission in the United Kingdom will be approximately (Pounds)100.0 million ($170.0 million). Capital expenditures were $77.7 million for the nine months ended September 30, 1998, of which $3.4 million was for CCIC, $62.1 million was for Crown and $12.2 million was for CTI. On a pro forma basis after giving effect to the Proposed JV, capital expenditures (excluding acquisitions) would have been $74.1 million for the year ended December 31, 1997 (of which $3.4 million would have been for CCIC and TEA, $27.1 million would have been for Crown, $17.6 million would have been for the Proposed JV and $26.0 million would have been for CTI), and $140.0 million for the nine months ended September 30, 1998 (of which $3.4 million would have been for CCIC, $62.1 million would have been for Crown, $2.5 million would have been for the Proposed JV and $72.0 million would have been for CTI). The Company has budgeted capital expenditures (excluding acquisitions) of $62.0 million for the three months ended December 31, 1998 and $337.0 million for the fiscal year ended December 31, 1999 (of which $37.0 million is budgeted for the Proposed JV).

  To fund the execution of the Company's business strategy, the Company and its subsidiaries expect to use the net proceeds of the Offering, the borrowings available under the Senior Credit Facility, the borrowings available under the CTI Credit Facility and the remaining net proceeds from the 1997 Notes Offering and the IPO. Whether the Company utilizes the Senior Credit Facility and the CTI Credit Facility to finance expansion opportunities will depend upon a number of factors, including (i) the attractiveness of the opportunities, (ii) the time frame in which they are identified, (iii) the number of pre-existing projects to which the Company is committed and (iv) the Company's liquidity at the time of any potential opportunity. In the event the Company does not otherwise have cash available (from the net proceeds of the 1997 Notes Offering, the IPO, this Offering or otherwise), or borrowings under the Senior Credit Facility or the CTI Credit Facility have otherwise been utilized, when an opportunity arises, the Company would be forced to seek additional debt or equity financing or to forego the opportunity. In the event the Company determines to seek additional debt or equity financing, there can be no assurance that any such financing will be available (on commercially acceptable terms or at all) or permitted by the terms of the Company's existing indebtedness. To the extent the Company is unable to finance future capital expenditures, it will be unable to achieve its currently contemplated business strategy.

  For the nine months ended September 30, 1997 and 1998, the Company's net cash provided by (used for) operating activities was ($2.1 million) and $3.4 million, respectively. For the years ended December 31, 1995, 1996 and 1997, the Company's net cash provided by (used for) operating activities was $1.7 million ($0.5 million) and ($0.6 million), respectively. Since its inception, the Company has generally funded its activities (other than its acquisitions and investments) through excess proceeds from contributions of equity capital. The Company has financed its acquisitions and investments with the proceeds from equity contributions, borrowings under the Senior Credit Facility and the issuance of promissory notes to sellers. Since its inception, CTI has generally funded its activities (other than the acquisition of the BBC Home Service Transmission Business) through cash provided by operations and borrowings under the CTI Credit Facility. CTI financed the acquisition of the BBC Home Service Transmission Business with the proceeds from equity contributions and the issuance of the CTI Bonds.

  On December 21, 1998, the Company privately placed under Rule 144A and Regulation S of the Securities Act, 200,000 shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010, each share of which has a liquidation preference of $1,000.

  On August 18, 1998, the Company consummated the IPO at a price to the public of $13 per share. The Company sold 12,320,000 shares of its common stock and received proceeds of $151.0 million (after underwriting discounts of $9.1 million but before other expenses of the IPO, which totaled approximately $3.8 million). The net proceeds from the IPO were contributed to an unrestricted subsidiary and are currently invested in short-term investments.

  On August 18, 1998, the Company consummated a share exchange with certain shareholders of CTI, which increased the Company's ownership of CTI from approximately 34.3% to 80.0%. The Company issued 20,867,700 shares of its Common Stock and 11,340,000 shares of its Class A Common Stock, with such shares valued at an aggregate of $418.7 million (based on the price per share to the public in the IPO). The Company recognized goodwill of $343.9 million in connection with this transaction, which was accounted for as an acquisition using the purchase method. CTI's results of operations and cash flows are included in the consolidated financial statements for the period subsequent to the date the exchange was consummated.

  In July 1998, all of the holders of the Company's Senior Convertible Preferred Stock converted such shares into an aggregate of 9,629,200 shares of the Company's common stock. Upon consummation of the IPO, all of the holders of the Company's then-existing shares of Class A Common Stock, Class B Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock converted such shares into an aggregate of 39,842,290 shares of the Company's common stock.

  In August and October of 1997, CCIC issued shares of its Senior Convertible Preferred Stock for aggregate net proceeds of $29.3 million and $36.5 million, respectively. The proceeds from the August issuance were used to make a $25.0 million payment as part of the cash purchase price for the Crown Merger. On October 31, 1997, the Company entered into an amendment to the Senior Credit Facility. As amended, the Senior Credit Facility provides for available borrowings of $100.0 million and expires on December 31, 2004. On October 31, 1997, in connection with the October Refinancing, new borrowings under the Senior Credit Facility of $94.7 million, along with the proceeds from the October issuance of the Senior Convertible Preferred Stock, were used to repay the seller note issued in connection with the Crown Merger, to repay loans outstanding under a credit agreement at CCI and to pay related fees and expenses.

  CCIC used the net proceeds from the 1997 Notes Offering to repay substantially all of its outstanding indebtedness, including borrowings under the Senior Credit Facility, and to pay related fees and expenses. The balance of the net proceeds from the 1997 Notes Offering is being used for general corporate purposes.

  On October 8, 1998, the Company acquired all of the outstanding shares of Millennium Communications Limited ("Millennium") for aggregate consideration of $14.5 million, consisting of cash, CCIC common stock and the assumption of indebtedness. Millennium develops, owns and operates telecommunications towers and related assets in the United Kingdom. On the date of acquisition, Millennium owned 102 tower sites. Millennium is being operated as a subsidiary of CTI.

  On February 28, 1997, CTI used the proceeds from equity contributions and borrowings under the CTI Credit Facility to finance the acquisition of the BBC Home Service Transmission Business. On May 21, 1997, CTI used the net proceeds from the sale of the CTI Bonds to repay substantially all of the outstanding borrowings under the CTI Credit Facility. On July 17, 1998, the lenders (acting through Credit Suisse First Boston, as agent) under the CTI Credit Facility waived a provision in the CTI Credit Facility that would have required the repayment of the CTI Credit Facility concurrently with the listing of the Company's Common Stock.

  Prior to May 15, 2003, the Company's interest expense on the Notes will be comprised solely of the amortization of original issue discount. Thereafter, the Notes will require annual cash interest payments of approximately $26.7 million. Prior to December 15, 2003, the Company does not expect to pay cash dividends on the Exchangeable Preferred Stock or, if issued, cash interest on the Exchange Debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, the Exchangeable Preferred Stock or, if issued, the Exchange Debentures will require annual cash dividend or interest payments of approximately $47.8 million. Annual cash interest payments on the CTI Bonds are (Pounds)11.25 million ($19.1 million). In addition, the Senior Credit Facility and the CTI Credit Facility will require periodic interest payments on amounts borrowed thereunder. The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes and the CTI Bonds), will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

  As discussed above, the Company's business strategy contemplates substantial acquisitions and capital expenditures in connection with the expansion of its tower footprints. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. The Company anticipates that it may need to refinance all or a portion of its indebtedness (including the Notes and the CTI Bonds) on or prior to its scheduled maturity. There can be no assurance that the Company will be able to effect any required refinancings of its indebtedness (including the Notes and the CTI Bonds) on commercially reasonable terms or at all. See "Risk Factors".

  Compensation Charges Related to Stock Option Grants

  During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares vested upon consummation of the IPO and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including a newly-elected director) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the price to the public in the IPO, the Company has recorded a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the IPO. Such compensation charge will total approximately $18.4 million, of which approximately $10.6 million was recognized upon consummation of the IPO (for such options and shares which vested upon consummation of the IPO), and the remaining $7.8 million is being recognized over five years (approximately $1.6 million per year) through the second quarter of 2003. An additional $1.6 million in non-cash compensation charges will be recognized through the third quarter of 2001 for stock options issued to certain members of CTI's management prior to the consummation of the share exchange.

  Impact of Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the requirements of SFAS 130 in its financial statements for the three months ended March 31, 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

  In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. The Company has deferred certain costs incurred in connection with potential business initiatives and new geographic markets, and SOP 98-5 will require that such deferred costs be charged to results of operations upon its adoption. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company will adopt the requirements of SOP 98-5 as of January 1, 1999. The cumulative effect of the change in accounting principle for the adoption of SOP 98-5 will result in a charge to results of operations in the Company's financial statements for the three months ended March 31, 1999; it is currently estimated that such charge will amount to approximately $2,300,000.

  Year 2000 Compliance

  We are in the process of conducting a comprehensive review of our computer systems to identify which of our systems will need to be modified, upgraded or converted to recognize and process dates after December 31, 1999 (the "Y2K problem"). The failure to correct a material Y2K problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Y2K problem, resulting in part from the uncertainty of whether our suppliers and customers are addressing the Y2K problem, we are unable to determine at this time whether failures brought on by the Y2K problem will have a material adverse effect on our results of operations, liquidity or financial condition. We believe that, with the implementation of new business systems, the possibility of significant interruptions of normal operations should be reduced; however, we cannot guarantee that our business, financial condition and results of operations will not be materially adversely affected if we or our customers or contractors fail to resolve the Y2K problem in a timely manner.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

  In connection with the sale of the Old Preferred Stock, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use their best efforts to file with the Commission a registration statement with respect to the exchange of the Old Preferred Stock for a new series of exchangeable preferred stock with terms identical in all material respects to the terms of the Old Preferred Stock, except that the New Preferred Stock have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2,
1993). However, the Company has not sought its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Preferred Stock issued pursuant to this Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Preferred Stock directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Preferred Stock. Holders of Old Preferred Stock accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements, of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Preferred Stock must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Note, as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

  Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of New Preferred Stock.

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Preferred Stock in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will, unless such Old Preferred Stock are withdrawn in accordance with the withdrawal rights specified in "Withdrawal of Tenders" below, accept any and all Old Preferred Stock validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The date of acceptance for exchange of the Old Preferred Stock, and consummation of the Exchange Offer, is the Exchange Date, which will be the first business day following the Expiration Date (unless extended as described herein). The Company will issue, on or promptly after the Exchange Date, an aggregate liquidation preference of up to $200,000,000 of New Preferred Stock in exchange for an equal liquidation preference at maturity of outstanding Old Preferred Stock tendered and accepted in connection with the Exchange Offer. The New Preferred Stock issued in connection with the Exchange Offer will be delivered on the earliest practicable date following the Exchange Date. Holders may tender some or all of their Old Preferred Stock in connection with the Exchange Offer.

  The terms of the New Preferred Stock are identical in all material respects to the terms of the Old Preferred Stock, except that the New Preferred Stock have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The New Preferred Stock will evidence the same obligations as the Old Preferred Stock and will be issued under and be entitled to the same benefits under the Certificate of Designation as the Old Preferred Stock. As of the date of this Prospectus, $200,000,000 aggregate liquidation preference of the Old Preferred Stock is outstanding.

  In connection with the issuance of the Old Preferred Stock, the Company arranged for the Old Preferred Stock originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described under "Book-Entry, Delivery and Form," the New Preferred Stock will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "Book-Entry, Delivery and Form."

  Holders of Old Preferred Stock do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Preferred Stock which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Certificate of Designations, but will not be entitled to any registration rights under the Registration Rights Agreement.

  The Company shall be deemed to have accepted validly tendered Old Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Preferred Stock from the Company.

  If any tendered Old Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Preferred Stock in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Preferred Stock in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
     , 1999, unless extended by the Company in its sole discretion (but in no
event to a date later than      , 1999), in which case the term "Expiration
Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company reserves the right, in its sole discretion (i) to delay accepting any Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Preferred Stock not previously accepted, if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied and shall not have been waived by the Company (if permitted to be waived by the Company) and
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Preferred Stock, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. In no event, however, shall the Expiration Date be later
than      , 1999.

  If the Company determines to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Preferred Stock for any New Preferred Stock, and may terminate or amend the Exchange Offer before the acceptance of any Old Preferred Stock for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer, or

    (b) any law, statute, rule of regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Commission or its staff, which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its reasonable good faith judgment that any of the foregoing conditions exist, the Company may (i) refuse to accept any Old Preferred Stock and return all tendered Old Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Preferred Stock to withdraw their tendered Old Preferred Stock which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business days. In no event, however, shall the Expiration Date be a date later
than      , 1999.

Procedures for Tendering

  To tender in connection with the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Preferred Stock by causing DTC to transfer such Old Preferred Stock into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Preferred Stock will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal of Old Preferred Stock should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

  Any beneficial owner whose Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery of such owner's Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Preferred Stock listed therein, such Old Preferred Stock must be endorsed by such registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by such registered holder as such registered holder's name appears on such Old Preferred Stock.

  If the Letter of Transmittal or any Old Preferred Stock or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Preferred Stock will be determined by the Company in its sole discretion, which determination

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

will be final and binding. The Company reserves the absolute right to reject any and all Old Preferred Stock not properly tendered or any Old Preferred Stock whose acceptance by the Company would, in the opinion of U.S. counsel to the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Old Preferred Stock either before or after the Expiration Date. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Preferred Stock, neither the Company, the Exchange Agent nor any other person shall have any duty or incur any liability for failure to give such notification. Tenders of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the Exchange Offer.

  By tendering, each holder represents to the Company that, among other things, the New Preferred Stock acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and that neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company. If the holder is a broker-dealer which will receive New Preferred Stock for its own account in exchange of Old Preferred Stock, it will acknowledge that it acquired such Old Preferred Stock as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

 Guaranteed Delivery Procedures

  Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock are not immediately available, or (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date, may effect a tender of their Old Preferred Stock if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such Old Preferred Stock and the principal amount of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate or certificates representing the Old Preferred Stock to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Preferred Stock delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate or certificates representing all tendered Old Preferred Stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.


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

Withdrawal of Tenders

  Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Preferred Stock in connection with the Exchange Offer, a written facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who deposited the Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such Old Preferred Stock), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Preferred Stock will be issued with respect thereto unless Old Preferred Stock so withdrawn are validly re-tendered. Any Old Preferred Stock which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Stock may be retendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the Expiration Date.

Exchange Agent

  ChaseMellon Shareholder Services, L.L.C. has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 2323 Bryan Street, Suite 2300, Dallas, Texas 75201. The Exchange Agent's telephone number is (214) 965-2220 and facsimile number is (214) 965-2233.

Fees and Expenses

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

  Holders who tender their Old Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Preferred Stock are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Preferred Stock tendered, or if tendered Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Stock in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

Accounting Treatment

  The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Any expenses of the Exchange Offer that are paid by the Company will be charged against the Company's additional paid-in capital in accordance with generally accepted accounting principles.

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

Consequences of Failures to Properly Tender Old Preferred Stock in the
Exchange

  Issuance of the New Preferred Stock in exchange for the Old Preferred Stock pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Preferred Stock, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Preferred Stock desiring to tender such Old Preferred Stock in exchange for New Preferred Stock should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Preferred Stock for exchange. Old Preferred Stock that are not tendered or that are tendered but not accepted by the Company, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

  In the event the Exchange Offer is consummated, the Company will not be required to register the remaining Old Preferred Stock. Remaining Old Preferred Stock will continue to be subject to the following restrictions on transfer: (i) the Remaining Old Preferred Stock may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Preferred Stock will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the Remaining Old Preferred Stock under the Securities Act. To the extent that Old Preferred Stock are tendered and accepted in connection with the Exchange Offer, any trading market for Remaining Old Preferred Stock could be adversely affected.

                              INDUSTRY BACKGROUND

General

  The Company owns, operates and manages wireless communications and broadcast transmission infrastructure, including towers and other communications sites, and also provides a full range of complementary network support services. Each of the wireless communications and broadcasting industries is currently experiencing a period of significant change.

  The wireless communications industry is growing rapidly as new wireless technologies are developed and consumers become more aware of the benefits of wireless services. Wireless technologies are being used in more applications and the cost of wireless services to consumers is declining. A significant number of new competitors in the wireless communications industry have developed as additional frequency spectrum has become available for a wide range of uses, most notably Personal Communications Services ("PCS") (known as "PCN" in the United Kingdom). This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communications sites as new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. These trends are affecting the wireless communications industry around the world.

  As the wireless communications industry has become more competitive, wireless communications carriers have sought operating and capital efficiencies by outsourcing certain network services and the build-out and operation of new and existing infrastructure and by co-locating transmission equipment with other carriers on multiple tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers. Further, the Company believes that there has been a fundamental shift in strategy among established wireless communications carriers relating to infrastructure ownership. The Company believes that in order to free up capital for the growth and management of their customer bases and expansion of their service offerings, such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. The Company believes that those infrastructure providers with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

  The television broadcasting industry is experiencing significant change because of the impending widespread deployment of digital terrestrial television broadcasting (known as "DTV" in the United States and "DTT" in the United Kingdom). In the United States, the FCC has required the four major networks (ABC, CBS, NBC and Fox) to commence DTV broadcasts in the top ten markets by May 1999 and in the top 30 markets by November 1999. In the United Kingdom, pursuant to the Broadcasting Act 1996, six digital television transmission multiplexes, which permit the holders to transmit digital television broadcasting services, have been allocated. The Company successfully began commercial operation of the DTT network from an initial 22 transmission sites on November 15, 1998. Australia, France, Germany, Japan, Spain and Sweden are expected to be the next countries to introduce digital terrestrial television, followed by other European nations and later by developing countries. Many countries are expected to start to establish digital services within the next five years. The shift to digital transmission will require network design, development and engineering services and the significant enhancement of existing broadcast transmission infrastructure, including new transmission and monitoring equipment and the modification, strengthening and construction of towers (including over 1,000 tall towers in the United States). In addition, state-run broadcast transmission networks are continuing to be privatized throughout the world.

  The Company expects these trends to continue around the world in both the wireless communications and broadcasting industries. The Company believes that the next logical step in the outsourcing of infrastructure by wireless communications carriers and broadcasters will be the outsourcing of the operation of their towers and transmission networks, including the transmission of their signals, in much the same way as the BBC has done with its transmission network. This outsourcing will allow carriers to realize additional operating and capital

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

efficiencies and to focus on management of their customer bases and expansion of their service offerings. Management believes that such carriers will only entrust the transmission of their signals to those infrastructure providers, such as the Company, that have the ability to manage towers and transmission networks and a proven track record of providing end-to-end services to the wireless communications and broadcasting industries.

Development of the Tower Industry

  United States. The U.S. wireless communications industry was transformed in the 1970s through the issuance of licenses by the FCC to provide high quality communications services to vehicle-mounted and hand-held portable telephones, pagers and other devices. The licensees built and began operating wireless networks that were supported by communication sites, transmission equipment and other infrastructure. In the early 1980s, the number of towers began to expand significantly with the development of more advanced wireless communications systems, particularly cellular and paging. Nevertheless, as additional towers were built by the wireless communications carriers, they often were built for a single purpose rather than as multiple tenant towers. Further, these towers were generally owned and maintained by carriers and were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving such carriers' signals.

  During the mid-to-late 1980s, a number of independent operators of towers began to emerge. These independent tower operators focused on owning and managing towers with multiple tenants by adding lessees to existing and reconstructed towers. The Company believes the majority of these operators were small business owners with a small number of local towers and few services other than site rental. In the last five years, however, several larger independent tower operators have emerged as demand for wireless services has continued to grow and as additional high frequency licenses have been awarded for new wireless services (including PCS, narrowband paging and wireless local loop), each requiring networks with extensive tower infrastructure. These independent tower operators have sought to acquire smaller operators as well as suitable clusters of towers formerly owned by carriers and broadcasters in order to establish regional and national "tower footprints". Carriers expanding or building a network in a geographic area generally seek to lease space for antennas from a tower company with a strategically located cluster of towers and other communication sites in that area in order to efficiently and effectively establish service coverage in a given market.

  Today, towers are owned by a variety of companies, including wireless communications carriers, local and long distance telecommunications companies, broadcasting companies, independent tower operators, utilities and railroad companies. Despite the increasing demand for towers, the tower industry in the United States remains highly fragmented, with only a few independent tower operators owning a large number of towers. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local operators and purchase towers from wireless communications companies. In addition, wireless communications carriers are building out new, or filling in existing, tower footprints for new and existing wireless services. Independent operators have also expanded into a number of associated network and communication site services, including the design of communication sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues) and the construction of towers. Previously, carriers typically handled such services through in-house departments, and local nonintegrated service contractors focused on specific segments such as radio frequency engineering and site acquisition.

  Broadcast towers in the United States have typically been owned and operated on a fragmented basis. Typically, each network affiliate in each major market owns and operates its own television broadcasting tower. Local stations often have co-located their transmission equipment on these towers. Radio broadcast towers have also typically been erected by each station in a given market. Both television and radio broadcast towers have generally been constructed only for a single user and would require substantial strengthening to house new digital transmission equipment or other analog transmission equipment. As a result, similar to wireless communications towers, such towers historically have been treated as corporate cost centers operated primarily for the purpose of transmitting such broadcasters' signals.

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

  United Kingdom. The first towers in the United Kingdom were built for the BBC's MF radio services. Additional towers were built in the 1940s to transmit HF radio services around the world. In the 1950s, both the BBC and Independent Television Authority (the predecessor of the Independent Broadcasting Authority) built towers for transmission of VHF television. The BBC used some of these towers and built additional towers in the 1960s for its VHF/FM radio services. UHF television started in 1964 and is now transmitted from some 1,100 towers. These towers have been built at a relatively constant rate (compared with wireless communications towers). The majority of tall towers were built in the 1950s and 1960s. The number of smaller towers built peaked at approximately 80 per year in the 1970s, reducing to approximately 25 per year in the early 1990s. The size and structure of towers varies widely due to location, antenna requirements and wind loading. Towers built primarily for broadcast transmission are often able to carry wireless communications antennas. Those that are currently incapable of doing so can be strengthened or replaced.

  Since 1982, the growth of wireless communications in the United Kingdom has led to significant expansion in the number of towers. Historically, there have been four major wireless communications carriers in the United Kingdom, each of which, in general, built towers for its own use, rather than as multiple tenant owners. These towers are owned and maintained by such carriers and, as in the United States, were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving their signals. With the smaller geographic size of the United Kingdom, as compared to the United States, these carriers typically constructed their tower footprint to provide national coverage. Because of this nationwide build out, independent tower owners have not developed as they have in the United States. In addition to wireless communications providers, towers in the United Kingdom are owned by a variety of companies, such as telecommunications companies, utilities and railroad companies.

  Today, tower owners are upgrading their networks to provide more capacity and better service to their customers, while new entrants to the wireless communications market have sought to acquire rapid access to networks that provide national coverage. With the significant costs associated with the approval process for and the construction of new towers, and the significant capital requirements associated with ownership of tower infrastructure, wireless communications carriers have begun to look to third party tower owners to co-locate their antennas on existing towers, to build, own and operate new towers and to acquire such carriers' portfolios of existing towers.

Characteristics of the Tower Industry

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications and broadcasting industries and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers provides them with diversification against the specific technology, product and market risks typically faced by any individual carrier. The emergence of new technologies, carriers, products and markets may allow independent tower operators to further diversify against such risks. Additionally, tower operators face increased "Not-In-My-Backyard" ("NIMBY") sentiment by communities and municipalities, which is reducing the number of opportunities for new towers to be built and driving the trend toward co-location on multiple tenant towers.

  The Company believes that independent tower operators also benefit from the contractual nature of the site rental business and the predictability and stability of monthly, recurring revenues. In addition, the site rental business has low variable costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

  The site rental business typically experiences low tenant churn as a result of the high costs that would be incurred by a wireless communications carrier were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. Similarly, a

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

television or FM broadcaster would incur significant costs were it to relocate a transmitter because, in order to avoid interruption of its transmissions, it would be necessary for the broadcaster to install and commence operations of a second broadcast site prior to ceasing signal transmission at the first site. In addition, regulatory problems associated with licensing the location of the new antenna with the FCC, in the United States, or being licensed for the location by the Radiocommunications Agency (the "RA") in the United Kingdom, may arise if the new location is at the edge of the wireless communication carrier's coverage area and if there is a possible adverse impact on other carriers. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration and FCC, RA and municipal approval and the time required to complete these activities may not be justified by any potential savings in reduced site rental expense.

Trends in the Wireless Communications and Broadcasting Industries

  The Company's existing and future business opportunities are affected by the ongoing trends within the two major industries it serves, namely the wireless communications industry and the radio and television broadcasting industry. Each of these industries is currently experiencing a period of significant change that the Company believes is creating an increasing demand for communication sites and related infrastructure and network support services.

 Wireless Communications


  The wireless communications industry now provides a broad range of services, including cellular, PCS, paging, SMR and ESMR. The industry has benefitted in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase.

  The Company believes that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Further, the Company sees additional opportunities with the development of higher frequency technologies (such as PCS), which have a reduced cell range as a result of signal propagation characteristics that require a more dense network of towers. In addition, network services may be required to service the network build-outs of new carriers and the network upgrades and expansion of existing carriers.

  In addition to the increasing demand for wireless services and the need to develop and expand wireless communications networks, the Company believes that other trends influencing the wireless communication industry have important implications for independent tower operators. In order to speed new network deployment or expansion and generate efficiencies, carriers are increasingly co-locating transmission equipment with that of other network operators. The trend towards co-location has been furthered by the NIMBY arguments generated by local zoning/planning authorities in opposition to the proliferation of towers. Further, the number of competitors in wireless communications is increasing due to the auction of new spectrum and the deployment of new technologies. In this increasingly competitive environment, many carriers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. These carriers, therefore, have sought to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, the Company believes that these carriers are beginning to seek to move their tower portfolios off their balance sheets through sales to, or joint ventures with, experienced tower operators who have the proven capability to provide end-to-end services to the wireless communications industry.

  United States. Current emerging wireless communications systems, such as PCS and ESMR, represent an immediate and sizable market for independent tower operators and network services providers as carriers build out large nationwide and regional networks. While several PCS and ESMR carriers have already built limited networks in certain markets, these carriers still need to fill in "dead zones" and expand geographic coverage. The Cellular Telecommunications Industry Association ("CTIA") estimates that, as of December 31, 1997, there were 51,600 antenna sites in the United States. The Personal Communications Industry Association ("PCIA")

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

estimates that the wireless communications industry will construct at least 100,000 new antenna sites over the next 10 years. As a result of advances in digital technology, ESMR operators, including Nextel, have also begun to design and deploy digital mobile telecommunications networks in competition with cellular carriers. In particular response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications. In addition, as wireless communications networks expand and new networks are deployed, the Company anticipates that demand for microwave transmission facilities that provide "backhaul" of traffic between communications sites to or from a central switching facility will also increase.

  Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. Future potential applications include those that will be deployed by the winners of licenses auctioned in February and March 1998 for local multi-point distribution services, including wireless local loop, wireless cable television, wireless data and wireless Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include local loop networks operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

  United Kingdom. As in the United States, the development of newer wireless communications technologies, such as PCN and digital Terrestrial Trunked Radio ("TETRA"), provides tower operators with immediate opportunities for site rental and new tower build out. The four existing national GSM/PCN carriers continue to fill in "dead zones" and add capacity to their networks. Also, the carrier that is using the TETRA standard, which is similar to GSM and has been adopted throughout Europe, is deploying a network across the United Kingdom. The United Kingdom's newly-licensed wireless local loop operators have the potential to be important site rental customers. Wireless local loop operators provide telephony services that are comparable to the range and quality of services delivered over the fixed wire networks. This technology is being rapidly deployed as a low-cost alternative to fixed networks. To date, a total of seven spectrum licenses have been awarded to companies planning to deploy wireless loop systems. In addition, the deployment of a new national digital PMR system (using the TETRA standard) for the use of the U.K. emergency services and the announced licensing in early 1999 by the U.K. Government of UMTS (Universal Mobile Telecommunications Service) networks, which will be the third generation of cellular, should create additional demand for antenna space and tower sites.

 Radio and Television Broadcasting

  General. There are currently three main transmission delivery methods for television and radio broadcasts: terrestrial, direct-to-home ("DTH") satellite and cable. Terrestrial technology, the most common delivery method in the United States and many other countries including the United Kingdom, relies on signal transmission by wireless telegraphy from a network of terrestrial transmitters for direct reception by viewers or listeners through an aerial system. Satellite signals are transmitted to satellites that then beam the signal over a target area (satellite footprint) for reception by a customer's satellite dish. A satellite customer must either purchase or rent a dish and a receiver/decoder and pay subscription fees to the relevant provider. A cable television customer typically rents a receiver/decoder and pays a subscription fee to receive services that are distributed to the home through co-axial or fiber optic cable.

  Until the 1990s, all three delivery methods used analog technology, which remains the most widespread technology in use today. In the early 1990s, digital technology was developed for radio and television broadcasting and has begun to be introduced for the transmission of radio and television signals. Digital transmission is now possible by terrestrial, satellite and cable methods.

  Digital technology allows a number of signals to be compressed and interleaved, using a technical process called "multiplexing", before the combined signal is transmitted within a single frequency channel. This process makes the signal more robust, allowing the use of parts of the spectrum unavailable to analog. A greater quantity of audio-visual information can be transmitted with the same amount of frequency spectrum allowing higher resolution or multiple channels to be broadcast. At the point of reception, the compression and interleaving are decoded and individual signals recovered.

  Some of the principal advantages of digital compared to analog transmission include: (1) greater number, choice and flexibility of broadcasting services offered; (2) scope for greater interactivity on the part of viewers and listeners; (3) greater capacity for pay-television (subscription and pay-per-view) as well as free-to-air services; and (4) enhanced picture quality and sound. The development and timing of implementation of digital transmission technology to the general public is a function of several factors, including technological advancement, cost of equipment and conversion process, quality improvement of visual and sound transmission and demand for terrestrial bandwidth. The transition to digital transmission will involve additional costs to viewers and program and transmission service providers. Viewers will require additional equipment such as set-top boxes or digital televisions. Program providers have begun to re-equip their studios and production facilities with digital technology.

  United States. Prior to the introduction of digital transmission, the U.S. broadcasting industry had generally been a mature one in terms of demand for transmission tower capacity, although even then opportunities existed for independent tower operators to purchase transmission networks, manage them on behalf of broadcasters under long-term contracts and lease space on broadcasting towers to wireless communications carriers.

  The FCC-mandated introduction of digital television broadcasting will provide new opportunities for independent tower operators. The conversion of broadcasting systems from analog to digital technology will require a substantial number of new towers to be constructed to accommodate the new systems and analog equipment displaced from existing towers. Even with DTV transmissions, television station owners will continue to broadcast the existing analog signals for a number of years. Broadcasters that own their own tower infrastructure may elect to remove third-party tenants from their towers to make room for their own DTV equipment. These displaced tenants, and tower owners that are unable to remove existing third party tenants from their towers, will require new towers to accommodate their transmission equipment. The National Association of Broadcasters projects that by the year 2010 approximately 1,400 tall towers will be required to be built, strengthened or modified to support DTV, with 200 towers required in the top 50 markets within the next five years. Further, because of the need for broadcasters to purchase new transmission equipment to deploy DTV, they will have fewer resources to devote to the build out of new tower infrastructure. The Company believes that these circumstances, along with the relative scarcity of suitable sites and prevalent NIMBY attitudes, will allow experienced tower operators to build and operate multiple tenant broadcast towers to transmit DTV signals. These towers will also be attractive sites for the distribution of FM radio broadcasts.

  United Kingdom. The broadcasting industry in the United Kingdom has generally been a mature one in terms of demand for transmission tower capacity. Existing towers provide almost universal coverage for analog transmission, which remains the primary mode of transmission for television and radio programs in the United Kingdom. Most of the BBC's radio services, three Independent National Radio services and many local services are broadcast by analog terrestrial means. Some radio services are also available by satellite and cable for reception on fixed installations, but not portable or mobile sets.

  Digital television services in the United Kingdom were launched in 1998 from terrestrial transmitters (DTT) and satellite (DST). The Broadcasting Act of 1996 sets out a framework for the licensing of digital terrestrial multiplexes and an industry interest group has been established to coordinate the establishment of digital television in the United Kingdom. The British Government has allocated six multiplexes for DTT: two and one-half of these multiplexes were reserved for the BBC, ITV, Channel 4, S4C and Channel 5, three were awarded to ONdigital (which is a joint venture of Carlton Communications PLC and Granada Group PLC) and the other one-half was awarded to S4C Digital Network. The Company has been awarded the digital transmission contract for the four multiplexes held by the BBC and ONdigital, while NTL has been awarded the digital transmission contract for the other two multiplexes.

  Build-out of digital terrestrial transmission equipment in the United Kingdom is being based on existing analog terrestrial infrastructure, including transmission sites and towers. In the initial phase of the rollout of digital terrestrial transmission equipment, 81 analog transmission sites and towers will be upgraded with new transmitters and associated systems required to support DTT. Digital broadcasts from these sites are expected to reach approximately 90% of the U.K. population. It is expected that additional sites will continue to be upgraded until the "vast majority" of viewers can receive digital broadcasts.

  While no formal timetable has been set for the discontinuation of analog terrestrial television broadcasting, the British Government has announced its intention to review, by 2002, the timing of analog "switch-off". When analog television transmission ceases, large amounts of frequency spectrum will be released. New uses for this spectrum have not yet been defined but applications are likely to include other digital broadcasting applications and mobile communications. The spectrum is inherently suitable for terrestrial transmission, so it is likely that existing towers will be used to provide many of the new services.

  In September 1995, the BBC launched the United Kingdom's first digital radio service, which is now broadcast to approximately 60% of the U.K. population from 29 transmission sites. Independent Local Radio licenses for additional digital radio multiplexes are expected to be issued by the end of 1999.

  To date, existing broadcast towers have been used as transmission sites for the BBC's digital radio service, and it is anticipated that existing towers also will be used for the independent services, often sharing the antennas used for the BBC's digital radio service. While digital radio has the advantage of using a single frequency network, which enables expanded geographic coverage as compared with the multiple frequency networks used for analog radio, to replicate the coverage of analog radio it will be necessary to broadcast digital radio from more sites than at present. Although detailed planning has not yet begun, it is expected that existing towers will provide the necessary sites. As with DTT, the Company believes that ownership of key broadcasting sites across the United Kingdom will allow an experienced operator to provide the infrastructure necessary to accommodate the growth in digital radio at minimum cost.

                                   BUSINESS

  The Company is a leading domestic and international provider of wireless communications and broadcast transmission infrastructure and related services. The Company's business is to own, operate and manage wireless communications sites and broadcast transmission networks. In addition, the Company provides a full range of complementary services to its customers including (1) network design and site selection, (2) site acquisition, (3) site development and construction, (4) antenna installation and (5) network management and maintenance.

  As of September 30, 1998, the Company owned or managed 1,302 towers, including 548 towers in the United States and 754 towers in the United Kingdom. In addition, on October 8, 1998, the Company added 102 towers in the United Kingdom through its acquisition of Millenimum Communications Limited. Assuming the Company had formed the proposed joint venture with BAM, as of September 30, 1998, it would have owned an additional 1,427 towers, including 117 towers that we currently manage. These 1,427 towers form a significant portion of BAM's 850 MHZ wireless communications network in the eastern and southwestern United States.

  Based on its industry position and experience, the Company believes it is positioned to capitalize on global growth opportunities arising from:

  . the expansion of existing networks and the introduction of new networks in the wireless communications industry;

  . the consolidation of tower ownership generally, including the transfer of infrastructure ownership from major wireless communications carriers to independent infrastructure providers;

  . the ongoing privatization of state-run broadcast transmission networks around the world; and

  . the widespread introduction of digital transmission technology in the broadcasting industry.

  The Company's site rental business involves leasing antenna space to customers on towers and rooftops it owns or manages. The Company generally receives fees for installing a customer's equipment and antennas on a tower and also receives monthly rental payments from customers under site leases that typically range in term from three to five years. The Company's major site rental customers include Aerial Communications, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Motorola, Nextel, PageNet and Sprint PCS in the United States and Cellnet, National Transcommunications Limited, One2One, Orange Personal Communications and Vodafone in the United Kingdom.

  The Company's broadcast transmission business includes both the transmission of analog and digital television and radio broadcasts and the construction of new multiple tenant broadcast towers. In the United Kingdom, the Company provides analog transmission services for two national television services, seven national radio services and 37 local radio stations through its network of 3,465 transmitters. These services are provided under long-term contracts with the BBC and two national commercial radio companies. In addition, the Company has long-term contracts to provide digital transmission services to the BBC and ONdigital. In the United States, the Company plans to build new multiple tenant broadcast towers in locations where additional tower capacity is required to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers.

  The Company has developed extensive expertise in its core site rental and broadcast transmission business. Further, its team of more than 300 engineers has substantial experience in providing end-to-end services, including (1) design of wireless communication and broadcast transmission networks, (2) radio frequency engineering, (3) site acquisition, (4) site development and construction and (5) antenna installation. The Company plans to leverage its technical expertise and operational experience to take advantage of the fundamental shift in strategy that is occurring among established wireless communications carriers relating to infrastructure ownership. Such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. We believe that infrastructure providers with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

Background

  Founded in 1994, the Company acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from PCI in 1995. Also in 1995, in order to expand its geographic coverage, scope of services and client base, the Company consummated the Spectrum Acquisition for a leading rooftop management and engineering firm that manages rooftop sites. The Spectrum Acquisition provided the Company with management revenues for 44 rooftop sites, as well as important relationships with carriers, and gave the Company an entry into the market for wireless network services.

  In 1996, the Company acquired from Motorola a strategic cluster of 14 towers located on mountaintops across Puerto Rico, as well as one rooftop site and an island-wide microwave and SMR system. The Puerto Rico Acquisition gave the Company a strategic tower footprint, and positioned the Company to be a leading independent tower operator in the Puerto Rican market. In addition, in July 1996, CCIC purchased an option to acquire 36% of TEA, which represented a significant step for the Company towards becoming a full service provider of wireless network services. TEA is a leading site acquisition firm offering carriers specialized expertise in site selection, site acquisition, zoning, permit procurement and project management. In May 1997, CCIC acquired all the outstanding shares of TEA. In June 1997, the Company purchased a minority interest in VISI, which intends to provide computerized geographic information for a variety of business applications (including site acquisition and telecommunication network design).

  In February 1997, CCIC, along with Candover Investments plc, TdF and Berkshire, formed CTI to purchase the BBC Home Service Transmission Business. Following the CTI Investment, the Company owned 34.3% of CTI. The BBC Home Service Transmission Business included ownership of approximately 730 towers in the United Kingdom and rights to locate broadcast transmission equipment on an additional 558 towers in the United Kingdom owned by NTL, CTI's primary competitor. In addition, CTI entered into a 10-year contract with the BBC to provide analog television and analog and digital radio transmission services in the United Kingdom. With the acquisition of the BBC Transmission Business, the Company, through its affiliation with CTI, gained access to an expertise in broadcast transmission upon which the Company believes it can capitalize in other markets.

  In August 1997, CCIC expanded its tower footprints and enhanced its network services offering in the United States by consummating the Crown Merger. The assets acquired through the Crown Merger included 61 owned towers and exclusive rights to lease antenna space on 147 other towers and rooftop sites, most of which are located in and around the greater Pittsburgh area, giving the Company a significant presence in that market. The remaining acquired Crown communication sites are located in Pennsylvania, West Virginia, Kentucky, Ohio and Delaware. The Crown assets included engineering and operational expertise and management experience. The Crown Merger also provided the Company with relationships with major wireless communications carriers such as Aerial Communications, AirTouch Cellular, Bell Atlantic Mobile, AT&T Wireless, PageNet, Nextel and Sprint PCS.

  On August 21, 1998, the Company consummated a share exchange with certain shareholders of CTSH. The result of this exchange was to increase the Company's equity interest in CTI to 80%. The remaining 20% of CTSH's shares are owned by TdF. Concurrently with the Roll-Up, the Company raised $151,043,200 in an initial public offering of its Common Stock.

  The Company's common stock is listed on the Nasdaq Stock Market's National Market under the symbol "TWRS". Based on a last sales price of $15 11/16 on December 7, 1998, the market value of our fully diluted common equity was approximately $1.75 billion.

Business Strategy

  The Company's objective is to become the premier global provider of wireless communications and broadcast transmission infrastructure and related services. The Company's experience in establishing and expanding its existing tower footprints, its experience in owning and operating both analog and digital transmission networks, its significant relationships with wireless communications carriers and broadcasters and its ability to offer customers its in-house technical and operational expertise, uniquely position it to capitalize on global growth opportunities. The key elements of the Company's business strategy are to:

 . Maximize Utilization of Tower Capacity. The Company is seeking to take advantage of the substantial operating leverage of its site rental business by increasing the number of antenna leases on its owned and managed communications sites. The Company believes that many of its towers have significant capacity available for additional antenna space rental and that increased utilization of its tower capacity can be achieved at low incremental cost. For example, prior to the Company's purchase of the BBC's broadcast transmission network in 1997, the rental of available antenna capacity on the BBC's premier tower sites was not actively marketed to third parties. The Company believes there is substantial demand for such capacity. In addition, the Company believes that the extra capacity on its tower footprints in the United States and the United Kingdom will be highly desirable to new entrants into the wireless communications industry. Such carriers are able to launch service quickly and relatively inexpensively by designing the deployment of their networks based on the Company's attractive existing tower footprints. Further, the Company intends to selectively build and acquire additional towers to improve the coverage of its existing tower footprints to further increase their attractiveness. The Company intends to use targeted sales and marketing techniques to increase utilization of and investment return on its existing, newly constructed and acquired towers.

 .  Leverage Expertise of CCI and CTI Personnel to Implement Global Growth
   Strategy. The Company is seeking to leverage the skills of its personnel in the United States and the United Kingdom. The Company believes that its ability to manage networks, including the transmission of signals, will be an important competitive advantage in its pursuit of global growth opportunities. With its wireless communications and broadcast transmission network design and radio frequency engineering expertise, the Company is well positioned (1) to partner with major wireless communications carriers to assume ownership of their existing towers, (2) to provide build-to-suit towers for wireless communications carriers and broadcasters and (3) to acquire existing broadcast transmission networks that are being privatized around the world.

 .  Partner with Wireless Communications Carriers to Assume Ownership of Their
   Existing Towers. In addition to the Proposed JV with BAM, the Company is continuing to seek to partner with other major wireless communications carriers to assume ownership of their existing towers directly or through joint ventures. The Company believes the primary criteria of such carriers in selecting a company to own and operate their wireless communications infrastructure will be the company's perceived capability to maintain the integrity of their networks, including their transmission signals. Therefore, the Company believes that those companies with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure. The Company believes that similar opportunities will arise globally as the wireless communications industry further expands.

 .  Provide Build-to-Suit Towers for Wireless Communications Carriers and
   Broadcasters. As wireless communications carriers continue to expand and fill-in their service areas, they will require additional communications sites and will have to build new towers where co-location is not available. Similarly, the introduction of digital terrestrial television broadcasting in the United States will require the construction of new broadcast towers to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers. The Company is aggressively pursuing these build-to-suit opportunities, leveraging on its ability to offer end-to-end services.

 . Acquire Existing Broadcast Transmission Networks. In 1997, CTI successfully acquired the privatized domestic broadcast transmission network of the BBC. In addition, the Company is implementing the roll-out of digital television transmission services throughout the United Kingdom. As a result of this experience, the Company is well positioned to acquire other state-owned analog and digital broadcast transmission networks globally when opportunities arise. These state-owned broadcast transmission networks typically enjoy premier sites giving an acquirer the ability to offer unused antenna capacity to new and existing radio and television broadcasters and wireless communications carriers, as well as to install new technologies such as digital terrestrial transmission services. In addition, the Company's experience in broadcast transmission services allows the Company to consider, when attractive opportunities arise, acquiring wireless transmission networks as well as the acquisition of associated wireless communications infrastructure. The Company is currently pursuing international acquisition and privatization opportunities.

 . Capitalize on Management Experience. The Company has assembled and will continue to build a strong management team that has extensive experience in the tower industry and in the management of broadcast transmission networks. Many of the senior executives have worked together for an extended period, which enables them to leverage their collective strengths in a rapidly changing industry environment. In addition, management is highly motivated to produce strong operating results based on their stock ownership in the Company.

The Company

  CCIC is a holding company that conducts all of its business through its subsidiaries. CCIC's two principal operating subsidiaries are CCI, through which it conducts its U.S. operations, and CTI, through which it conducts its U.K. operations. The Company's interest in the proposed joint venture with BAM will be held and operated through a third subsidiary.

U.S. Operations

  The Company's primary business focus in the United States is the leasing of antenna space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. Supporting its competitive position in the site rental business, the Company maintains in-house expertise in, and offers its customers, infrastructure and network support services that include network design and communication site selection, site acquisition, site development and construction and antenna installation.

  The Company leases antenna space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennas on a tower and also receives monthly rental payments from customers payable under site rental leases that generally range in length from three to five years. The Company's U.S. customers include such companies as Aerial Communications, AirTouch Cellular, Arch Communications, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Cellular One, Federal Express, Lucent Technologies, Motorola, Nextel, Nokia, PageNet, Skytel, Sprint PCS and TSR Wireless, as well as private network operators and various federal and local government agencies, such as the Federal Bureau of Investigation, the Internal Revenue Service and the U.S. Postal Service.

  At September 30, 1998, the Company owned or managed 548 towers and 81 revenue producing rooftop sites in the United States and Puerto Rico. In addition, the Company had 1,286 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers. The Company's major U.S. tower footprints are located in western Pennsylvania (primarily in and around the greater Pittsburgh area), in the southwestern United States (primarily in western Texas), across Puerto Rico and along I-95 in North Carolina and South Carolina. The Company plans to enhance and expand its tower footprints by building and acquiring multiple tenant towers in locations attractive to site rental customers. To that end, the Company has developed, maintains and deploys for its own use extensive network design and radio frequency engineering expertise, as well as site selection, site acquisition and tower construction capabilities. The Company plans to leverage CCI's expertise and experience in building and acquiring new towers by entering into build-out, purchase or management contracts with various carriers and tower owners. For example, pursuant to an agreement with Nextel, as of September 30, 1998, the Company had constructed or purchased 43 sites, was in the process of constructing or receiving permits for an additional 63 sites, had identified 11 sites to purchase and has the option to construct or purchase up to 69 additional multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. In addition, pursuant to this agreement, the Company purchased 48 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio and has the option to purchase two additional towers.

 Communication Site Footprints

  At September 30, 1998, the Company owned 419 towers and managed an additional 129 towers and 81 revenue producing rooftop sites in the United States and Puerto Rico. The Company is in the process of building 66 towers. The following table indicates, as of September 30, 1998, the type and geographic concentration of CCI's owned and managed towers and revenue producing rooftop sites:

                                                                          % of
                                                                   Number Total
                                                                   ------ -----
   Towers:
     Pennsylvania.................................................  213    33.9%
     Texas........................................................  154    24.5
     New Mexico...................................................   34     5.4
     Louisiana....................................................   24     3.8
     Mississippi..................................................   21     3.3
     Ohio.........................................................   19     3.0
     West Virginia................................................   18     2.9
     Puerto Rico..................................................   14     2.2
     Arizona......................................................   12     1.9
     South Carolina...............................................   12     1.9
     North Carolina...............................................   11     1.7
     All Others...................................................   16     2.6
                                                                    ---   -----
   Rooftops(a)....................................................   81    12.9
                                                                    ---   -----
       Total......................................................  629   100.0%
                                                                    ===   =====

--------
(a) CCI manages an additional 1,286 rooftop sites throughout the United States that do not currently produce revenue but are available for leasing to its customers.

  The Company expects to significantly broaden its existing U.S. tower footprints and expand into new strategically clustered sites by building additional towers. To that end, the Company, through CCI, has developed and maintains and deploys for its own use extensive network design and radio frequency engineering expertise and tower construction capabilities. The Company plans to leverage CCI's network design expertise to build towers in areas where carriers' signals fail to transmit in their coverage area. The areas, commonly known as "dead zones", are attractive tower locations. Building a tower only after securing an anchor tenant, the Company usually has been able to add additional carriers that have the same "dead zone". The Company also plans to leverage CCI's expertise and experience in building new towers by entering into build-out or purchase contracts with various carriers, such as the Nextel Agreement. As of September 30, 1998, the Company had constructed 121 towers in western Pennsylvania, Ohio, Texas, South Carolina, Virginia, Indiana, West Virginia, Louisiana and North Carolina to enhance its regional presence in these areas. As part of the Nextel Agreement, the Company had the option to build or purchase up to 250 towers along interstate highways in the midwestern and eastern United States over the next two years. As of September 30, 1998, 43 of these sites had been completed, an additional 63 sites were in various stages of permitting and construction, 11 sites had been identified as candidates for purchase and 64 sites had been rejected because they did not meet the Company's investment criteria. Pursuant to the Nextel Agreement, 69 sites remain to be tendered to the Company. See "--Significant Contracts--Nextel Agreement".

  The Company plans to use the towers acquired in the Crown Merger as a model for the towers it intends to build when population density and perceived demand are such that the Company believes the economics of constructing such towers are justified. Management believes the Crown towers are superior to those of its competitors because of their capacity and quality engineering. The multiple tenant design of the Crown towers obviates the need for expensive and time consuming modifications to upgrade undersized towers, saving critical capital and time for carriers facing time-to-market constraints. Using only hot dipped galvanized structures exceeding the standards of the American National Standards Institute, Electronics Industry Association and Telecommunications Industry Association, the Company builds towers capable of accommodating a large number of wireless antennas. The towers are also designed to easily add additional customers, and the equipment shelters are built to accommodate another floor for new equipment and air conditioning units when additional capacity is needed. The tower site is zoned for multiple carriers at the time the tower is constructed to allow new carriers to quickly utilize the site. In addition, the towers, equipment shelters and site compounds are engineered to protect and maintain the structural integrity of the site. Tower sites are designed to withstand severe wind, lightning and icing conditions, have shelters with exclusive security card access and are surrounded by ten foot barbed wire fences.

  The Company also plans to acquire towers in order to develop new tower footprints or to broaden its existing tower footprints. The Company believes that wireless communications carriers have begun to seek to sell, or establish joint ventures for the ownership of, their tower networks. See "Industry Background". The Company is actively seeking to enter into such arrangements with major wireless communications carriers. On a smaller scale, as part of the Nextel Agreement, the Company has purchased 48 of Nextel's existing towers and has the option to purchase an additional two towers. The Company believes that these towers will provide it with a portfolio of strategic clusters in Philadelphia, Houston, Dallas and San Antonio. The Company plans to continue to acquire additional towers from carriers, such as Nextel, and other independent tower operators as opportunities present themselves, although the Company currently has no agreements with regard to any such acquisitions.

  The Company generally believes it has significant capacity on a number of its towers in the United States and Puerto Rico. Many of the towers it acquired prior to the Crown Merger, however, may require significant modifications and improvements to raise them to the quality specifications of the Crown towers or to add additional customers. The Company intends to pursue these upgrades where it believes it can achieve appropriate returns to merit the necessary expenditure.

 Products and Services

  The Company's products and services can be broadly categorized as either site rental, network services or broadcast site rental and services. Network services provided through CCI include network design and site selection, site acquisition, site development and construction and antenna installation.

 Site Rental

  In the United States, the Company rents antenna space on its owned and managed towers and rooftops to a variety of carriers operating cellular, PCS, SMR, ESMR, paging and other networks. The Company's U.S. site rental business has its headquarters in Pittsburgh, with sales offices in Houston, Albuquerque, Philadelphia and San Juan.

  Tower Site Rental. The Company leases space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennas on a tower (as provided in the Company's network services programs) and also receives monthly rental payments from customers payable under site leases. In the United States, the majority of the Company's outstanding customer leases, and the new leases typically entered into by the Company, have original terms of five years (with three or four optional renewal periods of five years each) and provide for annual price increases based on the Consumer Price Index.

  The Company also provides a range of site maintenance services in order to support and enhance its site rental business. The Company believes that by offering services such as antenna, base station and tower maintenance and security monitoring, it is able to offer quality services to retain its existing customers and attract future customers to its communication sites. The Company was the first site management company in the United States selected by a major wireless communications company to exclusively manage its tower network and market the network to other carriers for co-location.

  The following table describes, without giving effect to the Proposed JV, the Company's top ten revenue producing towers in the United States and Puerto
Rico:

                                                                      September
                                                  Number of             1998
                                                   Tenant   Number of  Monthly
          Name             Location   Height (ft)  Leases   Antennas   Revenue
          ----           ------------ ----------- --------- --------- ---------
Crane................... Pennsylvania     450        101       132    $ 73,112
Bluebell................ Pennsylvania     300        110        98      54,210
Monroeville............. Pennsylvania     500         65        91      39,802
Lexington............... Kentucky         500         89        85      38,449
Cranberry............... Pennsylvania     400         45        86      27,955
Sandia Crest............ New Mexico       140         18        39      27,651
Greensburg.............. Pennsylvania     375         39        65      25,346
Cerro de Punta.......... Puerto Rico      220         37        58      24,835
Beaver.................. Pennsylvania     500         43        56      24,788
El Yunque............... Puerto Rico      200         35        77      23,820
                                                     ---       ---    --------
    Total...............                             582       787    $359,968
                                                     ===       ===    ========

  The Company has entered into master lease agreements with Aerial Communications, AT&T Wireless, Bell Atlantic Mobile, Nextel and Sprint PCS, among others, which provide certain terms (including economic terms) that govern new leases entered into by such parties during the term of their master lease agreements, including the lease of space on towers in the Pittsburgh major trading area ("Pittsburgh MTA"), which includes greater Pittsburgh and parts of Ohio, West Virginia and western Pennsylvania. Each of the Aerial Communications and Sprint PCS agreements has a 10-year master lease term through December 2006, with one 10-year and one five-year renewal period. Rents are adjusted periodically based on the cumulative Consumer Price Index. Nextel's master lease agreement with the Company has a 10-year master lease term through October 2006, with two 10-year renewal options. The Company has also entered into an independent contractor agreement with Nextel. The Bell Atlantic Mobile agreement has a 25-year master lease term through December 2020. The Company has also entered into a master lease agreement with Bell Atlantic whereby the Company has the right to lease antenna space to customers on towers controlled by Bell Atlantic Mobile. See "--Significant Contracts".

  The Company has significant site rental opportunities arising out of its agreements with Bell Atlantic Mobile and Nextel. In its lease agreement with Bell Atlantic Mobile, the Company has exclusive leasing rights for 117 existing towers and currently has sublessees on 59 of these towers in the greater Pittsburgh area. The lease agreement provides that CCI may sublet space on any of these towers to another carrier subject to certain approval rights of Bell Atlantic Mobile. To date, Bell Atlantic Mobile has never failed to approve a sublease proposed by CCI. If the Proposed JV is formed, it is expected that these 117 towers will be among the 1,427 towers to be contributed to the joint venture by BAM. Because the Company would maintain the right to put sublessees on those 117 towers, revenue resulting from the addition of new tenants on those towers would continue to be realized by the Company rather than the joint venture. In connection with the Nextel Agreement, as of September 30, 1998, the Company has the option to own and operate up to 69 additional towers. See "--Significant Contracts".

  Rooftop Site Rental. The Company is a leading rooftop site management company in the United States. Through its subsidiary, Spectrum, the Company develops new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave facilities, fiber optics, wireless cable, paging and rooftop infrastructure services. Spectrum's staff includes radio frequency engineers, managers, technicians and licensing personnel with extensive experience.

  The Company generally enters into management agreements with building owners and receives a percentage of the revenues generated from the tenant license agreements. Specifically, the Company designs and contracts these sites, actively seeks multiple wireless communications carriers, prepares end-user license agreements, and then manages and enforces the agreements. In addition, the Company handles billing and collections and all calls and questions regarding the site, totally relieving the building's management of this responsibility.

  Through Spectrum, the Company focuses on providing electronic compatibility for antennas, and maximization of revenue for building owners. In the United States, radio frequencies are assigned by the FCC but are not coordinated by proposed site. For this reason, Spectrum has developed its own computerized engineering program to determine the electronic compatibility of all users at each site. This program enables Spectrum to maximize site usage. Spectrum surveys each site and evaluates its location, height, physical and electronic characteristics, and its engineers prepare a computer analysis to determine the optimum location for different types of equipment and frequencies. Based on this analysis, potential site users are identified.

  In addition to the technical aspects of site management, the Company provides operational support for both wireless communications carriers looking to build out their wireless networks, and building owners seeking to out source their site rental activities. CCI stores and regularly updates relevant site data, such as the location of communications and broadcast equipment, into a database, which can be utilized to help wireless communications carriers plan and build out their networks.

 Network Services

  Through designing, building and operating its own communication sites, the Company, through CCI, has developed an in-house expertise in certain value-added services that it offers to the wireless communications and broadcasting industries. Because the Company views CCI as a turn-key provider with "end-to-end" design, construction and operating expertise, it offers its customers the flexibility of choosing between the provision of a full ready-to-operate network infrastructure or any of the component services involved therein. Such services include network design and site selection, site acquisition, site development and construction and antenna installation.

  Network Design and Site Selection. The Company has extensive experience in network design and engineering and site selection. While the Company maintains sophisticated network design services primarily to support the location and construction of Company-owned multiple tenant towers, the Company does from time to time provide network design and site selection services to carriers and other customers on a consulting contract basis. The Company's network design and site selection services provide customers with relevant information including recommendations regarding location and height of towers, appropriate types of antennas, transmission power and frequency selection and related fixed network considerations. In 1997, the Company provided network design services primarily for its own footprints and also for certain customers, including Triton Communications, Nextel, Aerial Communications and Sprint. These customers were typically charged on a time and materials basis.

  To capitalize on the growing concerns over tower proliferation, the Company has developed a program called "Network Solutions" through which it will attempt to form strategic alliances with local governments to create a single communications network in their communities. To date the Company's efforts have focused on western Pennsylvania, where it has formed alliances with three municipalities. These alliances are intended to accommodate wireless communications carriers and local public safety, emergency services and municipal services groups as part of an effort to minimize tower proliferation. By promoting towers designed for co-location, these alliances will reduce the number of towers in communities while serving the needs of wireless communications carriers and wireless customers.

  Site Acquisition. In the United States, the Company is engaged in site acquisition services for its own purposes and for third parties. Based on data generated in the network design and site selection process, a "search ring", generally of a one-mile radius, is issued to the site acquisition department for verification of possible land purchase or lease deals within the search ring. Within each search ring, Geographic Information Systems ("GIS") specialists select the most suitable sites, based on demographics, traffic patterns and signal characteristics. Once a site is selected and the terms of an option to purchase or lease the site are completed, a survey is prepared and the resulting site plan is created. The plan is then submitted to the local zoning/planning board for approval. If the site is approved, the Company's construction department takes over the process of constructing the site.

  The Company provides solutions to the NIMBY dilemma of wireless companies by building more environmentally neutral and aesthetically acceptable towers. Designs have included a clock tower, bell tower and others that will allow communications companies to build in areas that otherwise would not permit a tower to be built.

  CCI has provided site acquisition services to several customers, including Aerial Communications, AirTouch Cellular, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, GTE Mobilnet, Nextel, Omnipoint, Pagemart, Sprint PCS and Teligent. These customers engage the Company for such site acquisition services on either a fixed price contract or a time and materials basis.

  Site Development and Construction and Antenna Installation. The Company has provided site development and construction and antenna installation services to the U.S. communications industry for over 14 years. The Company has extensive experience in the development and construction of tower sites and the installation of antenna, microwave dishes and electrical and telecommunications lines. The Company's site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. The Company has designed and built and presently maintains tower sites for a number of its wireless communications customers and a substantial part of its own tower network. The Company can provide cost-effective and timely completion of construction projects in part because its site development personnel are cross-trained in all areas of site development, construction and antenna installation. A varied inventory of heavy construction equipment and materials are maintained by the Company at its 45-acre equipment storage and handling facility in Pittsburgh, which is used as a staging area for projects in major cities in the eastern region of the United States. The Company generally sets prices for each site development or construction service separately. Customers are billed for these services on a fixed price or time and materials basis and the Company may negotiate fees on individual sites or for groups of sites. The Company has the capability and expertise to install antenna systems for its paging, cellular, PCS, SMR, ESMR, microwave and broadcasting customers. As this service is performed, the Company uses its technical expertise to ensure that there is no interference with other tenants. The Company typically bills for its antenna installation services on a fixed price basis.

  The Company's construction management capabilities reflect Crown's extensive experience in the construction of networks and towers. For example, Crown was instrumental in launching networks for Sprint PCS, Nextel and Aerial Communications in the Pittsburgh MTA. In addition, Crown supplied these carriers with all project management and engineering services which included antenna design and interference analyses.

  In 1997, the Company provided site development and construction and antenna installation services to approximately 21 customers in the United States, including Nextel, Sprint PCS, AT&T Wireless, Aerial Communications and Bell Atlantic Mobile.

 Broadcast Site Rental and Services

  The Company also provides site rental and related services to customers in the broadcasting industry in the United States. The launch of DTV in the United States will require significant expansion and modification of the existing broadcast infrastructure. Because of the significant cost involved in the construction or modification of tall towers, along with the large capital expenditures broadcasters will incur in acquiring digital broadcast equipment, management believes that the television broadcasting industry, which has historically been opposed to co-location and third party ownership of broadcast infrastructure, will seek to outsource tower ownership due to cost constraints. See "Industry Background".

  The Company is in the process of forming a joint venture with TdF to pursue tall tower build out and network ownership opportunities. This entity, which is expected to be approximately 70%-owned by the

Company, will seek to capitalize on CTI's and TdF's experience in the broadcast transmission market. Management's objective is to become a leader in the build out of the approximately 200 tall towers expected to be built in the United States over the next five years. Management believes that the Company's experience in providing digital transmission services in the United Kingdom will make the joint venture an attractive provider of broadcast services to the major networks and their affiliates. In addition, the joint venture will seek to partner with public broadcasting stations that own property zoned for tall towers, but that lack sufficient resources and expertise to build a tower. After reaching agreement with the public broadcasting station, the joint venture will attempt to co-locate on the tower the transmitters of major and medium-sized commercial broadcast television stations and high powered FM radio stations as well as wireless communications carriers.

  Electronic news gathering ("ENG") systems benefit from the towers and services offered by the Company. The ENG trucks, often in the form of local television station news vans with telescoping antennas on their roofs, send live news transmission back to the studio from the scene of an important event. Typically, these vans cannot transmit signals beyond about 25 miles. In addition, if they are shielded from the television transmitter site, they cannot make the connection even at close range. The Company has developed an ENG repeater system that can be used on many of its towers in western Pennsylvania and expects to develop similar systems in other markets in which it has or develops tower footprints. This system allows the ENG van to send a signal to one of the Company's local towers where the signal is retransmitted back to the television transmitter site. The retransmission of the signal from the Company's tower to the various television transmitter sites is done via a microwave link. The Company charges the station for the ENG receiver system at the top of its tower and also charges them for the microwave dish they place on its tower. The Company's ENG customers are affiliates of the NBC, ABC, CBS and Fox networks.

  The Company also has employees with considerable direct construction experience and market knowledge in the U.S. broadcasting industry, having worked with numerous television networks around the United States, and a number of other local broadcasting companies. The Company has installed master FM and television systems on buildings across the country. It has supervised the construction and operation of the largest master FM antenna facility in the United States and has engineered and installed two 2,000 foot broadcast towers with master FM antennas. Management believes that this experience may help the Company negotiate favorable antenna site lease rates and construction contracts for both tower and rooftop sites, and to gain an expertise in the complex issues surrounding electronic compatibility and RF engineering.

 Significant Contracts

  The Company has many agreements with telecommunications providers in the United States, including leases, site management contracts and independent contractor agreements. The Company's reciprocal leasing arrangements with Bell Atlantic Mobile, its agreement with Nextel and the BellSouth Site Marketing Agreement present unique opportunities for CCI to (i) acquire clusters of towers in new markets, (ii) expand its existing tower footprints by constructing multiple tenant towers with long-term anchor tenants and (iii) increase utilization of existing towers and rooftop sites.

 Bell Atlantic Mobile

  On December 29, 1995, the Company and Bell Atlantic Mobile entered into two separate 25-year master lease agreements relating to their towers in the Pittsburgh MTA, one establishing certain terms and conditions of Bell Atlantic Mobile's tenancy on the Company's towers and the other establishing certain terms and conditions of the Company's sale of tenancy to other parties on towers controlled by Bell Atlantic Mobile. In addition to providing site rental revenue to the Company, the master leases allow each of the Company and Bell Atlantic Mobile to sublease space on each other's towers in return for a percentage of the rental revenue generated thereby.

  Bell Atlantic Mobile's master lease of space on the Company's towers provides that Bell Atlantic Mobile's monthly site rental payments per tower depend on the size of the equipment installed on the tower, the size of the equipment building and the number of antennas. Rents are adjusted periodically based on the Consumer Price Index. The Company performs all work at Bell Atlantic Mobile's sites for tenants, including antenna installation, grounding and foundations. Both of these master lease agreements included rights of first refusal relating to certain spaces on towers leased by one of the parties for which the other party had received a bona fide offer to buy. In connection with the Crown Merger, the parties amended these master lease agreements to eliminate the rights of first refusal, and Bell Atlantic waived any such rights under these agreements that otherwise would have arisen in connection with the Crown Merger.

  The Company also leases space on all of Bell Atlantic Mobile's towers in the Pittsburgh MTA (the "Bell Atlantic Agreement"). The terms and conditions of the Company's master lease of space on towers controlled by Bell Atlantic Mobile are substantially similar to Bell Atlantic Mobile's master lease with the Company. The Company may sublease space on a tower controlled by Bell Atlantic Mobile to another tenant, however, if the subtenant is to be AT&T, the Company must receive the written consent of Bell Atlantic Mobile. To date, the Company has 132 sublease contracts on Bell Atlantic Mobile-controlled towers. If the Proposed JV is formed, it is expected that these towers will be among the 1,427 towers to be contributed to the joint venture by BAM. Because the Company would maintain the right to put sublessees on these towers, revenue resulting from the addition of new tenants on those towers would continue to be realized by the Company rather than the joint venture.

 Nextel Agreement

  On July 11, 1997, in connection with Nextel's proposed merger with PCI, the Company and Nextel entered into the Nextel Agreement (the "Nextel Agreement"), which establishes the framework under which the Company and Nextel will conduct joint operations for the development of infrastructure within the Nextel markets described below. Under the first part of this agreement, the Company has purchased 48 existing towers from Nextel used in digital or analog transmission in the greater metropolitan areas of Denver and Philadelphia and in certain areas of the states of Texas and Florida, for a purchase price of approximately $10.0 million, and has the option to purchase two additional towers.

  In addition to the tower purchase, the Nextel Agreement provides that the Company has the exclusive right and option to (i) develop, construct, own and operate or (ii) purchase and operate, up to 250 new towers within selected metropolitan areas, including Dallas and Houston, and parts of the interstate highway corridors traversing the following states: Texas, Oklahoma, Louisiana, Arkansas, Mississippi, Alabama, Georgia, South Carolina, North Carolina, Tennessee, Kentucky, Virginia, Pennsylvania, New York, Ohio, Maryland and New Jersey. This option extends from July 1997 until a minimum of 250 potential sites have been tendered to the Company. At September 30, 1998, Nextel had tendered 181 sites to the Company, 117 of which met the Company's criteria for investing in towers and, therefore, were accepted by the Company. Of these 117 sites, 63 sites are in some stage of the permitting process, 11 sites have been identified as candidates for purchase and 43 sites have been completed. Nextel has not yet tendered 69 of the 250 towers. Nextel will perform all site acquisition work, including entering into agreements with the fee owners of sites. If the Company waives its option to construct or purchase new towers for an identified site tendered to it by Nextel, Nextel may construct the tower itself or contract with a third party for the construction. If the Company exercises its option to construct and own a tower, it will reimburse Nextel for all costs of such site acquisition work. If Nextel constructs a tower and the Company elects to purchase the constructed tower, the Company will reimburse Nextel for all site acquisition and construction costs associated with such towers. Following the completion of construction of each tower, Nextel and the Company will, pursuant to Nextel's master lease agreement, enter into a five-year lease contract with four five-year renewal periods, at the option of Nextel. Nextel has a one-time right of first refusal for a five-year period to lease additional space within one designated 20-foot section of each tower.

  If the Company elects to construct a new site, construction is to be completed within a 60-day construction period that will not begin prior to receipt of all regulatory permits and approvals (or a shorter period as mutually agreed). In the event that the Company fails to complete any site within the construction period, Nextel will be entitled to receive liquidated damages for each such failure. If the Company fails to commence or complete construction or to complete the installation of towers and related equipment within the construction period, Nextel may exercise its option to purchase such site at cost (after giving the Company an opportunity to cure). Nextel may terminate the Nextel Agreement if the Company fails to complete construction within the prescribed construction period or if Nextel exercises its purchase option following certain construction delays by the Company for the greater of five towers or 5% of the aggregate number of total sites committed to within a rolling eight-month period. In addition, the Nextel Agreement provides that it may be terminated by Nextel upon the insolvency or liquidation of CCI and it may be terminated by the Company upon the insolvency or liquidation of Nextel. See "Risk Factors--Reliance on Nextel Agreement".

 BellSouth Site Marketing Agreement

  On June 25, 1998, CCI and BellSouth Mobility entered into a Site Marketing Agreement (the "BellSouth Site Marketing Agreement") pursuant to which CCI was designated as the exclusive marketing agent for BellSouth's tower sites in the State of Kentucky. CCI will facilitate the processing of site leases and customer equipment installation at BellSouth sites. By mutual agreement, CCI and BellSouth may extend the contract to cover other states. The initial term of the contract expires on January 31, 1999. After expiration of the initial term, unless BellSouth and CCI shall have entered into an agreement to form a permanent entity for the ownership, utilization and management of BellSouth's tower sites, BellSouth may, at its election, either (1) extend the term of the contract for five years or (2) grant CCI the right to purchase BellSouth's tower sites in Kentucky at their fair market value (but at not less than $75.0 million). If the contract is not extended or CCI elects not to purchase such tower sites, the contract will expire pursuant to its terms.

 Customers

  In both its site rental and network services businesses, the Company works with a number of customers in a variety of businesses including PCS, ESMR, paging and broadcasting. The Company works with both large national carriers such as Sprint PCS, Nextel, AT&T/Cellular One, Omnipoint and BellSouth Mobility, and smaller local regional or private operators such as Aerial Communications and Crescent Communications. For the nine months ended September 30, 1998, no customer accounted for more than 10.0% of CCI's revenues, other than Sprint PCS and Nextel, which accounted for approximately 10.6% and 30.4%, respectively, of CCI's consolidated revenues. Nextel revenues are expected to grow as CCI purchases Nextel towers and builds out Nextel interstate corridor sites. The following is a list of some of CCI's leading site rental customers by industry segment.

           Industry                         Selected Customers
           --------                         ------------------
   SMR/ESMR................ Nextel, SMR Direct
   Paging.................. AirTouch Cellular, PageNet, TSR Wireless
   PCS..................... Aerial Communications, Sprint PCS, Western Wireless
   Private Industrial
    Users.................. IBM, Phillips Petroleum
   Cellular................ AT&T Wireless, Bell Atlantic Mobile
   Governmental Agencies... FBI, INS, Puerto Rico Police
   Data.................... Ardis, RAM Mobile Data
   Broadcasting............ Hearst Argyle Television, Trinity Broadcasting
   Utilities............... Equitable Resources, Nevada Power
   Other................... WinStar

 Sales and Marketing

  CCI's sales and marketing personnel, located in Pittsburgh, Houston, Albuquerque, Atlanta, Philadelphia, Albany, San Juan, Puerto Rico and Sao Paulo, Brazil, target carriers expanding their networks, entering new markets, bringing new technologies to market and requiring maintenance or add-on business. All types of wireless service providers are targeted including broadcast, cellular, paging, PCS, microwave and two-way radio. CCI is also interested in attracting 9-1-1, federal, state, and local government agencies, as well as utility and transportation companies to locate on existing sites. CCI's objective is to pre-sell capacity on CCI's towers by promoting sites prior to construction. Rental space on existing towers is also aggressively marketed and sold.

  CCI utilizes numerous public and proprietary databases to develop detailed target marketing programs directed at auction block license awardees, existing tenants and specific market groups. Mailings focus on regional build outs, new sites and services. The use of databases, such as those with information on sites, demographic data, licenses and deployment status, coupled with measured coverage data and RF coverage prediction software, allows CCI's sales and marketing personnel to target specific carriers' needs for specific sites. To foster productive relationships with its major existing tenants and potential tenants, CCI has formed a team of account relationship managers. These managers work to develop build-to-suit, site leasing services and site management opportunities, as well as ensure that customers' emerging needs are translated into new site products and services.

  The marketing department maintains CCI's visibility within the wireless communications industry through regular advertising and public relations efforts including actively participating in trade shows and generating regular press releases, newsletters and targeted mailings (including promotional flyers). CCI's promotional activities range from advertisements and site listings in industry publications to maintaining a presence at national trade shows. Potential clients are referred to CCI's Web site, which contains Company information as well as site listings. In addition, CCI's sites are listed on the Cell Site Express Web site. This Web site enables potential tenants to locate existing structures by latitude, longitude or address. Clients can easily contact CCI via e-mail through the Web site or Cell Site Express. CCI's network services capabilities are marketed in conjunction with its tower footprints.

  To follow up on targeted mailings and to cold-call on potential clients, CCI has established a telemarketing department. Telemarketers field inbound and outbound calls and forward leads to local sales representatives or relationship managers for closure. Local sales representatives are stationed in each cluster to develop and foster close business relationships with decision-makers in each customer organization. Sales professionals work with marketing specialists to develop sales presentations targeting specific client demands.

  In addition to a dedicated, full-time sales and marketing staff, a number of senior managers spend a significant portion of their efforts on sales and marketing activities. These managers call on existing and prospective customers and also seek greater visibility in the industry through speaking engagements and articles in national publications. Furthermore, many of these managers have been recognized as industry experts, are regularly quoted in articles and are called on to testify at local hearings and to draft local zoning ordinances.

  Public and community relations efforts include coordinating community events, such as working with amateur radio clubs to supply emergency and disaster recovery communications, charitable event sponsorship, and promoting charitable donations through press releases.

 Competition

  In the United States, the Company competes with other independent tower owners, some of which also provide site rental and network services; wireless communications carriers, which own and operate their own tower networks; service companies that provide engineering and site acquisition services; and other potential competitors, such as utilities, outdoor advertisers and broadcasters, some of which have already entered the tower industry. Wireless communications carriers that own and operate their own tower networks generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location, capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. The Company also competes for acquisition and new tower construction opportunities with wireless communications carriers, site developers and other independent tower operating companies and believes that competition for tower site acquisitions will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than the Company.

  The following is a list of certain of the tower companies that compete with the Company in the United States: American Tower Corporation, Lodestar Communications, Motorola, OmniAmerica, Pinnacle Tower, SBA Communications, TeleCom Towers (an affiliate of Cox Communications), Unisite and SpectraSite.

  The following companies are primarily competitors for the Company's rooftop site management activities in the United States: AAT, APEX, Commsite International, JJS Leasing, Inc., Motorola, Signal One, Subcarrier Communications, Tower Resources Management and Unisite.

  The Company believes that the majority of its competitors in the site acquisition business operate within local market areas exclusively, while a small minority of firms appear to offer their services nationally, including SBA Communications Corporation, Whalen & Company and Gearon & Company (a subsidiary of American Tower Corporation). The Company offers its services nationwide and the Company believes it is currently one of the largest providers of site development services to the U.S. and international markets. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site acquisition consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide turnkey site development services through multiple subcontractors) and carriers' internal staff. The Company believes that carriers base their decisions on site development services on certain criteria, including a company's experience, track record, local reputation, price and time for completion of a project. The Company believes that it competes favorably in these areas.

Proposed Joint Venture

  On December 8, 1998, BAM, certain of the Transferring Partnerships, the Company and CCA Investment Corp., a wholly owned indirect subsidiary of the Company ("Company Sub"), entered into the Formation Agreement to form the Proposed JV to own and operate a significant majority of BAM's towers. The Company would own approximately 62.3% of the Proposed JV and BAM and certain of its affiliates would own the remaining 37.7% along with a 0.001% interest in the joint venture's operating subsidiary. For financial reporting purposes, the Company intends to consolidate the Proposed JV's results of operations and financial condition with its own.

  The day-to-day operations of the Proposed JV will be managed by the Company. The Proposed JV will actively seek to add additional tenants to its towers in order to increase its revenues. The Proposed JV will also construct and own new towers that are needed by BAM's wireless communications business. See "-- Build-to-Suit Agreement" and "--Global Lease". The Proposed JV will have regional offices that will be staffed primarily with employees of the Company to perform marketing, billing, operations and maintenance functions.

  Although the Proposed JV is expected to be formed during the first quarter of 1999, the Formation Agreement is subject to a number of significant conditions. There can be no assurance that the Proposed JV will be formed on the terms described in this document or at all. See "Risk Factors--The Proposed Joint Venture May Not Occur".

 Communication Site Footprints

  The following table indicates, as of September 30, 1998, the type and geographic concentration of the Company's and the proposed joint venture's owned and managed towers and revenue producing rooftop sites:

                                                          U.S. Total
                                             The Proposed    After       % of
   Towers:                              CCIC      JV      Proposed JV U.S. Total
   -------                              ---- ------------ ----------- ----------
   Pennsylvania........................ 213       212(a)       320       16.5
   Texas............................... 154        43          197       10.2
   South Carolina......................  12       161          173        9.0
   Arizona.............................  12       152          164        8.5
   North Carolina......................  11       137          148        7.6
   New Jersey..........................   1       142          143        7.4
   New York............................  --       119          119        6.1
   Maryland............................  --       108          108        5.6
   Massachusetts.......................  --        81           81        4.2
   New Mexico..........................  34        36           70        3.6
   Virginia............................  --        57           57        2.9
   Connecticut.........................  --        39           39        2.0
   Louisiana...........................  24        13           37        1.9
   Mississippi.........................  21         8           29        1.5
   Delaware............................  --        24           24        1.2
   New Hampshire.......................  --        23           23        1.2
   Georgia.............................  --        21           21        1.1
   West Virginia.......................  18        13(b)        19        1.0
   Ohio................................  19        --           19        1.0
   Puerto Rico.........................  14        --           14        0.7
   Rhode Island........................  --        13           13        0.7
   All Others..........................  15        25(c)        40        1.9
                                        ---     -----        -----      -----
                                        548     1,427(d)     1,858       95.8
   Rooftops(e).........................  81        --           81        4.2
                                        ---     -----        -----      -----
     U.S. Total........................ 629     1,427(d)     1,939      100.0%
                                        ===     =====        =====      =====

--------
(a) Includes 105 towers currently managed by the Company.
(b) Includes 12 towers currently managed by the Company.
(c) Includes 13 towers that have not yet been identified.
(d) Includes 117 towers currently managed by the Company.
(e) The Company manages an additional 1,286 rooftop sites throughout the United States that do not currently produce revenue but are available for leasing to its customers.

  The following descriptions of the agreements related to the Proposed JV are summaries of the material portions of those agreements. These descriptions are qualified in their entirety by reference to the complete texts of the agreements, each of which is available as set forth under the heading "Available Information".

 Formation Agreement

  Formation of the Proposed JV. Pursuant to the Formation Agreement, Company Sub will contribute $250.0 million in cash and approximately 15.6 million shares of common stock (valued at $197.0 million) of the Company to the Proposed JV. BAM and the Transferring Partnerships will transfer approximately 1,427 towers along with related assets and liabilities to the Proposed JV. The Proposed JV will borrow $180.0 million under a committed $250.0 million revolving credit facility. The joint venture will make a $380.0 million cash distribution to BAM.

  Concurrently with the formation of the joint venture, BAM and the Proposed JV will enter into a master Build-to-Suit Agreement, a Global Lease and a transitional services agreement and the Company and the Proposed JV will enter into a services agreement.

  Terms and Conditions. In connection with its contribution of assets and liabilities to the Proposed JV, BAM is making certain representations and warranties to the Proposed JV concerning the contributed assets and liabilities. In general, the Proposed JV will have until June 30, 2000, to raise any claims for indemnification for breaches of the representations and warranties by BAM. However, BAM's indemnification obligations are subject to a number of significant limitations including a per occurrence deductible of $25,000, an aggregate deductible of $7.5 million and an absolute cap of $195.0 million.

  The formation of the Proposed JV is subject to a number of significant conditions. These conditions include:

  .  accuracy of the representations and warranties of BAM and the Company;

  .  receipt of bank financing by the Proposed JV;

  . receipt of certain third party consents required for the transfer of the tower assets to the Proposed JV;

  .  receipt of regulatory approvals;

  .  absence of litigation;

  .  receipt of certain environmental studies; and

  . absence of any material adverse effect with respect to the business, assets, operations, conditions (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole.

  There can be no assurance that these conditions will be satisfied or waived. If they are not satisfied or waived, the Proposed JV may not be formed on the terms described in this document or at all. See "Risk Factors--The Proposed Joint Venture May Not Occur".

 Build-to-Suit Agreement

  In connection with the formation of the Proposed JV, BAM and the Proposed JV will enter into the Build-to-Suit Agreement. Pursuant to the Build-to-Suit Agreement and subject to certain conditions, BAM and the Proposed JV have agreed that (i) the next 500 towers to be built for BAM's wireless communications business will be constructed and owned by the Proposed JV and
(ii) immediately thereafter the Proposed JV will have a right of first refusal to construct the next 200 additional towers to be built for BAM. BAM is required to submit these 700 site proposals to the Proposed JV during the five-year period following the formation of the joint venture; however, the five-year period will be extended for additional one-year periods, until 700 site proposals are submitted to the Proposed JV. The Proposed JV will be required to build towers in the general vicinity of the locations proposed by BAM. Upon completion of a tower, it will become subject to the Global Lease (as discussed below). Space not leased by BAM or its affiliates on each tower is available for lease by the Proposed JV to third parties.

  The Build-to-Suit Agreement sets out various time periods for BAM to identify its tower needs within certain search areas, and for the Proposed JV to locate sites and to thereafter complete site acquisition and development work, including permitting and construction.

 Global Lease

  In connection with the formation of the Proposed JV, BAM and the Proposed JV will enter into the Global Lease. All of the approximately 1,427 towers to be acquired by the Proposed JV from BAM and the Transferring Partnerships pursuant to the Formation Agreement, and all towers constructed by the Proposed JV pursuant to the Build-to-Suit Agreement, will be governed by the Global Lease. The average monthly rent paid by BAM on each of the 1,427 towers contributed to the Proposed JV by BAM will be approximately $1,850. Minimum monthly rents on the towers built pursuant to the Build-to-Suit Agreement will range from $1,250 to $1,833 depending on the region in which the tower is located. These rents may increase based on the amount of BAM's equipment to be installed at a site. Rents are subject to annual increase based on the consumer price index, subject to certain adjustments. For all sites, the initial lease term is ten years. BAM has the right to extend any lease for three additional five-year terms and one additional term of four years and eleven months. Each lease will automatically renew for an option term unless BAM notifies the Proposed JV at least six months before the then current term expires. Space not leased by BAM or its affiliates on each tower is available for lease by the Proposed JV to third parties.

 Operating Agreements

  In connection with the formation of the Proposed JV, BAM and Company Sub would enter into limited liability company operating agreements that will establish and govern the limited liability companies comprising the Proposed JV.

  Governance. The business and affairs of the Proposed JV will be managed by its managers under the supervision of a board of representatives. Each manager will be selected by Company Sub. Members of the board of representatives will be selected by each of BAM and Company Sub in proportion to their ownership interests in the Proposed JV. The board of representatives initially will have six members, with two selected by BAM and four selected by Company Sub. So long as BAM maintains at least a 5.0% interest in the Proposed JV, it will maintain the right to designate at least one member of the board of representatives.

  The managers will operate the Proposed JV on a day-to-day basis. In general, the managers will have the power and authority to take all necessary or appropriate actions to conduct the Proposed JV's business in accordance with its then current business plan. Actions requiring the approval of the board of representatives generally will be authorized upon the affirmative vote of a majority of the members of the board of representatives. However, the following actions will require the mutual consent of BAM and Company Sub, either by written consent or by the approval of representatives of each of BAM and Company Sub at a meeting of the board of representatives:

  . engaging in any business other than owning, acquiring, constructing, leasing and operating communications towers in the United States;

  . taking any voluntary action that would cause the Proposed JV to be insolvent or voluntarily entering into a bankruptcy proceeding;

  . incurring any debt other than the Proposed JV Credit Facility and ordinary course trade payables;

  .  incurring any liens;

  .  issuing any additional equity interests in the Proposed JV;

  . becoming liable with respect to contingent obligations such as guarantees or the obligation to make take-or-pay or similar payments;

  . failing to preserve the Proposed JV's existence under Delaware law or its qualification to do business in each jurisdiction in which such qualification is necessary or desirable;

  .  mergers or consolidations;

  .  sales of assets outside the ordinary course;

  . entry into contracts with affiliates except in the ordinary course and on an arm's-length basis;

  . any dividends or distributions; provided, if the Proposed JV has been dissolved and the Proposed JV Credit Facility has been repaid in full, BAM's consent will not be required;

  . the determination of the methodology to be used in calculating payments under the management agreement and the services agreement pursuant to which the Company will manage and provide services to the Proposed JV;

  .  approval of the business plan;

  . entry into contracts that (1) restrict the business activities of the Proposed JV in any geographic area, (2) contain exclusivity provisions,
     (3) are inconsistent with any of the agreements entered into in connection with the formation of the Proposed JV or (4) provide for the purchase or sale of goods or services involving an amount in excess of $10.0 million per year; and

  . exercising any voting rights with respect to the shares of common stock of the Company held by the Proposed JV; provided, if BAM and Company Sub do not agree as to how the shares should be voted, the shares will be voted pro rata with all shares of Common Stock of the Company voted on the matter.

  Restrictions on Transfers of Interests; Rights of First Refusal; Tag-Along Rights. Except for transfers to wholly owned affiliates, neither BAM nor Company Sub may transfer its interest in the Proposed JV to a third party unless it first offers its interest to the other on terms and conditions, including price, no less favorable than the terms and conditions on which it proposes to sell its interest to the third party. In addition, if BAM or Company Sub wishes to transfer its interest in the Proposed JV to a third party, the other party will have the right to require the third party, as a condition to the sale, to purchase a pro rata portion of its interest in the Proposed JV on the same terms and conditions, including price. BAM may only transfer its 0.001% interest in the operating subsidiary of the Proposed JV to its wholly owned affiliates or in connection with a merger or consolidation transaction to which BAM or Bell Atlantic Corporation is a party.

  Dissolution of the Proposed JV. BAM and the Company have agreed that upon a dissolution of the Proposed JV, in satisfaction of their respective interests in the Proposed JV, the Company would receive all the assets and liabilities of the Proposed JV other than the approximately 15.6 million shares of its common stock held by the Proposed JV and BAM would receive all of the shares of common stock of the Company held by the Proposed JV and a payment from the Company, equal to 14.0% of the fair market value of the assets and liabilities of the joint venture (other than the Company's common stock), to be made in cash or common stock of the Company (as elected by the Company). BAM would continue to retain its 0.001% interest in the joint venture's operating subsidiary. For so long as it retains such interest, the operations formerly included in the Proposed JV would remain subject to the operating restrictions set forth under "--Governance". A dissolution of the Proposed JV may be triggered (1) by BAM at any time following the third anniversary of the formation of the Proposed JV and (2) by the Company at any time following the fourth anniversary of its formation; however, if the Company triggers the dissolution prior to the seventh anniversary, it may be required to make additional cash payments to BAM.

 Transitional Services Agreement; Services Agreement

  In connection with the formation of the Proposed JV, BAM and the Proposed JV are expected to enter into a transitional services agreement pursuant to which BAM will provide the Proposed JV with services necessary to ensure a smooth transition of the business to the Proposed JV. In addition, the Company and the Proposed JV are expected to enter into the services agreement pursuant to which the Company will provide the Proposed JV with certain services.

U.K. Operations

  The Company, through its 80% interest in CTI, owns and operates one of the world's most established television and radio transmission networks and is expanding its leasing of antenna space on its towers to a variety of wireless communications carriers. The Company provides transmission services for two BBC television services, six national BBC radio services (including the first digital audio broadcast service in the United Kingdom), 37 local BBC radio stations and two national commercial radio services through its network of transmitters, which reach 99.4% of the U.K. population. These transmitters are located on approximately 1,300 towers, more than half of which are Company-owned (or leased or licensed to it by third parties) and the balance of which are licensed to the Company under a site-sharing agreement (the "Site-Sharing Agreement") with

NTL, the Company's principal competitor in the United Kingdom. The Company has also secured long-term contracts to provide digital television transmission services to the BBC and ONdigital. See "--Significant Contracts". In addition to providing transmission services, the Company also leases antenna space on its transmission infrastructure to various communications service providers and provides telecommunications network installation and maintenance services and engineering consulting services.

  The Company's core revenue generating activity in the United Kingdom is the analog terrestrial transmission of radio and television programs broadcast by the BBC. CTI's business, which was formerly owned by the BBC, was privatized under the Broadcasting Act 1996 and sold to CTI in February 1997. At the time the BBC Home Service Transmission Business was acquired, CTI entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom. In the twelve months ended September 30, 1998, approximately 60% of CTI's consolidated revenues were derived from the provision of services to the BBC.

 Communication Site Footprints

  At September 30, 1998, the Company owned, leased or licensed 750 transmission sites on which it operated 754 towers, was constructing eight new towers on existing sites and had 49 site acquisition projects in process for new tower sites. The Company has 54 revenue producing rooftop sites that are occupied by the Company's transmitters but are not available for leasing to customers. The Company's sites are located throughout England, Wales, Scotland and Northern Ireland. The following table indicates, as of September 30, 1998, the type and geographic concentration of the Company's U.K. towers and rooftop sites.

                                                                          % of
                                                                   Number Total
                                                                   ------ -----
   Towers:
     England......................................................  442    54.7%
     Wales........................................................  128    15.8
     Scotland.....................................................  139    17.2
     Northern Ireland.............................................   45     5.6
                                                                    ---   -----
                                                                    754    93.3
   Rooftops.......................................................   54     6.7
                                                                    ---   -----
       Total......................................................  808   100.0%
                                                                    ===   =====

  The Company expects to significantly expand its existing tower footprints in the United Kingdom by building and acquiring additional towers. The Company believes its existing tower network encompasses many of the most desirable tower locations in the United Kingdom for wireless communications. However, due to the shorter range over which communications signals carry (especially newer technologies such as PCN) as compared to broadcast signals, wireless communications providers require a denser footprint of towers to cover a given area. Therefore, in order to increase the attractiveness of its tower footprints to wireless communications providers, the Company will seek to build or acquire new communications towers. Using its team of over 300 engineers with state-of-the-art network design and radio frequency engineering expertise, the Company locates sites and designs towers that will be attractive to multiple tenants. The Company seeks to leverage such expertise by entering into build-to-suit contracts with various carriers, such as BT, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, Ionica, One2One, Orange and Scottish Telecom, thereby securing an anchor tenant for a site before incurring capital expenditures for the site build out. As of September 30, 1998, the Company was building eight towers that it will own. In addition, the Company expects to make strategic acquisitions of existing communications sites (primarily those owned by wireless communications operators) in order to expand its infrastructure and to further leverage its site management experience.

  The Company believes that it generally has significant capacity on its towers in the United Kingdom. Although approximately 160 of its towers are poles with limited capacity, the Company typically will be able to build new towers that will support multiple tenants on these sites (subject to the applicable planning process). The Company intends to upgrade these limited capacity sites where it believes it can achieve appropriate returns to merit the necessary capital expenditure. For example, in connection with a contract with Vodafone, the Company is upgrading 68 of these sites with limited capacity. See "--Significant Contracts--Vodafone". Approximately 59 of the Company's sites are used for Medium Frequency ("MF") broadcast transmissions. At this frequency, the entire tower is used as the transmitting antenna and is therefore electrically "live". Such towers are therefore unsuitable for supporting other tenant's communications equipment. However, MF sites generally have substantial ground area available for the construction of new multiple tenant towers.

 Products and Services

  Transmission Business

  Analog. For the three months ended September 30, 1998, CTI generated approximately 52% of its revenues from the provision of analog broadcast transmission services to the BBC. Pursuant to the BBC Analog Transmission Contract, the Company provides terrestrial transmission services for the BBC's analog television and radio programs and certain other related services (including BBC digital radio) for an initial 10-year term through March 31, 2007. See "--Significant Contracts". For the twelve months ended September 30, 1998, the BBC Analog Transmission Contract generated revenues of approximately (Pounds)49.0 million ($83.3 million) for the Company.

  In addition to the BBC Analog Transmission Contract, the Company has separate contracts to provide maintenance and transmission services for two national radio stations, Virgin Radio and Talk Radio. These contracts are for periods of eight years commencing from, respectively, March 31, 1993 and February 4, 1995.

  The Company owns all of the transmission equipment used for broadcasting the BBC's domestic radio and television programs, whether located on one of CTI's sites or on an NTL or other third-party site. As of September 30, 1998, CTI had 3,465 transmitters, of which 2,196 were for television broadcasting and 1,269 were for radio.

  A few of the Company's most powerful transmitters together cover the majority of the U.K. population. The coverage achieved by the less powerful transmitters is relatively low, but is important to the BBC's ambition of attaining universal coverage in the United Kingdom. This is illustrated by the following analysis of the population coverage of the Company's analog television transmitters:

                                                                        Combined
                                                                       population
   Number of sites (ranked by coverage)                                 coverage
   ------------------------------------                                ----------
     1 (Crystal Palace)...............................................      21%
     top 16...........................................................      79
     top 26...........................................................      86
     top 51...........................................................      92
     all..............................................................    99.4

  All of the Company's U.K. transmitters are capable of unmanned operation and are maintained by mobile maintenance teams from 27 bases located across the United Kingdom. Access to the sites is strictly controlled for operational and security reasons, and buildings at 140 of the sites are protected by security alarms connected to CTI's Technical Operations Centre at Warwick. The Site-Sharing Agreement provides the Company with reciprocal access rights to NTL's broadcast transmission sites on which the Company has equipment.

  Certain of the Company's transmitters that serve large populations or important geographic areas have been designated as priority transmitters. These transmitters have duplicated equipment so that a single failure will not result in total loss of service but will merely result in an output-power reduction that does not significantly degrade the service to most viewers and listeners.

  Digital. The Company has entered into contracts with the holders (including the BBC) of four of the six DTT multiplexes allocated by the U.K. government to design, build and operate their digital transmission networks. In connection with the implementation of DTT, new transmission infrastructure will be required. The Company is committed to invest approximately (Pounds)100.0 million ($170.0 million) for the build out of new infrastructure to support DTT over the next two years. By the year 2000, 81 transmission sites will need to be upgraded with new transmitters and associated systems to support DTT. Of these sites, 49 are owned by the Company with the remainder owned by NTL. An arrangement similar to that of the Site-Sharing Agreement is being negotiated to govern the particular issues arising out of the sharing of digital transmission sites between the Company and NTL.

  The Company successfully began commercial operation of the DTT network from an initial 22 transmission sites on November 15, 1998.

  The Company currently is the sole provider of transmission services for digital radio broadcasts in the United Kingdom. In September 1995, the BBC launched its initial DAB scheme over the Company's transmission network, and this service is now broadcast to approximately 60% of the U.K. population. A licence for an independent national digital radio network was awarded to the Digital One consortium during 1998 and it is expected that this service will commence during 1999. the company is in negotiations to provide accommodation and access to masts and antennas at 24 transmission sites to support the launch of Digital One. In addition, local digital radio licences will be awarded during 1999. The company believes it is well positioned to become the transmission service provider to the winners of such licences.

 Site Rental

  The BBC transmission network provides a valuable initial footprint for the creation of wireless communications networks. As of September 30, 1998, approximately 200 companies rented antenna space on approximately 405 of CTI's 808 towers and rooftops. These site rental agreements have normally been for three to 12 years and are generally subject to rent reviews every three years. Site sharing customers are generally charged annually in advance, according to rate cards that are based on the antenna size and position on the tower. The Company's largest site rental customer in the United Kingdom is NTL under the Site-Sharing Agreement. This agreement generated (Pounds)551,000 ($936,424) of site rental revenue in June 1998.

  The Company also provides a range of site maintenance services in order to support and enhance its U.K. site rental business. The Company believes that by offering services such as antenna, base station and tower maintenance and monitoring, it is able to offer quality services to retain its existing customers and attract future customers to its communications sites. The Company complements its U.K. transmission experience with its site management experience in the United States to provide customers with a top-of-the-line package of service and technical support.

  The following table describes the Company's top ten revenue producing towers in the United Kingdom:

                                                               CTI's        CTI's
                                                             September    September
                                                Number of      1998         1998
                                         Height  Tenant       Monthly      Monthly
       Name                   Location    (ft)   Leases       Revenue      Revenue
       ----                 ------------ ------ --------- --------------- ---------
   Brookmans Park.......... S.E. England  147       14    (Pounds) 21,286 $ 36,176
   Bow Brickhill........... S.E. England  197       12             16,574   28,168
   Mendip.................. S.W. England  924       18             16,097   27,357
   Crystal Palace.......... London        653       14             13,875   23,581
   Hannington.............. S. England    440       15             12,237   20,797
   Waltham................. C. England    954       10             10,750   18,270
   Wrotham................. S. England    379       13             10,678   18,147
   Heathfield.............. S. England    443       15             10,177   17,296
   Oxford.................. C. England    507       14             10,007   17,007
   Midhurst................ S. England    350       16              9,731   16,538
                                                   ---    --------------- --------
     Total.................                        141    (Pounds)131,412 $223,337
                                                   ===    =============== ========

  Other than NTL, CTI's largest (by revenue) site rental customers consist mainly of wireless communications carriers such as Cellnet, One2One, Orange and Vodafone. Revenues from these non-BBC sources are expected to become an increasing portion of CTI's total U.K. revenue base, as the acquired BBC Home Service Transmission Business is no longer constrained by governmental restrictions on the BBC's commercial activities. The Company believes that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

  The Company has master lease agreements with all of the major U.K. telecommunications site users including BT, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, One2One, Orange, Scottish Telecom and Vodafone. These agreements typically specify the terms and conditions (including pricing and volume discount plans) under which these customers have access to all sites within the Company's U.K. portfolio. Customers make orders for specific sites using the standard terms included in the master lease agreements. As of September 30, 1998 there were approximately 250 applications in process for installations at existing sites under such agreements.

 Network Services

  CTI provides broadcast and telecommunications engineering services to various customers in the United Kingdom. All the BBC Home Service Transmission Business employees were retained by the Company upon CTI's acquisition. Accordingly, the Company has engineering and technical staff of the caliber and experience necessary not only to meet the requirements of its current customer base, but also to meet the challenges of developing digital technology. Within the United Kingdom, CTI has worked with several telecommunications operations on design and build projects as they roll-out their networks. CTI has had success in bidding for broadcast consulting contracts, including, over the last three years, in Thailand, Taiwan, Poland and Sri Lanka.

  With the expertise of its engineers and technical staff, the Company is a turn-key provider to the wireless communications and broadcast industries. The Company can provide customers with a ready-to-operate network infrastructure or any of the component services involved therein. Such services include network design and site selection, site acquisition, site development and antenna installation.

  Network Design and Site Selection. The Company has extensive experience in network design and engineering and site selection. While the Company maintains sophisticated network design services primarily to support the location and construction of Company-owned multiple tenant towers, the Company does from time to time provide network design and site selection services to carriers and other customers on a consulting contract basis. The Company's network design and site selection services provide customers with relevant information including recommendations regarding location and height of towers, appropriate types of antennas, transmission power and frequency selection and related fixed network considerations.

  Site Acquisition. In the United Kingdom, the Company is involved in site acquisition services for its own purposes and for third parties. The Company recognizes that the site acquisition phase often carries the highest risk for a project. To ensure the greatest possible likelihood of success and timely acquisition, the Company combines a desktop survey of potential barriers to development with a physical site search that includes initial design analyses, CDM assessments and, where necessary, line-of-sight surveys. The Company leverages off its experience in site acquisition and co-location when meeting with local planning authorities.

  Site Development and Antenna Installation. The Company uses a combination of external and internal resources for site construction. The Company's engineers are experienced in both construction techniques and construction management, ensuring an efficient and simple construction phase. Selected civil contractors are managed by CTI staff for the ground works phase. Specialist erection companies, with whom the Company has a long association, are used for tower installation. Final antenna installation is undertaken by the Company's own experienced teams.

  Site Management and Other Services. The Company also provides complete site management, preventive maintenance, fault repair and system management services to the Scottish Ambulance Service. It also maintains a mobile radio system for the Greater Manchester Police and provides maintenance and repair services for transmission equipment and site infrastructure.

 Significant Contracts

  CTI's principal analog broadcast transmission contract is the BBC Analog Transmission Contract. CTI also has entered into two digital television transmission contracts, the BBC Digital Transmission Contract and the ONdigital Digital Transmission Contract (as defined). CTI also provides facilities to NTL (in its capacity as a broadcast transmission provider to non-CTI customers) under the Site-Sharing Agreement. The Company also has long-term service agreements with broadcast customers such as Virgin Radio and Talk Radio. In addition, CTI has several agreements with telecommunications providers, including leases, site management contracts and independent contractor agreements. The Company has entered into contracts to design and build communications equipment and related infrastructure for customers such as Cellnet, One2One, Orange, Scottish Telecom and Vodafone.

 BBC Analog Transmission Contract

  CTI entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom at the time the BBC Home Service Transmission Business was acquired, which contract was subsequently amended on July 16, 1998 (the "BBC Analog Transmission Contract") to incorporate a small number of minor modifications requested by the BBC. The BBC Analog Transmission Contract provides for charges of approximately (Pounds)46.5 million ($79.0 million) to be payable by the BBC to CTI for the year ended March 31, 1998 and each year thereafter to the termination date, adjusted annually at the inflation rate less 1%. In addition, for the duration of the contract an annual payment of (Pounds)300,000 ($509,850) is payable by the BBC for additional broadcast-related services. At the BBC's request, since October 1997, the number of television broadcast hours has been increased to 24 hours per day for the BBC's two national television services, which has added over (Pounds)500,000 ($849,750) annually to the payments made by the BBC to the Company.

  The BBC Analog Transmission Contract also provides for CTI to be liable to the BBC for "service credits" (i.e., rebates of its charges) in the event that certain standards of service are not attained as a result of what the contract characterizes as "Accountable Faults" or the failure to meet certain "response times" in relation to making repairs at certain key sites. The Company believes that CTI is well-equipped to meet the BBC's service requirements by reason of the collective experience its existing management gained while working with the BBC. Following completion of three formal six-month performance reviews, CTI achieved a 100% "clean sheet" performance, incurring no service credit penalties.

  The initial term of the BBC Analog Transmission Contract ends on March 31, 2007. Thereafter, the BBC Analog Transmission Contract may be terminated with 12 months' prior notice by either of the parties, expiring on March 31 in any contract year, from and including March 31, 2007. It may also be terminated earlier (i) by mutual agreement between CTI and the BBC, (ii) by one party upon the bankruptcy or insolvency of the other party within the meaning of section 123 of the Insolvency Act 1986, (iii) upon certain force majeure events with respect to the contract as a whole or with respect to any site (in which case the termination will relate to that site only), (iv) by the non-defaulting party upon a material breach by the other party and (v) upon the occurrence of certain change of control events (as defined in the BBC Analog Transmission Contract).

 BBC Commitment Agreement

  On February 28, 1997, in connection with the acquisition of the BBC Home Service Transmission Business, the Company, TdF, TeleDiffusion de France S.A., which is the parent company of TdF and DFI ("TdF Parent"), and the BBC entered into the BBC Commitment Agreement (the "BBC Commitment Agreement"), whereby the Company and TdF agreed (i) not to dispose of any shares in CTSH or any interest in such shares (or enter into any agreement to do so) until February 28, 2000; and (ii) to maintain various minimum indirect ownership interests in CTI and CTSH for periods ranging from three to five years commencing February 28, 1997. These provisions restrict the ability of CCIC and TdF to sell, transfer or otherwise dispose of their respective CTSH shares (and, indirectly, their CTI shares). The restrictions do not apply to disposals of which the BBC has been notified in advance and to which the BBC has given its prior written consent, which, subject to certain exceptions, consent shall not be unreasonably withheld or delayed. The BBC has consented to waive the above restrictions (i) to enable the Company and TdF to enter into the Governance Agreement and the CTSH Shareholders' Agreement and (ii) to allow the exercise of rights under such agreements and (iii) to permit the roll-up of CTI immediately prior to the IPO.

  The BBC Commitment Agreement also required TdF Parent and the Company to enter into a services agreements with CTI. The original services agreement entered into by TdF Parent and CTI on February 28, 1997 (pursuant to which TdF makes available certain technical consultants, executives and engineers to
CTI) was amended on August 21, 1998 to extend the original minimum term of services provided from three years to seven years, commencing February 28, 1997, thereafter terminable on 12-month's prior notice given by CTI to TdF after February 28, 2003. See "The Roll-Up--Roll-Up Arrangements--CTI Series Agreement".

 ONdigital Digital Transmission Contract

  In 1997, the Independent Television Commission awarded ONdigital three of the five available commercial digital terrestrial television multiplexes for new program services. The Company bid for and won the 12 year contract from ONdigital to build and operate its digital television transmission network (the "ONdigital Digital Transmission Contract"). The contract provides for approximately (Pounds)20.0 million ($34.0 million) of revenue per year from 2001 to 2008, with lesser amounts payable before and after these years and with service credits repayable for performance below agreed thresholds.

 BBC Digital Transmission Contract

  In 1998, the Company bid for and won the 12 year contract from the BBC to build and operate its digital terrestrial television transmission network (the "BBC Digital Transmission Contract"). This contract provides for approximately (Pounds)10.5 million ($17.8 million) of revenue per year (assuming the BBC commits to the full DTT roll-out contemplated by the BBC Digital Transmission Contract) during the 12 year period, with service credits repayable for performance below agreed thresholds. There is a termination provision during the three-month period following the fifth anniversary of the Company's commencement of digital terrestrial transmission services for the BBC exercisable by the BBC but only if the BBC's Board of Governors determines, in its sole discretion, that DTT in the United Kingdom does not have sufficient viewership to justify continued DTT broadcasts. Under this provision, the BBC will pay the Company a termination fee in cash that substantially recovers the Company's capital investment in the network, and any residual ongoing operating costs and liabilities. Like the BBC Analog Transmission Contract, the contract is terminable upon the occurrence of certain change of control events (as defined in the BBC Digital Transmission Contract).

 BT Digital Distribution Contract

  Under the BBC Digital Transmission Contract and the ONdigital Digital Transmission Contract, in addition to providing digital terrestrial transmission services, CTI has agreed to provide for the distribution of the BBC's and ONdigital's broadcast signals from their respective television studios to CTI's transmission network. Consequently, in May 1998, CTI entered into a 12 year distribution contract (the "BT Digital Distribution Contract") with British Telecommunications plc ("BT") (with provisions for extending the term), in which BT has agreed to provide fully duplicated, fiber-based, digital distribution services, with penalties for late delivery and service credits for failure to deliver 99.99% availability.

 Site-Sharing Agreement

  In order to optimize service coverage and enable viewers to receive all analog UHF television services using one receiving antenna, the BBC, as the predecessor to CTI, and NTL made arrangements to share all UHF television sites. This arrangement was introduced in the 1960s when UHF television broadcasting began in the United Kingdom. In addition to service coverage advantages, the arrangement also minimizes costs and avoids the difficulties of obtaining additional sites.

  Under the Site-Sharing Agreement, the party that is the owner, lessee or licensee of each site is defined as the "Station Owner". The other party (the "Sharer") is entitled to request a license to use certain facilities at that site. The Site-Sharing Agreement and each site license provide for the Station Owner to be paid a commercial license fee in accordance with the Site-Sharing Agreement ratecard and for the Sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. The Site-Sharing Agreement may be terminated with five years' prior notice by either of the parties and expires on December 31, 2005 or on any tenth anniversary of that date. It may also be terminated (i) following a material breach by either party which, if remediable, is not remedied within 30 days of notice of such breach by the non-breaching party, (ii) on the bankruptcy or insolvency of either party and (iii) if either party ceases to carry on a broadcast transmission business or function.

  Negotiations are in progress between the Company and NTL to amend the Site-Sharing Agreement to account for the build-out of digital transmission sites and equipment, a new rate card related to site sharing fees for new digital facilities and revised operating and maintenance procedures related to digital equipment.

 Vodafone

  On April 16, 1998, under Vodafone's master lease agreement with the Company, Vodafone agreed to locate antennas on 122 of the Company's existing communication sites in the United Kingdom. The first 35 sites had been completed by the end of November 1998. This included 4 sites at which a new tower had been constructed to replace an existing structure of limited capacity. The remaining sites are expected to be completed by end of July 1999 and will include the construction of a further 60 replacement towers. After their upgrade, these sites will be able to accommodate additional tenants.

 Customers

  For the nine months ended September 30, 1998, the BBC accounted for approximately 59% of CTI's revenues. This percentage has decreased from 63% in 1997 and is expected to continue to decline as CTI continues to expand its site rental business and as DTT begins to be transmitted. CTI provides all four U.K. PCN/cellular operators (Cellnet, One2One, Orange and Vodafone) with infrastructure services and also provides fixed telecommunications operators, such as BT, Cable & Wireless Communications, Energis and Scottish Telecom, with microwave links and backhaul infrastructure. The following is a list of some of CTI's leading site rental customers by industry segment.

     Industry                   Selected Customers
     --------                   ------------------
     Paging                     Page One, Hutchinson
     Public Telecommunications  BT, Cable & Wireless Communications
     PCN                        Orange, One2One
     Cellular                   Cellnet, Vodafone
     PMR/TETRA                  National Band 3, Dolphin
     Governmental Agencies      Ministry of Defense
     Broadcasting               XFM, BBC, NTL
     Data                       RAM Mobile Data, Cognito
     Other                      Aerial Sites, Health Authorities
     Utilities                  Welsh Water, Southern Electric

 Sales and Marketing

  The Company has 22 sales and marketing personnel in the United Kingdom who identify new revenue-generating opportunities, develop and maintain key account relationships, and tailor service offering to meet the needs of specific customers. An excellent relationship has been maintained with the BBC, and successful new relationships have been developed with many of the major broadcast and wireless communications carriers in the United Kingdom. The Company has begun to actively cross-sell its products and services so that, for example, site rental customers are also offered build-to-suit services.

 Competition

  NTL, the privatized engineering division of the IBA and now a subsidiary of NTL Inc. (formerly International CableTel Inc.), is CTI's primary competition in the terrestrial broadcast transmission market in the United Kingdom. NTL provides analog transmission services to ITV, Channels 4 and 5, and S4C. It also has been awarded the transmission contract for the new DTT multiplex service from Digital 3 & 4 Limited, and a similar contract for the DTT service for SDN (CTI has been awarded similar contracts for the BBC and ONdigital-- serving a total of four multiplexes compared with NTL's two). Since its creation in 1991, NTL has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

  Although CTI and NTL are direct competitors, they have reciprocal rights to the use of each others' sites for broadcast transmission usage in order to enable each of them to achieve the necessary country-wide coverage. This relationship is formalized by the Site-Sharing Agreement entered into in 1991, the time at which NTL was privatized.

  NTL also offers site rental on approximately 1,000 of its sites (some of which are managed on behalf of third parties). Like CTI, NTL offers a full range of site-related services to its customers, including installation and maintenance. CTI believes its towers to be at least as well situated as NTL's and that it will be able to expand its own third-party site-sharing penetration. CTI also believes that its penetration of this market has to date lagged behind NTL only because of the governmental restrictions on the commercial activities of CTI's business prior to its privatization.

  All four U.K. mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless Communications are both major site sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in Cellnet.

  Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Simoco, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

  CTI faces competition from a large number of companies in the provision of network services. The companies include NTL, specialty consultants and equipment manufacturers such as Nortel and Ericsson.

Properties

  In the United States, the Company's interests in its tower sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements and easements, licenses or rights-of-way granted by government entities. In rural areas, a tower site typically consists of a three- to five-acre tract, which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 3,000 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. The Company's land leases generally have five- or ten-year terms and frequently contain one or more renewal options. Some land leases provide "trade-out" arrangements whereby the Company allows the landlord to use tower space in lieu of paying all or part of the land rent. As of September 30, 1998, the Company had approximately 384 land leases. Pursuant to the Senior Credit Facility, the Company's senior lenders have liens on a substantial number of the Company's land leases and other property interests in the United States.

  In the United Kingdom, tower sites range from less than 400 square feet for a small rural TV booster station to over 50 acres for a high-power radio station. As in the United States, the site accommodates the towers, equipment buildings or cabins and, where necessary, guy wires to support the structure. Land is either owned freehold, which is usual for the larger sites, or is held on long-term leases that generally have terms of 21 years or more.

Legal Proceedings

  The Company is occasionally involved in legal proceedings that arise in the ordinary course of business. Most of these proceedings are appeals by landowners of zoning and variance approvals of local zoning boards. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on the Company's financial condition or results of operations.

Employees

  At December 1, 1998, the Company employed 883 people worldwide. Other than in the United Kingdom, the Company is not a party to any collective bargaining agreements. In the United Kingdom, the Company is party to a collective bargaining agreement with the Broadcast, Entertainment, Cinematographic and Technicians Union. This agreement establishes bargaining procedures relating to the terms and conditions of employment for all of CTI's non-management staff. The Company has not experienced any strikes or work stoppages, and management believes that the Company's employee relations are good.

Regulatory Matters

 United States

  Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

  The FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antenna structures. These standards mandate that the FCC and the FAA consider the height of proposed antenna structures, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antenna structures to runways and airports. Proposals to construct or to modify existing antenna structures above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. The Company generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

  The 1996 Telecom Act preempted certain state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law prohibits any action that would (i) discriminate between different providers of personal wireless services or (ii) ban altogether the construction, modification or placement of radio communications towers. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

  Licenses Under the Communications Act of 1934. The Company, through certain of its subsidiaries, holds licenses for radio transmission facilities granted by the FCC, including licenses for common carrier microwave and paging services and commercial mobile radio services ("CMRS"), which are subject to additional regulation by the FCC. The Company is required to obtain the FCC's approval prior to the transfer of control of any of its FCC licenses. Consummation of the IPO and the Roll-Up would have resulted in a transfer of control of the Company under the FCC's rules and policies if, after such transactions, over 50% of the voting stock of the Company would have been owned by new stockholders. As a precautionary measure, the Company applied to the FCC for consent to transfer of control of the Company to the post-Roll-Up and IPO stockholders to the extent such transactions would have required prior FCC approval.

  The Company, as the parent company of the licensees of common carrier and CMRS facilities, is also subject to Section 310(b)(4) of the Communications Act of 1934, as amended, which would limit the Company to a maximum of 25% foreign ownership absent a ruling from the FCC that foreign ownership in excess of 25% is in the public interest. In light of the World Trade Organization Agreement on Basic Telecommunications Services ("WTO Agreement"), which took effect on February 5, 1998, the FCC has determined that such investments are generally in the public interest if made by individuals and entities from WTO-member nations. The Company is over 25% foreign owned by companies headquartered in France, the United Kingdom and New Zealand. See "Principal and Selling Stockholders". Each of these nations is a signatory to the WTO Agreement. The FCC has granted approval of up to 49.9% foreign ownership of the Company, at least 25% of which will be from WTO-member nations.

 United Kingdom

  Telecommunications systems and equipment used for the transmission of signals over radio frequencies have to be licensed in the United Kingdom. These licenses are issued on behalf of the British Government by the Secretary of State for Trade and Industry under the Telecommunications Act 1984 and the Wireless Telegraphy Acts 1949, 1968 and 1998. CTI has a number of such licenses under which it runs the telecommunications distribution and transmission systems which are necessary for the provision of its transmission services. CTI's operations are subject to comprehensive regulation under the laws of the United Kingdom.

 Licenses under the Telecommunications Act 1984

  CTI has the following three licenses under the Telecommunications Act 1984:

  Transmission License. The Transmission License is a renewable license to run telecommunications systems for the transmission via wireless telegraphy of broadcasting services. This license is for a period of at least twenty-five years from January 23, 1997, and is CTI's principal license. Its main provisions include:

    (i) a price control condition covering the provision of all analog radio and television transmission services to the BBC under the BBC Analog Transmission Agreement (for an initial price of approximately (Pounds)44 million for regulated elements of the services provided by CTI under the BBC Analog Transmission Agreement in the year ended March 31, 1997, subject to an increase cap which is 1% below the rate of increase in the Retail Price Index over the previous calendar year). The current price control condition applies until March 31, 2006;

    (ii) a change of control provision which requires notification of acquisitions of interest in CTI of more than 20% by a public telecommunications operator or any Channel 3 or Channel 5 licensee, which acquisitions entitle the Secretary of State to revoke the license;

    (iii) a site sharing requirement requiring CTI to provide space on its towers to analog and digital broadcast transmission operators and including a power for the Director General of Telecommunications ("OFTEL"), as the regulator, to determine prices if there is failure between the site owner and the prospective site sharer to agree to a price;

    (iv) a fair trading provision enabling OFTEL to act against anti-competitive behavior by the licensee; and

    (v) a prohibition on undue preference or discrimination in the provision of the services it is required to provide third parties under the Transmission License.

  OFTEL has made a determination with respect to a complaint made by Classic FM and NTL in respect of certain charges, imposed previously by the BBC under the Site-Sharing Agreement with NTL for the use by Classic FM of BBC radio antennas and passed on to Classic FM by NTL. OFTEL's position is that the Site-Sharing Agreement did not cover charges for new services to customers such as Classic FM, thereby enabling OFTEL to intervene and determine the appropriate rate under the "Applicable Rate" mechanism in CTI's Transmission License. This procedure could result in an amendment to the Site-Sharing Agreement and could in turn lead to a diminution of CTI's income of approximately (Pounds)300,000 per annum (equivalent to approximately 0.4% of revenues and 1.0% of EBITDA for the fiscal year ended March 31, 1997). CTI has applied for leave to obtain a judicial review of this decision. In addition, CTI has made a provision of approximately (Pounds)1.9 million relating to any rate adjustment imposed by OFTEL with respect to previous charges for Classic FM under the Site-Sharing Agreement.

  CTI is discussing with OFTEL certain amendments to CTI's Telecommunications Act Transmission License to ensure that the price control condition accommodates the provision by CTI of additional contractually agreed upon services to the BBC in return for additional agreed upon payments. See "Risk Factors--Regulatory Compliance and Approval".

  The Secretary of State has designated the Transmission License a public telecommunications operator ("PTO") license in order to reserve to himself certain emergency powers for the protection of national security. The PTO designation is, however, limited to this objective. CTI does not have a full domestic PTO license and does not require one for its current activities. The Department of Trade and Industry has, nevertheless, indicated that it would be willing to issue CTI such a license. As a result CTI would gain wider powers to provide services to third parties including public switched voice telephony and satellite uplink and would grant CTI powers to build out its network over public property (so-called "code powers").

  General Telecom License. The General Telecom License is a general license to run telecommunications systems and authorizes CTI to run all the necessary telecommunications systems to convey messages to its transmitter sites (e.g., via leased circuits or using its own microwave links). The license does not cover the provision of public switched telephony networks (which would require a PTO license as described above).

  Satellite License. The Satellite License is a license to run telecommunications systems for the provision of satellite telecommunication services and allows the conveyance via satellite of messages, including data and radio broadcasting. The license excludes television broadcasting direct to the home via satellite although distribution via satellite of television broadcasting services which are to be transmitted terrestrially is permitted.

 Licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998

  CTI has three licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998, authorizing the use of radio equipment for the provision of certain services over allocated radio frequencies:

    (i) a Broadcasting Services License in relation to the transmission services provided to the BBC, Virgin Radio and Talk Radio;

    (ii)   a Fixed Point-to-Point Radio Links License;

    (iii)  two DAB Test and Development Licenses; and

    (iv)   a DTT Test & Development License.

  All the existing licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998 have to be renewed annually with the payment of a significant fee. The BBC, Virgin Radio and Talk Radio have each contracted to pay their portion of these fees. ONdigital is obligated under the Ondigital Digital Transmission Contract to pay most of these fees.

Environmental Matters

  The Company's operations are subject to foreign, federal, state and local laws and regulations relating to the management, use, storage, disposal, emission, and remediation of, and exposure to, hazardous and nonhazardous substances, materials and wastes ("Environmental Laws"). As an owner and operator of real property, the Company is subject to certain Environmental Laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination relating to existing or historical operations, and also could be subject to personal injury or property damage claims relating to such contamination. The Company is potentially subject to cleanup liabilities in both the United States and the United Kingdom.

  The Company also is subject to regulations and guidelines that impose a variety of operational requirements relating to RF emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, it has established operating procedures designed to reduce employee exposures to RF emissions and is presently evaluating certain of its towers and transmission equipment in the United States and the United Kingdom to determine whether RF emission reductions are possible.

  In addition, the Company is subject to licensing, registration and related requirements concerning tower siting, construction and operation. In the United States, the FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969 ("NEPA"), which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects of a proposed operation and to disclose any significant effects on the environment in an environmental assessment prior to commencing construction. In the event the FCC determines that a proposed tower would have a significant environmental impact, the FCC would be required to prepare an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower, or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

  The Company believes that it is in substantial compliance with all applicable Environmental Laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's business, results of operations, or financial condition.

                                  MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information, as of December 31, 1998, with respect to persons who serve as directors or executive officers and other key personnel of the Company:

             Name                 Age         Positions with the Company
             ----                 ---         --------------------------
   Ted B. Miller, Jr. ...........  47 Chief Executive Officer and Vice Chairman
                                       of the Board of Directors
   David L. Ivy..................  51 President and Director
   Charles C. Green, III.........  52 Executive Vice President and Chief
                                       Financial Officer
   John L. Gwyn..................  50 Executive Vice President
   Wesley D. Cunningham..........  38 Vice President, Corporate Controller and
                                       Chief Accounting Officer
   John Kelly....................  40 President and Chief Operating Officer of
                                       CCI
   Alan Rees.....................  55 Chief Operating Officer and Director of
                                       CTSH
   George E. Reese...............  47 Chief Financial Officer, Secretary and
                                       Director of CTSH
   Michel Azibert................  43 Director
   Bruno Chetaille...............  44 Director
   Robert A. Crown...............  44 Director
   Carl Ferenbach................  56 Chairman of the Board of Directors
   Randall A. Hack...............  51 Director
   Edward C. Hutcheson, Jr. .....  53 Director
   Robert F. McKenzie............  55 Director
   William A. Murphy.............  30 Director
   Jeffrey H. Schutz.............  47 Director

  Pursuant to the Certificate of Incorporation and By-laws of the Company, the Board of Directors, other than those directors who may be elected by holders of any series of Preferred Stock or holders of the Class A Common Stock, are classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Ferenbach, Schutz and McKenzie are Class I directors. Messrs. Crown, Murphy and Ivy are Class II directors, and Messrs. Hack, Hutcheson, and Miller are Class III directors. The terms of Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. See "Description of Capital Stock-- Certificate of Incorporation and Bylaws--Classified Board of Directors and Related Provisions". Messrs. Azibert and Chetaille were elected to the Board of Directors by the holders of the Class A Common Stock upon consummation of the Roll-Up.

  Ted B. Miller, Jr. has been the Chief Executive Officer since November 1996, Vice Chairman of the Board of Directors since August 1997 and a director of the Company since 1995. Mr. Miller co-founded CTC in 1994. He was the President of the Company and CTC from November 1996 to August 1997. Since February 1997, Mr. Miller has been the Managing Director, Chief Executive Officer of CTI and has served as Chairman of the Board of Directors of CTI since August 1998. Mr. Miller is a founding member of InterComp Technologies, L.C., a company providing payroll tax services in the former Soviet Union, and has served on its Board of Managers since 1994. In 1986, Mr. Miller founded Interstate Realty Corporation ("Interstate"), a real estate development and consulting company, and has been its President and Chief Executive Officer since inception. Mr. Miller is a director and/or an officer of each wholly owned subsidiary of the Company.

  David L. Ivy has been the President of the Company since August 1997, and was elected as a director of the Company in June 1997. From October 1996 to August 1997, he served as Executive Vice President and Chief Financial Officer of the Company. Since 1995, he has been the President of DLI, Inc., a real estate consulting company. From 1993 to 1995, Mr. Ivy was a senior executive with, and later the President and Chief Operating Officer of, J.E. Robert Companies, where he managed a joint venture with Goldman, Sachs & Co. that was established to acquire distressed assets from financial institutions. From 1987 to 1993, Mr. Ivy served as Chairman of the Board of Directors of Interstate. Mr. Ivy is a director of each wholly owned subsidiary of the Company.

  Charles C. Green, III has been an Executive Vice President and Chief Financial Officer of the Company since September 1997. Mr. Green was the President and Chief Operating Officer of Torch Energy Advisors Incorporated ("Torch"), a major energy asset management and outsourcing company, from 1993 to 1995, and Vice Chairman of the Board of Directors and Chief Investment Officer from 1995 to 1996. From 1992 to September 1997, he was an officer, and later the Executive Vice President and Chief Financial Officer, of Bellwether Exploration Company, an oil and gas exploration and production company and an affiliate of Torch. From 1982 to 1992, Mr. Green was President, Chief Operating Officer and Chief Financial Officer of Treptow Development Company, a real estate development company. Mr. Green currently serves on the Board of Directors of Teletouch Communications, Inc. He has been a Chartered Financial Analyst since 1974. Mr. Green is a director and/or officer of each wholly owned subsidiary of the Company.

  John L. Gwyn has been an Executive Vice President of the Company since August 1997. From February to August 1997, Mr. Gwyn served as Senior Vice President of the Company and CTC. From 1994 to February 1997, Mr. Gwyn was a Vice President and Director of Commercial Real Estate Asset Management of Archon Group, L.P., a real estate asset management company and a wholly owned subsidiary of Goldman, Sachs & Co. From 1989 to 1993, he was a Senior Vice President of The Robert C. Wilson Company, a mortgage banking company.

  Wesley D. Cunningham has been a Vice President and Chief Accounting Officer of the Company since April 1998. He has been the Corporate Controller of the Company since February 1997. Mr. Cunningham was the Assistant Corporate Controller of Drilex International Inc., an oilfield services company, from 1996 to January 1997. From 1990 to 1996, he was the Manager of Financial Reporting of Maxxam Inc., an aluminum, forest products and real estate company. He has been a Certified Public Accountant since 1984. Mr. Cunningham is an officer of each wholly owned subsidiary of the Company.

  John P. Kelly has been the President of CCI since December 1998. From January 1990 to July 1998, Mr. Kelly was the President and Chief Operating Officer of Atlantic Cellular Company L.P. ("Atlantic Cellular"). From December 1995 to July 1998, Mr. Kelly was also President and Chief Operating Officer of Hawaiian Wireless, Inc., an affiliate of Atlantic Cellular. Mr. Kelly has served on the board of directors of the Cellular Association of California as well as the Vermont Telecommunications Application Center.

  Alan Rees has been the Chief Operating Officer of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. From 1994 to 1997, Mr. Rees served as the General Manager of Transmission for the broadcast transmission division of the BBC.

  George E. Reese has been the Chief Financial Officer and Secretary of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. Since April 1995, Mr. Reese has served as President of Reese Ventures, Inc., an international investment consulting firm, which he established in 1995. From 1972 to 1995, Mr. Reese was employed by Ernst & Young, L.L.P. where he was named Partner In Charge of the Houston office's energy department and was appointed Managing Partner of the firm's operations in the former Soviet Union. Mr. Reese was a founder of the Council on Foreign Investment in Russia and was a founding member of the American Chamber of Commerce in Russia.

  Michel Azibert has been a director of the Company since August 1998. Mr. Azibert has been International Director of TdF Parent since 1989 and Chief Executive Officer of TdF since 1994. Mr. Azibert took an active role in the preparation of the Media Law enacted in France in 1986. Pursuant to the Governance Agreement, Mr. Azibert was elected as one of the two directors elected by the holders of the Class A Common Stock.

  Bruno Chetaille has been as a director of the Company since August 1998. Mr. Chetaille has been Chairman and Chief Executive Officer of TdF Parent since 1992. Prior to 1992, Mr. Chetaille was a technical advisor to the President of the French Republic as one of the two directors elected for four years. Pursuant to the Governance Agreement, Mr. Chetaille was elected by the holders of the Class A Common Stock.

  Robert A. Crown founded the Crown Business in 1980 and was President from its inception until December 1998. Mr. Crown is Chairman of the Board of Crown Communication and was elected as a director of the Company in August 1997. Mr. Crown has been responsible for the initial construction in Pittsburgh of the Cellular One system, as well as a substantial portion of the Bell Atlantic Mobile system in Pittsburgh. He also negotiated one of the first complete end-to-end build-outs for Nextel for the Pittsburgh MTA. Pursuant to the Stockholders Agreement, Mr. Crown was the nominee of the Crown Parties for election as a director of the Company. Mr. Crown is a director of CCI and each of its wholly owned subsidiaries.

  Carl Ferenbach was elected as the Chairman of the Board of Directors of the Company in April 1997. Since its founding in 1986, Mr. Ferenbach has been a Managing Director of Berkshire Partners LLC, a private equity investment firm that manages five investment funds with approximately $1.6 billion of capital. Mr. Ferenbach has also served as: a Managing Director of Berkshire Investors LLC ("Berkshire Investors") since its formation in 1996; a Managing Director of Third Berkshire Managers LLC ("Third Berkshire Managers"), the general partner of Third Berkshire Associates Limited Partnership ("Third Berkshire Associates"), the general partner of Berkshire Fund III, A Limited Partnership (Berkshire Fund III), since its formation in 1997 (and was previously an individual general partner of Berkshire Fund III since its formation in 1992); and a Managing Director of Fourth Berkshire Associates LLC ("Fourth Berkshire Associates") the general partner of Berkshire Fund IV, Limited Partnership ("Berkshire Fund IV", collectively with Berkshire Fund III and Berkshire Investors, the "Berkshire Group") since formation in 1996. In addition, Mr. Ferenbach currently serves on the Board of Directors of Wisconsin Central Transportation Corporation, Tranz Rail Limited, English, Welsh & Scottish Railway Limited, Australian Transport Network Limited and U.S. Can Corporation. Pursuant to the Stockholders Agreement, Mr. Ferenbach was the nominee of Berkshire Group for election as a director of the Company.

  Randall A. Hack was elected as a director of the Company in February 1997. Since January 1995, Mr. Hack has been a member of Nassau Capital L.L.C., an investment management firm. From 1990 to 1994, he was the President and Chief Executive Officer of Princeton University Investment Company, which manages the endowment for Princeton University. Mr. Hack also serves on the Board of Directors of several private companies. Pursuant to the Stockholders Agreement, Mr. Hack was the nominee of Nassau Group for election as a director of the Company.

  Edward C. Hutcheson, Jr. has been a director of the Company since 1995, was the Chief Executive Officer of the Company from its inception to October 1996 and was the Chairman of the Board of Directors of the Company from its inception to March 1997. Mr. Hutcheson co-founded CTC in 1994. Since 1997, Mr. Hutcheson has been a principal with HWG Capital, an affiliate of the Houston investment banking firm of Harris Webb & Garrison. During 1994, he was involved in private investment activities leading to the creation of the Company. From 1990 to 1993, he was the President, Chief Operating Officer and a director of Baroid Corporation ("Baroid"), a company engaged the petroleum services business. Mr. Hutcheson also serves on the Board of Directors of Trico Marine Services and Titanium Metals Corporation ("Timet").

  Robert F. McKenzie was elected as a director of the Company in 1996. From 1990 to 1994, Mr. McKenzie was the Chief Operating Officer and a director of OneComm, Inc., a mobile communications provider that he helped found in 1990. From 1980 to 1990, he held general management positions with Northern Telecom, Inc. and was responsible for the marketing and support of its Meridian Telephone Systems and Distributed

Communications networks to businesses throughout the western United States. Mr. McKenzie also serves on the Board of Directors of Centennial
Communications Corporation.

  William A. Murphy has been a director of the Company since August 1998. Mr. Murphy has been a Director of Mergers & Acquisitions at Salomon Smith Barney since 1997. From 1990 to 1997, Mr. Murphy held various positions in Mergers & Acquisitions with Salomon Smith Barney.

  Jeffrey H. Schutz was elected as a director of the Company in 1995. Mr. Schutz has been a General Partner of Centennial Fund IV and Centennial Fund V, each a venture capital investing fund, since 1994 and 1996, respectively. Mr. Schutz also serves on the Board of Directors of Preferred Networks, Inc. and several other private companies. Pursuant to the Stockholders Agreement, Mr. Schutz was the nominee of Centennial Group for election as a director of the Company.

Board Committees

  The Company's Board of Directors has an Executive Committee, a Compensation Committee, a Finance and Audit Committee and a Nominating and Corporate Governance Committee. The Executive Committee, composed of Messrs. Azibert, Crown, Ferenbach, Hack, Miller and Schutz, acts in lieu of the full Board in emergencies or in cases where immediate and necessary action is required and the full Board cannot be assembled. The Compensation Committee, composed of Messrs. Ferenbach, McKenzie and Schutz, establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Finance and Audit Committee, composed of Messrs. Hack, Hutcheson, McKenzie and Murphy, reviews the Company's audit policies and oversees the engagement of the Company's independent auditors, as well as developing financing strategies for the Company and approving outside suppliers to implement these strategies. The Nominating and Corporate Governance Committee, composed of Messrs. Azibert, Hutcheson and Miller, is responsible for nominating new Board members and for an annual review of Board performance. Pursuant to the Stockholders Agreement, the holders of the Class A Common Stock have the right to appoint at least one member to each of the Executive and Nominating and Corporate Governance Committees.

Directors' Compensation and Arrangements

  All non-management directors of the Company receive compensation for their service as directors ($15,000 and options for 5,000 shares of Common Stock per year), and are reimbursed for expenses incidental to attendance at such meetings. In September 1997, CCIC's Board of Directors approved a fee of $150,000 per annum to the Berkshire Group (half of which is to be paid by CTI) for general consulting services and for the services of Mr. Ferenbach as Chairman of the Board. In addition, Mr. McKenzie received approximately $10,000 in 1996 for specific consulting assignments requested by the Chief Executive Officer. Messrs. Ferenbach and Schutz are indemnified by the respective entities which they represent on CCIC's Board of Directors.

Executive Compensation

  The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of the Company to its Chief Executive Officer and the four other executive officers (collectively, the "named executive officers") for each of the three years ended December 31, 1997.

                          Summary Compensation Table

                                                          Number of
                                                         Securities
                                                         Underlying   All Other
                                                          Options/   Compensation
Name and Principal Position  Year Salary ($)   Bonus ($) SARs (#)(a)     ($)
---------------------------  ---- ----------   --------- ----------- ------------
Ted B. Miller, Jr. .......   1997  $281,575    $626,250    625,000     $    --
 Chief Executive Officer     1996   152,600      75,000         --          --
 and Vice Chairman of the    1995   146,154          --    345,000          --
 Board of Directors

David L. Ivy..............   1997   200,000     300,000    250,000          --
 President and Director      1996    37,500(b)       --    175,000      35,000(c)
                             1995        --          --         --          --
Charles C. Green, III.....   1997    75,000(d)       --    250,000          --
 Executive Vice President    1996        --          --         --          --
 and                         1995        --          --         --          --
 Chief Financial Officer
John L. Gwyn..............   1997   160,424(e)       --    225,000          --
 Executive Vice President    1996        --          --         --          --
                             1995        --          --         --          --
John P. Kelly.............   1997        --          --         --          --
 President and Chief         1996        --          --         --          --
 Operating Officer           1995        --          --         --          --
 of Crown Communication

--------
(a) All awards are for options to purchase the number of shares of Common Stock indicated.
(b) Mr. Ivy began working for CCIC on October 1, 1996, at an annual salary of $150,000.
(c) Mr. Ivy worked as a consultant to CCIC from May 1996 to September 1996 before joining the Company as an employee in October 1996.
(d) Mr. Green began working for CCIC on September 1, 1997, at an annual salary of $225,000.
(e) Mr. Gwyn began working for CCIC on February 3, 1997, at an annual salary of $175,000.
(f) Mr. Kelly began working for the Company on July 6, 1998, at an annual salary of $235,000.

                     Option/SAR Grants In Last Fiscal Year
                               Individual Grants

                                                                          Potential Realizable
                          Number of   % of Total                            Value at Assumed
                         Securities    Options/                           Annual Rates of Stock
                         Underlying      SARs                              Price Appreciation
                          Options/    Granted to    Exercise               for Option Term(a)
                            SARs     Employees in   or Base    Expiration ---------------------
          Name           Granted (#) Fiscal Year  Price ($/Sh)    Date      5% ($)    10% ($)
          ----           ----------- ------------ ------------ ---------- ---------- ----------
Ted B. Miller, Jr. .....   625,000       20.5%       $4.20      5/31/07   $1,650,848 $4,183,574
David L. Ivy............   250,000        8.2         4.20      5/31/07      660,339  1,673,430
Charles C. Green, III...   250,000        8.2         4.20       8/3/07      660,339  1,673,430
John L. Gwyn............   225,000        7.4         4.20      5/31/07      594,305  1,506,087
John P. Kelly...........        --         --           --           --           --         --

--------
(a) The potential realizable value assumes a per-share market price at the time of the grant to be approximately equal to the exercise price with an assumed rate of appreciation of 5% and 10%, respectively, compounded annually for 10 years.

  The following table details the December 31, 1997 year end estimated value of each named executive officer's unexercised stock options. All unexercised options are to purchase the number of shares of Common Stock indicated.

              Aggregated Option/SAR Exercises In Last Fiscal Year
                        And Year-End Option/SAR Values

                                                                                   Value of
                                                       Number of Securities   Unexercised In-the-
                                                      Underlying Unexercised Money Options/ SARs
                             Shares                   Options/ SARs at Year-   at Year- End ($)
                            Acquired        Value     End(#) Exercisable(E)/   Exercisable(E)/
      Name               on Exercise (#) Realized ($)  Unexercisable (U)(a)  Unexercisable (U)(b)
      ----               --------------- ------------ ---------------------- --------------------
Ted B. Miller, Jr. .....        --            --             407,500(E)           $2,659,010(E)
                                                             562,500(U)            1,860,750(U)

David L. Ivy............        --            --              68,750(E)              306,175(E)
                                                             356,250(U)            1,414,725(U)
Charles C. Green, III...        --            --                  --(E)                   --(E)
                                                             250,000(U)              827,000(U)
John L. Gwyn............        --            --                  --(E)                   --(E)
                                                             225,000(U)              744,300(U)
John P. Kelly...........        --            --                  --(E)                   --(E)
                                                                  --(U)                   --(U)

--------
(a) Fifty percent of the options to purchase Common Stock granted in 1994, 1995 and 1996 become exercisable at 10% per year from the date of grant. The other fifty percent of the options vest upon achievement of a stated internal rate of return.
(b) The estimated value of exercised in-the-money stock options held at the end of 1997 assumes a per-share fair market value of $7.50 and per-share exercise prices of $.40, $2.40 and $4.20, as applicable.

 Severance Agreements

  The Company has entered into severance agreements (the "Severance Agreements") with Messrs. Miller, Ivy, Green, Gwyn, Rees and Reese (the "Executives"). Pursuant to the Severance Agreements, the Company is required to provide severance benefits to the Executives if they are terminated by the Company without Cause (as defined in the Severance Agreements) or the Executives terminate with Good Reason (as defined in the Severance Agreements) (collectively, a "Qualifying Termination"). The Severance Agreements provide for enhanced severance benefits if the Executives incur a Qualifying Termination within the two-year period following a Change in Control (as defined in the Severance Agreements) of the Company (the "Change in Control Period"). Upon a Qualifying Termination that does not occur during the Change in Control Period, an eligible Executive is entitled to (i) a lump sum payment equal to two times the sum of his base salary and annual bonus, (ii) continued coverage under specified welfare benefit programs for two years and (iii) immediate vesting of any outstanding options and restricted stock awards. Upon a Qualifying Termination during the Change in Control Period, an eligible Executive is entitled to (i) receive a lump sum payment equal to three times the sum of his base salary and annual bonus, (ii) continued coverage under specified welfare benefit programs for three years and (iii) immediate vesting of any outstanding options and restricted stock awards.

 Crown Arrangements

  In connection with the implementation of a management transition at CCI intended to develop and promote the existing management team of CCI and to reduce the dependence on Mr. Crown for day-to-day management at CCI, the Company and Mr. Crown have entered into a Memorandum of Understanding and a related Services Agreement with respect to, among other things, the sale by the Crown Parties of Common Stock in the IPO, the management transition at CCI, continuing service by a designee of the Crown Parties on the Company's

Board of Directors and compensation and severance arrangements for Mr. Crown following such time as a successor President and Chief Executive Officer of CCI is appointed. Pursuant to the Services Agreement, Mr. Crown has agreed to continue to serve in a consulting capacity to (and as Chairman of) CCI for a two-year period following the appointment of his successor, and the Company has agreed, for such two-year period, to pay Mr. Crown cash compensation of $300,000 annually, along with certain executive perquisites. At the end of such two-year period, the Company will pay Mr. Crown a severance benefit of $300,000. The Company also agreed to vest all of Mr. Crown's existing stock options; to immediately grant Mr. Crown options to purchase 50,000 shares of Common Stock at $7.50 per share; and, upon the closing of the IPO, to grant Mr. Crown options to purchase 625,000 shares of Common Stock at the price to public in the IPO.

 Stock Option Plans

  1995 Stock Option Plan

  The Company has adopted the 1995 Stock Option Plan, which was reamended on July 1, 1998 (the "1995 Stock Option Plan"). The purpose of the 1995 Stock Option Plan is to advance the interests of the Company by providing additional incentives and motivations which help the Company to attract, retain and motivate employees, directors and consultants. The description set forth below summarizes the general terms of the 1995 Stock Option Plan and the options granted pursuant to the 1995 Stock Option Plan.

  Pursuant to the 1995 Stock Option Plan, the Company can grant options to purchase up to 18,000,000 shares of Common Stock. Options granted under the 1995 Stock Option Plan may either be incentive stock options ("ISOs") under
Section 422 of the Code or nonqualified stock options. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the 1995 Stock Option Plan will be determined by the Board of Directors and, in the case of nonqualified stock options, may be less than the fair market value of the Common Stock on the date that the option is granted. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), in option rights (valued at the excess of the fair market value of the Common Stock at the date of exercise over the exercise price) or by a combination of such means of payment, as may be determined by the Board.

  Employees, directors or consultants of the Company (including its subsidiaries and affiliates) are eligible to receive options under the 1995 Stock Option Plan (although only certain employees are eligible to receive
ISOs). The 1995 Stock Option Plan is administered by the Board and the Board is authorized to interpret and construe the 1995 Stock Option Plan. Subject to the terms of the 1995 Stock Option Plan, the Board is authorized to select the recipients of options from among those eligible, to establish the number of shares that may be issued under each option and to take any actions specifically contemplated or necessary or advisable for the administration of the 1995 Stock Option Plan.

  No options may be granted under the 1995 Stock Option Plan after July 31, 2005, which is ten years from the date the 1995 Stock Option Plan was originally adopted and approved by the Board and stockholders of the Company. The 1995 Stock Option Plan will remain in effect until all options granted under the 1995 Stock Option Plan have been exercised or expired. The Board, in its discretion, may terminate the 1995 Stock Option Plan at any time with respect to any shares of Common Stock for which options have not been granted. The 1995 Stock Option Plan may be amended by the Board without the consent of the stockholders of the Company, other than as to a material increase in benefits, an increase in the number of shares that may be subject to options under the 1995 Stock Option Plan or a change in the class of individuals eligible to receive options under the 1995 Stock Option Plan. However, no change in any option previously granted under the 1995 Stock Option Plan may be made which would impair the rights of the holder of such option without the approval of the holder.

  Pursuant to the 1995 Stock Option Plan, options are exercisable during the period specified in each option agreement or certificate; provided, however, that no option is exercisable later than ten years from the date the option is granted. Options generally have been exercisable over a period of ten years from the grant date and vested in equal installments over a four or five year period of service with the Company as an employee. A change in control generally accelerates the vesting of options granted to employees and some of the options vest upon the achievement of specific business goals or objectives. An option generally must be exercised within 12 months of a holder ceasing to be involved with the Company as an employee, director or consultant as a result of death and within three months if the cessation is for other reasons; however, these periods can be extended by decision of the Board (other than in the case of an ISO). Shares of Common Stock subject to forfeited or terminated options again become available for option awards. The Board may, subject to certain restrictions in the 1995 Stock Option Plan (and, in the case of an ISO, in Section 422 of the Code), extend or accelerate the vesting or exercisability of an option or waive restrictions in an option agreement or certificate.

  The 1995 Stock Option Plan provides that the total number of shares covered by the 1995 Stock Option Plan, the number of shares covered by each option, and the exercise price per share under each option will be proportionately adjusted in the event of a recapitalization, stock split, dividend, or a similar transaction.

  No grant of any option will constitute realized taxable income to the grantee. Upon exercise of a nonqualified option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received over the exercise price paid therefor and the tax basis in any shares of Common Stock received pursuant to the exercise of such option will be equal to the fair market value of the shares on the exercise date if the exercise price is paid in cash. The Company will generally have a deduction in parity with the amount realized by the holder. The Company has the right to deduct and withhold applicable taxes relating to taxable income realized by the holder upon exercise of a nonqualified option and may withhold cash, shares or any combination in order to satisfy or secure its withholding tax obligation. An ISO is not subject to taxation as income to the employee at the date of grant or exercise and the Company does not get a business deduction as to an ISO; provided, the stock is not sold within two years after the ISO was granted and one year after the ISO was exercised. The ISO is effectively taxed at capital gain rates upon the sale of the stock by the employee. However, if the stock acquired upon exercise of an ISO is sold within two years of the ISO grant date or one year exercise of the date, then it is taxed the same as a Nonqualified Option. Upon the exercise of an ISO, the difference between the value of the stock and the exercise price is recognized as a preference item for alternative minimum tax purposes.

  As of December 31, 1998, options to purchase a total of 13,082,220 shares of Common Stock have been granted. Options for 572,825 shares of Common Stock have been exercised, options for 278,250 shares have been forfeited and options for 12,231,145 shares remain outstanding. The outstanding options are for (i) 345,000 shares with an exercise price of $0.40 per share, (ii) 43,750 shares with an exercise price of $1.20 per share, (iii) 50,000 shares with an exercise price of $1.60 per share, (iv) 175,000 shares with an exercise price of $2.40 per share, (v) 5,385 shares with an exercise price of $3.09 per share, (vi) 5,385 shares with an exercise price of $4.03 per share, (vii) 1,630,625 shares with an exercise price of $4.20 per share, (viii) 23,135 shares with an exercise price of $4.76 per share, (ix) 5,385 shares with an exercise price of $5.24 per share, (x) 28,000 shares with an exercise price of $5.97 per share; (xi) 107,200 shares with an exercise price of $6.00 per share, (xii) 5,085,530 shares with an exercise price of $7.50 per share,
(xiii) 28,000 shares with an exercise price of $7.77 per share, (xiv) 28,000 shares with an exercise price of $10.08 per share, (xv) 75,000 shares with an exercise price of $11.31 per share, (xvi) 75,000 shares with an exercise price of $11.50 per share, (xvii) 125,000 shares with an exercise price of $11.98 per share, (xviii) 253,750 shares with an exercise price of $12.50 per share and (xix) 4,136,500 shares with an exercise price of $13.00 per share. The options exercisable at $0.40 per share are fully vested and held by Ted B. Miller, Jr. Vested and exercisable options also include options for (i) 43,750 shares at $1.20 per share, (ii) 50,000 shares at $1.60 per share, (iii) 175,000 shares at $2.40 per share, (iv) 1,463,625 shares at $4.20 per share,
(v) 23,135 shares at $4.76 per share, (vi) 107,200 shares at $6.00 per share,
(vii) 2,805,630 shares at $7.50 per share, (viii) 128,750 shares at $12.50 per share and (ix) 90,000 shares at $13.00 per share. Except for the options for 23,135 shares with an exercise price of $4.76 per share and options for 3,036,250 shares with an exercise price of $7.50, the exercise prices for all of the options were equal to or in excess of the estimated fair value of the Common Stock at the dates on which the numbers of shares and the exercise prices were determined; as such, in accordance with the "intrinsic value based method" of accounting for stock options, the Company did not recognize compensation cost related to the grant of these options. The options for 23,135 shares with an exercise price of $4.76 were issued in 1998 in exchange for services received from nonemployees; as such, the Company will account for the issuance of these options in 1998 based on the fair value of the services received. Options for 3,036,250 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) were included in the group of options which vested at the consummation of the initial public offering of common stock. The Company will account for these options in 1998 based upon the fair market value of services received. The remaining options for 2,731,230 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) were granted in 1998 and generally are taken into account and vest over five years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants".

  Since January 1, 1998, the Company has granted to its executive officers and directors options for a total of 2,515,500 shares at an exercise price of $7.50, 250,000 shares at an exercise price of $12.50 and 3,235,000 shares at an exercise price of $13.00 under the 1995 Stock Option Plan. Mr. Miller received options for 928,000 shares, Mr. Ivy received options for 560,000 shares, Mr. Green received options for 425,000 shares, Mr. Gwyn received options for 75,000 shares, Mr. Kelly received options for 250,000 shares, Mr. Rees received options for 90,000 shares, Mr. Crown received options for 137,500 shares and Messrs. Hutcheson and McKenzie each received 25,000 shares, in each case at an exercise price of $7.50 per share. Mr. Miller received options for 1,035,000 shares, Mr. Ivy received options for 545,000 shares, Mr. Green received options for 515,000 shares, Mr. Gwyn received options for 175,000 shares, Mr. Rees received options for 250,000 shares, Mr. Crown received options for 625,000 shares, Messrs. Ferenbach, Hack and Schutz each received options for 25,000 shares and Messrs. Azibert, Chetaille and Murphy each received options for 5,000 shares, in each case at an exercise price of $13.00 per share. Mr. Kelly received options for 250,000 shares at an exercise price of $12.50 per share.

 CTSH Stock Option Plans

  CTSH has established certain stock option plans for the benefit of its employees (the "CTSH Stock Option Plans"). Upon consummation of the Roll-Up in August 1998, all of the outstanding options to purchase shares of capital stock of CTSH ("CTSH Options") granted pursuant to the CTSH Stock Option Plans were converted into and replaced by options to purchase shares of the Company's Common Stock ("CCIC Options"). The Company's Board of Directors has adopted each of the CTSH Option Plans. Options granted under the CTSH Stock Options Plans may be adjusted at the discretion of the Company or, in the case of options granted under the CTSH Share Bonus Plan (as defined), the CTSH Trustee (as defined) to take into account any variation of the share capital of the Company subject to the written confirmation of the auditors of the Company that the adjustment in their opinion is fair and reasonable. The description set forth below summarizes the general terms of each of the various plans that constitute the CTSH Stock Options Plans.

  Included in CTI's operating expenses for the nine months ended September 30, 1998 are noncash compensation charges for (Pounds)2.5 million ($4.3 million) related to the issuance of stock options to certain executives and employees.

   CTSH All Employee Share Option Scheme. All outstanding options granted pursuant to the Castle Transmission Services (Holdings) Ltd. All Employee Share Option Scheme (the "CTSH All Employee Plan") are vested. These options may only be exercised in full and on one occasion. Outstanding options granted pursuant to the CTSH All Employee Plan will lapse if not exercised by the earlier of (i) the first anniversary of the option holder's death, (ii) six months following the termination of the option holder's employment with the Company, (iii) six months following the earlier of (a) a change of control of the Company, (b) the sanctioning by the U.K. courts of a compromise or arrangement pursuant to U.K. Companies Act 1985 section 425 that affects the Common Stock of the Company, (c) a person becoming bound or entitled to acquire the Common Stock of the Company under U.K. Companies Act 1985 sections 428-430 or (d) notice of a general meeting of the stockholders of the Company at which a resolution will be proposed for the purpose of a voluntary winding-up of the Company (each of the foregoing, a "Corporate Event"), (iv) the option holder being adjudicated bankrupt under U.K. law, (v) the surrender of the option or (vi) the seventh anniversary of the grant. At the time of the Roll-up there were outstanding options to purchase 285,250 shares of Common Stock at a price of $2.37 per share, of which an initial refundable deposit of $1.20 per share has already been paid by each participant. No additional options will be granted under the CTSH All Employee Plan in the future.

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

  CTSH Management Plan. All outstanding options granted pursuant to the Castle Transmission Services (Holdings) Ltd. Unapproved Share Option Scheme (the "CTSH Management Plan") will vest on the earlier of (i) March 1, 2000 or, if the option holder was not an Eligible Employee (as defined in the CTSH Management Plan) on March 1, 1997, the third anniversary of the date on which the option was granted, (ii) the death of the option holder, (iii) the termination of the option holder's employment with the Company (other than a termination for cause, or the voluntary resignation of the option holder),
(iv) a Corporate Event or (v) the sale of the subsidiary or business of the Company in which the option holder is employed. Once vested, these options may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options granted pursuant to the CTSH Management Plan will lapse on the earlier of (i) the first anniversary of the option holder's death, (ii) six months after the termination of the option holder's employment with the Company (other than a termination for cause, or the voluntary resignation of the option holder), (iii) immediately upon any other termination of employment, (iv) six months following a Corporate Event,
(v) the option holder being adjudicated bankrupt under U.K. law, (vi) the surrender of the option, (vii) failure to satisfy any performance condition established by the board of directors of CTI or (viii) the seventh anniversary of the grant of the option. Currently, there are outstanding options to purchase 1,649,844 shares of Common Stock at prices ranging from (Pounds)1.43 ($2.39) to (Pounds)6.04 ($10.08) per share. No additional options will be granted under the CTSH Management Plan in the future.

  CTSH Bonus Share Plan. In connection with the Castle Transmission Services (Holdings) Ltd. Bonus Share Plan (the "CTSH Bonus Share Plan"), CTSH has executed the Employee Benefit Trust (the "CTSH Trust"), a discretionary settlement for the benefit of past and present CTI employees, directors and their families. CTI employees and directors are able to participate in the CTSH Bonus Share Plan by foregoing a portion of their annual bonuses awarded by the Company in consideration for options to purchase shares of the Company's Common Stock held by the CTSH Trust at predetermined prices per share depending upon the year in which the investment is made. The predetermined price for 1997 investment was (Pounds)13.00 ($21.70) per unit (each of which will be converted into seven shares of Common Stock upon consummation of the Roll-Up), and the CTI board has determined that the predetermined price for any investment in 1998 and 1999 will be (Pounds)16.90 ($28.21) and (Pounds)21.97 ($36.68) respectively.

  All outstanding options granted pursuant to the CTSH Bonus Share Plan are vested and may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options will lapse on the earlier of (i) the first anniversary of the option holder's death, (ii) six months after the termination of the option holder's employment with the Company, (iii) six months following a Corporate Event, (iv) the option holder being adjudicated bankrupt under U.K. law, (v) the surrender of the option or
(vi) the seventh anniversary of the grant of the option. In order to satisfy the demand created by the exercise of options granted pursuant to the CTSH Bonus Share Plan, the CTSH Trustee has been granted a call option by the Company ("the U.K. Option Agreement") to purchase up to 149,709 shares of Common Stock from the Company at a price of (Pounds)1.86 ($3.11) per share, the funds for which are to be contributed to the CTSH Trust by CTSH (which has already provided for such payment in its financial statements). Currently there are outstanding options to purchase 149,709 shares of Common Stock from the CTSH Trustee for a nominal sum upon exercise. Following the Offering, CTI employees and directors will continue to be able to effectively invest a proportion of their annual bonuses in Common Stock of the Company under the CTSH Bonus Share Plan for the fiscal years 1998 and 1999. Thereafter, no additional options will be granted under the CTSH Share Bonus Plan. Grants under the CTSH Bonus Share Plan are determined by converting monetary awards into options to purchase shares at predetermined prices.

  CTSH Option Grants to Certain Executives. In January and April of 1998, CTSH granted options to purchase a total of 300,000 ordinary shares and 299,700,000 preference shares of CTSH to Ted B. Miller, Jr., David L. Ivy and George E. Reese. Upon consummation of the IPO, these options vested in full and converted into options to purchase 1,890,000 shares of the Company's Common Stock at an exercise price of (Pounds)1.43 ($2.39) and 210,000 shares of the Company's Common Stock at an exercise price of (Pounds)3.57 ($5.96). In addition, the exercise prices of such options will be set in U.S. dollars, converted from pounds sterling at the Noon Buying Rate on the date of the consummation of the Offering.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 Investments

  On January 11, 1995, Ted B. Miller, Jr. and Edward C. Hutcheson, Jr. (collectively, the "Initial Stockholders") acquired 1,350,000 shares of CTC Class A Common Stock, par value $.01 per share, for $270,000. Also, on January 11, 1995, pursuant to a Securities Purchase and Loan Agreement, dated as of January 11, 1995, among CTC, Centennial Fund IV, Berkshire Fund III, A Limited Partnership (via Berkshire Fund III Investment Corp.), and certain trusts and natural persons which are now members of Berkshire Investors LLC (collectively, the "Berkshire Fund III Group") and J. Landis Martin (collectively, the "CTC Purchasers"), CTC issued to the CTC Purchasers (i) 1,350,000 shares of CTC Class B Common Stock, par value $.01 per share, for $270,000, (ii) 730,380 shares of CTC Series A Convertible Preferred Stock, par value $.01 per share, for $4,382,280 and (iii) $3,867,720 principal amount of CTC Convertible Secured Subordinated Notes for $3,867,720. As of February 1997, all the CTC Convertible Secured Subordinated Notes had been converted into 644,620 shares of Company Series A Convertible Preferred Stock. The proceeds received on January 11, 1995 were used by the Company for the acquisition of towers and ancillary assets from PCI and for working capital.

  Pursuant to a Securities Exchange Agreement (the "Securities Exchange Agreement"), dated as of April 27, 1995, among the Company, CTC, the Initial Stockholders and the CTC Purchasers, such parties effectively made CCIC the holding company of CTC and converted some of the obligations of CTC into capital stock of CCIC. Transactions pursuant to the Securities Exchange Agreement included (i) Centennial Fund IV transferring 208,334 shares of CTC Series A Convertible Preferred Stock to Berkshire Fund III Group in exchange for $1,250,004 principal amount of CTC Convertible Secured Subordinated Notes,
(ii) Berkshire Fund III Group and J. Landis Martin converting all remaining CTC Convertible Secured Subordinated Notes held by them ($742,452 principal amount) into 123,742 shares of CTC Series A Convertible Preferred Stock, (iii) each of the outstanding shares of capital stock of CTC being exchanged for one share of similar stock of CCIC and (iv) the remaining CTC Convertible Secured Subordinated Notes ($3,125,268 principal amount) becoming convertible into shares of CCIC Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock") (all of which notes were subsequently converted in February 1997).

  As a result of the exchange of CTC capital stock for CCIC capital stock, each Initial Stockholder received 675,000 shares of Existing Class A Common Stock, par value $.01 per share, of CCIC, Centennial Fund IV received 1,080,000 shares of Common Stock and 145,789 shares of Series A Convertible Preferred Stock, Mr. Martin received 41,666 shares of Series A Convertible Preferred Stock and Berkshire Fund III Group received 270,000 shares of Common Stock and 666,667 shares of Series A Convertible Preferred Stock. In July 21, 1995, Robert F. McKenzie became a party by amendment to the Securities Exchange Agreement and received 8,333 shares of Series A Preferred Stock.

1996 Investments

  Pursuant to a Securities Purchase Agreement, dated as of July 15, 1996, among the Company, Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr. and Robert F. McKenzie, the Company privately placed 864,568 shares of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"), for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr. Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received on July 15, 1996 were used for (i) the purchase of the towers and microwave and SMR businesses from Motorola in Puerto Rico, (ii) an option payment relating to the acquisition of TEA and TeleStructures and (iii) working capital.

1997 Investments

  Pursuant to a Securities Purchase Agreement, dated as of February 14, 1997, among the Company, Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. (collectively, the "Centennial Fund V

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

Investors"), Berkshire Fund IV, Limited Partnership (via Berkshire Fund IV Investment Corp.), and certain trusts and natural persons which are members of Berkshire Investors LLC (collectively, the "Berkshire Fund IV Group" and, together with Berkshire Fund III Group, the "Berkshire Partners Group"), PNC Venture Corp., Nassau Capital Partners II L.P. ("Nassau Capital"), NAS Partners I L.L.C. ("NAS Partners"), Fay, Richwhite Communications Limited ("Fay Richwhite"), J. Landis Martin and Robert F. McKenzie, the Company privately placed 3,529,832 shares of its Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock"), for an aggregate purchase price of $74,126,472. Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, PNC Venture Corp. paid $6,300,000 for 300,000 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, Fay Richwhite paid $9,999,990 for 476,190 shares, Mr. Martin paid $999,999 for 47,619 shares and Mr. McKenzie paid $52,500 for 2,500 shares. The proceeds received on February 14, 1997 were used by the Company to fund a portion of its investment in CTI.

  In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 345,000 shares of Common Stock. The Company repurchased these shares and 308,435 shares of his Existing Class A Common Stock for $3,422,118.

  In May 1997, in connection with the Company's acquisition of the stock of TeleStructures, TEA and TeleShare, Inc. (the "TEA Companies"), the Company issued 535,710 shares of Common Stock to the shareholders of the TEA
Companies: 241,070 shares to Bruce W. Neurohr, 241,070 shares to Charles H. Jones and 53,570 shares to Terrel W. Pugh.

  In June 1997, Messrs. Miller and Ivy received special bonuses, related to their services in structuring and negotiating the CTI Investment, including arranging the consortium partners who participated with the Company in the CTI transaction, of $600,000 and $300,000, respectively.

  In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged CNSI and CMSI with, subsidiaries of the Company. As consideration for these transactions, the Crowns received a cash payment of $25.0 million, a promissory note of the Company aggregating approximately $76.2 million, approximately $2.3 million to pay certain taxes (part of which amount was paid in September 1997 as a dividend to stockholders of record of CNSI on August 14, 1997), and 7,325,000 shares of Common Stock. In addition, the Company assumed approximately $26.0 million of indebtedness of the Crown Business. The Company repaid the Seller Note in full on October 31, 1997. Robert A. Crown and Barbara Crown are both parties to the Stockholders Agreement and are subject to its restrictions.

  Pursuant to a Securities Purchase Agreement, dated as of August 13, 1997, among the Company, American Home Assurance Company ("AHA"), New York Life Insurance Company ("New York Life"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), PNC Venture Corp., J. Landis Martin and affiliates of AHA, the Company privately placed of 292,995 shares of its Senior Convertible Preferred Stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 585,990 shares of Common Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). AHA and its affiliates paid $15,099,500 for 150,995 shares and warrants to purchase 301,990 shares of Common Stock. New York Life and Northwestern Mutual each paid $6,000,000 for 60,000 shares and warrants to purchase 120,000 shares of Common Stock. PNC Venture Corp. paid $2,000,000 for 20,000 shares and warrants to purchase 40,000 shares of Common Stock. Mr. Martin paid $200,000 for 2,000 and warrants to purchase 4,000 shares of Common Stock. The proceeds received on August 13, 1997 were used by the Company to fund a portion of the Crown Merger and working capital.

  Pursuant to a Securities Purchase Agreement, dated as of October 31, 1997, among the Company, Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc. ("Harvard"), Prime VIII, L.P. ("Prime") and the prior purchasers of Senior Convertible Preferred Stock (other than affiliates of AHA), an additional 364,500 shares of Senior Convertible Preferred Stock were issued

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

for an aggregate purchase price of $36,450,000, together with warrants to purchase 729,000 shares of Common Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 70,000 shares of Common Stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock. Nassau Group and Fay Richwhite each paid $2,500,000 for 25,000 shares and warrants to purchase 50,000 shares of Common Stock. Harvard paid $14,950,000 for 149,500 shares and warrants to purchase 299,000 shares of Common Stock. Prime paid $5,000,000 for 50,000 shares and warrants to purchase 100,000 shares of Common Stock. AHA paid $1,500,000 for 15,000 shares and warrants to purchase 30,000 shares of Common Stock. New York Life paid $300,000 for 3,000 shares and warrants to purchase 6,000 shares of Common Stock. Northwestern Mutual paid $4,000,000 for 40,000 shares and warrants to purchase 80,000 shares of Common Stock. PNC Venture Corp. paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock. J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of Common Stock.

Other Transactions

  Robert J. Coury, a former director of Crown Communication, and Crown Communication have entered into a management consulting agreement beginning in October 1997. Pursuant to a Memorandum of Understanding dated July 3, 1998, the compensation payable pursuant to such consulting agreement was increased to $20,000 per month and Mr. Coury was granted options to purchase 60,000 shares of Common Stock at $7.50 per share. See "Management--Executive Compensation--Crown Arrangements". The Company expects to record a noncash compensation charge of $0.3 million related to the issuance of these stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants". In addition, pursuant to a Memorandum of Understanding Regarding Management and Governance of CCIC and Crown Communication, dated as of August 15, 1997, Mr. Coury received options for 75,000 shares of Common Stock. Upon consummation of the IPO, all of these options will have vested. In connection with the Crown Merger, Mr. Coury acted as financial advisor to the Crowns and received a fee for such services, paid by the Crowns.

  The Company leases office space in a building formerly owned by its Vice Chairman and Chief Executive Officer. Lease payments for such office space amounted to $130,000, $50,000 and $22,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The amount of space leased increased from 6,497 square feet at $23.80 per square foot (or $154,836 in annual rent) to 19,563 square feet at $16.00 per square foot (or $313,008 in annual rent) pursuant to a lease agreement effective November 1, 1997. The lease term is for a period of five years with an option to terminate in the third year or to renew at $18.40 per square foot. The lease also provides the Company a right of first refusal on the entire fifth floor of the building. Interstate Realty Corporation, a company owned by the Company's Vice Chairman and Chief Executive Officer, received a commission of $62,000 in connection with this new lease.

  Crown Communication leases its equipment storage and handling facility in Pittsburgh from Idlewood Road Property Company ("Idlewood"), a Pennsylvania limited partnership. HFC Development Corp., a Pennsylvania corporation owned by Mr. Crown's parents, is the general partner of Idlewood. The annual rent for the property is $180,000.

  On August 10, 1998, Michel Azibert, who was elected as a director of the Company in August 1998, acquired 50,000 shares of Common Stock from an existing stockholder of the Company for $6.26 per share pursuant to a purchase right assigned to him by the Company. The Company recorded a noncash compensation charge of $0.3 million related to the transfer of the purchase right. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants".

  On February 28, 1997, CTI and TdF Parent entered into the CTI Services Agreement pursuant to which TdF Parent agreed to provide certain consulting services to CTI in consideration for a minimal annual fee of (Pounds)400,000 ($679,800) and reimbursement for reasonable out-of-pocket expenses. TdF Parent has agreed to, among

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

other things, provide the services of ten executives or engineers to CTI on a part-time basis and to provide a benchmarking review of CTI. In addition, TdF Parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined.

  The term of the CTI Services Agreement is expected to be extended for four additional years (to February 28, 2004) and thereafter will be terminable on 12-month's prior notice given by CTI to TdF after February 28, 2003.

  In connection with the financing arrangements relating to the Proposed JV, the Company paid an aggregate of $100,000 to Centennial Fund IV, L.P., Centennial Fund V, L.P. and Centennial Entrepreneurs Fund V, L.P.

 Crown Arrangements

  In connection with the implementation of a management transition at CCI intended to develop and promote the existing management team of CCI and to reduce the dependence on Mr. Crown for day-to-day management at CCI, the Company and Mr. Crown entered into a Memorandum of Understanding and a related Services Agreement with respect to, among other things, the sale by the Crown Parties of Common Stock in the IPO, the management transition at CCI, continuing service by a designee of the Crown Parties on the Company's Board of Directors and compensation and severance arrangements for Mr. Crown. Pursuant to the Services Agreement, Mr. Crown agreed to continue to serve in a consulting capacity to (and as Chairman of) CCI for a two-year period following the appointment of his successor, which took place on December 9, 1998, and the Company has agreed, for such two-year period, to pay Mr. Crown cash compensation of $300,000 annually, along with certain executive perquisites. At the end of the two-year period, the Company will pay Mr. Crown a severance benefit of $300,000.

 Governance Agreement

  On August 21, 1998, the Company TdF and DFI entered into a Governance Agreement (the "Governance Agreement") to provide for certain rights and obligations of the Company, TdF and DFI with respect to the governance of the Company.

 Super-Majority Voting Requirements

  In general, until August 21, 2003, a super majority vote of the Company's Board of Directors is required for the Company or any of its subsidiaries to take any of the following actions:

  .  amendments to the certificate of incorporation or by-laws;

  .  acquisitions or investments of more than $20.0 million;

  .  dispositions for more than $20.0 million;

  .  significant strategic alliances;

  .  the incurrence of debt unless certain leverage ratios have been met;

  . any transaction with a party to the Stockholders Agreement or any affiliate of the Company;

  .  the issuance of any equity securities;

  . any transaction that would result in any person holding 50% or more of the Company's voting securities or equity interests;

  .  any sale of all or substantially all of the Company's assets;

  .  any action by the Company relating to its dissolution or bankruptcy; and

  .  any amendments to the Company's Rights Plan.

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

 Veto Rights

  In general, until August 21, 2003, TdF's consent will be required for the Company or any of its subsidiaries to take any of the following actions:

  .  significant acquisitions or investments;

  .  strategic alliances with certain third parties; and

  .  significant dispositions.

  In addition, until August 21, 2008, TdF's consent generally will be required for the Company or any of its subsidiaries to take any of the following actions:

  .  amendments to the certificate of incorporation or bylaws;

  . the issuance of any new class of security or of additional shares of Class A Common Stock;

  . any transaction that would result in any person holding 50% or more of the Company's voting securities or equity interests;

  .  any sale of all or substantially all of the Company's assets; and

  . the issuance to any person of equity securities representing 25% or more of the Company outstanding equity securities.

 Antidilution

  Except in certain circumstances, if the Company issues any equity securities (other than equity that is mandatorily exchangeable for debt, such as the Exchangeable Preferred Stock) to any person, it must offer TdF the right to purchase, at the same cash price and on the same other terms proposed, up to the amount of such equity securities as would be necessary for TdF and its affiliates to maintain their consolidated ownership percentage in the Company.

 Standstill; Transfer Restrictions; Voting

  TdF and its affiliates will not, without the prior written consent of the Board; (1) acquire beneficial ownership of any voting securities of the Company if their ownership interest would be greater than the Relevant Percentage; (2) propose that TdF or any of its affiliates enter into any business combination involving the Company; (3) make any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent with respect to any voting securities of the Company in opposition to the recommendation of a super majority vote of the Board; (4) except in accordance with the terms of the Stockholders Agreement, seek election to or seek to place a representative on the Board or seek the removal of any member of the Board; (5) (A) solicit, seek to effect, negotiate with or provide nonpublic information to any other person with respect to or
(B) otherwise make any public announcement or proposal with respect to, any form of business combination (with any person) involving a change of control of the Company or the acquisition of a substantial portion of the voting securities and/or equity securities or assets of the Company or any subsidiary of the Company; or (6) publicly disclose any intention, plan or arrangement, or provide advice or assistance to any person, inconsistent with the foregoing.

  In general, if TdF or any of its affiliates seek to transfer 5% or more of the voting securities of the Company, the Company will have the right to purchase all, or any part in excess of such 5%, of such voting securities for cash at the price at which they are to be transferred. These limitations do not apply to certain transactions including underwritten public offerings and sales under Rule 144.

  Whenever TdF has the right to vote any voting securities of the Company and a "proxy-contest" exists or any proposal for the election of any member to the Board has received a negative vote, which in either case, had been recommended by a super majority vote of the Board, TdF has agreed to vote all of its voting securities of the Company in the manner recommended by a super majority vote of the Board.

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

  The standstill, transfer restriction and voting provisions described above will cease to apply on or before August 21, 2003. In addition, the standstill and voting provisions will be suspended during any period from the date of the commencement by any person (other than TdF or any of its affiliates) of an unsolicited offer to the date of closing, abandonment or termination of all such offers (including any offer commence by TdF or any member of the TdF Group following such suspension) and will thereafter be reinstated as in effect prior to the commencement of any such unsolicited offer.

 CTSH Option

  If (1) the Board overrides a veto by TdF of a business combination or (2) an unsolicited offer by any person (other than TdF or any of its affiliates) has commenced or occurred, TdF will have the option (the "CTSH Option") to (x) acquire for cash all of the CTSH shares beneficially owned by the Company at their fair market value or (y) sell for cash to the Company all of the CTSH shares and warrants beneficially owned by TdF at their fair market value.

  Immediately prior to the consummation of any business combination or unsolicited offer, TdF may require the Company to purchase one-half of the shares of Class A Common Stock held by TdF and its affiliates for cash at the offer price per share of Common Stock pursuant to the business combination or unsolicited offer.

 Put and Call Rights

  TdF Put Right. TdF will have the right to require the Company (1) to purchase all (except for one CTSH Ordinary Share) of the CTSH Shares beneficially owned by TdF and its affiliates in exchange for shares of Class A Common Stock at the Exchange Ratio and (2) to issue in exchange for the TdF CTSH Warrants for a number of shares of Class A Common Stock at the Exchange Ratio and 100,000 shares of Class A Common Stock, subject to adjustment in certain circumstances.

  Company Call Right. On August 21, 2000, unless the weighted average price per share of Common Stock over the five trading days immediately preceding August 21, 2000, is less than or equal to $12 (as adjusted for any stock split or similar transaction), the Company will have the right to require TdF to transfer and deliver to the Company all (except for one CTSH Ordinary Share) of the TdF CTSH Shares and the TdF CTSH Warrants beneficially owned by TdF and its affiliates in exchange for a number of shares of Class A Common Stock at the Exchange Ratio and 100,000 shares of Class A Common Stock, subject to adjustment in certain circumstances.

 Stockholders Agreement

  On August 21, 1998, the Company entered into the Stockholders Agreement (the "Stockholders Agreement") with certain stockholders of the Company (the "Stockholders") to provide for the certain rights and obligations of the Company and the Stockholders with respect to the governance of the Company and the Stockholders' shares of Common Stock or Class A Common Stock, as the case may be.

 Governance

  Board Representation. (i) So long as the TdF Group holds at least 5.0% of the Company's common stock, TdF will have the right to appoint one director and generally will have the right to appoint two directors; (ii) so long as Robert A. Crown, Barbara Crown, certain trusts established by them and their permitted transferees (the "Crown Group") has beneficial ownership of at least 555,555 shares of common stock, the Crown Group will have the right to elect one director (the "Crown Designee"); (iii) so long as Ted B. Miller, Jr. and his permitted transferees (the "Initial Stockholder Group") maintains an ownership interest, they will have the right to elect one director (the "Initial Stockholder Designee"); (iv) the Chief Executive Officer of the Company will have the right to elect one director (the "CEO Designee"); (v) so long as the ownership interest of Centennial Fund IV, L.P., Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., their affiliates and respective partners

(the "Centennial Group") is at least 5.0%, the Centennial Group will have the right to elect one director (the "Centennial Designee"); (vi) so long as the ownership interest of the Berkshire Group is at least 5.0%, the Berkshire Group will have the right to elect one director (the "Berkshire Designee");
(vii) so long as the ownership interest of Nassau Capital Partners II, L.P., NAS Partners I, L.L.C., their affiliates and their respective partners (the "Nassau Group") is not less than the ownership interest of the Nassau Group immediately following the closing of the IPO, the Nassau Group will have the right to elect one director (the "Nassau Designee"); and (viii) all directors other than the Designees ("General Directors") will be nominated in accordance with the Certificate of Incorporation and By-laws.

  Solicitation and Voting of Shares. With respect to each meeting of stockholders of the Company at which directors are to be elected, the Company will use its best efforts to solicit from the stockholders of the Company eligible to vote in the election of directors proxies in favor of the nominees selected in accordance with the provisions of the Stockholders Agreement (including without limitation the inclusion of each director nominee in management's slate of nominees and in the proxy statement prepared by management of the Company in respect of each annual meeting, vote or action by written consent).

  Each Stockholder will vote its shares in favor of the election of the persons nominated pursuant to the provisions described in "--Board Representation" above to serve the Board and against the election of any other person nominated to be a director.

  Committees of the Board. Each of the Nominating and Corporate Governance Committee and the Executive Committee will contain, so long as TdF is Qualified at least one TdF Designee.

 Registration Rights; Tag-Along Rights

  Subject to certain exceptions, limitations and the suspension of such rights by the Company under certain conditions, the Stockholders have been granted certain piggy-back registration rights, demand registration rights, S-3 registration rights and tag-along rights with respect to their shares of Common Stock.

  Subject to certain exceptions, if at any time Stockholders holding at least 2% of the voting securities of the Company (the "Initiating Stockholder(s)") determine to sell or transfer 2% or more of the voting securities then issuable or outstanding to a third party who is not an affiliate of any of the Initiating Stockholders, Stockholders may have the opportunity and the right to sell to the purchasers in such proposed transfer (upon the same terms and conditions as the Initiating Stockholders) up to that number of Shares owned by such Stockholder equaling the product of (i) a fraction, the numerator of which is the number of Shares owned by such Stockholder as of the date of such proposed transfer and the denominator of which is the aggregate number of Shares owned by the Initiating Stockholders and by all Stockholders exercising tag-along rights multiplied by (ii) the number of securities to be offered.

CTSH Shareholders' Agreement

  On August 21, 1998, CCIC, TdF and CTSH entered into a Shareholders' Agreement to govern the relationship between CCIC and TdF as Shareholders of CTSH (the "CTSH Shareholders' Agreement).

  Corporate Governance. The Board of CTSH will be comprised of six directors, of which CCIC and TdF will each have the right to appoint and remove two directors with the remaining two directors to be mutually agreed upon by CCIC and TdF. CCIC has the right to nominate the chairman, chief executive officer, chief operating officer and chief financial officer of CTSH, subject to approval buy a super majority vote of the Board of CCIC.

  The affirmative vote of a majority of the Board, including a director nominated by CCIC and a director nominated by TdF, is necessary for the adoption of a resolution. Further, the prior written consent of each of CCIC and TdF, in their capacities as shareholders, is required for the following actions, among others, significant acquisitions and dispositions; issuance of new shares; entry into transactions with shareholders, except pursuant to the CTI Services Agreement and/or the CTI Operating Agreement; entry into new lines of business; capital expenditures outside the budget; entry into banking and other financing facilities; entry into joint venture arrangements; payment of dividends, except for (1) dividends payable in respect of CTSH's redeemable preferred shares and (2) dividends permitted by CTSH's financing facilities; and establishing a public market for CTSH shares. Similar governance arrangements also apply to CTSH's subsidiaries.

  If either CCIC or TdF vetoes a transaction (either at Board or shareholder level), the other shareholder is entitled to pursue that transaction in its own right and for its own account.

  Transfer Provisions. Subject to certain exceptions, neither CCIC nor TdF may transfer any interest in shares held in CTSH to a third party. Transfers of shares to affiliated companies are permitted, subject to certain conditions. No shares may be transferred if such transfer would (a) entitle the BBC to terminate either of the BBC contracts, (b) subject CTSH to possible revocation of its licenses under the Telecommunications Act 1984 or the Wireless Telegraphy Acts 1949, 1968 and 1998 or (c) cause CCIC or TdF to be in breach of the Commitment Agreement between the Company, TdF, TdF Parent and the BBC (under which the Company and TdF have agreed to maintain certain minimum ownership levels in CTSH for a period of five years). See "Business--U.K. Operations--Significant Contracts--BBC Commitment Agreement".

  In addition, shares may be sold to a third party, subject to a right of first refusal by the other party, after the later of (a) the second anniversary of the closing of the Roll-up, and (b) the expiration of the period for the completion of the TdF Put Right (as defined) or the Company Call Right (as defined). If CCIC purchases TdF's shares pursuant to such right of first refusal, it may elect (instead of paying the consideration in cash) to discharge the consideration by issuing its Common Stock at a discount of 15% to its market value. If the right of first refusal is not exercised, the selling shareholder must procure and offer on the same terms for the shares held by the other party. If the Company elects to issue Common Stock to TdF pursuant to the right of first refusal, TdF will be entitled to certain demand registration rights and tag along rights.

  TdF Put Right. TdF has the right to put its shares of CTSH to CCIC for cash (the "TdF Put Right") if there is a change of control of CCIC. Such right is exercisable if (a) TdF has not exchanged its shares pursuant to the Governance Agreement by the second anniversary of the closing of the Roll-Up, or (b) prior to the second anniversary of the closing of the Roll-Up, if TdF has ceased to be Qualified for the purposes of the Governance Agreement.

  The consideration payable on the exercise of the TdF Put Right will be an amount agreed between CCIC and TdF or, in the absence of agreement, the fair market value as determined by an independent appraiser.

  TdF Exit Right. TdF also has the right after the earlier of (a) the second anniversary of the closing of the Roll-Up, or (b) TdF ceasing to be Qualified for purposes of the Governance Agreement, to require CCIC, upon at least six months' notice, to purchase all, but not less than all, of the shares it beneficially owns in CTSH (the "TdF Exit Right").

  The consideration to be paid to TdF, and the manner in which it is calculated, upon exercise of the TdF Exit Right is substantially the same as described upon exercise of the TdF Put Right.

  CCIC is entitled to discharge the consideration payable on the exercise of the TdF Exit Right either in cash or by issuing Common Stock to TdF at a discount of 15% to its market value. If CCIC elects to issue Common Stock to TdF on the exercise of the TdF Exit Right, TdF will be entitled to certain demand registration rights and tag-along rights.

  CCIC Deadlock Right. CCIC has the right to call TdF's shares of CTSH, subject to certain procedural requirements, for cash if, after the third anniversary of the closing of the Roll-Up, TdF refuses on three occasions during any consecutive six-month period to agree to the undertaking by CTSH of certain types of transactions (including acquisitions and disposals) that would fall within CTSH's core business (the "CCIC Deadlock

Right"). The consideration due on the exercise of the CCIC Deadlock Right is payable in cash, the fair market value of the TdF interest to be determined in the same manner described above upon exercise of the TdF Put or Exit Rights.

  CCIC Shotgun Right. Provided that TdF has not, pursuant to the Governance Agreement, exchanged its share ownership in CTSH for shares of CCIC, CCIC may
(a) by notice expiring on August 21, 2003, or (b) at any time within 45 days of CCIC becoming aware of a TdF Change of Control (as defined in the Governance Agreement) offer to purchase TdF's shares in CTSH. TdF is required to either sell its shares or agree to purchase CCIC's shares in CTSH at the same price contained in CCIC's offer for TdF's shares of CTSH.

  The consummation of any transfer of shares between CCIC and TdF pursuant to any of the transfer provisions described above is subject to the fulfillment of certain conditions precedent, including obtaining all necessary governmental and regulatory consents.

  Termination. The Shareholders' Agreement terminates if either CCIC or TdF ceases to be qualified. CCIC remains qualified on the condition that it holds at least 10% of the share capital of CTSH.

 CTI Services Agreement

  On February 28, 1997, CTI and TdF Parent entered into a Services Agreement pursuant to which TdF Parent agreed to provide certain consulting services to CTI in consideration for a minimum annual fee of (Pounds)400,000 ($667,800) and reimbursement for reasonable out-of-pocket expenses. This agreement was amended and restated on August 21, 1998 (the "CTI Services Agreement"). TdF Parent has agreed to, among other things, provide the services of ten executives or engineers to CTI on a part-time basis and to provide a benchmarking review of CTI. In addition, TdF Parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined. Following February 28, 2003, the CTI Services Agreement will be terminable on 12-month's prior notice given by CTI to TdF.

 CTI Operating Agreement

  The following summary of the terms of the CTI Operating Agreement is subject to the negotiation of definitive documentation, although the Company expects such agreement to have the general terms described herein. Under the CTI Operating Agreement (the "CTI Operating Agreement"), the Company will be permitted to develop business opportunities relating to terrestrial wireless communications (including the transmission of radio and television broadcasting) anywhere in the world except the United Kingdom. CTI will be permitted to develop such business opportunities solely in the United Kingdom. The Company and TdF also intend to establish, pursuant to the CTI Operating Agreement, a joint venture to develop digital terrestrial transmission services in the United States. See "Business--U.S. Operations--Network Services--Broadcast Site Rental and Services".

  The CTI Operating Agreement will also establish a framework for the provision of business support and technical services to the Company and its subsidiaries (other than CTI) in connection with the development of any international business by the Company. TdF will have the right, if called upon to do so by the Company or CTSH, to provide all or part of such services to the Company and its subsidiaries (other than CTI) in connection with the provision of broadcast transmission services.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information, as of December 31, 1998, with respect to the beneficial ownership of Capital Stock by (1) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of Capital Stock of the Company, (2) each of the directors and executive officers of the Company and all directors and executive officers as a group and (3) this table also gives effect to shares that may be acquired pursuant to options and warrants, as described in the footnotes below.

                                                   Shares            Percentage
                                                Beneficially          of Total
Executive Officers and                             Owned               Voting
Directors(a)                  Title of Class     Number(b)   Percent  Power(c)
----------------------        --------------    ------------ ------- ----------
Ted B. Miller, Jr. ......  Common Stock(d)        4,036,097     4.7      4.1
David L. Ivy.............  Common Stock(e)        1,395,000     1.7      1.5
Charles C. Green, III....  Common Stock(f)          675,000       *        *
John L. Gwyn.............  Common Stock(g)          173,000       *        *
Robert A. Crown(h).......  Common Stock(i)        5,782,500     7.0      6.1
Michel Azibert(j)........  Common Stock(k)           55,000       *        *
Bruno Chetaille(l).......  Common Stock(m)            5,000       *        *
Carl Ferenbach(n)........  Common Stock(o)       20,735,805    24.9     21.9
Randall A. Hack(p).......  Common Stock(q)        5,080,080     6.1      5.4
Edward C. Hutcheson,
 Jr.(r)..................  Common Stock(s)          650,000       *        *
John P. Kelly(t).........  Common Stock                  --       *        *
Robert F. McKenzie(u)....  Common Stock(v)          197,500       *        *
William A. Murphy(w).....  Common Stock(x)            5,000       *        *
Alan Rees(y).............  Common Stock(z)          188,308       *        *
Jeffrey H. Schutz(aa)....  Common Stock(bb)       9,837,040    11.8     10.4
Directors and Executive
 Officers as a group
 (15 persons total)......  Common Stock(cc)      48,815,330    58.5     51.5

Berkshire(dd)
Berkshire Fund III, A
 Limited Partnership.....  Common Stock(ee)       6,095,450     7.3      6.5
Berkshire Fund IV,
 Limited Partnership.....  Common Stock(ff)      12,996,055    15.6     13.8
Berkshire Investors LLC..  Common Stock(gg)       1,619,300     1.9      1.7

Candover(hh)
Candover Investments,
 plc.....................  Common Stock           2,329,318     2.8      2.5
Candover (Trustees)
 Limited.................  Common Stock             208,317       *        *
Candover Partners
 Limited.................  Common Stock           8,792,565    10.6      9.3

Centennial(ii)
Centennial Fund IV,
 L.P.(jj)................  Common Stock           5,965,340     7.2      6.3
Centennial Fund V,
 L.P.(kk)................  Common Stock           3,731,285     4.5      3.9
Centennial Entrepreneurs
 Fund V, L.P.(ll)........  Common Stock             115,415       *        *

Nassau(mm)
Nassau Capital Partners
 II, L.P.(nn)............  Common Stock           5,023,825     6.0      5.3
NAS Partners I,
 L.L.C.(oo)..............  Common Stock              31,255       *        *

Digital Future
 Investments B.V.(pp)....  Class A Common Stock  11,340,000   100.0     12.0

* Less than 1%.
--------
(a) Except as otherwise indicated, the address of each person in this table is c/o Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057.
(b) In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options, warrants or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the best of the Company's knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(c) In determining Percentage of Total Voting Power, shares of Common Stock that may be acquired upon conversion of the Class A Common Stock into shares of Common Stock are taken into account.
(d) Includes options for 2,868,000 shares of Common Stock. A trust for the benefit of Mr. Miller's children holds 99,995 shares of Common Stock.
(e) Includes options for 1,275,000 shares of Common Stock.
(f) Represents options for 675,000 shares of Common Stock.
(g) Includes options for 170,500 shares of Common Stock.
(h) Mr. Crown's principal business address is c/o Crown Communication Inc., 375 Southpointe Blvd., Canonsburg, PA 19317.
(i) Includes 1,939,375 shares of Common Stock owned by Mr. Crown, 1,749,375 shares of Common Stock owned by his spouse, over which she has sole voting and dispositive power, 125,000 shares of Common Stock that are jointly owned, 915,625 shares of Common Stock owned by a grantor retained annuity trust for Mr. Crown, 915,625 shares of Common Stock owned by a grantor retained annuity trust for Ms. Crown and options for 137,500 shares of Common Stock.
(j) Mr. Azibert's principal business address is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.
(k) Includes options for 5,000 shares of Common Stock.
(l) Mr. Chetaille's principal business address is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.
(m) Represents options for 5,000 shares of Common Stock.
(n) Mr. Ferenbach's principal business address is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108.
(o) Represents options for 25,000 shares of Common Stock and 20,710,805 shares of Common Stock beneficially owned by members of the Berkshire Group. Mr. Ferenbach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(p) Mr. Hack's principal business address is c/o Nassau Capital LLC, 22 Chambers St., Princeton, NJ 08542.
(q) Represents options for 25,000 shares of Common Stock and 5,055,080 shares of Common Stock beneficially owned by members of the Nassau Group. Mr. Hack disclaims beneficial ownership of such shares.
(r) A trust for the benefit of Mr. Hutcheson's children holds 50,000 shares. Mr. Hutcheson is a limited partner of Centennial Entrepreneurs Fund V, L.P., but disclaims beneficial ownership of the Company's securities directly beneficially held by such fund. Mr. Hutcheson's principal business address is 5599 San Felipe, Suite 301, Houston, TX 77056.
(s) Includes options for 50,000 shares of Common Stock.
(t) Mr. Kelly's principal business address is c/o Crown Communication Inc., 375 Southpointe Blvd., Canonsburg, PA 19317.
(u) Mr. McKenzie's principal business address is P.O. Box 1133, 1496 Bruce Creek Road, Eagle, CO 81631.
(v) Includes options for 104,375 shares of Common Stock.
(w) Mr. Murphy's principal business address is c/o Salomon Smith Barney, Victoria Plaza, 111 Buckingham Palace Road, London, England.
(x) Represents options for 5,000 shares of Common Stock.
(y) Mr. Rees's principal business address is c/o Castle Transmission International Ltd., Warwick Technology Park, Heathcote Lane, Warwick CV346TN, United Kingdom.
(z) Includes options for 118,308 shares of Common Stock.
(aa) Mr. Schutz's principal business address is c/o The Centennial Funds, 1428 Fifteenth Street, Denver, CO 80202-1318. Mr. Schutz is a general partner of each of Holdings IV and Holdings V. However, neither Mr. Schutz nor any other general partner of either Holdings IV or Holdings V, acting alone, has voting or investment power with respect to the Company's securities directly beneficially held by Centennial Fund IV, Centennial Fund V and Centennial Entrepreneurs Fund, and, as a result, Mr. Schutz disclaims beneficial ownership of the Company's securities directly beneficially owned by such funds, except to the extent of his pecuniary interest therein.
(bb) Represents options for 25,000 shares of Common Stock and 9,812,040 shares of Common Stock beneficially owned by members of the Centennial Group. Mr. Schutz disclaims beneficial ownership of such shares.
(cc) Includes options for 5,488,683 shares of Common Stock and warrants for 740,000 shares of Common Stock.
(dd) Berkshire Group has approximately 22.0% of the total voting power of Common Stock. Carl Ferenbach, Chairman of the Board of Directors of the Company and a director of the Company, is a Managing Director of Berkshire Investors; a Managing Director of Third Berkshire Managers the general partner of Third Berkshire Associates, the general partner of Berkshire Fund III; and a Managing Director of Fourth Berkshire Associates, the general partner of Berkshire Fund IV. The principal business address of the Berkshire Group is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108-401.
(ee) Includes warrants for 35,935 shares of Common Stock.
(ff) Includes warrants for 29,255 shares of Common Stock.
(gg) Includes warrants for 4,810 shares of Common Stock.
(hh) Candover Group has approximately 12.0% of the total voting power of Common Stock. G. Douglas Fairservice is a Director of each entity in the Candover Group. The principal business address of Candover Partners is 20 Old Bailey, London EC4M 7LM, United Kingdom.
(ii) Centennial Fund IV, Centennial Fund V and Centennial Enterpreneurs Fund collectively have had approximately 10.4% of the total voting power of Common Stock.
(jj) Holdings IV is the sole general partner of Centennial Fund IV, and, accordingly, Holdings IV may be deemed to control Centennial Fund IV and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Fund IV. The principal business address of Centennial Fund IV and Holdings IV is 1428 Fifteenth Street, Denver, Colorado 80202-1318.

(kk) Holdings V is the sole general partner of Centennial Fund V, and, accordingly, Holdings V may be deemed to control Centennial Fund V and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Centennial Fund V. The Common Stock indicated as held by Centennial Fund V includes 19,400 shares obtainable upon exercise of warrants. The principal business address of Centennial Fund V and Holdings V is 1428 Fifteenth Street, Denver, Colorado 80202-1318.
(ll) Holdings V is the sole general partner of Centennial Entrepreneurs Fund V, and, accordingly, may be deemed to control Centennial Entrepreneurs Fund V and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Centennial Entrepreneurs Fund V. The Common Stock indicated as held by Centennial Entrepreneurs Fund V includes 600 shares obtainable upon exercise of warrants. The principal business address of Centennial Entrepreneurs V is 1428 Fifteenth Street, Denver, Colorado 80202-1318.
(mm) Nassau Group has approximately 5.3% of the total voting power of Common Stock. Randall Hack, a director of the Company, is a member of Nassau Capital L.L.C., an affiliate of Nassau Group. The principal business address of Nassau Capital Partners II, L.P. is 22 Chambers Street, Princeton, NJ 08542.
(nn) Includes warrants for 49,690 shares of Common Stock.
(oo) Includes warrants for 310 shares of Common Stock.
(pp) Digital Future Investments B.V. is an affiliate of TeleDiffusion de France International S.A. TdF will retain ownership of 20% of the shares of capital stock of CTSH. Pursuant to the Share Exchange Agreement and subject to certain conditions, TdF has the right to exchange its shares of capital stock of CTSH for 17,443,500 shares of Class A Common Stock of the Company (which is convertible into 17,443,500 shares of Common Stock). DFI currently has 12.0% of the total voting power of Common Stock. Combined, TdF and DFI would have 25.7% of the Voting Power of Common Stock. The principal business address of DFI is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.

                           DESCRIPTION OF SECURITIES

  This description of the securities being offered has five parts:

  .  Description of the Exchangeable Preferred Stock;

  .  Description of the Exchange Debentures;

  .  Certain Definitions;

  .  Book-Entry, Delivery and Form; and

  .  Registration Rights and Liquidated Damages.

  You should read all five parts of this Description of Securities for a description of the provisions of the instruments governing the securities, the form in which the securities are expected to be issued and certain mechanics for trading of the securities. Although this description is provided for your reference, you are strongly encouraged to read the Certificate of Designations governing the Exchangeable Preferred Stock, and the Exchange Indenture governing the Exchange Debentures for the complete terms and provisions of the securities being offered. In addition, you should be aware that the General Corporation Law of the State of Delaware also governs the Exchangeable Preferred Stock and the ability of the Company to pay dividends on the Exchangeable Preferred Stock. See "Description of Capital Stock" and "Risk Factors--Ability to Pay Dividends on the Exchangeable Preferred Stock".

                Description of the Exchangeable Preferred Stock

  You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the word "Company" refers only to Crown Castle International Corp. and not to any of its subsidiaries.

  The Old Preferred Stock was and the New Preferred Stock will be issued under a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designations"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The following description is a summary of the material provisions of the Certificate of Designations and does not restate that agreement in its entirety. We urge you to read the Certificate of Designations because it, and not this description, defines your rights as holders of the Exchangeable Preferred Stock. Copies of the Certificate of Designations are available as set forth below under the subheading "Additional Information". This description is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, which will include the Certificate of Designations and the definitions therein of certain terms used below.

  The Certificate of Designations authorized the Company to issue 400,000 shares of Exchangeable Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference"). The Old Preferred Stock was and the New Preferred Stock will, when issued, be fully paid and nonassessable and Holders will have no preemptive rights in connection therewith.

  The liquidation preference of the Exchangeable Preferred Stock is not necessarily indicative of the price at which shares of the Exchangeable Preferred Stock will actually trade at or after the time of their issuance, and the Exchangeable Preferred Stock may trade at prices below its liquidation preference. The market price of the Exchangeable Preferred Stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the Company and other facts that generally influence the market prices of securities.

  As of the Issue Date, all of our subsidiaries other than (1) CTSH and its subsidiaries and (2) Crown Castle Investment Corp. and Crown Castle Investment Corp. (II) and their subsidiaries, through which we intend to hold our interest in the Proposed JV, were "Restricted Subsidiaries". However, under the circumstances described below under the subheading "Certain Covenants-- Restricted Payments," we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Certificate of Designations.

Transfer Agent

  The transfer agent for the Exchangeable Preferred Stock is ChaseMellon Shareholder Services, L.L.C. unless and until a successor is selected by the Company (the "Transfer Agent").

Ranking

  The Exchangeable Preferred Stock ranks senior in right of payment to all classes or series of the Company's capital stock as to dividends and upon liquidation, dissolution or winding up of the Company.

  Without the consent of the Holders of at least two-thirds of the then outstanding Exchangeable Preferred Stock, the Company may not authorize, create (by way of reclassification or otherwise) or issue:

    (1) any class or series of capital stock of the Company ranking senior to the Exchangeable Preferred Stock ("Senior Securities");

    (2) any obligation or security convertible or exchangeable into, or evidencing a right to purchase, shares of any class or series of Senior Securities.

  Notwithstanding the foregoing, the Company may, without the consent of the Holders of the Exchangeable Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue:

    (1) any class or series of capital stock of the Company ranking on a parity with the Exchangeable Preferred Stock ("Parity Securities"); or

    (2) any obligation or security convertible or exchangeable into, or evidencing a right to purchase, shares of any class or series of Parity Securities.

Dividends

  When the Board of Directors declares dividends out of legally available Company funds, the Holders of the Exchangeable Preferred Stock, who are Holders of record as of the preceding March 1, June 1, September 1, and December 1 (each, a "Record Date"), will be entitled to receive cumulative preferential dividends at the rate per share of 12 3/4% per annum. Dividends on the Exchangeable Preferred Stock will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend Payment Date"), commencing on March 15, 1999.

  On or prior to December 15, 2003, the Company may, at its option, pay dividends:

    (1) in cash; or

    (2) in additional fully-paid and non-assessable shares of Exchangeable Preferred Stock (including fractional stock) having an aggregate Liquidation Preference equal to the amount of such dividends.

  After December 15, 2003, the Company will pay dividends in cash only. The Company does not expect to pay any dividends in cash before December 15, 2003.

  Dividends payable on the Exchangeable Preferred Stock will be:

    (1) computed on the basis of a 360-day year comprised of twelve 30-day months; and

    (2) accrue on a daily basis.

  For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Exchangeable Preferred Stock, see "Certain Federal Income Tax Considerations--Dividends on Exchangeable Preferred Stock".

  Dividends on the Exchangeable Preferred Stock will accrue whether or not:

    (1) the Company has earnings or profits;

    (2) there are funds legally available for the payment of such dividends;
  or

    (3) dividends are declared.

  Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the quarterly period to which they relate. Accumulated unpaid dividends will accrue dividends at the rate of 12 3/4% per annum. The Company must take all actions required or permitted under Delaware law to permit the payment of dividends on the Exchangeable Preferred Stock.

  For any dividend period, the Company will not declare or pay upon, or set any sum apart for the payment of dividends upon any outstanding Exchangeable Preferred Stock unless it has declared and paid upon, or declared and set apart a sufficient sum for the payment of dividends upon, all outstanding Exchangeable Preferred Stock for all preceding dividend periods.

  Unless the Company has declared and paid upon, or declared and set apart a sufficient sum for the payment of, full cumulative dividends on all outstanding Exchangeable Preferred Stock due for all past dividend periods, then:

    (1) no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to the Exchangeable Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company (any such stock, "Junior Securities")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Securities;

    (2) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any Junior Securities;

    (3) no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for other Junior Securities) by the Company or any of its Restricted Subsidiaries;

    (4) no warrants, rights, calls or options to purchase any Junior Securities shall be directly or indirectly issued by the Company or any of its Restricted Subsidiaries; and

    (5) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Junior Securities by the Company or any of its Restricted Subsidiaries.

  Holders of the Exchangeable Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

  In addition, the Senior Discount Notes Indenture contains restrictions on the ability of the Company to pay dividends on the Exchangeable Preferred Stock. Moreover, existing Indebtedness and anticipated future Indebtedness of our subsidiaries and joint ventures restricts or will restrict our access to the cash flow of those entities. Any future agreements relating to Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. See "Risk Factors-- Substantial Leverage; Restrictions Imposed by the Terms of Our Indebtedness" and "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends".

Voting Rights

  Holders of record of the Exchangeable Preferred Stock will have no voting rights, except as required by law and as provided in the Certificate of Designations. Under the Certificate of Designations, the number of members of the Company's Board of Directors will immediately and automatically increase by two, and the Holders of a majority of the outstanding Exchangeable Preferred Stock, voting separately as a class together with holders of all other Parity Securities having similar voting rights, may elect two members to the Board of Directors of the Company, upon the occurrence of any of the following events (each, a "Voting Rights Triggering Event"):

    (1) the accumulation of accrued and unpaid dividends on the outstanding Exchangeable Preferred Stock (or after December 15, 2003, such dividends are not paid in cash) in an amount equal to six full quarterly dividends (whether or not consecutive);

    (2) failure by the Company or any of its Restricted Subsidiaries to comply with any mandatory redemption obligation with respect to the Exchangeable Preferred Stock, the failure to make an Asset Sale Offer or Change of Control Offer in accordance with the provisions of the Certificate of Designations and/or the failure to repurchase Exchangeable Preferred Stock pursuant to such offers;

    (3) failure by the Company to make a Change of Control Offer or to repurchase any Exchangeable Preferred Stock pursuant to a Change of Control Offer in reliance on the last paragraph under the caption "Repurchase at the Option of Holders--Change of Control" or failure by the Company to make an Asset Sale Offer or to repurchase any Exchangeable Preferred Stock pursuant to an Asset Sale Offer in reliance on the last paragraph under the caption "Repurchase at the Option of Holders--Asset Sales";

    (4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements set forth in the Certificate of Designations and the continuance of such failure for 30 consecutive days after notice to the Company by Holders of record of the Exchangeable Preferred Stock representing 25% of the outstanding shares of the Exchangeable Preferred Stock;

    (5) defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay the principal amount of such Indebtedness at final maturity after giving effect to any applicable grace period (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; or

    (6) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  The term of office of the directors elected as a result of a Voting Rights Triggering Event will continue until all dividends in arrears on the Exchangeable Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such directors shall terminate.

  In addition, as provided above under "--Ranking," the Company may not authorize, create (by way of reclassification or otherwise) or issue any Senior Securities (other than Disqualified Stock), or any obligation or security convertible into or evidencing the right to purchase Senior Securities (other than Disqualified Stock), without the consent of the Holders of at least two-thirds of the then outstanding Exchangeable Preferred Stock, in each case, voting as a single class.

  Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would (a) increase or decrease the par value of the shares of that class of preferred stock or (b) alter or change the powers, preferences or special rights of the shares of that class of preferred stock in a way that would affect the holders of that preferred stock adversely.

Exchange

  On any Dividend Payment Date, the Company may exchange all and not less than all of the shares of then outstanding Exchangeable Preferred Stock for the Company's 12 3/4% Exchange Debentures due 2010 (the "Exchange Debentures") if:

    (1) on the date of the exchange, there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on that date) or other contractual impediments to the exchange;

    (2) there are sufficient legally available funds;

    (3) the exchange does not immediately cause:

    (a) a Default (as defined in the Exchange Indenture); and

    (b) a default or event of default under any material instrument governing Indebtedness of the Company, including without limitation the Senior Discount Notes, outstanding at the time;

    (4) the Exchange Indenture has been qualified under the Trust Indenture Act, if qualification is required at the time of exchange; and

    (5) the Company has delivered a written opinion to the Exchange Trustee (as defined herein) stating that all conditions to the exchange have been satisfied.

  The Senior Discount Notes Indenture currently restricts the exchange of the Exchangeable Preferred Stock and may restrict the Company's ability to exchange the Exchangeable Preferred Stock in the future. See "Description of Certain Indebtedness--The Notes". In addition, existing Indebtedness and anticipated future Indebtedness of our subsidiaries and joint ventures restricts or will restrict our access to the cash flow from those entities. Any future agreements relating to Indebtedness to which we or any of our subsidiaries or joint ventures become a party may contain similar restrictions and provisions. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends".

  Upon any exchange pursuant to the preceding paragraph, and subject to the second succeeding sentence of this paragraph, holders of outstanding Exchangeable Preferred Stock will be entitled to receive:

    (1) $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference; plus

    (2) without duplication, any accrued and unpaid dividends.

  The Exchange Debentures will be:

    (1) issued in registered form, without coupons;

    (2) issued in principal amounts of $1,000 and integral multiples thereof to the extent possible; and

    (3) issuable in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive interests representing the entire amount of Exchange Debentures to which such holder's share of Exchangeable Preferred Stock entitle such holder, provided that the Company may pay cash in lieu of issuing an Exchange Debenture having a principal amount less than $1,000.

  For a description of the Exchange Debentures, see "--Description of the Exchange Debentures".

  The Company or a Company representative will send notice of the intention to exchange by first class mail, postage prepaid, to each Holder of record of Exchangeable Preferred Stock at its registered address not more than 60 days nor less than 30 days prior to the Exchange Date. In addition to any information required by law or by the applicable rules of any exchange upon which Exchangeable Preferred Stock may be listed or admitted to trading, the notice will state:

    (1) the Exchange Date;

    (2) the place or places where certificates for such stock are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and

    (3) that dividends on the Exchangeable Preferred Stock to be exchanged will cease to accrue on the Exchange Date.

  If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and an amount in cash or additional Exchangeable Preferred Stock (as applicable) equal to all accrued and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date:

    (1) the Exchangeable Preferred Stock to be exchanged will no longer be considered outstanding and may subsequently be issued in the same manner as the other authorized but unissued preferred stock, including as Parity Securities, but not as the same class as the Exchangeable Preferred Stock; and

    (2) all rights of the Holders as stockholders of the Company will cease, except their right to receive upon surrender of their certificates the Exchange Debentures and all accrued and unpaid dividends, if any, thereon to the Exchange Date.

Mandatory Redemption

  On December 15, 2010 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to it having sufficient legally available funds) all outstanding Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference, plus accrued and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Company must take all actions required or permitted under Delaware law to permit such redemption.

  The Senior Discount Notes Indenture currently restricts the redemption of the Exchangeable Preferred Stock. See "Description of Certain Indebtedness-- The Notes". In addition, existing Indebtedness and anticipated future Indebtedness of our subsidiaries and joint ventures restricts or will restrict our access to the cash flow from those entities. Any future agreements relating to Indebtedness to which we or any of our subsidiaries become a party may contain similar restrictions and provisions. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends".

Optional Redemption

  During the first 36 months after the Issue Date, the Company may on any one or more occasions redeem up to 35% of the aggregate Liquidation Preference of the Exchangeable Preferred Stock then outstanding at a redemption price of 112.750% of the Liquidation Preference thereof, plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments; provided that:

    (1) at least $130.0 million aggregate Liquidation Preference of Exchangeable Preferred Stock remains outstanding immediately after the occurrence of such redemption (excluding Exchangeable Preferred Stock held by the Company and its Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

  Except pursuant to the preceding paragraph, the Exchangeable Preferred Stock will not be redeemable at the Company's option prior to December 15, 2003.

  On or after December 15, 2003, the Company may redeem all or any part of the Exchangeable Preferred Stock upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the Liquidation Preference) set forth below plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2003..............................................................  106.375%
   2004..............................................................  104.781%
   2005..............................................................  103.188%
   2006..............................................................  101.594%
   2007 and thereafter...............................................  100.000%

  The Senior Discount Notes Indenture currently restricts the redemption of the Exchangeable Preferred Stock and additional indebtedness may restrict the Company's ability to redeem the Exchangeable Preferred Stock in the future. See "Description of Certain Indebtedness".

Selection and Notice

  If less than all of the Exchangeable Preferred Stock is to be redeemed at any time, the Transfer Agent will select Exchangeable Preferred Stock for redemption as follows:

    (1) if the Exchangeable Preferred Stock is listed, in compliance with the requirements of the principal national securities exchange on which the Exchangeable Preferred Stock is listed; or

    (2) if the Exchangeable Preferred Stock is not so listed, on a pro rata basis, by lot or by such method as the Transfer Agent shall deem fair and appropriate.

  No Exchangeable Preferred Stock with a Liquidation Preference of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchangeable Preferred Stock to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any Exchangeable Preferred Stock is to be redeemed in part only, the notice of redemption that relates to that Exchangeable Preferred Stock shall state the portion of the Liquidation Preference thereof to be redeemed. A new certificate with an aggregate Liquidation Preference equal to the unredeemed portion of the original certificate evidencing Exchangeable Preferred Stock presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original certificate. Exchangeable Preferred Stock called for redemption becomes due on the date fixed for redemption. On and after the redemption date, dividends cease to accrue on Exchangeable Preferred Stock or portions thereof called for redemption.

Liquidation Rights

  Each Holder of the Exchangeable Preferred Stock will be entitled to payment, out of the assets of the Company available for distribution, of an amount equal to the Liquidation Preference per Exchangeable Preferred Stock held by such Holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company, upon any:

    (1) voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

    (2) reduction or decrease in the Company's capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (a "reduction or decrease in capital stock").

  After payment in full of the Liquidation Preference and all accrued dividends, if any, to which Holders of Exchangeable Preferred Stock are entitled, such Holders may not further participate in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in capital stock.

  The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Exchangeable Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the Exchangeable Preferred Stock.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each Holder of Exchangeable Preferred Stock will have the right to require the Company to repurchase all or any part (but not any fractional shares) of such Holder's Exchangeable Preferred Stock pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate Liquidation Preference of Exchangeable Preferred Stock repurchased plus accrued and unpaid dividends and Liquidated Damages thereon, if any (subject to the right of Holders of record on the relevant record date to receive dividends and Liquidated Damages, if any, due on the relevant dividend payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchangeable Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Certificate of Designations and described in such notice.

  On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment all Exchangeable Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchangeable Preferred Stock or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Transfer Agent the Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of Exchangeable Preferred Stock or portions thereof being purchased by the Company.

  The Company will promptly mail to each Holder of Exchangeable Preferred Stock so tendered the Change of Control Payment for such Exchangeable Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the Exchangeable Preferred Stock equal in Liquidation Preference to any unpurchased portion of the Exchangeable Preferred Stock surrendered, if any.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designations are applicable. The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Certificate of Designations, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock". Such restrictions can only be waived with the consent of the Holders of a majority in Liquidation Preference of the Exchangeable Preferred Stock then outstanding. Except for the limitations contained in such covenants, however, the Certificate of Designations will not contain any covenants or provisions that may afford holders of the Exchangeable Preferred Stock protection in the event of certain highly leveraged transactions.

  The Senior Discount Notes Indenture currently prohibits the Company from repurchasing any Exchangeable Preferred Stock. In addition, existing Indebtedness and anticipated future Indebtedness of the Company's subsidiaries and joint ventures restricts or will restrict the Company's access to the cash flow from its subsidiaries and joint ventures. Any future agreements relating to Indebtedness to which the Company or any of its subsidiaries or joint ventures becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited or prevented from repurchasing Exchangeable Preferred Stock, the Company could seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing the Exchangeable Preferred Stock. In such case, the Company's failure to purchase tendered Exchangeable Preferred Stock would constitute a Voting Rights Triggering Event. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on the repurchase of the Exchangeable Preferred Stock and on the occurrence of certain events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. Finally, the Company's ability to pay cash to the Holders of Exchangeable Preferred Stock following the occurrence of a Change of Control may be limited by the Company's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--Repurchase of the Exchangeable Preferred Stock or the Exchange Debentures Upon a Change of Control" and "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designations applicable to a Change of Control Offer made by the Company and purchases all Exchangeable Preferred Stock validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Certificate of Designations relative to the Company's obligation to make an offer to repurchase the Exchangeable Preferred Stock as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in Liquidation Preference of the Exchangeable Preferred Stock then outstanding.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchangeable Preferred Stock to require the Company to repurchase such Exchangeable Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Notwithstanding the foregoing, the Certificate of Designations will provide that the Company may not repurchase any Exchangeable Preferred Stock pursuant to this provision unless such repurchase complies with the restricted payments covenant contained in the Senior Discount Notes Indenture; provided that if the Company does not make a Change of Control Offer or does not repurchase any Exchangeable Preferred Stock pursuant to a Change of Control Offer, then such failure shall constitute a Voting Rights Triggering Event.

 Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Transfer Agent) of the assets or Equity Interests issued or sold or otherwise disposed of; and

    (2) except in the case of a Tower Asset Exchange, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

  For purposes of this provision, each of the following shall be deemed to be cash:

    (1) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchangeable Preferred Stock or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

    (2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received).

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds to:

    (1) reduce any Indebtedness of the Company;

    (2) reduce any Indebtedness of any of the Company's Restricted
  Subsidiaries;

    (3) the acquisition of all or substantially all the assets of a Permitted Business;

    (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Company or its Restricted Subsidiary owns a majority of such Voting Stock and designates such Permitted Business as a Restricted Subsidiary; or

    (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

  Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Certificate of Designations.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Senior Discount Notes and may be required to make such offer to holders of other Indebtedness of the Company then outstanding (a "Senior Asset Sale Offer") to purchase the maximum principal amount of the Senior Discount Notes and such other Indebtedness, if applicable, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount or accreted value thereof, as the case may be, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Discount Notes Indenture and in the instruments governing such other Indebtedness. To the extent that the aggregate amount of Senior Discount Notes and such other Indebtedness tendered pursuant to a Senior Asset Sale Offer is less than the remaining Excess Proceeds ("Remaining Excess Proceeds") and the sum of (A) such amount of

Remaining Excess Proceeds and (B) the Remaining Excess Proceeds from any subsequent Senior Asset Sale Offers exceeds $3.0 million, the Company will be required to make an offer to all Holders of Exchangeable Preferred Stock and all holders of Parity Securities containing provisions similar to those set forth in the Certificate of Designations with respect to offers to purchase with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum Liquidation Preference of Exchangeable Preferred Stock and such Parity Securities that may be purchased out of such Remaining Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Liquidation Preference thereof plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive dividends and Liquidated Damages, if any, due on the relevant Dividend Payment Date), in accordance with the procedures set forth in the Certificate of Designations and such Parity Securities. To the extent that any Remaining Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Certificate of Designations. If the aggregate Liquidation Preference of Exchangeable Preferred Stock and such Parity Securities tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Remaining Excess Proceeds, the Transfer Agent shall select the Exchangeable Preferred Stock and such Parity Securities to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  The Asset Sale provisions described above will be applicable whether or not any other provisions of the Certificate of Designations are applicable. The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

  The Senior Discount Notes Indenture currently prohibits the Company form repurchasing any Exchangeable Preferred Stock. In addition, existing Indebtedness and anticipated future Indebtedness of our subsidiaries and joint ventures restricts or will restrict our access to the cash flow from those entities. Any future agreements relating to Indebtedness to which we or any of our subsidiaries or joint ventures become a party may contain similar restrictions and provisions.

  Notwithstanding the foregoing, the Certificate of Designations will provide that the Company may not repurchase any Exchangeable Preferred Stock pursuant to this provision unless such repurchase complies with the restricted payments covenant contained in the Senior Discount Notes Indenture; provided that if the Company does not make an Asset Sale Offer or does not repurchase any Exchangeable Preferred Stock pursuant to an Asset Sale Offer, then such failure shall constitute a Voting Rights Triggering Event.

Certain Covenants

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of the Company's Junior Securities or any warrants, options or other rights to acquire Junior Securities (other than any debt security that is convertible into, or exchangeable for, Junior Securities) or any of the Company's Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's Junior Securities or any warrants, options or other rights to acquire Junior Securities (other than any debt security that is convertible into, or exchangeable for, Junior Securities) or any of the Company's Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

    (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Junior Securities of the Company or any warrants, options or other rights to acquire Junior Securities (other than any debt security that is convertible into, or exchangeable for, Junior Securities) or any Equity Interests of any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company and other than the Exchangeable Preferred Stock); or

    (3) make any Restricted Investment, (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; and

    (2) the Company would have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Company and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

         (b) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (10) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

         (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment; plus

         (d) to the extent that any Unrestricted Subsidiary of the Company and all of its Subsidiaries are designated as Restricted Subsidiaries after the Issue Date, the lesser of (A) the fair market value of the Company's Investments in such Subsidiaries as of the date of such designation, or (B) the sum of (x) the fair market value of the Company's Investments in such Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries and (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by the Company or any Restricted Subsidiary; provided that:

              (i) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CTSH and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of the Company's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CTSH and its Subsidiaries as a whole; and

          (ii) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CCAIC and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of the Company's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

          (e) 50% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

  The foregoing provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designations;

    (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the sale after the Issue Date (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (10) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause
  (3) (b) of the preceding paragraph;

    (3) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; or

    (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (a) $500,000 in any twelve-month period and (b) $5.0 million in the aggregate.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event; provided that in no event shall the businesses operated by the Company's Restricted Subsidiaries as of November 20, 1997 be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation would not cause a Voting Rights Triggering Event.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Transfer Agent.

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

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness if, in each case, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than
7.5 to 1.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness or to the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

    (1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness under Credit Facilities) in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of (x) $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and (y) 70% of the Eligible Receivables that are outstanding as of such date of incurrence;

    (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the issuance by the Company of preferred stock represented by the Exchangeable Preferred Stock and the incurrence by the Company of Indebtedness represented by the Exchange Debentures;

    (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any one time outstanding;

    (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries or Disqualified Stock of the Company (other than intercompany Indebtedness) that was permitted by the Certificate of Designations to be incurred under the first paragraph hereof or clauses (2) or (3) or this clause (5) of this paragraph;

    (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate

  Indebtedness that is permitted by the terms of the Certificate of Designations to be outstanding or currency exchange risk;

    (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the Certificate of Designations;

    (9) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Company's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by the Company or one of its Restricted Subsidiaries, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

    (10) the incurrence by the Company of Indebtedness not to exceed, at any one time outstanding, the sum of (i) 2.0 times the aggregate net cash proceeds plus (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Transfer Agent), in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of the Company since the Issue Date (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); provided that such Indebtedness does not mature prior to the Stated Maturity of the Exchangeable Preferred Stock and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Exchangeable Preferred Stock; and

    (11) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance by the Company of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed an amount equal to $100.0 million less the aggregate amount of all Investments made pursuant to clause (12) of the definition of Permitted Investments; provided that, notwithstanding the foregoing, the aggregate principal amount, accreted value or liquidation preference, as applicable, permitted to be incurred or issued pursuant to this clause (11) shall not be reduced to less than $25.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

    (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

    (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (3) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (4) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

  However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness or Indebtedness under the Senior Credit Facility, in each case as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness or in the Senior Credit Facility, in each case as in effect on the Issue Date;

    (2) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which such Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

    (3) any Indebtedness (incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock") or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Exchangeable Preferred Stock than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to pay dividends or the Liquidation Preference on the Exchangeable Preferred Stock;

    (4) the Certificate of Designations;

    (5) applicable law;

    (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Certificate of Designations to be incurred;

    (7) by reason of customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

    (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) in the prior paragraph on the property so acquired;

    (9) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (10) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

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

    (11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (12) Liens that limit the right of the debtor to transfer the assets subject to such Liens;

    (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

    (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

    (1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchangeable Preferred Stock and the Certificate of Designations;

    (3) immediately after such transaction no Voting Rights Triggering Event exists; and

    (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction,

        (a) in the case of a merger or consolidation in which the Company is the surviving corporation, the Company's Debt to Adjusted Consolidated Cash Flow Ratio, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

        (b) in the case of any other such transaction the Debt to Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any such entity or Person for purposes of this clause (b) such entity or Person shall be substituted for the Company in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2) the Company delivers to the Transfer Agent:

        (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

        (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

    (1) any employment arrangements with any executive officer of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

    (2) transactions between or among the Company and/or its Restricted Subsidiaries;

    (3) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person;

    (4) Restricted Payments that are permitted by the provisions of the Certificate of Designations described above under the caption "--Restricted Payments";

    (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company; and

    (6) transactions pursuant to the provisions of the Governance Agreement, the Rights Agreement, the Stockholders' Agreement, the CTSH Shareholders' Agreement, the CTI Services Agreement, the CTI Operating Agreement and the Crown Transition Agreements, as the same are in effect on the Issue Date.

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  The Company:

    (1) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company); and

    (2) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company,

  unless, in each such case: (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales".

 Senior Subordinated Debt

  So long as any Exchangeable Preferred Stock is outstanding, the Company shall not incur any Indebtedness, other than the Exchange Debentures and New Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Debt unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in the Exchange Indenture; provided that the foregoing limitations shall not apply to distinctions between categories of Senior Debt that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Debt.

 Business Activities

  The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Reports

  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchangeable Preferred Stock is outstanding, the Company will furnish to the Holders of Exchangeable Preferred Stock:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), (a) the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

  In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Transfer and Exchange

  A Holder may transfer or exchange Exchangeable Preferred Stock in accordance with the Certificate of Designations. The Registrar and the Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any shares of Exchangeable Preferred Stock selected for redemption. Also, the Company is not required to transfer or exchange any share of Exchangeable Preferred Stock for a period of 15 days before a selection of Exchangeable Preferred Stock to be redeemed.

  The registered Holder of a share of Exchangeable Preferred Stock will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Certificate of Designations or the Exchangeable Preferred Stock may be amended or supplemented with the consent of the Holders of at least a majority in aggregate Liquidation Preference of the Exchangeable Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock), and any existing default or compliance with any provision of the Certificate of Designations or the Exchangeable Preferred Stock may be waived with the consent of the Holders of a majority in aggregate Liquidation Preference of the then outstanding Exchangeable Preferred Stock (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any shares of Exchangeable Preferred Stock held by a non-consenting Holder):

    (1) alter the voting rights with respect to the Exchangeable Preferred Stock or reduce the number of shares of Exchangeable Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any Exchangeable Preferred Stock or alter the provisions with respect to the redemption (but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer) of the Exchangeable Preferred Stock;

    (3) reduce the rate of or change the time for payment of dividends on any Exchangeable Preferred Stock;

    (4) waive a default in the payment of dividends on the Exchangeable Preferred Stock;

    (5) make any Exchangeable Preferred Stock payable in any form or money other than that stated in the Certificate of Designations;

    (6) waive a redemption payment (but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer) with respect to any Exchangeable Preferred Stock; or

    (7) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Exchangeable Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement the Certificate of Designations:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated Exchangeable Preferred Stock in addition to or in place of certificated Exchangeable Preferred Stock;

    (3) to provide for the assumption of the Company's obligations to Holders of Exchangeable Preferred Stock in the case of a merger or consolidation; or

    (4) to make any change that would provide any additional rights or benefits to the Holders of Exchangeable Preferred Stock or that does not adversely affect the legal rights under the Certificate of Designations of any such Holder.

Reissuance

  Exchangeable Preferred Stock redeemed or otherwise acquired by the Company will assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, including as Parity Securities, but not as the same class as the Exchangeable Preferred Stock.

                    Description of the Exchange Debentures

  You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the word "Company" refers only to Crown Castle International Corp. and not to any of its subsidiaries.

  The Exchange Debentures will, if and when issued, be issued pursuant to an Indenture (the "Exchange Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Indenture and those made part of the Exchange Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The following description is a summary of the material provisions of the Exchange Indenture. It does not restate the Exchange Indenture in its entirety. We urge you to read the Exchange Indenture because it, and not this description, defines your rights as holders of these Exchange Debentures. Copies of the proposed form of Exchange Indenture are available as set forth below under the subheading "Additional Information".

  These Exchange Debentures:

  .  will be general unsecured obligations of the Company;

  . will be subordinated in right of payment to all existing and future Senior Debt of the Company; and

  . will be senior in right of payment to all existing and future subordinated Indebtedness of the Company other than future subordinated Indebtedness that ranks on a parity with the Exchange Debentures.

  As of September 30, 1998, we had total Senior Debt of approximately $232.8 million. As indicated above and as discussed in detail below under the subheading "Subordination", payments on the Exchange Debentures will be subordinated to the prior payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition thereof) of all Senior Debt. The Exchange Indenture will permit us to incur additional Senior Debt. In addition, our only significant asset is the outstanding capital stock of our subsidiaries, and we rely on payments from our subsidiaries to be able to meet our obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries would pay the holders of their debt and their trade creditors before they would be able to distribute any of their assets to us.

  As of the Issue Date, all of our subsidiaries (other than CTSH and its subsidiaries and Crown Castle Investment Corp. and its subsidiaries) will be "Restricted Subsidiaries". However, under the circumstances described below under the subheading "Certain Covenants--Restricted Payments", we will be permitted to designate certain of our other Subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Exchange Indenture.

Principal, Maturity and Interest

  The Company will issue Exchange Debentures in denominations of $1,000 and integral multiples of $1,000. The Exchange Debentures will mature on December 15, 2010.

  Interest on these Exchange Debentures will accrue at the rate of 12 3/4% per annum and will be payable semi-annually in arrears on June 15 and December 15. The Company will make each interest payment to the Holders of record of these Exchange Debentures on the immediately preceding June 1 and December 1.

  On or prior to December 15, 2003, the Company may, at its option, pay interest:

    (1) in cash; or

    (2) in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest.

  After December 15, 2003, the Company will pay interest in cash only. The Company does not expect to pay any interest in cash before December 15, 2003.

  Interest on these Exchange Debentures will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Debentures

  If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest and Liquidated Damages, if any, payments on those Exchange Debentures in accordance with those instructions. All other payments on these Exchange Debentures will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Debentures

  The Exchange Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Exchange Debentures, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

  A Holder may transfer or exchange Exchange Debentures in accordance with the Exchange Indenture. The Registrar and the Exchange Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Indenture. The Company is not required to transfer or exchange any Senior Subordinated Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

  The registered Holder of a Senior Subordinated Exchange Debenture will be treated as the owner of it for all purposes.

Subordination

  The payment of principal, premium, interest, Liquidated Damages, if any, and any other Obligations on, or relating to, the Exchange Debentures will be subordinated to the prior payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition thereof) of all Senior Debt of the Company.

  The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition thereof) of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Exchange Debentures will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Exchange Debentures (except that Holders of Exchange Debentures may receive and retain Permitted Junior Securities and payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance" so long as the deposit of amounts therein satisfied the relevant conditions specified in the Exchange Indenture at the time of such deposit), in the event of any distribution to creditors of the Company:

    (1) in a liquidation or dissolution of the Company;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshalling of the Company's assets and liabilities.

  The Company also may not make any payment or distribution of any kind or character with respect to any Obligations on, or with respect to, the Exchange Debentures or acquire any of the Exchange Debentures for cash or property or otherwise (except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") if:

    (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

    (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods and the Exchange Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of such Designated Senior Debt or their Representative.

  Payments on the Exchange Debentures may and shall be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; or

    (2) in case of a nonpayment default, upon the earlier of (x) the date on which all nonpayment defaults are cured or waived, (y) 179 days after the date of delivery of the applicable Payment Blockage Notice or (z) the date on which the Exchange Trustee receives notice from the holders of such Designated Senior Debt or their Representative rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

  No new Payment Blockage Notice may be delivered by the holders of any Designated Senior Debt or their Representative unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Exchange Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

  The Company must promptly notify holders of Senior Debt if payment of the Exchange Debentures are accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Exchange Debentures may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination of the Exchangeable Preferred Stock".

Optional Redemption

  During the first 36 months after the Issue Date, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Exchange Debentures then outstanding at a redemption price of 112.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments; provided that:

    (1) at least $162.5 million aggregate principal amount of Exchange Debentures remains outstanding immediately after the occurrence of such redemption (excluding Exchange Debentures held by the Company and its Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

  Except pursuant to the preceding paragraph, the Exchange Debentures will not be redeemable at the Company's option prior to December 15, 2003.

  On or after December 15, 2003, the Company may redeem all or any part of the Exchange Debentures upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2003..............................................................  106.375%
   2004..............................................................  104.781%
   2005..............................................................  103.188%
   2006..............................................................  101.594%
   2007 and thereafter...............................................  100.000%

  The Senior Discount Notes Indenture currently restricts the redemption of the Exchange Debentures and additional indebtedness may restrict the Company's ability to redeem the Exchange Debentures in the future. See "Description of Certain Indebtedness".

Selection and Notice

  If less than all of the Exchange Debentures are to be redeemed at any time, the Exchange Trustee will select Exchange Debentures for redemption as follows:

    (1) if the Exchange Debentures are listed, in compliance with the requirements of the principal national securities exchange on which the Exchange Debentures are listed; or

    (2) If the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Exchange Trustee shall deem fair and appropriate.

  No Senior Subordinated Exchange Debenture of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any Exchange Debentures are to be redeemed in part only, the notice of redemption that relates to that Exchange Debentures shall state the portion of the principal amount thereof to be redeemed. A new certificate with an aggregate principal amount equal to the unredeemed portion of the original certificate evidencing Exchange Debentures presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original certificate. Exchange Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Debentures or portions thereof called for redemption.

Mandatory Redemption

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each Holder of Exchange Debentures will have the right to require the Company to repurchase all or any part (but not any fractional shares) of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Exchangeable Preferred Stock repurchased plus accrued and unpaid interest and Liquidated Damages thereon, if any (subject to the right of Holders of record on the relevant record date to receive dividends and Liquidated Damages, if any, due on the relevant dividend payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Exchange Indenture and described in such notice.

  On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Exchange Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Debentures or portions thereof being purchased by the Company.

  The Company will promptly mail to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Exchange Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the Exchange Debentures equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Exchange Indenture are applicable. The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Exchange Debentures then outstanding. Except for the limitations contained in such covenants, however, the Exchange Indenture will not contain any covenants or provisions that may afford holders of the Exchange Debentures protection in the event of certain highly leveraged transactions.

  The Senior Discount Notes Indenture currently prohibits the Company from repurchasing any Exchange Debentures. In addition, existing Indebtedness and anticipated future Indebtedness of the Company's subsidiaries and joint ventures restricts or will restrict the Company's access to the cash flow from its subsidiaries and joint ventures. Any future agreements relating to Indebtedness to which the Company or any of its subsidiaries or joint ventures become a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited or prevented from repurchasing Exchange Debentures, the Company seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing the Exchange Debentures. In such case, the Company's failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Exchange Indenture which would, in turn, constitute a default under the Senior Discount Notes Indenture. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on the repurchase of the Exchange Debentures and on the occurrence of certain events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. Finally, the Company's ability to pay cash to the Holders of Exchange Debentures following the occurrence of a Change of Control may be limited by the Company's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--Repurchase of the Exchangeable Preferred Stock or the Exchange Debentures Upon a Change of Control" and "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Exchange Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Exchange Debentures then outstanding.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

    (2) except in the case of a Tower Asset Exchange, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

  For purposes of this provision, each of the following shall be deemed to be cash:

    (1) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

    (2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received).

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds to:

    (1) reduce any Indebtedness of the Company that constitutes Senior Debt;

    (2) reduce any Indebtedness of any of the Company's Restricted
  Subsidiaries;

    (3) the acquisition of all or substantially all the assets of a Permitted Business;

    (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Company or its Restricted Subsidiary owns a majority of such Voting Stock and designates such Permitted Business as a Restricted Subsidiary; or

    (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Exchange Indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Senior Discount Notes and may be required to make such offer to holders of other Senior Debt of the Company then outstanding (a "Senior Asset Sale Offer") to purchase the maximum principal amount of the Senior Discount Notes and such other Senior Debt, if applicable, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount or accreted value thereof, as the case may be, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Discount Notes Indenture and in the instruments governing such other Senior Debt. To the extent that the aggregate amount of Senior Discount Notes and such other Senior Debt tendered pursuant to a Senior Asset Sale Offer is less than the remaining Excess Proceeds ("Remaining Excess Proceeds") and the sum of (A) such amount of Remaining Excess Proceeds and (B) the Remaining Excess Proceeds from any subsequent Senior Asset Sale Offers exceeds $3.0 million, the Company will be required to make an offer to all Holders of Exchange Debentures and all holders of other senior subordinated Indebtedness of the Company containing provisions similar to those set forth in the Exchange Indenture with respect to offers to purchase with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Debentures and such other senior subordinated Indebtedness of the Company that may be purchased out of the Remaining Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date), in accordance with the procedures set forth in the Exchange Indenture and such other senior subordinated Indebtedness of the Company. To the extent that any Remaining Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Exchange Indenture. If the aggregate principal amount of Exchange Debentures and such other senior subordinated Indebtedness of the Company tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Remaining Excess Proceeds, the Exchange Trustee shall select the Exchange Debentures and such other senior subordinated Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  The Asset Sale provisions described above will be applicable whether or not any other provisions of the Exchange Indenture are applicable. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

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

  The Senior Discount Notes Indenture currently prohibits the Company form repurchasing any Exchange Debentures. In addition, existing Indebtedness and anticipated future Indebtedness of our subsidiaries and joint ventures restricts or will restrict our access to the cash flow from those entities. Any future agreements relating to Indebtedness to which we or any of our subsidiaries or joint ventures become a party may contain similar restrictions and provisions.

Certain Covenants

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

    (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company and other than the Exchangeable Preferred Stock);

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Debentures, except a payment of interest or the payment of principal at Stated Maturity; or

    (4) make any Restricted Investment, (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (2) the Company would have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Company and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

        (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

        (b) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (10) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

        (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment; plus

        (d) to the extent that any Unrestricted Subsidiary of the Company and all of its Subsidiaries are designated as Restricted Subsidiaries after the Issue Date, the lesser of (A) the fair market value of the Company's Investments in such Subsidiaries as of the date of such designation, or (B) the sum of (x) the fair market value of the Company's Investments in such Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries and (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by the Company or any Restricted Subsidiary; provided that:

            (i) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CTSH and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of the Company's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CTSH and its Subsidiaries as a whole; and

            (ii) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CCAIC and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of the Company's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

        (e) 50% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

  The foregoing provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Indenture;

    (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the sale after the Issue Date (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (x) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3) (b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; or

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (a) $500,000 in any twelve-month period and (b) $5.0 million in the aggregate.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the businesses operated by the Company's Restricted Subsidiaries as of November 20, 1997 be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation would not cause a Default.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Exchange Trustee.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness if, in each case, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 7.5 to 1.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness or to the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Exchange Debentures Permitted Debt"):

    (1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness under Credit Facilities) in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of (x) $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied after the Issue Date to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and (y) 70% of the Eligible Receivables that are outstanding as of such date of incurrence;

    (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by the Company of Indebtedness represented by the Exchange Debentures;

    (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any one time outstanding;

    (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries or Disqualified Stock of the Company (other than intercompany Indebtedness) that was permitted by the Exchange Indenture to be incurred under the first paragraph hereof or clauses (2) or (3) or this clause (5) of this paragraph;

    (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Exchange Indenture to be outstanding or currency exchange risk;

    (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the Exchange
  Indenture;

    (9) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Company's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by the Company or one of its Restricted Subsidiaries, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

    (10) the incurrence by the Company of Indebtedness not to exceed, at any one time outstanding, the sum of (i) 2.0 times the aggregate net cash proceeds plus (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Trustee), in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of the Company since the Issue Date (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); provided that such Indebtedness does not mature prior to the Stated Maturity of the Exchange Debentures and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Exchange Debentures; and

    (11) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance by the Company of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed an amount equal to $100.0 million less the aggregate amount of all Investments made pursuant to clause (12) of the definition of Permitted Investments; provided that, notwithstanding the foregoing, the aggregate principal amount, accreted value or liquidation preference, as applicable, permitted to be incurred or issued pursuant to this clause (11) shall not be reduced to less than $25.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Exchange Debentures Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness incurred pursuant to clause (1) of the second paragraph under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" in the Certificate of Designations will be deemed to have been incurred under clause (1) above on the Exchange Date. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

    (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

    (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (3) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (4) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

  However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness or Indebtedness under the Senior Credit Facility, in each case as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness or in the Senior Credit Facility, in each case as in effect on the Issue Date;

    (2) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which such Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

    (3) any Indebtedness (incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock") or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Exchange Debentures than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to pay dividends or the Liquidation Preference on the Exchange Debentures;

    (4) the Exchange Indenture and the Exchange Debentures;

    (5) applicable law;

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

    (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Exchange Indenture to be incurred;

    (7) by reason of customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

    (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) in the prior paragraph on the property so acquired;

    (9) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (10) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

    (11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (12) Liens that limit the right of the debtor to transfer the assets subject to such Liens;

    (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

    (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

    (1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Debentures and the Exchange Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Exchange Trustee;

    (3)  immediately after such transaction no Default exists; and

    (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock".

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

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2) the Company delivers to the Exchange Trustee:

        (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

        (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

    (1) any employment arrangements with any executive officer of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

    (2) transactions between or among the Company and/or its Restricted Subsidiaries;

    (3) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person;

    (4) Restricted Payments that are permitted by the provisions of the Exchange Indenture described above under the caption "--Restricted Payments";

    (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company; and

    (6) transactions pursuant to the provisions of the Governance Agreement, the Rights Agreement, the Stockholders' Agreement, the CTSH Shareholders' Agreement, the CTI Services Agreement, the CTI Operating Agreement and the Crown Transition Agreements, as the same are in effect on the Issue Date.

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  The Company:

    (1) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company); and

    (2) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company,

  unless, in each such case: (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales".

 Senior Subordinated Debt

  So long as any Exchange Debentures are outstanding, the Company will not incur any Indebtedness that is expressly made subordinated in right of payment to any Senior Debt unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in the Exchange Indenture; provided that the foregoing limitations shall not apply to distinctions between categories of Senior Debt that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Debt.

 Business Activities

  The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Reports

  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Debentures are outstanding, the Company will furnish to the Holders of Exchange Debentures:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), (a) the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

  In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Transfer and Exchange

  A Holder may transfer or exchange Exchange Debentures in accordance with the Exchange Indenture. The Registrar and the Exchange Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any Senior Subordinated Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

  The registered Holder of a Senior Subordinated Exchange Debenture will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Exchange Indenture or the Exchange Debentures may be amended or supplemented with the consent of the Holders of a majority of the aggregate principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures) or, if no Exchange Debentures are outstanding, the holders of a majority in Liquidation Preference of the Exchangeable Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock), and any existing default or compliance with any provision of the Exchange Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority of the aggregate principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures) or, if no Exchange Debentures are outstanding, the holders of a majority in Liquidation Preference of the Exchangeable Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder):

    (1) reduce the principal amount of Exchange Debentures whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any Senior Subordinated Exchange Debenture or alter the provisions with respect to the redemption (but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer) of the Exchange Debentures;

    (3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Exchange Debenture;

    (4) waive a Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration);

    (5) make any Senior Subordinated Exchange Debenture payable in money other than that stated in the Exchange Debentures;

    (6) make any change in the provisions of the Exchange Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures;

    (7) waive a redemption payment (but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer) with respect to any Senior Subordinated Exchange Debenture;

    (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Exchange Debentures; or

    (9) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Exchange Debentures, the Company and the Exchange Trustee may amend or supplement the Exchange Indenture or the Exchange Debentures:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures;

    (3) to provide for the assumption of the Company's obligations to Holders of Exchange Debentures in the case of a merger or consolidation;

    (4) to make any change that would provide any additional rights or benefits to the Holders of Exchange Debentures or that does not adversely affect the legal rights under the Exchange Indenture of any such Holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Indenture under the Trust Indenture Act.

Events of Default and Remedies

  Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Debentures;

    (2) default in payment when due of the principal of or premium, if any, on the Exchange Debentures;

    (3) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by the Company to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Exchange Indenture applicable thereto;

    (4) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Exchange Indenture or the Exchange Debentures;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

    (6) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; or

    (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Exchange Trustee or the Holders of at least 25% of the aggregate principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Indenture or the Exchange Debentures except as provided in the Exchange Indenture. Subject to certain limitations, Holders of a majority of the aggregate principal amount of the then outstanding Exchange Debentures may direct the Exchange Trustee in its exercise of any trust or power.

  The Holders of a majority of the aggregate principal amount of the Exchange Debentures then outstanding by notice to the Exchange Trustee may on behalf of the Holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures.

  The Exchange Indenture provides that if a Default occurs and is continuing and is known to the Exchange Trustee, the Exchange Trustee must mail to each holder of the Exchange Debentures notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Senior Subordinated Exchange Debenture, the Exchange Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Exchange Debentures. In addition, the Company is required to deliver to the Exchange Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is also required to deliver to the Exchange Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Debentures, the Exchange Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Debentures by accepting a Senior Subordinated Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Debentures when such payments are due from the trust referred to below;

    (2) the Company's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Exchange Trustee and the Company's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Exchange Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Exchange Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Debentures.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the Exchange Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the Exchange Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the Exchange Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to the Company are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

    (6) the Company must have delivered to the Exchange Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company must deliver to the Exchange Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Debentures over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (8) the Company must deliver to the Exchange Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the Exchange Trustee

  The Exchange Indenture contains certain limitations on the rights of the Exchange Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Exchange Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority of the aggregate principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchange Trustee, subject to certain exceptions. The Exchange Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Exchange Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Exchange Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any Holder of Exchange Debentures, unless such Holder shall have offered to the Exchange Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this Prospectus may obtain a copy of the Certificate of Designations, the Exchange Indenture and the Registration Rights Agreement without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057, Attention: Chief Financial Officer.

                              Certain Definitions

  Set forth below are certain defined terms used in the Certificate of Designations and the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Adjusted Consolidated Cash Flow" has the meaning given to such term in the definition of "Debt to Adjusted Consolidated Cash Flow Ratio".

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Certificate of Designations or the Exchange Indenture, as applicable, described above under the respective captions "--Repurchase at the Option of Holders-- Change of Control" and/or the provisions described above under the respective captions "--Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

        (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

        (2) an issuance of Equity Interests by a Subsidiary to the Company or to another Restricted Subsidiary;

        (3) a Restricted Payment that is permitted by the covenant described above under the respective captions "--Certain Covenants--Restricted Payments";

        (4) grants of leases or licenses in the ordinary course of business;
    and

        (5) disposals of Cash Equivalents.

  "Berkshire Group" means Berkshire Fund III, A Limited Partnership, Berkshire Fund IV, Limited Partnership, Berkshire Investors LLC and Berkshire Partners LLC.

  "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

  "CCAIC" means CCA Investment Corp., which is an indirect wholly owned Subsidiary of the Company and was formed to hold the Company's Equity Interests in Crown Atlantic Holding Company LLC.

  "Centennial Group" means Centennial Fund IV, L.P., Centennial Fund V, L.P. and Centennial Entrepreneurs Fund V, L.P.

  "Change of Control" means the occurrence of any of the following:

    (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

    (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided that transfers of Equity Interests in the Company between or among the beneficial owners of the Company's Equity Interests and/or Equity Interests in CTSH, in each case as of November 20, 1997, will not be deemed to cause a Change of Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of the Company than is at the time collectively beneficially owned by the Principals and their Related Parties;

    (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

    (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (y) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

    (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (3) depreciation, amortization (including amortization of goodwill and other intangibles and other non- cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

    (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

    (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

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

    (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income (but not loss) of any Person other than the Company that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

    (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (3) the cumulative effect of a change in accounting principles shall be excluded; and

    (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or one of its Restricted Subsidiaries.

  "Consolidated Tangible Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, less the total intangible assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

    (1) was a member of such Board of Directors on the Issue Date;

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

    (3) is a designee of a Principal or was nominated by a Principal.

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Crown Transition Agreements" means collectively (i) the Crown Memorandum of Understanding among the Company, Robert A. Crown and Barbara A. Crown, dated as of July 2, 1998, (ii) the Crown Services Agreement between the Company and Robert A. Crown, dated as of July 2, 1998 and (iii) the Registration Rights Crown Side Letter Agreement, among the Company, Robert A. Crown and Barbara A. Crown, dated as of August 18, 1998.

  "CTI" means Castle Transmission International Limited.

  "CTI Operating Agreement" means the memorandum of understanding among the Company, CTSH, CTI and TdF, dated as of August 21, 1998, relating to the development of certain business opportunities outside of the United States and the provision of certain business support and technical services in connection therewith.

  "CTI Services Agreement" means the amended and restated services agreement between CTI and TdF, dated as of August 21, 1998, relating to the provisions of certain services to CTI.

  "CTSH" means Castle Transmission Services (Holdings) Ltd and its successors.

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

  "CTSH Shareholders' Agreement" means the agreement entered into by the Company, CTSH and TdF, dated as of August 21, 1998, to govern the relationship between the Company and TdF as shareholders of CTSH.

  "Debt to Adjusted Consolidated Cash Flow Ratio"means, as of any date of determination, the ratio of:

    (1) the Consolidated Indebtedness of the Company as of such date to

    (2) the sum of (a) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Company's Tower Cash Flow for such four-quarter period, plus (b) the product of four times the Company's Tower Cash Flow for the most recent quarterly period (such sum being referred to as "Adjusted Consolidated Cash Flow"), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to Calculation Date, shall be excluded.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" with respect to the Exchange Debentures means:

    (1) any Indebtedness under or in respect of the Senior Credit Facility;

    (2) any Indebtedness outstanding under the Senior Discount Notes Indenture; and

    (3) any other Senior Debt permitted under the Exchange Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company in the instrument or agreement relating to the same as "Designated Senior Debt".

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchangeable Preferred Stock or Exchange Debentures mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments".

  "Eligible Indebtedness" means any Indebtedness other than (i) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof and (ii) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

  "Eligible Receivables" means the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries, all calculated on a consolidated basis in accordance with GAAP.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Date" means the date on which the Company exchanges all but not less than all of the Exchangeable Preferred Stock for Exchange Debentures.

  "Exchange Offer" means exchange and issuance by the Company of New Preferred Stock or New Exchange Debentures, as the case may be, which shall be registered pursuant to a Registration Statement, in an amount equal to (i) the aggregate Liquidation Preference of all shares of Exchangeable Preferred Stock that are tendered by the Holders thereof or (ii) the aggregate principal amount of all Exchange Debentures that are tendered by the Holders thereof, as the case may be, in connection with such exchange and issuance.

  "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "Governance Agreement" means the agreement among the Company, TdF and its affiliates, dated as of August 21, 1998, to provide for certain rights and obligations of the Company, TdF and its affiliates with respect to the management of the Company.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property; or

    (6) representing any Hedging Obligations,

except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount

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

of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company or a Restricted Subsidiary of the Company issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the respective captions "--Certain Covenants--Restricted Payments".

  "Issue Date" means the closing date for the sale and original issuance of the Exchangeable Preferred Stock.

  "Joint Venture Operating Agreement" means the Crown Atlantic Holding Company LLC Operating Agreement to be entered into by the Company and BAM, substantially in the form attached to the Certificate of Designations.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Nassau Group" means Nassau Capital Partners II, L.P. and NAS Partners I,
L.L.C.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non- cash consideration received in any Asset Sale), net of:

    (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

    (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

    (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

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

    (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

    (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale and

    (6) without duplication, any reserves that the Company's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

  "New Exchange Debentures" means the Company's 12 3/4% Exchange Debentures due 2010 issued pursuant to the Exchange Indenture (i) in the Exchange Offer or (ii) in connection with a resale of Exchange Debentures in reliance on a Shelf Registration Statement.

  "New Preferred Stock" means the Company's 12 3/4% Exchangeable Preferred Stock due 2010 issued pursuant to the Certificate of Designations (i) in the Exchange Offer or (ii) in connection with a resale of Exchangeable Preferred Stock in reliance on a Shelf Registration Statement.

  "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither the Company nor any of its Restricted
  Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
  (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (except that this clause (3) will not apply to any Indebtedness incurred by CTSH and its Subsidiaries prior to August 21,
  1998).

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business conducted by the Company, its Restricted Subsidiaries or CTSH and its Subsidiaries on the Issue Date and any other business related, ancillary or complementary to any such business.

  "Permitted Investments" means:

    (1) Liens securing Senior Debt;

    (2) any Investment in the Company or in a Restricted Subsidiary of the Company;

    (3) any Investment in Cash Equivalents;

    (4) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

    (5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the respective captions "--Repurchase at the Option of Holders--Asset Sales";

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

    (6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

    (7) receivables created in the ordinary course of business;

    (8) loans or advances to employees made in the ordinary course of business not to exceed $1.0 million at any one time outstanding;

    (9) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

    (10) purchases of additional Equity Interests in CTSH for cash pursuant to the Governance Agreement as the same is in effect on the Issue Date for aggregate cash consideration not to exceed $20.0 million since the Issue Date;

    (11) the Investment of up to an aggregate of $100.0 million of the net proceeds from the sale of the Exchangeable Preferred Stock (i) to be used to consummate the formation of the Crown Atlantic Holding Company LLC joint venture with BAM or (ii) if the Company does not consummate the formation of the Crown Atlantic Holding Company LLC joint venture with BAM, in one or more other Subsidiaries of the Company (which may be Unrestricted Subsidiaries of the Company), each of which derives or expects to derive a majority of its revenues from one or more Permitted Businesses (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

    (12) Additional Investments with the net proceeds from the sale of the Exchangeable Preferred Stock in an aggregate amount equal to (x) the gross proceeds from the sale of the Exchangeable Preferred Stock, minus (y) the aggregate amount of Investments made or permitted to be made pursuant to clause (11) of this paragraph, minus (z) the aggregate amount of Indebtedness incurred and/or Disqualified Stock issued pursuant to clause
  (11) of the second paragraph under the caption "Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

    (13) other Investments in Permitted Businesses not to exceed an amount equal to $10.0 million plus 10% of the Company's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

  "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Debentures are subordinated to Senior Debt pursuant to the Exchange Indenture.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries or Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company; provided that:

    (1) the principal amount, initial accreted value or liquidation preference, as applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount, accreted value or liquidation preference, as applicable, of, plus accrued interest or accumulated dividends on, the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders

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

  of Exchange Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or such Disqualified Stock is issued by the Company.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

  "Principals" means Berkshire Group, Centennial Group, Nassau Group, TdF and any Related Party of the foregoing.

  "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Registration Rights Agreement" means the registration rights agreement to be entered into by the Company on or before the Issue relating to the registration of the Exchangeable Preferred Stock and the Exchange Debentures with the Commission.

  "Registration Statement" means any registration statement of the Company relating to an offering of New Preferred Stock or New Exchange Debentures, as the case may be, that is filed pursuant to the provisions of the Registration Rights Agreement, and includes the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

  "Related Party" with respect to any Principal means:

    (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Rights Agreement" means the agreement between the Company and ChaseMellon Shareholders Services, L.L.C., as rights agent, dated as of August 21, 1998, relating to the dividend declared by the Company consisting of the right to purchase 1/1000th of a share of the Company's Series A Participating Cumulative Preferred Stock, par value $.01 per share.

  "Senior Credit Facility" means that certain Amended and Restated Loan Agreement, dated as of July 10, 1998, by and among Key Corporate Capital Inc. and PNC Bank, National Association, as arrangers and agents for the financial institutions listed therein, and Crown Communication Inc. and Crown Castle International Corp. de Puerto Rico, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

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

  "Senior Debt" means:

    (1) all Indebtedness outstanding under the Senior Credit Facility and all Hedging Obligations (including guarantees thereof) with respect thereto of the Company, whether outstanding on the Issue Date or thereafter incurred;

    (2) all Indebtedness outstanding under the Senior Discount Notes or any Guarantees thereof, as the case may be;

    (3) any other Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries under the terms of the Certificate of Designations or the Exchange Indenture, as applicable, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Debentures; and

    (4) all Obligations with respect to the preceding clauses (1), (2) and
  (3) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

  Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by the Company or the Restricted Subsidiaries;

    (2) any Indebtedness of the Company or any Restricted Subsidiary to any of its Subsidiaries;

    (3) any trade payables;

    (4) any Indebtedness that is incurred in violation of the Certificate of Designations or the Exchange Indenture, as applicable (but only to the extent so incurred); or

    (5) any Capitalized Lease Obligations.

  "Senior Discount Notes Indenture" means that certain Indenture, dated as of November 20, 1997, governing the Company's 105/8% Senior Discount Notes due 2007.

  "Exchangeable Preferred Stock" means (i) the 12 3/4% Exchangeable Preferred Stock due 2010 of the Company issued on the Issue Date, (ii) any and all additional fully-paid and non-assessable shares of 12 3/4% Exchangeable Preferred Stock due 2010 of the Company issued after the Issue Date as payment of dividends in accordance with the provisions under the caption "Description of Exchangeable Preferred Stock--Dividends" and (iii) any and all shares of New Preferred Stock.

  "Exchange Debentures" means (i) the 12 3/4% Exchange Debentures due 2010 of the Company issued on the Exchange Date, (ii) any and all additional 12 3/4% Exchange Debentures due 2010 of the Company issued after the Exchange Date as payment of interest in accordance with the provisions under the caption "Description of Senior Subordinated Debentures--Principal, Maturity and Interest" and (iii) any and all shares of New Exchange Debentures.

  "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

  "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and
(3) shall mean "5 percent" and that all Unrestricted Subsidiaries of the Company shall be excluded from all calculations under Rule 1-02(w).

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original

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

documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Stockholders' Agreement" means the agreement among the Company and certain stockholders of the Company, dated as of August 21, 1998, to provide for certain rights and obligations of the Company and such stockholders with respect to the governance of the Company and such stockholders' shares of Common Stock and/or Class A Common Stock of the Company.

  "Strategic Equity Investment" means a cash contribution to the common equity capital of the Company or a purchase from the Company of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

  "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

  "Subsidiary" means, with respect to any Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "TdF" means TeleDiffusion de France International S.A.

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of:

    (1) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day; plus

    (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

  "Tower Asset Exchange" means any transaction in which the Company or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Transfer Agent and/or the Exchange Trustee, as appropriate) of the Tower Assets and cash or Cash Equivalents received by the Company and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

  "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

  "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by the Company, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by the Company or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

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

    (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

    (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

    (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

  Any such designation by the Board of Directors shall be evidenced to the Transfer Agent and the Exchange Trustee by filing with the Transfer Agent and the Exchange Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the respective captions""--Certain Covenants--Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Certificate of Designations and the Exchange Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenants described above under the respective captions "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the respective captions "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default would occur or be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or series or class of preferred stock at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness or the aggregate liquidation preference of the then outstanding preferred stock, as the case may be.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                         BOOK-ENTRY, DELIVERY AND FORM

  The New Preferred Stock will be represented by one or more Certificates in registered, global form without interest coupons (collectively, the "Global Certificates"). The Global Certificates will be deposited upon issuance with the Transfer Agent as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Certificates may not be exchanged for Exchangeable Preferred Stock in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry Exchangeable Preferred Stocks for Certificated Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Certificates will not be entitled to receive physical delivery of Certificated Securities (as defined below). Transfers of beneficial interest in the Global Certificates will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Initially, the Exchange Agent will act as Paying Agent and Registrar. The Exchangeable Preferred Stock may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  Pursuant to procedures established by DTC:

    (1) upon deposit of the Global Certificates, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Certificates; and

    (2) ownership of such interests in the Global Certificates will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Certificates).

  Investors in the Global Certificates may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel Bank) which are Participants in such system. Investors in the Regulation S Global Certificates must initially hold their interests therein through Euroclear or Cedel Bank, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Certificates through organizations other than Euroclear and Cedel Bank that are Participants in the DTC system. Euroclear and Cedel Bank will hold interests in the Regulation S Global Certificates on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. as operator of Cedel. The depositaries, in turn, will hold such interests in the Regulation S Global Certificates in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Certificate, including those held through Euroclear or Cedel Bank, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or Cedel Bank may be also be subject to the procedures and requirements of such system.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Preferred Stock or the Exchange Debentures, as applicable, see "--Exchange of Book-Entry Securities for Certificated Securities", "--Exchange of Certificated Securities for Book-Entry Securities" and "--Exchanges between Regulation S Certificates and Rule 144A Certificates."

  Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Except as described below, owners of interest in the Global Certificates will not have Exchangeable Preferred Stock or Exchange Debentures, as applicable, registered in their names, will not receive physical delivery of Exchangeable Preferred Stock or Exchange Debentures, as applicable, in certificated form and will not be considered the registered owners or "Holders" thereof under the Certificate of Designations or the Exchange Indenture, as applicable, for any purpose.

  Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Certificate registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Certificate of Designations or the Exchange Indenture, as applicable. Under the terms of the Certificate of Designations and the Exchange Indenture, the Company and the Transfer Agent or Exchange Trustee, as applicable, will treat the persons in whose names the Exchangeable Preferred Stock or Exchange Debentures, as applicable, including the Global Certificates, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Transfer Agent or the Exchange Trustee nor any of their respective agents has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Certificates, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Certificates; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC's current practice, upon receipt of any payment in respect of securities such as the Exchangeable Preferred Stock (including dividends) or the Exchange Debentures (including principal and interest), as applicable, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date.

  Payments by the Participants and the Indirect Participants to the beneficial owners of Exchangeable Preferred Stock or Exchange Debentures, as applicable, will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Transfer Agent, the Exchange Trustee or the Company. None of the Company, the Transfer Agent or the Exchange Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchangeable Preferred Stock or Exchange Debentures, as applicable, and the Company, the Transfer Agent and the Exchange Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Except for trades involving only Euroclear and Cedel Bank participants, interests in the Global Certificates are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment".

  DTC will take any action permitted to be taken by a holder of Exchangeable Preferred Stock or Exchange Debentures, as applicable, only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Certificates and only in respect of such portion of the aggregate principal amount of the Exchangeable Preferred Stock or Exchange Debentures, as applicable, as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Debentures, DTC reserves the right to exchange the Global Certificates for legended Securities in certificated form, and to distribute such Certificates to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Certificates among Participants in DTC, Euroclear and Cedel Bank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Transfer Agent or the Exchange Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Certificates for Certificated Securities

  A Global Certificate is exchangeable for definitive Certificates in registered certificated form ("Certificated Securities") if:

    (1) DTC:

         (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Certificate and the Company fails to appoint a successor depositary; or

         (b) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary;

    (2) the Company, at its option, notifies the Exchange Trustee in writing that it elects to cause the issuance of the Exchangeable Preferred Stock or Exchange Debentures, as applicable, in certificate form; or

    (3) there shall have occurred and be continuing (a) a Voting Rights Triggering Event with respect to the Exchangeable Preferred Stock or (b) a Default or Event of Default with respect to the Exchange Debentures.

  In addition, beneficial interests in a Global Certificate may be exchanged for Certificated Certificates upon request but only upon prior written notice given to the Exchange Trustee by or on behalf of DTC in accordance with the Exchange Indenture. In all cases, certificated securities delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

 Exchange of Certificated Securities for Book-Entry Securities

  Certificates issued in certificated form may not be exchanged for beneficial interests in any Global Certificate unless the transferor first delivers to the Transfer Agent or the Exchange Trustee, as applicable, a written certificate (in the form provided in the Certificate of Designations or the Exchange Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Certificate.

 Same Day Settlement and Payment

  The Certificate of Designation or the Exchange Indenture, as applicable, require that payments in respect of the Certificates represented by the Global Certificates (including Liquidation Preference, dividends, principal, premium, interest and Liquidated Damages) be made by wire transfer of immediately available funds to the accounts specified by the Global Certificate Holder. With respect to Certificated Securities, the Company will make all such payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Certificates represented by the Global Certificates are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Certificates will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated Certificates will also be settled in immediately available funds.

Registration Rights and Liquidated Damages

  Holders of the New Preferred Stock are not entitled to any registration rights with respect to the New Preferred Stock. The Company and the Initial Purchasers entered into the Registration Rights Agreement for the benefit of the holders of Transfer Restricted Securities on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Preferred Stock. The registration statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. The Registration Rights Agreement provides that if (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or
(ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Preferred Stock acquired by it in the Exchange Offer to the public without delivering a Prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Preferred Stock acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Preferred Stock by the Holders thereof, subject to such Holders satisfying certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company has agreed that it will use all commercially reasonable efforts to cause any such Shelf Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Preferred Stock until (i) the date on which such Old Preferred Stock has been exchanged by a person other than a broker-dealer for a New Preferred Stock in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Preferred Stock for a New Preferred Stock, the date on which such New Preferred Stock is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Preferred Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Preferred Stock is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Preferred Stock in exchange for all Old Preferred Stock tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Exchangeable Preferred Stock, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 of the liquidation preference of the Exchangeable Preferred Stock held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 of the liquidation preference of the Exchangeable Preferred Stock with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 of the liquidation preference of the Exchangeable Preferred Stock. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Holders of record on the immediately preceding record date by wire transfer of immediately available funds, in the case of the Holder of Global Preferred Stock, and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                          DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation, the Certificate of Designations, the By-laws, the Governance Agreement, the CTSH Shareholders Agreement and the Stockholders' Agreement, and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

General

  The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 90,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share. There are 82,921,352 shares of Common Stock outstanding and 11,340,000 shares of Class A Common Stock outstanding.

Common Stock

 Voting Rights

  Each share of Common Stock is entitled to one vote. The Common Stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL. All the outstanding shares of Common Stock are held by directors, executive officers, other employees and affiliates of the Company or its subsidiaries.

 Dividends

  Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to approval of certain holders of the Senior Convertible Preferred Stock.

 Liquidation Rights

  In the event of the dissolution of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Senior Convertible Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

 Other Provisions

  There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are legally issued, fully paid and nonassessable.

Class A Common Stock

 Voting Rights

  Each share of Class A Common Stock is entitled to one vote for each such share on all matters presented to the stockholders, except with respect to the election of directors. The holders of the shares of Class A Common Stock vote, except as provided under the DGCL, together with the holders of the Common Stock and any other class or series of stock of the Company accorded such general voting rights, as a single class.

  So long as TdF is Qualified, holders of shares of Class A Common Stock voting as a separate class have the right to elect two directors to the Board of Directors of the Company; provided, however, that if TdF is not Qualified, so long as the ownership interest of the TdF Group is at least 5%, holders of Class A Common Stock voting as a separate class have the right to elect one director.

  The holders of Class A Common Stock, subject to certain limitations described in "The Roll-Up--Governance Agreement--Governance Limitations", have a Veto over certain significant actions, described in "Governance--Veto Rights", taken by the Company.

 Convertibility

  Each share of Class A Common Stock is convertible, at the option of its record holder, into one share of Common Stock at any time.

  In the event of any transfer of any share of Class A Common Stock to any Person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act), such share of Class A Common Stock automatically converts, without any further action, into one share of Common Stock; provided, however, and subject to certain conditions described in the Certificate of Incorporation, that a holder of shares of Class A Common Stock may pledge such holder's shares to a financial institution pursuant to a bona fide pledge of such shares of Class A Common Stock as collateral security for any indebtedness or other obligation of any Person due to the pledgee or its nominee.

  Further, each share of Class A Common Stock automatically converts into one share of Common Stock on the first date on which the ownership interest of TdF Group is less than 5%.

 Other Provisions

  Pursuant to the Governance Agreement, so long as it remains Qualified, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in the Company and, accordingly, the Company may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities (except for the IPO) unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in the Company. All outstanding shares of Class A Common Stock are legally issued, fully paid and nonassessable.

Preferred Stock

  Pursuant to the Certificate of Incorporation, the Company may issue up to 10,000,000 shares of Preferred Stock in one or more series. The Board of Directors has the authority, without any vote or action by the stockholders (other than any rights of TdF under the Governance Agreement), to create one or more series of Preferred Stock up to the limited of the Company's authorized but unissued shares of Preferred Stock and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. See "Risk Factors--Anti-Takeover Provisions".

Senior Preferred Warrants

  In connection with the offering of the Senior Convertible Preferred Stock in August 1997 and October 1997, the Company issued warrants to purchase an aggregate of 1,314,990 shares of Common Stock at a price of $7.50 per share.

Certificate of Incorporation and By-laws

  Stockholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and the By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. The Company believes that such provisions are necessary to enable the Company to develop its

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business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its stockholders.

 Classified Board of Directors and Related Provisions

  The Certificate of Incorporation provides that the directors of the Company, other than those directors who may be elected by holders of any series of Preferred Stock or holders of the Class A Common Stock, initially are to be divided into three classes of directors, initially consisting of three, three and four directors. One class of directors, initially consisting of three directors, will be elected for a term expiring at the annual meeting of shareholders to be held in 1999, another class initially consisting of three directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of four directors shall be initially elected for a term expiring at the annual meeting of stockholders in 2001. The classified board provisions will prevent a party who acquires control of a majority of the outstanding Voting Stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date such party obtains the controlling interest. The provisions of the Certificate of Incorporation relating to the classified nature of the Company's Board of Directors may not be amended without the affirmative vote of the holders of at least 80% of the voting power of the Company's outstanding Voting Stock. "Voting Stock" is defined in the Certificate of Incorporation as the outstanding shares of capital stock of the Company entitled to vote in a general vote of stockholders of the Corporation as a single class with shares of Common Stock of the Company, which shares of capital stock include the shares of Class A Common Stock.

 No Stockholder Action by Written Consent; Special Meeting

  The Certificate of Incorporation prohibits stockholders (other than holders of Class A Common Stock with respect to matters upon which such holders are entitled to vote as a separate class) from taking action by written consent in lieu of an annual or special meeting and, thus, stockholders may only take action at an annual or special meeting called in accordance with the By-laws. The By-laws provide that special meetings of stockholders may only be called by the Secretary of the Company at the direction of the Board of Directors pursuant to a resolution adopted by the Board.

  These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the capital stock of the Company entitled to vote from unilaterally using the written consent procedure to take stockholder action.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

  The By-laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that with respect to the annual meeting to be held in 1999, the anniversary date shall be deemed to be April 1, 1999; provided further that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

  By requiring advance notice of nominations by stockholders, the foregoing procedures will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed

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necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, such procedures will provide the Board of Directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

 Dilution

  The Certificate of Incorporation provides that the Board of Directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from the Company shares of stock or other securities of the Company or any of other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to acquire a significant portion of the outstanding securities of the Company, to engage in any transaction which might result in a change of control of the corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

 Indemnification

  The Certificate of Incorporation and By-laws provide that the Company shall indemnify each director or officer of the Company to the fullest extent permitted by law.

 Amendments

  The Certificate of Incorporation and By-laws provide that the Company may at any time and from time to time, amend, alter, change or repeal any provision contained in the Certificate of Incorporation or a Preferred Stock designation; provided, however, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to the classification of the Board of Directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

  The By-laws may be amended by either the holders of 80% of the voting power of the Voting Stock or by the majority of the Board; provided that the Board may alter, amend or repeal or adopt new By-laws in conflict with certain provisions thereof by a two-thirds vote of the entire Board.

Rights Plan

 Rights

  The Board of Directors of the Company has declared a dividend of one right (the "Rights") for each outstanding share of Common Stock and each outstanding share of Class A Common Stock. The Rights will be issued to the holders of record of Common Stock and Class A Common Stock outstanding on the date of the consummation of the IPO (the "Issuance Date"), and with respect to Common Stock and Class A Common Stock issued thereafter until the Distribution Date (as defined below), and, in certain circumstances, with respect to Common Stock and Class A Common Stock issued after the Distribution Date. Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Participating Cumulative Preferred Stock (the "Preferred Shares") at a price of $110.00 per (1/1000th) of a share, subject to adjustment in certain circumstances (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent named therein. The Rights will not be exercisable until the Distribution Date and will expire on the tenth annual anniversary of the Rights Agreement (the "Expiration

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Date"), unless earlier redeemed by the Company. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends with respect to the Rights or the Preferred Shares relating thereto.

 Distribution Date

  Under the Rights Agreement, the Distribution Date is the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding voting securities of the Company (such person or group being an "Acquiring Person"), subject to the exceptions relating to the TDF Group and the Berkshire Group described in the paragraph below, unless provisions preventing accidental triggering of the distribution of the Rights apply, and (ii) the close of business on such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of Voting Securities.

  Each member of the TdF Group will not otherwise be considered an Acquiring Person if (a) during the first five years following the adoption of the Rights Agreement, the aggregate ownership interest of the TdF Group does not exceed 25% (or 30% if the Board so elects) of the outstanding Voting Securities or (b) thereafter, the aggregate ownership interest of the TdF Group does not exceed the lesser of (i) 25% or 30%, as applicable, of the Voting Securities then outstanding and (ii) the greater of (x) the aggregate interest of the TdF Group as of the fifth anniversary of the Rights Agreement and (y) 15% of the then outstanding Voting Securities. Each member of the Berkshire Group will not otherwise be deemed an Acquiring Person if the aggregate ownership interest of the Berkshire Group does not exceed the greater of (a) the aggregate ownership interest of the Berkshire Group upon the execution of the Rights Agreement, reduced by an amount equal to any disposition of Voting Securities following the date the Rights Agreement is executed and (b) 15% of the outstanding Voting Securities.

 Triggering Event and Effect of Triggering Event

  At such time as there is an Acquiring Person, the Rights will entitle each holder (other than such Acquiring Person) of a Right to purchase, at the Purchase Price, that number of one-thousandths (1/1000ths) of a Preferred Share equivalent to the number of shares of Common Stock that at the time of such event would have a market value of twice the Purchase Price.

  In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (other than Rights beneficially owned by such Acquiring Person or its affiliates or associates) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in certain circumstances, book value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or affiliate or associate of an Acquiring Person that is not a publicly traded entity, each right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has publicly traded

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

common shares, that number of common shares of such affiliate which at the time of the transaction would have market value of twice the Purchase Price.

  Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.

 Redemption

  At any time prior to the earlier of (i) such time as a person or group becomes an Acquiring Person and (ii) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price (in cash or Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.01 per Right (which amount shall be subject to adjustment as provided in the Rights Agreement) (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  In addition, at any time after there is an Acquiring Person, the Board of Directors may elect to exchange each Right for consideration per Right consisting of one-half of the securities that would be issuable at such time upon exercise of one Right pursuant to the terms of the Rights Agreement.

 Amendment

  At any time prior to the Distribution Date, the Company may, without the approval of any holder of any Rights, supplement or amend any provision of the Rights Agreement (including, without limitation, the date on which the Expiration Date or Distribution Date shall occur, the definition of Acquiring Person, the time during which the Rights may be redeemed or the terms of the Preferred Shares), except that no supplement or amendment shall be made which reduces the Redemption Price (other than pursuant to certain adjustments therein).

 Certain Effects of the Rights Plan

  The Rights plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of the Company.

Section 203 of the Delaware General Corporation Law

  Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or
(iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or

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

by-laws, may elect not to be governed by Section 203 of the DGCL. The Certificate of Incorporation does not exclude the Company from the restrictions imposed by Section 203 of the DGCL and, as a result, the Company will be subject to its provisions upon consummation of the IPO.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors' Liability

  The Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivatives suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

Transfer Agent

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

  Pursuant to the Amended and Restated Loan Agreement dated as of July 10, 1998, two wholly owned subsidiaries of CCIC, CCI and Crown Castle International Corp. de Puerto Rico ("CCIC(PR)") (collectively, the "Borrowers"), have entered into the Senior Credit Facility with a group of banks and other financial institutions led by Key Corporate Capital Inc. ("KeyCorp") and PNC Bank, National Association, as arrangers and agents. The following summary of certain provisions of the Senior Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Senior Credit Facility.

  The Senior Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $100.0 million, for working capital needs, acquisitions and general corporate purposes. The Senior Credit Facility includes a $5.0 million sublimit available for the issuance of letters of credit. As of November 1, 1998, the Company had no significant unused borrowing availability under the Senior Credit Facility.

  The loan commitment under the Senior Credit Facility reduces by $5.0 million commencing March 31, 2001 and by $5.0 million each calendar quarter thereafter until December 31, 2004, when the Senior Credit Facility matures. In addition, the Senior Credit Facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the (i) net proceeds of certain asset sales, (ii) net proceeds of certain required capital contributions to CCI by CCIC relating to the proceeds from the sale of equity, convertible or debt securities, subject to certain exceptions, (iii) net proceeds of any unused insurance proceeds and (iv) a percentage of the excess cash flow of the Borrowers, commencing with the calendar year ending December 31, 2000.

  The Borrowers' obligations under the Senior Credit Facility are guaranteed by each direct and indirect majority owned subsidiary of CCI and are also secured by (i) a pledge by the Borrowers of all of the outstanding capital stock of each of their respective direct subsidiaries and (ii) a perfected first priority security interest in substantially all of the personal property of the Borrowers and their subsidiaries. In addition, the Senior Credit Facility is guaranteed on a limited recourse basis by CCIC, limited in recourse to the collateral pledged by CCIC (the capital stock of CCI). The capital stock of CTSH will not be pledged to secure the Senior Credit Facility.

  The loans under the Senior Credit Facility will bear interest, at the Borrowers' option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.5% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 3.25% (determined based on a leverage ratio). Following the occurrence and during the continuance of an event of default under the Senior Credit Facility, the loans will bear interest at the "base rate" plus 3.5%.

  The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Borrowers and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, enter into leases, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Senior Credit Facility will require compliance with certain financial covenants, including requiring the Borrowers and their respective subsidiaries to maintain a maximum ratio of indebtedness to operating cash flow, a minimum ratio of operating cash flow to fixed charges, a minimum ratio of operating cash flow to projected debt service and a minimum ratio of operating cash flow to interest expense. CCIC does not expect that such covenants will materially impact the ability of the Borrowers and their respective subsidiaries to operate their respective businesses.

  Pursuant to the terms of the Senior Credit Facility, CCI is entitled to pay dividends or make distributions to CCIC in order to permit CCIC to pay its out-of-pocket costs for corporate development and overhead and to pay cash interest on certain indebtedness of CCIC (including the Notes); provided that the amount of such dividends or distributions does not exceed (i) $6.0 million in any year ending on or prior to October 31, 2002 or (ii) $33.0

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million in any year thereafter. The Senior Credit Facility also allows CCI to pay dividends or distribute cash to CCIC to the extent required to pay taxes allocable to the Borrowers and their respective subsidiaries. All of the above-mentioned dividends or distributions, however, including dividends or distributions that are intended to pay interest on the Notes, may not be made by CCI so long as any default or event of default exists under the Senior Credit Facility.

  The Senior Credit Facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date thereof, any representation or warranty being made by the Borrowers that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in certain other indebtedness, certain insolvency events and certain change of control events. In addition, a default under the Notes Indenture will result in a default under the Senior Credit Facility.

CTI Credit Facility

  Pursuant to the Loan Amendment Agreement dated May 21, 1997 (the "CTI Credit Facility"), among CTI, as borrower, CTSH, as guarantor, Credit Suisse First Boston, as arranger and agent ("CSFB"), and J.P. Morgan Securities Ltd., as co-arranger ("JPM"), CTI's (Pounds)162.5 million term and revolving loan facilities (the "Old Facilities") were amended to a (Pounds)64.0 million revolving loan facility. The following summary of certain provisions of the CTI Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the CTI Credit Facility.

  The CTI Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed (Pounds)64.0 million to finance capital expenditures in respect of digital terrestrial television with up to (Pounds)46.5 million of such amount available for working capital needs and for general corporate purposes. As of September 30, 1998, CTI had unused borrowing availability under the CTI Credit Facility of approximately (Pounds)30.0 million ($51.0 million).

  The loan commitment under the CTI Credit Facility will be automatically reduced to zero in three equal semi-annual installments commencing on May 31, 2001 and ending on May 31, 2002, when the CTI Credit Facility matures. In addition, the CTI Credit Facility provides for mandatory cancellation of all or part of the loan commitment and mandatory prepayment (i) with an amount equal to the net proceeds of certain asset sales and (ii) upon the consummation of an initial public offering or the listing on any stock exchange of the shares of CTI, CTSH or CCIC.

  CTI's and CTSH's obligations under the CTI Credit Facility are secured by fixed and floating charges over all of their respective assets. The loans under the CTI Credit Facility will bear interest at a "LIBOR rate" plus 0.85% and a spread related to the lenders' cost of making the CTI Credit Facility available to CTI.

  The CTI Credit Facility contains a number of covenants that, among other things, restrict the ability of CTI to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, make investments, make acquisitions, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the CTI Credit Facility will require compliance with certain financial covenants, including requiring CTI to maintain a maximum ratio of indebtedness to EBITDA, a minimum ratio of EBITDA to interest expense, and a minimum tangible net worth. CCIC does not expect that such covenants will materially impact the ability of CTI to operate its business.

  The CTI Credit Facility contains customary events of default, including the failure to pay principal or any interest or any other amount that becomes due within three business days after the due date thereof, any representation or warranty being made by CTI that is untrue or misleading on the date made, a default in the performance of any of its covenants under the CTI Credit Facility (unless, if such default is capable of remedy,

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such default is cured within 14 days of CTI becoming aware of such default), default in certain other indebtedness, certain insolvency events and certain change of control events.

  On July 17, 1998, the lenders (acting through Credit Suisse First Boston, as agent) under the CTI Credit Facility waived a provision in the CTI Credit Facility that would have required the repayment of the CTI Credit Facility concurrently with the listing of the Company's Common Stock.

The Notes

  On November 20, 1997, the Company privately placed $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007 (the "Notes"). The following is a summary of certain terms of the Notes and is qualified in its entirety by reference to the Notes Indenture (the "Notes Indenture") relating to the Notes. A copy of the Notes Indenture has been filed with the Registration Statement of which this Prospectus forms a part.

  The Notes are unsecured senior obligations of the Company, and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will be senior to future subordinated indebtedness of the Company. The Notes mature on November 15, 2007. The Notes will accrete in value until November 15, 2002. Thereafter, cash interest will accrue on the Notes at the rate of 10.625% per annum and will be payable semi-annually, commencing on May 15, 2003.

  Except as stated below, the notes are not redeemable prior to November 15, 2002. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time, at a premium which is at a fixed percentage that declines to par on or after November 15, 2005, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event the Company consummates a public equity offering or certain strategic equity investments prior to November 15, 2000, the Company may, at its option, use all or a portion of the proceeds from such offering to redeem up to 35% of the original aggregate principal amount at maturity of the Notes at a redemption price equal to 110.625% of the accreted value of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, provided at least 65% of the original aggregate principal amount at maturity of the Notes remains outstanding after each such redemption.

  Upon the occurrence of a Change of Control (as defined in the Notes Indenture), each holder of Notes has the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

  The Notes Indenture contains certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividend and other payment restrictions affecting restricted subsidiaries, and
(vii) mergers or consolidations.

The CTI Bonds

  On May 21, 1997, a subsidiary of CTSH issued (Pounds)125.0 million aggregate principal amount of its 9% Guaranteed Bonds due 2007 (the "CTI Bonds"). The CTI Bonds are listed on the Luxembourg Stock Exchange. The following is a summary of certain terms of the Bonds and is qualified in its entirety by reference to the trust deed dated May 21, 1997 (the "Trust Deed") relating to the Bonds. A copy of the Trust Deed has been filed with the Registration Statement of which this Prospectus forms a part.

  The Bonds constitute direct, general and unconditional guaranteed obligations of the subsidiary of CTSH and rank pari passu with all other present and future unsecured and unsubordinated obligations of such subsidiary. The CTI Bonds are guaranteed jointly and severally by CTI and CTSH. The CTI Bonds will mature on March 30, 2007. Interest on the Bonds is payable annually in arrears on March 30 in each year, the first payment having been made on March 30, 1998.

  The CTI Bonds may be redeemed at the option of the Company in whole or in part, at any time or from time to time, at the greater of their principal and such price as will provide a gross redemption yield 0.5% per annum above the gross redemption yield of the benchmark gilt plus, in either case, accrued and unpaid interest.

  Upon the occurrence of a Put Event (as defined in the Trust Deed), each holder of CTI Bonds has the right to require such subsidiary to purchase all or a portion of such holder's CTI Bonds at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

  The Trust Deed contains certain covenants, including covenants that limit
(i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock, (vi) dividend and other payment restrictions affecting restricted subsidiaries, and (vii) mergers or consolidations.

Proposed JV Credit Facility

  Key Corporate Capital Inc. ("KeyCorp") has committed, subject to formation of the joint venture and certain other conditions, to provide the Proposed JV with a revolving credit facility not to exceed $250.0 million. The following summary of certain provisions of the proposed loan facility (the "Proposed JV Credit Facility") does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Proposed JV Credit Facility.

  The Proposed JV Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $250.0 million, $180.0 million of which is expected to be drawn in connection with the formation of the Proposed JV, and the balance of which will be used for acquisition and construction of tower facilities, capital expenditures, working capital needs and general corporate purposes. The borrowing base until September 30, 2001, is based on a multiple of test operating cash flow. On September 30, 2001 (the "Conversion Date"), the borrowing base test will be eliminated and the amount of the facility will be decreased to the borrowing base as of that date. The Proposed JV Credit Facility includes a $25.0 million sublimit available for the issuance of letters of credit.

  The amount of the facility after the Conversion Date will be reduced on a quarterly basis until March 31, 2006, when the Proposed JV Credit Facility matures. The annual percentage reduction in this loan commitment is 3.0% in 2001 (two quarters), 7.5% in 2002, 22.5% in 2003, 26.0% in 2004, 32.0% in 2005
and 9.0% in 2006 (one quarter). In addition, the Proposed JV Credit Facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the (1) net proceeds of certain asset sales, (2) 50% of capital contributions to Holdco subject to certain significant exceptions including capital expenditures pursuant to the Build-to-Suit Agreement, (3) net proceeds of any unused insurance proceeds and (4) a percentage of the excess cash flow of the Proposed JV, commencing with the calendar year ending December 31, 2001.

  The Proposed JV's obligations under the Proposed JV Credit Facility are secured by (1) a pledge of the membership interest in the Proposed JV and (2) a perfected first priority security interest in the Proposed JV's interest in tenant leases including the Global Lease. The Proposed JV Credit Facility contractually permits the Proposed JV to pay maintenance, operating, ground lease and other expenses and costs relating to the tower facilities out of the tower rentals whether or not an event of default has occurred.

  The loans under the Proposed JV Credit Facility will bear interest, at the Proposed JV's option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.25% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 2.875% (determined based on a leverage ratio). The Proposed JV must hedge approximately 50% of its variable interest rate obligations for a period of two years. Following the occurrence of and during the continuance of an event of default under the Proposed JV Credit Facility, the loans will bear interest at the "base rate" plus 4.875%.

  The Proposed JV Credit Facility will contain a number of covenants that, among other things, restrict the ability of the Proposed JV to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, enter into leases, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict company activities. In addition, the Proposed JV Credit Facility will require compliance with certain financial covenants, including requiring the Proposed JV to maintain a minimum ratio of operating cash flow to indebtedness, a minimum ratio of operating cash flow to fixed charges, a minimum ratio of operating cash flow to projected debt service and a minimum ratio of operating cash flow to interest expense. The Proposed JV does not expect that such covenants will materially impact its ability to operate its business.

  The Proposed JV Credit Facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date thereof, any representation or warranty being made by the Proposed JV that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements (including the Formation Agreement) for a period of days, default in certain other indebtedness, certain insolvency events and certain change of control events. During the first two years of the Proposed JV Credit Facility, capital contributions can cure an operating cash flow default and certain other covenant and agreement defaults.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain U.S. federal income tax consequences of the Exchange Offer to holders of Old Preferred Stock, but does not purport to be a complete analysis of all potential tax effects. The summary set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to address all the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Old Preferred Stock at original issue for cash and holds Old Preferred Stock as a "capital asset" within the meaning of Section 1221 of the Code. Holders of Old Preferred Stock considering the Exchange Offer should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

  An exchange of Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. Accordingly, holders of Old Preferred Stock who exchange their Old Preferred Stock for New Preferred Stock will not recognize income, gain or loss for U.S. federal income tax purposes and any such holder will have the same adjusted tax basis and holding period in the New Preferred Stock as it had in the Old Preferred Stock immediately before the exchange.

  THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER'S SITUATION OR STATUS. ACCORDINGLY, EACH HOLDER OF OLD PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER TO IT, INCLUDING THOSE UNDER STATE, FOREIGN AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Preferred Stock Act to any broker-dealer for use in connection with any
such resale. In addition, until    , all dealers effecting transactions in the
New Preferred Stock may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Preferred Stock Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Preferred Stock Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Preferred Stock Act.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York.

                             INDEPENDENT AUDITORS

  The consolidated financial statements and schedule of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, the combined financial statements of Crown for each of the two years in the period ended December 31, 1996 and the seven months ended July 31, 1997, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the consolidated financial statements of CTI at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, and the financial statements of TEA Group Incorporated at December 31, 1996 and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of TEA Group Incorporated at December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information concerning the Company are also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  Anyone who receives this Prospectus may obtain a copy of any of the agreements summarized herein without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057,
Attention: Secretary.

                         INDEX TO FINANCIAL STATEMENTS

CROWN CASTLE INTERNATIONAL CORP.
Unaudited Financial Statements:
Consolidated Balance Sheet as of September 30, 1998 (unaudited)............ F-3
Consolidated Statement of Operations and Comprehensive Loss for the three and nine month periods ended September 30, 1997 and 1998 (unaudited)...... F-4
Consolidated Statement of Cash Flows for the nine month periods ended
 September 30, 1997 and 1998 (unaudited)................................... F-5
Condensed Notes to Consolidated Financial Statements for the nine month period ended September 30, 1998 (unaudited)............................... F-6
Audited Financial Statements:
Report of KPMG LLP, Independent Certified Public Accountants..............  F-12
Consolidated Balance Sheet as of December 31, 1996 and 1997...............  F-13
Consolidated Statement of Operations for each of the three years in the period ended December 31, 1997...........................................  F-14
Consolidated Statement of Cash Flows for each of the three years in the period ended December 31, 1997...........................................  F-15
Consolidated Statement of Stockholders' Equity (Deficit) for each of the three years in the period ended December 31, 1997........................  F-16
Notes to Consolidated Financial Statements for each of the three years in the period ended December 31, 1997.......................................  F-17

CROWN COMMUNICATIONS
Report of KPMG LLP, Independent Certified Public Accountants..............  F-35
Combined Statement of Income for each of the two years in the period ended
 December 31, 1996 and for the seven month period ended July 31, 1997.....  F-36
Combined Statement of Cash Flows for each of the two years in the period ended December 31, 1996 and for the seven month period ended July 31,
 1997.....................................................................  F-37
Notes to Combined Financial Statements for each of the two years in the period ended December 31, 1996 and for the seven month period ended July
 31, 1997.................................................................  F-38

TEA GROUP INCORPORATED
Report of Ernst & Young LLP, Independent Auditors.........................  F-41
Report of KPMG LLP, Independent Certified Public Accountants..............  F-42
Balance Sheet as of December 31, 1995 and 1996............................  F-43
Statement of Income for each of the two years in the period ended December
 31, 1996, and for each of the three month periods ended March 31, 1996 and 1997 (unaudited).....................................................  F-44
Statement of Shareholders' Equity for each of the two years in the period ended December 31, 1996..................................................  F-45
Statement of Cash Flows for each of the two years in the period ended
 December 31, 1996, and for each of the three month periods ended March
 31, 1996 and 1997 (unaudited)............................................  F-46
Notes to Financial Statements for each of the two years in the period ended December 31, 1996..................................................  F-47

CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND THE BBC HOME SERVICE
 TRANSMISSION BUSINESS
Report of KPMG, Chartered Accountants.....................................  F-50
Profit and Loss Accounts of the BBC Home Service Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to
 February 27, 1997 and the Consolidated Profit and Loss Accounts of Castle
 Transmission Services (Holdings) Ltd for the Period from February 28,
 1997 to March 31, 1997 and for the Period from April 1, 1997 to December
 31, 1997.................................................................  F-51
Balance Sheet of the BBC Home Service Transmission business at March 31,
 1996 and Consolidated Balance Sheets of Castle Transmission Services
 (Holdings) Ltd at March 31, 1997 and at
 December 31, 1997........................................................  F-52

Cash Flow Statements of the BBC Home Service Transmission business for the
 Year ended March 31, 1996 and the Period from April 1, 1996 to February
 27, 1997 and the Consolidated Cash Flow Statements of Castle Transmission
 Services (Holdings) Ltd for the Period from February 28, 1997 to March
 31, 1997 and for the Period from April 1, 1997 to December 31, 1997......  F-53
Reconciliation of Movements in Corporate Funding of the BBC Home Service
 Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to February 27, 1997 and Consolidated Reconciliation
 of Movements in Shareholders' Funds of Castle Transmission Services
 (Holdings) Ltd for the Period from February 28, 1997 to March 31, 1997 and for the Period from April 1, 1997 to December 31, 1997...............  F-54
Notes to the Consolidated Financial Statements............................  F-55

BELL ATLANTIC MOBILE TOWER OPERATIONS
Report of KPMG LLP, Independent Certified Public Accountants..............  F-78
Statement of Net Assets as of September 30, 1998..........................  F-79
Statement of Revenues and Direct Expenses for the year ended December 31,
 1997 and the nine months ended September 30, 1998........................  F-80
Notes to Financial Statements for the year ended December 31, 1997 and the nine months ended September 30, 1998.....................................  F-81

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (In thousands of dollars, except share amounts)

                                                     December 31, September 30,
                                                         1997         1998
                       ASSETS                        ------------ -------------
                                                                   (Unaudited)
Current assets:
  Cash and cash equivalents........................    $ 55,078    $  201,349
  Receivables:
   Trade, net of allowance for doubtful accounts of
    $177 and $232 at December 31, 1997 and
    September 30, 1998, respectively...............       9,264        33,834
   Other...........................................         811           665
  Inventories......................................       1,322         5,209
  Prepaid expenses and other current assets........         681         2,883
                                                       --------    ----------
   Total current assets............................      67,156       243,940
Property and equipment, net of accumulated
 depreciation of $4,852 and $13,180 at December 31,
 1997 and September 30, 1998, respectively.........      81,968       544,486
Investments in affiliates..........................      59,082         2,221
Goodwill and other intangible assets, net of
 accumulated amortization of $3,997 and $12,633 at
 December 31, 1997 and September 30, 1998,
 respectively......................................     152,541       563,706
Deferred financing costs and other assets, net of
 accumulated amortization of $743 and $1,441 at
 December 31, 1997 and September 30, 1998,
 respectively......................................      10,644        15,586
                                                       --------    ----------
                                                       $371,391    $1,369,939
                                                       ========    ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................    $  7,760    $   30,271
  Accrued compensation and related benefits........       1,792         2,122
  Accrued interest.................................          --         9,998
  Deferred rental revenues and other accrued
   liabilities.....................................       2,398        34,958
                                                       --------    ----------
   Total current liabilities.......................      11,950        77,349
Long-term debt.....................................     156,293       494,324
Other liabilities..................................         607         4,620
                                                       --------    ----------
   Total liabilities...............................     168,850       576,293
                                                       --------    ----------
Commitments and contingencies
Minority interests.................................          --        38,529
Redeemable preferred stock, $.01 par value;
 10,000,000 shares authorized (none issued at
 September 30, 1998):
  Senior Convertible Preferred Stock; 657,495
   shares issued at December 31, 1997 (stated at
   redemption value; aggregate liquidation value of
   $68,916)........................................      67,948            --
  Series A Convertible Preferred Stock; 1,383,333
   shares issued at December 31, 1997 (stated at
   redemption and aggregate liquidation value).....       8,300            --
  Series B Convertible Preferred Stock; 864,568
   shares issued at December 31, 1997 (stated at
   redemption and aggregate liquidation value).....      10,375            --
  Series C Convertible Preferred Stock; 3,529,832
   shares issued at December 31, 1997 (stated at
   redemption and aggregate liquidation value).....      74,126            --
                                                       --------    ----------
   Total redeemable preferred stock................     160,749            --
                                                       --------    ----------
Stockholders' equity:
  Common stock, $.01 par value; 690,000,000 shares
   authorized:
   Class A Common Stock; shares issued: December
    31, 1997--1,041,565 and September 30, 1998--
    none...........................................           2            --
   Class B Common Stock; shares issued: December
    31, 1997--9,367,165 and September 30, 1998--
    none...........................................          19            --
   Common Stock; shares issued: December 31, 1997--
    none and September 30, 1998--82,548,545........          --           825
   Class A Common Stock; shares issued: December
    31, 1997--none and September 30, 1998--
    11,340,000.....................................          --           113
  Additional paid-in capital.......................      58,248       800,973
  Cumulative foreign currency translation
   adjustment......................................         562         5,069
  Accumulated deficit..............................     (17,039)      (51,863)
                                                       --------    ----------
   Total stockholders' equity......................      41,792       755,117
                                                       --------    ----------
                                                       $371,391    $1,369,939
                                                       ========    ==========

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

              (In thousands of dollars, except per share amounts)

                                            Three Months       Nine Months
                                          Ended September    Ended September
                                                30,                30,
                                          -----------------  -----------------
                                           1997      1998     1997      1998
                                          -------  --------  -------  --------
Net revenues:
  Site rental and broadcast
   transmission.........................  $ 3,402  $ 18,008  $ 6,743  $ 28,456
  Network services and other............    8,079    10,886   11,503    23,805
                                          -------  --------  -------  --------
                                           11,481    28,894   18,246    52,261
                                          -------  --------  -------  --------
Operating expenses:
  Costs of operations (exclusive of
   depreciation and amortization):
    Site rental and broadcast
     transmission.......................      817     5,980    1,422     8,398
    Network services and other..........    5,016     7,079    7,187    14,234
  General and administrative............    2,350     6,254    3,841    15,022
  Corporate development.................      872       816    4,654     2,838
  Non-cash compensation charges.........       --    11,361       --    11,361
  Depreciation and amortization.........    2,365     9,410    3,295    17,105
                                          -------  --------  -------  --------
                                           11,420    40,900   20,399    68,958
                                          -------  --------  -------  --------
Operating income (loss).................       61   (12,006)  (2,153)  (16,697)
Other income (expense):
  Equity in earnings (losses) of
   unconsolidated affiliate.............     (968)    1,530   (1,189)    2,055
  Interest and other income (expense)...       98       923    1,606     2,293
  Interest expense and amortization of
   deferred financing costs.............   (3,172)   (7,554)  (4,368)  (17,581)
                                          -------  --------  -------  --------
Loss before income taxes and minority
 interests..............................   (3,981)  (17,107)  (6,104)  (29,930)
Provision for income taxes..............      (20)       (9)     (46)     (218)
Minority interests......................       --      (328)      --      (328)
                                          -------  --------  -------  --------
Net loss................................   (4,001)  (17,444)  (6,150)  (30,476)
Dividends on Senior Convertible
 Preferred Stock........................     (461)     (216)    (461)   (4,348)
                                          -------  --------  -------  --------
Net loss after deduction of dividends on
 Senior Convertible Preferred Stock.....  $(4,462) $(17,660) $(6,611) $(34,824)
                                          =======  ========  =======  ========
Net loss................................  $(4,001) $(17,444) $(6,150) $(30,476)
Other comprehensive income:
  Foreign currency translation
   adjustments..........................   (1,624)    2,750     (546)    4,507
                                          -------  --------  -------  --------
Comprehensive loss......................  $(5,625) $(14,694) $(6,696) $(25,969)
                                          =======  ========  =======  ========
Loss per common share--basic and
 diluted................................  $ (0.62) $  (0.33) $ (1.42) $  (1.38)
                                          =======  ========  =======  ========
Common shares outstanding--basic and
 diluted (in thousands).................    7,254    53,879    4,672    25,262
                                          =======  ========  =======  ========

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

                           (In thousands of dollars)

                                                    Nine Months Ended
                                                      September 30,
                                                    ------------------
                                                      1997      1998
                                                    --------  --------
Cash flows from operating activities:
 Net loss.......................................... $ (6,150) $(30,476)
 Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
  Depreciation and amortization....................    3,295    17,105
  Amortization of deferred financing costs and
   discount on long-term debt......................      112    13,069
  Non-cash compensation charges....................       --    11,361
  Minority interests...............................       --       328
  Equity in losses (earnings) of unconsolidated
   affiliate.......................................    1,189    (2,055)
  Changes in assets and liabilities, excluding the
   effects of acquisitions:
   Increase (decrease) in deferred rental revenues
    and other liabilities..........................     (191)    3,550
   Decrease (increase) in receivables..............    2,709    (5,464)
   Increase in inventories, prepaid expenses and
    other assets...................................     (670)   (3,311)
   Decrease in accounts payable....................   (3,129)     (644)
   Increase (decrease) in accrued interest.........      774      (111)
                                                    --------  --------
    Net cash provided by (used for) operating
     activities....................................   (2,061)    3,352
                                                    --------  --------
Cash flows from investing activities:
 Capital expenditures..............................   (5,295)  (77,728)
 Acquisitions of businesses, net of cash acquired..  (32,460)      997
 Investments in affiliates.........................  (59,487)       --
                                                    --------  --------
    Net cash used for investing activities.........  (97,242)  (76,731)
                                                    --------  --------
Cash flows from financing activities:
 Proceeds from issuance of capital stock...........  103,236   149,097
 Net borrowings under revolving credit agreements..    7,471    72,712
 Incurrence of financing costs.....................     (732)   (1,699)
 Purchase of capital stock.........................   (2,132)     (884)
 Principal payments on long-term debt..............   (2,788)       --
                                                    --------  --------
    Net cash provided by financing activities......  105,055   219,226
                                                    --------  --------
Effect of exchange rate changes on cash............       --       424
                                                    --------  --------
Net increase in cash and cash equivalents..........    5,752   146,271
Cash and cash equivalents at beginning of period...    7,343    55,078
                                                    --------  --------
Cash and cash equivalents at end of period......... $ 13,095  $201,349
                                                    ========  ========
Supplementary schedule of non-cash investing and
 financing activities:
 Conversion of stockholder's Convertible Secured
  Subordinated Notes to Series A Convertible
  Preferred Stock.................................. $  3,657  $     --
 Amounts recorded in connection with acquisitions:
  Fair value of net assets acquired, including
   goodwill and other intangible assets............  195,733   417,703
  Issuance of long-term debt.......................   78,102        --
  Assumption of long-term debt.....................   27,982        --
  Issuance of common stock.........................   56,777   418,700
  Amounts due to seller............................      412        --
Supplemental disclosure of cash flow information:
 Interest paid..................................... $  3,309  $  4,984
 Income taxes paid.................................       23       286

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  The information contained in the following notes to the consolidated financial statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements for the fiscal year ended December 31, 1997, and related notes thereto, of Crown Castle International Corp. included elsewhere herein. All references to the "Company" include Crown Castle International Corp. and its subsidiary companies unless otherwise indicated or the context indicates otherwise.

  The consolidated financial statements included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at September 30, 1998, the consolidated results of operations for the three and nine months ended September 30, 1997 and 1998 and consolidated cash flows for the nine months ended September 30, 1997 and 1998. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 Recent Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the requirements of SFAS 130 in its financial statements for the three months ended March 31, 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. The Company has deferred certain costs incurred in connection with potential business initiatives and new geographic markets, and SOP 98-5 will require that such deferred costs be charged to results of operations upon its adoption. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company will adopt the requirements of SOP 98-5 as of January 1, 1999. The cumulative effect of the change in accounting principle for the adoption of SOP 98-5 will result in a charge to results of operations in the Company's financial statements for the three months ended March 31, 1999; it is currently estimated that such charge will amount to approximately $2,300,000.

2. Acquisitions

  On May 12, 1997, the Company acquired all of the common stock of TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA"). On August 15, 1997, the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of Crown Communications ("CCM") and (ii) all of the outstanding common stock of Crown Network Systems, Inc. ("CNS") and Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown"). These business acquisitions were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

  On April 24, 1998, the Company entered into a share exchange agreement with certain shareholders of Castle Transmission Services (Holdings) Ltd ("CTI") pursuant to which certain of CTI's shareholders agreed to exchange their shares of CTI for shares of the Company. On August 18, 1998, the exchange was consummated and the Company's ownership of CTI increased from approximately 34.3% to 80%. The Company issued 20,867,700 shares of its Common Stock and 11,340,000 shares of its Class A Common Stock, with such shares valued at an aggregate of $418,700,000 (based on the price per share to the public in the Company's initial public offering as discussed in Note 4). The Company recognized goodwill of $343,898,000 in connection with this transaction, which was accounted for as an acquisition using the purchase method. CTI's results of operations and cash flows are included in the consolidated financial statements for the period subsequent to the date the exchange was consummated.

  The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the TEA and Crown acquisitions had been consummated as of January 1, 1997 and (ii) the share exchange with CTI's shareholders had been consummated as of January 1 for both 1997 and 1998. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financing costs, income taxes and certain nonrecurring income and expenses recorded by the Company in connection with the investment in CTI in 1997. The pro forma information does not necessarily reflect the actual results that would have been achieved, not is it necessarily indicative of future consolidated results for the Company.

                                                         Nine Months Ended
                                                           September 30,
                                                     --------------------------
                                                         1997          1998
                                                     ------------  ------------
                                                     (In thousands of dollars,
                                                     except per share amounts)
   Net revenues....................................  $    135,745  $    149,224
   Net loss........................................       (24,641)      (39,218)
   Loss per common share--basic and diluted........         (0.43)        (0.60)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

3. Long-term Debt

  Long-term debt consists of the following:

                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
                                                    (In thousands of dollars)
   Senior Credit Facility..........................   $  4,700     $ 69,000
   10 5/8% Senior Discount Notes due 2007, net of
    discount.......................................    151,593      163,803
   CTI Credit Facility.............................         --       56,294
   9% Guaranteed Bonds due 2007....................         --      205,227
                                                      --------     --------
                                                      $156,293     $494,324
                                                      ========     ========

 Reporting Requirements Under the Indenture Governing the 10 5/8% Senior Discount Notes due 2007
 (the "Indenture")

  The following information (as such capitalized terms are defined in the Indenture) is presented solely as a requirement of the Indenture; such information is not intended as an alternative measure of financial position, operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of the following information may not be comparable to similarly titled measures of other companies.

  Upon consummation of the share exchange with CTI's shareholders (see Note
2), which increased the Company's ownership interest in CTI to 80%, the Company designated CTI as an Unrestricted Subsidiary. In addition, the net proceeds from the Company's initial public offering of common stock (see Note
4) were placed into a newly formed subsidiary that was also designated as an Unrestricted Subsidiary. Prior to these transactions, the Company did not have any Unrestricted Subsidiaries. Summarized financial information for (i) the Company and its Restricted Subsidiaries and (ii) the Company's Unrestricted Subsidiaries is as follows:

                                                  September 30, 1998
                                        --------------------------------------
                                        Company and
                                         Restricted  Unrestricted Consolidated
                                        Subsidiaries Subsidiaries    Total
                                        ------------ ------------ ------------
                                              (In thousands of dollars)
   Cash and cash equivalents...........   $ 34,116    $  167,233   $  201,349
   Other current assets................     16,051        26,540       42,591
   Property and equipment, net.........    142,211       402,275      544,486
   Goodwill and other intangible
    assets, net........................    146,115       417,591      563,706
   Other assets, net...................     15,600         2,207       17,807
                                          --------    ----------   ----------
                                          $354,093    $1,015,846   $1,369,939
                                          ========    ==========   ==========
   Current liabilities.................   $ 11,183    $   66,166   $   77,349
   Long-term debt......................    232,803       261,521      494,324
   Other liabilities...................        684         3,936        4,620
   Minority interests..................         --        38,529       38,529
   Stockholders' equity................    109,423       645,694      755,117
                                          --------    ----------   ----------
                                          $354,093    $1,015,846   $1,369,939
                                          ========    ==========   ==========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                         Three Months Ended September 30, 1998   Nine Months Ended September 30, 1998
                         -------------------------------------- --------------------------------------
                         Company and                            Company and
                          Restricted  Unrestricted Consolidated  Restricted  Unrestricted Consolidated
                         Subsidiaries Subsidiaries    Total     Subsidiaries Subsidiaries    Total
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                   (In thousands of dollars)
Net revenues............   $ 14,626     $14,268      $ 28,894     $ 37,993     $14,268      $ 52,261
Costs of operations
 (exclusive of
 depreciation and
 amortization)..........      6,804       6,255        13,059       16,377       6,255        22,632
General and
 administrative.........      5,502         752         6,254       14,270         752        15,022
Corporate development...        816          --           816        2,838          --         2,838
Non-cash compensation
 charges................      9,384       1,977        11,361        9,384       1,977        11,361
Depreciation and
 amortization...........      4,347       5,063         9,410       12,042       5,063        17,105
                           --------     -------      --------     --------     -------      --------
Operating income
 (loss).................    (12,227)        221       (12,006)     (16,918)        221       (16,697)
Equity in earnings of
 unconsolidated
 affiliate..............      1,530          --         1,530        2,055          --         2,055
Interest and other
 income (expense).......         16         907           923        1,386         907         2,293
Interest expense and
 amortization of
 deferred financing
 costs..................     (5,877)     (1,677)       (7,554)     (15,904)     (1,677)      (17,581)
Provision for income
 taxes..................         (9)         --            (9)        (218)         --          (218)
Minority interests......         --        (328)         (328)          --        (328)         (328)
                           --------     -------      --------     --------     -------      --------
Net loss................   $(16,567)    $  (877)     $(17,444)    $(29,599)    $  (877)     $(30,476)
                           ========     =======      ========     ========     =======      ========

  Tower Cash Flow and Adjusted Consolidated Cash Flow for the Company and its Restricted Subsidiaries is as follows:

                                                                         (In
                                                                      thousands
                                                                         of
                                                                      dollars)
                                                                      ---------
   Tower Cash Flow, for the three months ended September 30, 1998...  $  3,560
                                                                      ========
   Consolidated Cash Flow, for the twelve months ended September 30,
    1998............................................................  $  7,571
   Less: Tower Cash Flow, for the twelve months ended September 30,
    1998............................................................   (14,564)
   Plus: four times Tower Cash Flow, for the three months ended
    September 30, 1998..............................................    14,240
                                                                      --------
   Adjusted Consolidated Cash Flow, for the twelve months ended
    September 30, 1998..............................................  $  7,247
                                                                      ========

4. Stockholders' Equity

  On August 18, 1998, the Company consummated its initial public offering of common stock at a price to the public of $13 per share (the "IPO"). The Company sold 12,320,000 shares of its common stock and received proceeds of $151,043,000 (after underwriting discounts of $9,117,000 but before other expenses of the IPO, which are expected to total approximately $3,800,000). The net proceeds from the IPO are currently invested in short-term investments.

  In anticipation of the IPO, the Company (i) amended and restated the 1995 Stock Option Plan to, among other things, authorize the issuance of up to 18,000,000 shares of common stock pursuant to awards made thereunder and (ii) approved an amendment to its certificate of incorporation to increase the number of authorized

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES shares of common and preferred stock to 690,000,000 shares and 10,000,000 shares, respectively, and to effect a five-for-one stock split for the shares of common stock then outstanding. The effect of the stock split has been presented retroactively in the Company's consolidated financial statements for all periods presented.

  During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares vested upon consummation of the IPO and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including a newly-elected director) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the price to the public in the IPO, the Company has recorded a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the IPO. Such compensation charge will total approximately $18.4 million, of which approximately $10.6 million was recognized upon consummation of the IPO (for such options and shares which vested upon consummation of the IPO), and the remaining $7.8 million is being recognized over five years (approximately $1.6 million per year) through the second quarter of 2003. An additional $1.6 million in non-cash compensation charges will be recognized through the third quarter of 2001 for stock options issued to certain members of CTI's management prior to the consummation of the share exchange.

  In July 1998, all of the holders of the Company's Senior Convertible Preferred Stock converted such shares into an aggregate of 9,629,200 shares of the Company's common stock. Upon consummation of the IPO, all of the holders of the Company's then-existing shares of Class A Common Stock, Class B Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock converted such shares into an aggregate of 39,842,290 shares of the Company's common stock.

5. Per Share Information

  Per share information is based on the weighted-average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares resulting from the assumed conversion of outstanding stock options, warrants and convertible preferred stock for the diluted computation.

  A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

                                            Three Months       Nine Months
                                          Ended September    Ended September
                                                30,                30,
                                          -----------------  -----------------
                                           1997      1998     1997      1998
                                          -------  --------  -------  --------
                                          (In thousands of dollars, except
                                                 per share amounts)
   Net loss.............................. $(4,001) $(17,444) $(6,150) $(30,476)
   Dividends on Senior Convertible
    Preferred Stock......................    (461)     (216)    (461)   (4,348)
                                          -------  --------  -------  --------
   Net loss applicable to common stock
    for basic and diluted computations... $(4,462) $(17,660) $(6,611) $(34,824)
                                          =======  ========  =======  ========
   Weighted-average number of common
    shares outstanding during the period
    for basic and diluted computations
    (in thousands).......................   7,254    53,879    4,672    25,262
                                          =======  ========  =======  ========
   Loss per common share--basic and
    diluted.............................. $ (0.62) $  (0.33) $ (1.42) $  (1.38)
                                          =======  ========  =======  ========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The calculations of common shares outstanding for the diluted computations exclude the following potential common shares as of September 30, 1998: (i) options to purchase 16,254,142 shares of common stock at exercise prices ranging from $.40 to $13.00 per share; (ii) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; and (iii) shares of CTI stock which are convertible into 17,443,500 shares of common stock. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since the Company incurred net losses for all periods presented.

6. Contingencies

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crown Castle International Corp.:

  We have audited the accompanying consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crown Castle International Corp. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
February 20, 1998 (July 24, 1998 as to Note 14)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (In thousands of dollars, except share amounts)

                                                               December 31,
                                                            -----------------
                                                              1996     1997
                          ASSETS                            -------  --------
Current assets:
  Cash and cash equivalents................................ $ 7,343  $ 55,078
  Receivables:
   Trade, net of allowance for doubtful accounts of $32 and
    $177 at December 31, 1996 and 1997, respectively.......     840     9,264
   Other...................................................   1,081       811
  Inventories..............................................      --     1,322
  Prepaid expenses and other current assets................     149       681
                                                            -------  --------
    Total current assets...................................   9,413    67,156
Property and equipment, net................................  26,753    81,968
Investments in affiliates..................................   2,101    59,082
Goodwill and other intangible assets, net of accumulated
 amortization of $47 and $3,997 at December 31, 1996 and
 1997, respectively........................................     820   152,541
Deferred financing costs and other assets, net of
 accumulated amortization of $153 and $743 at December 31,
 1996 and 1997, respectively ..............................   2,139    10,644
                                                            -------  --------
                                                            $41,226  $371,391
                                                            =======  ========

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................... $ 1,048  $  7,760
  Accrued interest.........................................      49        --
  Accrued compensation and related benefits................      --     1,792
  Other accrued liabilities................................     508     2,398
  Long-term debt, current maturities.......................     140        --
                                                            -------  --------
    Total current liabilities..............................   1,745    11,950
Accrued interest...........................................     729        --
Long-term debt, less current maturities....................  21,912   156,293
Site rental deposits and other liabilities.................   1,500       607
                                                            -------  --------
    Total liabilities......................................  25,886   168,850
                                                            -------  --------
Commitments and contingencies (Note 11)
Redeemable preferred stock, $.01 par value; 6,435,228
 shares authorized:
  Senior Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--657,495
   (stated at redemption value; aggregate liquidation value
   of $0 and $68,916, respectively)........................      --    67,948
  Series A Convertible Preferred Stock; shares issued:
   December 31, 1996--862,455 and December 31, 1997--
   1,383,333 (stated at redemption and aggregate
   liquidation value)......................................   5,175     8,300
  Series B Convertible Preferred Stock; 864,568 shares
   issued (stated at redemption and aggregate liquidation
   value)..................................................  10,375    10,375
  Series C Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--3,529,832
   (stated at redemption and aggregate liquidation value)..      --    74,126
                                                            -------  --------
    Total redeemable preferred stock.......................  15,550   160,749
                                                            -------  --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 11,511,109 shares
   authorized:
   Class A Common Stock; shares issued: December 31, 1996--
    1,350,000 and December 31, 1997--1,041,565 ............       3         2
   Class B Common Stock; shares issued: December 31, 1996--
    1,488,330 and December 31, 1997 -- 9,367,165 ..........       3        19
  Additional paid-in capital...............................     762    58,248
  Cumulative foreign currency translation adjustment.......      --       562
  Accumulated deficit......................................    (978)  (17,039)
                                                            -------  --------
    Total stockholders' equity (deficit) ..................    (210)   41,792
                                                            -------  --------
                                                            $41,226  $371,391
                                                            =======  ========

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

              (In thousands of dollars, except per share amounts)

                                                   Years Ended December 31,
                                                 ----------------------------
                                                   1995      1996      1997
                                                 -------   -------   --------
Net revenues:
  Site rental..................................  $ 4,052   $ 5,615   $ 11,010
  Network services and other...................        6       592     20,395
                                                 -------   -------   --------
                                                   4,058     6,207     31,405
                                                 -------   -------   --------
Operating expenses:
  Costs of operations (exclusive of deprecia-
   tion and amortization):
   Site rental.................................    1,226     1,292      2,213
   Network services and other..................       --         8     13,137
  General and administrative...................      729     1,678      6,824
  Corporate development........................      204     1,324      5,731
  Depreciation and amortization................      836     1,242      6,952
                                                 -------   -------   --------
                                                   2,995     5,544     34,857
                                                 -------   -------   --------
Operating income (loss)........................    1,063       663     (3,452)
Other income (expense):
  Equity in losses of unconsolidated affili-
   ate.........................................       --        --     (1,138)
  Interest and other income....................       53       193      1,951
  Interest expense and amortization of deferred
   financing costs.............................   (1,137)   (1,803)    (9,254)
                                                 -------   -------   --------
Loss before income taxes.......................      (21)     (947)   (11,893)
Provision for income taxes.....................       --       (10)       (49)
                                                 -------   -------   --------
Net loss.......................................      (21)     (957)   (11,942)
Dividends on Senior Convertible Preferred
 Stock.........................................       --        --     (2,199)
                                                 -------   -------   --------
Net loss after deduction of dividends on Senior
 Convertible Preferred Stock...................  $   (21)  $  (957)  $(14,141)
                                                 =======   =======   ========
Loss per common share--basic and diluted.......  $ (0.01)  $ (0.27)  $  (2.27)
                                                 =======   =======   ========
Common shares outstanding--basic and diluted
 (in thousands)................................    3,316     3,503      6,238
                                                    ==============   ========


                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (In thousands of dollars)

                                                     Years Ended December 31,
                                                    --------------------------
                                                      1995     1996     1997
                                                    -------  -------  --------
Cash flows from operating activities:
 Net loss.......................................... $   (21) $  (957) $(11,942)
 Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
  Depreciation and amortization....................     836    1,242     6,952
  Amortization of deferred financing costs and
   discount on long-term debt......................      36       55     2,159
  Equity in losses of unconsolidated affiliate.....      --       --     1,138
  Changes in assets and liabilities, excluding the
   effects of acquisitions:
   Increase in accounts payable....................     406      323     1,824
   Decrease (increase) in receivables..............    (226)  (1,695)    1,353
   Increase in inventories, prepaid expenses and
    other assets...................................     (63)     (23)   (1,472)
   Increase (decrease) in accrued interest.........     472      306      (396)
   Increase (decrease) in other liabilities........     232      219      (240)
                                                    -------  -------  --------
    Net cash provided by (used for) operating
     activities....................................   1,672     (530)     (624)
                                                    -------  -------  --------
Cash flows from investing activities:
 Investments in affiliates.........................      --   (2,101)  (59,487)
 Acquisitions of businesses, net of cash acquired.. (16,512) (10,925)  (33,962)
 Capital expenditures..............................    (161)    (890)  (18,035)
                                                    -------  -------  --------
    Net cash used for investing activities......... (16,673) (13,916) (111,484)
                                                    -------  -------  --------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt..........   6,168       --   150,010
 Proceeds from issuance of capital stock...........   5,072   10,503   139,867
 Principal payments on long-term debt..............      --     (130) (113,881)
 Incurrence of financing costs.....................    (343)    (180)   (7,798)
 Net borrowings (payments) under revolving credit
  agreements.......................................   4,700   11,000    (6,223)
 Purchase of capital stock.........................      --       --    (2,132)
                                                    -------  -------  --------
    Net cash provided by financing activities......  15,597   21,193   159,843
                                                    -------  -------  --------
Net increase in cash and cash equivalents..........     596    6,747    47,735
Cash and cash equivalents at beginning of year.....      --      596     7,343
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $   596  $ 7,343  $ 55,078
                                                    =======  =======  ========
Supplementary schedule of non-cash investing and
 financing activities:
 Conversion of stockholder's Convertible Secured
  Subordinated Notes to Series A Convertible
  Preferred Stock.................................. $   743  $    --  $  3,657
 Amounts recorded in connection with acquisitions
  (see Note 2):
  Fair value of net assets acquired, including
   goodwill and other intangible assets............  17,801   10,958   197,235
  Issuance of long-term debt.......................     762       --    78,102
  Assumption of long-term debt.....................     295       --    27,982
  Issuance of Class B Common Stock.................      --       --    57,189
  Amounts due to seller............................     232       33        --
Supplemental disclosure of cash flow information:
 Interest paid..................................... $   628  $ 1,442  $  7,533
 Income taxes paid.................................      --       --        26

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                (In thousands of dollars, except share amounts)

                                                                                Cumulative
                               Class A               Class B                      Foreign
                             Common Stock          Common Stock      Additional  Currency
                         --------------------- ---------------------  Paid-In   Translation Accumulated
                          Shares    ($.01 Par)  Shares    ($.01 Par)  Capital   Adjustment    Deficit    Total
                         ---------  ---------- ---------  ---------- ---------- ----------- ----------- -------
Balance, January 1,
 1995...................        --     $ --           --     $ --     $    --      $ --      $     --   $    --
 Issuances of capital
  stock................. 1,350,000        3    1,433,330        3         634        --            --       640
 Net loss...............        --       --           --       --          --        --           (21)      (21)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1995................... 1,350,000        3    1,433,330        3         634        --           (21)      619
 Issuances of capital
  stock.................        --       --       55,000       --         128        --            --       128
 Net loss...............        --       --           --       --          --        --          (957)     (957)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1996................... 1,350,000        3    1,488,330        3         762        --          (978)     (210)
 Issuances of capital
  stock.................        --       --    8,228,835       17      57,696        --            --    57,713
 Purchase of capital
  stock.................  (308,435)      (1)    (350,000)      (1)       (210)       --        (1,920)   (2,132)
 Foreign currency
  translation
  adjustments...........        --       --           --       --          --       562            --       562
 Dividends on Senior
  Convertible Preferred
  Stock.................        --       --           --       --          --        --        (2,199)   (2,199)
 Net loss...............        --       --           --       --          --        --       (11,942)  (11,942)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1997................... 1,041,565     $  2    9,367,165     $ 19     $58,248      $562      $(17,039)  $41,792
                         =========     ====    =========     ====     =======      ====      ========   =======



                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

 Basis of Presentation

  The consolidated financial statements include the accounts of Crown Castle International Corp. and its wholly owned subsidiaries, collectively referred to herein as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

  The Company (a Delaware corporation) was organized on April 20, 1995. On April 27, 1995, the stockholders of Castle Tower Corporation ("CTC") contributed all of the outstanding shares of CTC's stock to the Company in exchange for shares of the Company's stock. CTC (a Delaware corporation) was organized on December 21, 1994 and began operations on January 1, 1995. The Company and CTC have treated this exchange of securities as a reorganization of entities under common control. As such, the transaction has been accounted for as if it were a pooling of interests on January 1, 1995.

  The Company owns, operates and manages wireless transmission towers and rooftop sites, and also provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries. The Company's primary business focus is the leasing of antenna space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. The Company's transmission towers and rooftop sites are located throughout the United States and in Puerto Rico.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Summary of Significant Accounting Policies

  Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES an asset may not be recoverable. SFAS 121 was effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its consolidated financial statements.

  Goodwill and Other Intangible Assets

  Goodwill and other intangible assets represents the excess of the purchase price for an acquired business over the allocated value of the related net assets (see Note 2). Goodwill is amortized on a straight-line basis over a twenty year life. Other intangible assets (principally the value of existing site rental contracts at Crown Communications) are amortized on a straight-line basis over a ten year life. The carrying value of goodwill and other intangible assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

 Deferred Financing Costs

  Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing. At December 31, 1997, other accrued liabilities includes $1,160,000 of such costs related to the issuance of the Company's 10 5/8% Senior Discount Notes.

 Revenue Recognition

  Site rental revenues are recognized on a monthly basis under lease or management agreements with terms ranging from 12 months to 25 years.

  Network services revenues from site development, construction and antennae installation activities are recognized under a method which approximates the completed contract method. This method is used because these services are typically completed in three months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. These services are considered complete when the terms and conditions of the contract or agreement have been substantially completed. Costs and revenues associated with installations not complete at the end of a period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

  Network services revenues from site selection and acquisition activities are recognized under service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials contracts. Revenues are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date compared to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Corporate Development Expenses

  Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives.

 Income Taxes

  The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

 Per Share Information

  Per share information is based on the weighted-average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares resulting from the assumed conversion of outstanding stock options, warrants and convertible preferred stock for the diluted computation.

  A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

                                                     Years Ended December 31,
                                                   ---------------------------
                                                     1995     1996      1997
                                                   -------- -------- ---------
                                                   (In thousands of dollars,
                                                   except per share amounts)
Net loss.......................................... $   (21) $  (957) $ (11,942)
Dividends on Senior Convertible Preferred Stock...     --       --      (2,199)
                                                   -------  -------  ---------
Net loss applicable to common stock for basic and
 diluted computations............................. $   (21) $  (957) $ (14,141)
                                                   =======  =======  =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..............   3,316    3,503      6,238
                                                   =======  =======  =========
Loss per common share--basic and diluted.......... $ (0.01) $ (0.27) $   (2.27)
                                                   =======  =======  =========

  The calculations of common shares outstanding for the diluted computations exclude the following potential common shares as of December 31, 1997: (i) options to purchase 3,694,375 shares of common stock at exercise prices ranging from $.40 to $7.50 per share; (ii) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; (iii) shares of Senior Convertible Preferred Stock which are convertible into 9,050,060 shares of common stock; and (iv) shares of Series Preferred Stock (see Note 7) which are convertible into 28,888,665 shares of common stock. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since the Company incurred net losses for each of the three years in the period ended December 31, 1997.

 Financial Instruments

  The carrying amount of cash and cash equivalents approximates fair value for these instruments. The estimated fair value of the 10 5/8% Senior Discount Notes is based on quoted market prices, and the estimated fair value of the Convertible Secured Subordinated Notes is based on the most recent price at which shares of the Company's stock were sold (see Note 5). The estimated fair value of the other long-term debt is determined based on the current rates offered for similar borrowings. The estimated fair value of the interest rate swap agreement is based on the amount that the Company would receive or pay to terminate the agreement at the balance sheet date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                        December 31, 1996    December 31, 1997
                                       ------------------  --------------------
                                       Carrying    Fair    Carrying     Fair
                                        Amount    Value     Amount      Value
                                       --------  --------  ---------  ---------
                                             (In thousands of dollars)
   Cash and cash equivalents.......... $  7,343  $  7,343  $  55,078  $  55,078
   Long-term debt.....................  (22,052)  (25,736)  (156,293)  (161,575)
   Interest rate swap agreement.......       --        --         --        (97)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The Company's interest rate swap agreement is used to manage interest rate risk. The net settlement amount resulting from this agreement is recognized as an adjustment to interest expense. The Company does not hold or issue derivative financial instruments for trading purposes.

 Stock Options

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. The Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan (see Note 8). This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. See Note 8 for the disclosures required by SFAS 123.

 Recent Accounting Pronouncements

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about a company's outstanding debt and equity securities and eliminates exemptions from such reporting requirements for nonpublic companies. SFAS 129 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 129 in its financial statements for the year ended December 31, 1996.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the requirements of SFAS 130 in 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

2. Acquisitions

  During the three years in the period ended December 31, 1997, the Company consummated a number of business acquisitions which were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

 Pittencrieff Communications, Inc. ("PCI")

  From January 9, 1995 through November 1, 1995, the Company acquired 127 telecommunications towers and related assets, net of certain outstanding liabilities, from PCI. The total purchase price of $16,179,000 consisted of $15,122,000 in cash, a note payable to PCI for $762,000 and the assumption of a note payable to a third party for $295,000.

  The Company entered into a license agreement with PCI under which PCI leases space on certain of the towers for its telecommunications equipment. This license agreement was assumed by Nextel Communications, Inc. ("Nextel") upon its acquisition of PCI in 1997. The license agreement commenced on January 1, 1995 and expires on December 31, 2008, at which time Nextel has the option to renew the license agreement for an additional three year term.

  The Company also entered into a management agreement with PCI under which PCI managed the towers for the Company. The term of this management agreement was for one year commencing on January 1, 1995. The Company paid a management fee to PCI equal to 15% of the revenues generated by the towers. Such management fees amounted to $553,000 for the year ended December 31, 1995. The Company began managing the towers on January 1, 1996.

 Spectrum Engineering Company ("Spectrum")

  On October 30, 1995, the Company acquired substantially all of the property and equipment of Spectrum for $1,185,000 in cash. Spectrum provides management services for building rooftop antenna sites. The Company recognized goodwill of $870,000 in connection with this acquisition.

 Motorola, Inc. ("Motorola")

  On June 28, 1996, the Company acquired fifteen telecommunications towers and related assets, and assets related to specialized mobile radio and microwave services, from Motorola in Puerto Rico. The purchase price consisted of $9,919,000 in cash. Motorola provided certain management services related to these assets for a period of ninety days after the closing date. Management fees for such services amounted to $57,000 for the year ended December 31, 1996.

 Other Acquisitions

  During 1995 and 1996, the Company acquired a number of other telecommunications towers and related equipment from various sellers. The aggregate total purchase price for these acquisitions of $1,476,000 consisted of $1,211,000 in cash and a $265,000 payable to a seller.

 TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA")

  On May 12, 1997, the Company acquired all of the common stock of TEA. TEA provides telecommunications site selection, acquisition, design and development services. The purchase price of

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

$14,215,000 consisted of $8,120,000 in cash (of which $2,001,000 was paid in 1996 as an option payment), promissory notes payable to the former stockholders of TEA totaling $1,872,000, the assumption of $1,973,000 in outstanding debt and 535,710 shares of the Company's Class B Common Stock valued at $2,250,000 (the estimated fair value of such common stock on that date). The Company recognized goodwill of $9,568,000 in connection with this acquisition. The Company repaid the promissory notes with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (see Note 5).

 Crown Communications ("CCM"), Crown Network Systems, Inc. ("CNS") and Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown")

  On July 11, 1997, the Company entered into an asset purchase and merger agreement with the owners of Crown. On August 15, 1997, such agreement was amended and restated, and the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and (ii) all of the outstanding common stock of CNS and CMS. Crown provides network services, which includes site selection and acquisition, antenna installation, site development and construction, network design and site maintenance, and owns and operates telecommunications towers and related assets. The purchase price of $185,021,000 consisted of $27,843,000 in cash, a short-term promissory note payable to the former owners of Crown for $76,230,000, the assumption of $26,009,000 in outstanding debt and 7,325,000 shares of the Company's Class B Common Stock valued at $54,939,000 (the estimated fair value of such common stock on that date). The Company recognized goodwill and other intangible assets of $146,103,000 in connection with this acquisition. The Company financed the cash portion of the purchase price with proceeds from the issuance of redeemable preferred stock (see Note 7), and repaid the promissory note with proceeds from the issuance of additional redeemable preferred stock and borrowings under the Senior Credit Facility (see Note 5).

  In 1997, the Company organized Crown Communication Inc. ("CCI," a Delaware corporation) as a wholly owned subsidiary to own the net assets acquired from CCM and the common stock of CNS and CMS. In January 1998, the Company merged CTC with and into CCI, establishing CCI as the principal operating subsidiary of the Company.

 Pro Forma Results of Operations (Unaudited)

  The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the Motorola and other acquisitions had been consummated on January 1, 1996 and (ii) the TEA and Crown acquisitions and the investment in Castle Transmission Services (Holdings) Ltd ("CTI") had been consummated as of January 1 for both 1996 and 1997. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financing costs, income taxes and certain nonrecurring income and expenses recorded by the Company in connection with the investment in CTI (see Note 4). The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                           Years Ended
                                                           December 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
                                                     (In thousands of dollars,
                                                     except per share amounts)
Net revenues........................................ $   45,480    $   56,851
Net loss............................................    (14,475)      (16,082)
Loss per common share--basic and diluted............      (4.13)        (1.47)

  Agreement with Nextel

  On July 11, 1997, the Company entered into an agreement with Nextel (the "Nextel Agreement") whereby the Company has the option to purchase up to 50 of Nextel's existing towers which are located in Texas, Florida

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES and the metropolitan areas of Denver, Colorado and Philadelphia, Pennsylvania. As of February 20, 1998, the Company had purchased 36 of such towers for an aggregate price of $8,383,000 in cash. In addition, the Nextel Agreement provides the Company with the option to construct or purchase up to 250 new towers for Nextel in various geographic corridors.

3. Property and Equipment

  The major classes of property and equipment are as follows:

                                                         December 31,
                                       Estimated   --------------------------
                                      Useful Lives     1996          1997
                                      ------------ ------------  ------------
                                                   (In thousands of dollars)
   Land..............................              $        125  $      1,053
   Telecommunications towers ........  5-20 years        24,295        72,834
   Transportation and other equip-
    ment.............................  5-10 years            --         4,379
   Telecommunications equipment......    20 years         3,690         4,013
   Office furniture and equipment....   5-7 years           612         4,541
                                                   ------------  ------------
                                                         28,722        86,820
   Less: accumulated depreciation....                    (1,969)       (4,852)
                                                   ------------  ------------
                                                   $     26,753  $     81,968
                                                   ============  ============

  Depreciation expense for the years ended December 31, 1996 and 1997 was $1,151,000 and $2,886,000, respectively. Accumulated depreciation on telecommunications towers and related equipment was $1,820,000 and $3,850,000 at December 31, 1996 and 1997, respectively. At December 31, 1997, minimum rentals receivable under existing operating leases for towers are as follows: years ending December 31, 1998--$15,307,000; 1999--$13,614,000; 2000--
$12,270,000; 2001--$10,108,000; 2002--$3,442,000; thereafter--$3,195,000.

4. Investments in Affiliates

 Investment in Castle Transmission Services (Holdings) Ltd ("CTI")

  On February 28, 1997, the Company used a portion of the net proceeds from the sale of the Series C Convertible Preferred Stock (see Note 7) to purchase an ownership interest of approximately 34.3% in CTI (a company incorporated under the laws of England and Wales). The Company led a consortium of investors which provided the equity financing for CTI. The funds invested by the consortium were used by CTI to purchase, through a wholly owned subsidiary, the domestic broadcast transmission division of the British Broadcasting Corporation (the "BBC"). The cost of the Company's investment in CTI amounted to approximately $57,542,000. The Company accounts for its investment in CTI utilizing the equity method of accounting.

  In March 1997, as compensation for leading the investment consortium, the Company received a fee from CTI amounting to approximately $1,165,000. This fee was recorded as other income by the Company when received. In addition, the Company received approximately $1,679,000 from CTI as reimbursement for costs incurred prior to the closing of the purchase from the BBC. At December 31, 1996, approximately $953,000 of such reimbursable costs are included in other receivables on the Company's consolidated balance sheet.

  The Company receives a monthly service fee from CTI of approximately $33,000 as compensation for certain management services. This fee is included in network services and other revenues on the Company's consolidated statement of operations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  CTI uses the British pound as the functional currency for its operations. The Company translates its equity in the earnings and losses of CTI using the average exchange rate for the period, and translates its investment in CTI using the exchange rate at the end of the period. The cumulative effect of changes in the exchange rate is recorded as a translation adjustment in stockholders' equity.

  In June 1997, as compensation for the successful completion of the investment in CTI and certain other acquisitions and investments, the Company paid bonuses to two of its executive officers totaling $913,000. These bonuses are included in corporate development expenses on the Company's consolidated statement of operations.

  Summarized financial information for CTI is as follows:

                                                            December 31,
                                                                1997
                                                      -------------------------
                                                      (In thousands of dollars)
   Current assets...................................          $ 37,510
   Property and equipment, net......................           341,737
   Goodwill, net....................................            76,029
                                                              --------
                                                              $455,276
                                                              ========
   Current liabilities..............................          $ 48,103
   Long-term debt...................................           237,299
   Other liabilities................................             3,453
   Redeemable preferred stock.......................           174,944
   Stockholders' equity (deficit)...................            (8,523)
                                                              --------
                                                              $455,276
                                                              ========

                                                          Ten Months Ended
                                                            December 31,
                                                                1997
                                                      -------------------------
                                                      (In thousands of dollars)
   Net revenues.....................................          $103,531
   Operating expenses...............................            86,999
                                                              --------
   Operating income.................................            16,532
   Interest income..................................               553
   Interest expense and amortization of deferred fi-
    nancing costs...................................           (20,404)
   Provision for income taxes.......................                --
                                                              --------
   Net loss.........................................          $ (3,319)
                                                              ========

  Investment in Visual Intelligence Systems, Inc. ("VISI")

  On June 23, 1997, the Company made an investment in VISI of $2,000,000 (of which $100,000 was paid in 1996). VISI intends to provide computerized geographic information for a variety of business applications, including the acquisition and design of telecommunications sites. The Company's investment was made in the form of 15,000 shares of VISI's common stock at a price of $2.00 per share, along with a Convertible Subordinated Note for $1,970,000 (the "VISI Note"). The VISI Note is convertible (at the option of the Company) into shares of VISI's common stock at a conversion price of $2.00 per share, bears interest at 7.11% per year and is due on May 31, 2007. The 15,000 shares of common stock purchased by the Company represent an ownership interest of approximately 1.14% in VISI. The Company accounts for its investment in VISI's common stock utilizing the cost method of accounting.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

5. Long-term Debt

  Long-term debt consists of the following:

                                                                December 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
                                                              (In thousands of
                                                                  dollars)
   Senior Credit Facility...................................  $    --  $  4,700
   Bank Credit Agreement:
     Revolving Credit Facility..............................   15,700        --
     Term Note..............................................    2,300        --
   10 5/8% Senior Discount Notes due 2007, net of discount..       --   151,593
   Promissory Note payable to PCI...........................      632        --
   Convertible Secured Subordinated Notes payable to stock-
    holder..................................................    3,125        --
   Other....................................................      295        --
                                                              -------  --------
                                                               22,052   156,293
   Less: current maturities.................................     (140)       --
                                                              -------  --------
                                                              $21,912  $156,293
                                                              =======  ========

  Bank Credit Agreement and Senior Credit Facility

  On April 26, 1995, CTC entered into a credit agreement with a bank (as amended, the "Bank Credit Agreement"). The Bank Credit Agreement consisted of secured revolving lines of credit (the "Revolving Credit Facility") and a $2,300,000 term note (the "Term Note"). On January 17, 1997, the Bank Credit Agreement was amended to: (i) increase the available borrowings under the Revolving Credit Facility to $50,000,000; (ii) repay the Term Note, along with accrued interest thereon, with borrowings under the Revolving Credit Facility; and (iii) extend the termination date for the Bank Credit Agreement to December 31, 2003. Available borrowings under the Revolving Credit Facility were generally to be used to construct new towers and to finance a portion of the purchase price for towers and related assets. The amount of available borrowings was determined based on the current financial performance (as defined) of: (i) the assets to be acquired; and (ii) assets acquired in previous acquisitions. In addition, up to $5,000,000 of borrowing availability under the Revolving Credit Facility could be used for letters of credit.

  In October 1997, the Bank Credit Agreement was amended to (i) increase the available borrowings to $100,000,000; (ii) include the lending bank under Crown's bank credit agreement as a participating lender; and (iii) extend the maturity date to December 31, 2004 (as amended, the "Senior Credit Facility"). On October 31, 1997, additional borrowings under the Senior Credit Facility, along with the proceeds from the October issuance of Senior Preferred Stock (see Note 7), were used to repay (i) the promissory note payable to the former stockholders of Crown and (ii) the outstanding borrowings under Crown's bank credit agreement (see Note 2). The Company repaid all of the outstanding borrowings under the Senior Credit Facility with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (as discussed below). As of December 31, 1997, approximately $93,600,000 of borrowings was available under the Senior Credit Facility, of which $5,000,000 was available for letters of credit. There were no letters of credit outstanding as of December 31, 1997. Upon the merger of CTC into CCI in January 1998, CCI became the primary borrower under the Senior Credit Facility.

  The amount of available borrowings under the Senior Credit Facility will decrease by $5,000,000 at the end of each calendar quarter beginning on March 31, 2001 until December 31, 2004, at which time any remaining borrowings must be repaid. Under certain circumstances, CCI may be required to make principal prepayments

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES under the Senior Credit Facility in an amount equal to 50% of excess cash flow (as defined), the net cash proceeds from certain asset sales or the net cash proceeds from certain sales of equity or debt securities by the Company.

  The Senior Credit Facility is secured by substantially all of the assets of the Company's subsidiaries and the Company's pledge of the capital stock of its subsidiaries. In addition, the Senior Credit Facility is guaranteed by the Company. As of December 31, 1997, borrowings under the Senior Credit Facility bear interest at a rate per annum, at the Company's election, equal to the bank's prime rate plus 1.5% or a Eurodollar interbank offered rate (LIBOR) plus 3.25% (10.0% and 8.98%, respectively, at December 31, 1997). The interest rate margins may be reduced by up to 2.25% (non-cumulatively) based on a financial test, determined quarterly. As of December 31, 1997, the financial test permitted a reduction of 1.5% in the interest rate margin for prime rate borrowings and 2.25% in the interest rate margin for LIBOR borrowings. Interest on prime rate loans is due quarterly, while interest on LIBOR loans is due at the end of the period (from one to three months) for which such LIBOR rate is in effect. The Senior Credit Facility requires CCI to maintain certain financial covenants and places restrictions on CCI's ability to, among other things, incur debt and liens, pay dividends, make capital expenditures, dispose of assets, undertake transactions with affiliates and make investments.

  10 5/8% Senior Discount Notes due 2007 (the "Notes")

  On November 25, 1997, the Company issued $251,000,000 aggregate principal amount of the Notes for cash proceeds of $150,010,000 (net of original issue discount). The Company used a portion of the net proceeds from the sale of the Notes to (i) repay all of the outstanding borrowings, including accrued interest thereon, under the Senior Credit Facility; (ii) repay the promissory notes payable, including accrued interest thereon, to the former stockholders of TEA (see Note 2); (iii) repay the Promissory Note payable, including accrued interest thereon, to PCI; and (iv) repay outstanding installment debt assumed in connection with the Crown acquisition (see Note 2).

  The Notes will not pay any interest until May 15, 2003, at which time semi-annual interest payments will commence and become due on each May 15 and November 15 thereafter. The maturity date of the Notes is November 15, 2007. The Notes are net of unamortized discount of $99,407,000 at December 31, 1997.

  The Notes are redeemable at the option of the Company, in whole or in part, on or after November 15, 2002 at a price of 105.313% of the principal amount plus accrued interest. The redemption price is reduced annually until November 15, 2005, after which time the Notes are redeemable at par. Prior to November 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes, at a price of 110.625% of the accreted value thereof, with the net cash proceeds from a public offering of the Company's common stock.

  The Notes are senior indebtedness of the Company; however, they are unsecured and effectively subordinate to the liabilities of the Company's subsidiaries, which include outstanding borrowings under the Senior Credit Facility. The indenture governing the Notes (the "Indenture") places restrictions on the Company's ability to, among other things, pay dividends and make capital distributions, make investments, incur additional debt and liens, issue additional preferred stock, dispose of assets and undertake transactions with affiliates. As of December 31, 1997, the Company was precluded from paying dividends on its capital stock under the terms of the Indenture.

  Reporting Requirements Under the Indenture (Unaudited)

  As of December 31, 1997, the Company does not have any Unrestricted Subsidiaries (as defined in the Indenture). The following information (as such capitalized terms are defined in the Indenture) is presented solely

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES for the purpose of measuring compliance with respect to the terms of the Indenture; such information is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of the following information may not be comparable to similarly titled measures of other companies.

                                                                        (In
                                                                     thousands
                                                                        of
                                                                     dollars)
                                                                     ---------
   Tower Cash Flow, for the three months ended December 31, 1997.... $  3,118
                                                                     ========
   Consolidated Cash Flow, for the twelve months ended December 31,
    1997............................................................ $ 13,150
   Less: Tower Cash Flow, for the twelve months ended December 31,
    1997............................................................  (10,625)
   Plus: four times Tower Cash Flow, for the three months ended De-
    cember 31, 1997.................................................   12,472
                                                                     --------
   Adjusted Consolidated Cash Flow, for the twelve months ended De-
    cember 31, 1997................................................. $ 14,997
                                                                     ========

  Promissory Note Payable to PCI

  This note bore interest at a rate of 8% per annum, called for equal annual payments of principal and interest and was secured by the tower sites purchased from PCI. The Company repaid this note with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (as discussed above).

  Convertible Secured Subordinated Notes Payable to Stockholder

  These notes accrued interest at a rate of 8% per annum, payable at maturity, and were secured by substantially all of CTC's assets. The notes provided that the holder had the option, at any time, to convert such notes, in whole or in part, into shares of the Company's Series A Convertible Preferred Stock at a conversion price of $6.00 per share. On April 27, 1995, a portion of the notes with aggregate principal balances of $743,000 was converted into 123,742 shares of the Company's stock and the related accrued interest was paid to the holder. On February 24, 1997, the remaining $3,125,000 principal amount of the notes was converted into 520,878 shares of the Company's stock and, by mutual agreement with the holder, the related accrued interest was forfeited. Upon conversion of the notes, the principal amount and the forfeited interest were accounted for as increases to redeemable preferred stock and additional paid-in capital, respectively.

  Restricted Net Assets of Subsidiaries

  Under the terms of the Senior Credit Facility, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. The amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's subsidiaries. The restricted net assets of the Company's subsidiaries totaled $232,229,000 at December 31, 1997.

  Interest Rate Swap Agreement

  The interest rate swap agreement has an outstanding notional amount of $17,925,000 at January 29, 1997 (inception) and terminates on February 24, 1999. The Company pays a fixed rate of 6.28% on the notional amount and receives a floating rate based on LIBOR. This agreement effectively changes the interest rate on $17,925,000 of borrowings under the Senior Credit Facility from a floating rate to a fixed rate of 6.28% plus the applicable margin. The Company does not believe there is any significant exposure to credit risk due to the creditworthiness of the counterparty. In the event of nonperformance by the counterparty, the Company's loss would be limited to any unfavorable interest rate differential.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

6. Income Taxes

  The provision for income taxes consists of the following:

                                                   Years Ended December 31,
                                                  --------------------------
                                                   1995      1996      1997
                                                  ------    ------    ------
                                                   (In thousands of dollars)
   Current:
     Puerto Rico................................  $   --    $   10    $   49
                                                  ======    ======    ======

  A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to the loss before income taxes is as follows:

                                                   Years Ended December 31,
                                                  --------------------------
                                                   1995      1996      1997
                                                  ------    ------    ------
                                                   (In thousands of dollars)
   Benefit for income taxes at statutory rate...  $   (7)   $ (322)   $(4,044)
   Amortization of intangible assets ...........      --        --        478
   Puerto Rico taxes............................      --        10         49
   Expenses for which no federal tax benefit was
    recognized..................................       5         5         28
   Changes in valuation allowances..............       2       315      3,650
   Other........................................      --         2       (112)
                                                  ------    ------    -------
                                                  $   --    $   10    $    49
                                                  ======    ======    =======

  The components of the net deferred income tax assets and liabilities are as follows:

                                                           December 31,
                                                      ---------------------
                                                        1996         1997
                                                      --------     --------
                                                    (In thousands of dollars)
   Deferred income tax liabilities:
     Property and equipment........................   $  1,307     $  2,487
     Intangible assets.............................         49          276
     Puerto Rico earnings..........................         --           75
     Other.........................................         --           38
                                                      --------     --------
       Total deferred income tax liabilities.......      1,356        2,876
                                                      --------     --------
   Deferred income tax assets:
     Net operating loss carryforwards..............      1,639        6,800
     Noncompete agreement..........................         19           37
     Receivables allowance.........................         15            6
     Valuation allowances..........................       (317)      (3,967)
                                                      --------     --------
       Total deferred income tax assets, net.......      1,356        2,876
                                                      --------     --------
   Net deferred income tax liabilities.............   $     --     $     --
                                                      ========     ========

  Valuation allowances of $317,000 and $3,967,000 were recognized to offset net deferred income tax assets as of December 31, 1996 and 1997, respectively.

  At December 31, 1997, the Company has net operating loss carryforwards of approximately $20,000,000 which are available to offset future federal taxable income. These loss carryforwards will expire in 2010 through 2012. The utilization of the loss carryforwards is subject to certain limitations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

7. Redeemable Preferred Stock

  In August 1997, the Company issued 292,995 shares of its Senior Convertible Preferred Stock (the "Senior Preferred Stock") at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to approximately $29,266,000, most of which was used to pay the cash portion of the purchase price for Crown (see Note 2). In October 1997, the Company issued an additional 364,500 shares of its Senior Preferred Stock at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to $36,450,000. This amount, along with borrowings under the Senior Credit Facility, was used to repay the promissory note from the Crown acquisition (see Note 2).

  The holders of the Senior Preferred Stock are entitled to receive cumulative dividends at the rate of 12.5% per share, compounded annually. At December 31, 1997, such accrued and unpaid dividends amounted to $2,199,000. Any payment of such dividends would be in the form of additional shares of Senior Preferred Stock until such time as the Company is permitted to pay cash dividends on its capital stock under the terms of the Indenture (see Note 5). At the option of the holder, each share of Senior Preferred Stock (plus any accrued and unpaid dividends) is convertible, at any time, into shares of the Company's Class B Common Stock at a conversion price of $7.50 (subject to adjustment in the event of an underwritten public offering of the Company's common stock). At the date of issuance of the Senior Preferred Stock, the Company believes that its conversion price represents the estimated fair value of the Class B Common Stock on that date. The holders of the Senior Preferred Stock are entitled to vote together with the holders of the Company's other preferred stock on an as-converted basis.

  The Company has the one-time right, within one year from the date of issuance, to redeem 50% of the outstanding shares of Senior Preferred Stock at a price per share which represents an annualized cumulative rate of return of 18%. If not earlier converted or redeemed, the shares of Senior Preferred Stock are subject to mandatory redemption by the Company, at a price per share of $100 plus any accrued and unpaid dividends through that date, upon the earlier of (i) 91 days after the tenth anniversary date of the issuance of the Notes; or (ii) May 15, 2008. The Senior Preferred Stock also calls for a preference, in the event of a liquidation or a change in voting control, equal to a price per share which represents an annualized cumulative rate of return of 18%. With respect to dividend, redemption and liquidation preferences, the rights of the holders of the Senior Preferred Stock are senior to the Company's other preferred and common stock.

  The purchasers of the Senior Preferred Stock were also issued warrants to purchase an aggregate 1,314,990 shares of the Company's Class B Common Stock at an exercise price of $7.50 per share (subject to adjustment in the event of an underwritten public offering of the Company's common stock). The warrants are exercisable, in whole or in part, at any time until August and October of 2007. At the date of issuance of the warrants, the Company believes that the exercise price represents the estimated fair value of the Class B Common Stock on that date. As such, the Company has not assigned any value to the warrants in its consolidated financial statements.

  The holders of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the Series C Convertible Preferred Stock (the "Series C Preferred Stock") (collectively, the "Series Preferred Stock") are generally entitled to one vote per share on all matters presented to a vote of the Company's stockholders. The holders of the Series Preferred Stock are also entitled to receive dividends, if and when declared, at the same rate as dividends are declared and paid with respect to the Company's common stock. At the option of the holder, each share of Series Preferred Stock is convertible, at any time, into five shares of the Company's Class B Common Stock. Each of the outstanding shares of Series Preferred Stock will automatically convert into five shares of Class B Common Stock in the event of an underwritten public offering of the Company's common stock, subject to certain conditions.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Upon the earlier of (i) 91 days after the tenth anniversary date of the issuance of the Notes; or (ii) May 15, 2008, the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are redeemable, at the option of the holder, at a price per share of $6.00, $12.00 and $21.00, respectively, plus any accrued and unpaid dividends through the date of redemption. The Series Preferred Stock also call for liquidation preferences equal to such respective redemption prices. With respect to redemption and liquidation preferences, the rights of the holders of the Series C Preferred Stock and the Series B Preferred Stock are senior to the Series A Preferred Stock and the common stock, and the rights of the holders of the Series A Preferred Stock are senior to the common stock.

  In February and April of 1997, the Company issued 3,529,832 shares of its Series C Preferred Stock at a price of $21.00 per share. The net proceeds received by the Company from the sale of the Series C Preferred Stock amounted to approximately $74,024,000. A portion of this amount was used to purchase the ownership interest in CTI (see Note 4).

8. Stockholders' Equity (Deficit)

  Common Stock

  At the option of the holder, each share of the Company's Class A Common Stock is convertible, at any time, into 1.52315 shares of the Company's Class B Common Stock. The holders of the Class B Common Stock are entitled to one vote per share on all matters presented to a vote of the Company's stockholders, and the holders of the Class A Common Stock are entitled to a number of votes equivalent to the number of shares of Class B Common Stock into which their shares of Class A Common Stock are convertible. The holders of the Class A Common Stock are also entitled to receive dividends, if and when declared, on an equivalent basis with the holders of the Class B Common Stock. In the event of an underwritten public offering of its common stock which results in the conversion of the Preferred Stock (see Note 7), the Company may, at its option, require that all outstanding shares of Class A Common Stock be converted into Class B Common Stock.

  In March 1997, the Company repurchased, and subsequently retired, 814,790 shares of its common stock from a member of the Company's Board of Directors at a cost of approximately $3,422,000. Of this amount, $1,311,000 was recorded as compensation cost and is included in corporate development expense on the Company's consolidated statement of operations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Stock Options

  In 1995, the Company adopted the Crown Castle International Corp. 1995 Stock Option Plan (as amended, the "1995 Stock Option Plan"). Up to 5,765,000 shares of the Company's Class B Common Stock are reserved for awards granted to certain employees, consultants and non-employee directors of the Company and its subsidiaries or affiliates. These options generally vest over periods of up to five years from the date of grant (as determined by the Company's Board of Directors) and have a maximum term of ten years from the date of grant. A summary of awards granted under the 1995 Stock Option Plan is as follows for the years ended December 31, 1995, 1996 and 1997:

                                      1995                     1996                     1997
                            ------------------------ ------------------------ -------------------------
                                        Weighted-                Weighted-                 Weighted-
                            Number of    Average     Number of    Average     Number of     Average
                             Shares   Exercise Price  Shares   Exercise Price  Shares    Exercise Price
                            --------- -------------- --------- -------------- ---------  --------------
   Options outstanding at
    beginning of year......       --         --        825,000     $ .53      1,050,000        .89
   Options granted.........  825,000       $.53        225,000      2.22      3,042,500       5.46
   Options exercised.......       --         --             --        --       (363,125)       .53
   Options forfeited.......       --         --             --        --        (35,000)      1.20
                             -------                 ---------                ---------
   Options outstanding at
    end of year............  825,000        .53      1,050,000       .89      3,694,375       4.69
                             =======                 =========                =========
   Options exercisable at
    end of year............       --         --        721,250     $ .43        728,875       2.49
                             =======                 =========                =========

  In November 1996, options which were granted in 1995 for the purchase of 690,000 shares were modified such that those options became fully vested. A summary of options outstanding as of December 31, 1997 is as follows:

                                                      Weighted-
                                                       Average
                          Number of                   Remaining                   Number of
      Exercise             Options                   Contractual                   Options
       Price             Outstanding                    Life                     Exercisable
      --------           -----------                 -----------                 -----------
      $ .40                 345,000                   8.0 years                    345,000
       1.20                  93,750                   7.9 years                     38,750
       1.60                  50,000                   8.4 years                     12,500
       2.40                 175,000                   8.8 years                     43,750
       4.20               1,718,125                   9.5 years                    126,375
       6.00                 325,000                   9.8 years                    162,500
       7.50                 987,500                   9.9 years                         --
                          ---------                                                -------
                          3,694,375                   9.4 years                    728,875
                          =========                                                =======

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The weighted-average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 was $0.09, $0.50 and $1.30, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions about the options (the minimum value method):

                                                     Years Ended December 31,
                                                   -----------------------------
                                                     1995      1996      1997
                                                   --------- --------- ---------
   Risk-free interest rate........................      5.3%      6.4%      6.1%
   Expected life.................................. 3.2 years 4.0 years 4.5 years
   Expected volatility............................        0%        0%        0%
   Expected dividend yield........................        0%        0%        0%

  The exercise prices for options granted during the years ended December 31, 1995, 1996 and 1997 were equal to or in excess of the estimated fair value of the Company's Class B Common Stock at the date of grant. As such, no compensation cost was recognized for stock options during those years (see
Note 1). If compensation cost had been recognized for stock options based on their fair value at the date of grant, the Company's pro forma net loss for the years ended December 31, 1995, 1996 and 1997 would have been $33,000 ($0.01 per share), $973,000 ($0.28 per share) and $12,586,000 ($2.37 per share), respectively. The pro forma effect of stock options on the Company's net loss for those years may not be representative of the pro forma effect for future years due to the impact of vesting and potential future awards.

  Shares Reserved For Issuance

  At December 31, 1997, the Company had the following shares reserved for future issuance:

   Class B Common Stock:
     Senior Preferred Stock..........................................  9,050,060
     Series A Preferred Stock........................................  6,916,665
     Series B Preferred Stock........................................  4,322,840
     Series C Preferred Stock........................................ 17,649,160
     Class A Common Stock............................................  1,586,460
     1995 Stock Option Plan..........................................  5,765,000
     Warrants........................................................  1,314,990
                                                                      ----------
                                                                      46,605,175
                                                                      ==========

9. Employee Benefit Plans

  The Company and its subsidiaries have various defined contribution savings plans covering substantially all employees. Depending on the plan, employees may elect to contribute up to 15% or 20% of their eligible compensation. Certain of the plans provide for partial matching of such contributions. The cost to the Company for these plans amounted to $98,000 for the year ended December 31, 1997.

10. Related Party Transactions

  The Company leases office space in a building formerly owned by its Chief Executive Officer. Lease payments for such office space amounted to $22,000, $50,000 and $130,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Included in other receivables at December 31, 1997 are amounts due from employees of the Company totaling $499,000.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

11.  Commitments and Contingencies

  At December 31, 1997, minimum rental commitments under operating leases are as follows: years ending December 31, 1998--$2,634,000; 1999--$2,483,000;
2000--$2,021,000; 2001--$1,791,000; 2002--$1,131,000; thereafter--$17,228,000.
Rental expense for operating leases was $208,000, $277,000 and $1,712,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

12. Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade receivables. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in certain geographic areas (primarily Pennsylvania, Texas, New Mexico, Arizona and Puerto Rico). The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the years ended December 31, 1995, 1996 and 1997, the Company's revenues from PCI and Nextel amounted to $2,566,000, $2,634,000 and $5,998,000, respectively.

13. Quarterly Financial Information (Unaudited)

  Summary quarterly financial information for the years ended December 31, 1996 and 1997 is as follows:

                                                 Three Months Ended
                                      -------------------------------------------
                                      March 31  June 30  September 30 December 31
                                      --------  -------  ------------ -----------
                                        (In thousands of dollars, except per
                                                   share amounts)
1996:
  Net revenues....................... $ 1,221   $1,238     $ 1,846      $ 1,902
  Operating income...................     306       71         196           90
  Net loss...........................     (32)    (280)       (243)        (402)
  Loss per common share--basic and
   diluted...........................   (0.01)   (0.08)      (0.07)       (0.11)
1997:
  Net revenues....................... $ 1,994   $4,771     $11,481      $13,159
  Operating income (loss)............  (1,293)    (921)         61       (1,299)
  Net loss...........................    (443)  (1,706)     (4,001)      (5,792)
  Loss per common share--basic and
   diluted...........................   (0.13)   (0.51)      (0.62)       (0.69)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

14. Subsequent Events (Unaudited)

  On April 24, 1998, the Company entered into a share exchange agreement with certain shareholders of CTI pursuant to which certain of CTI's shareholders have agreed to exchange their shares of CTI for shares of the Company. Upon the consummation of the exchange, the Company's ownership of CTI will increase from approximately 34.3% to approximately 80%. Consummation of the share exchange is subject to a number of significant conditions, including certain third party consents and the consummation of an initial public offering of common stock by the Company.

  In connection with the share exchange, the Company intends to offer shares of its common stock in an underwritten initial public offering during the summer of 1998. On June 19, 1998, a registration statement in respect of such initial public offering was filed with the Securities and Exchange Commission (as amended, the "Registration Statement") and any securities offered in such initial public offering will only be offered by means of a prospectus forming a part of such Registration Statement.

  In anticipation of such initial public offering, the Company (i) amended and restated the 1995 Stock Option Plan to, among other things, authorize the issuance of up to 18,000,000 shares of common stock pursuant to awards made thereunder and (ii) approved an amendment to its certificate of incorporation to increase the number of authorized shares of common and preferred stock to 690,000,000 shares and 10,000,000 shares, respectively, and to effect a five-for-one stock split for the shares of common stock then outstanding. The effect of the stock split has been presented retroactively in the Company's consolidated financial statements for all periods presented.

  During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares will vest upon consummation of the initial public offering and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including an expected director nominee) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the expected price to the public in the initial public offering, the Company will record a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the initial public offering. Such compensation charge will total approximately $18.4 million, of which approximately $10.6 million will be recognized upon consummation of the initial public offering (for such options and shares which vest upon consummation of the initial public offering), and the remaining $7.8 million will be recognized over five years (approximately $1.6 million per year) through the second quarter of 2003.

                         INDEPENDENT AUDITORS' REPORT

The Owners of Crown Communications,
 Crown Network Systems, Inc.,
 Crown Mobile Systems, Inc., Airport
 Communications, Inc. and E-90, Ltd.:

  We have audited the accompanying combined statements of income and cash flows of Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc., Airport Communications, Inc. and E-90, Ltd. (collectively, Crown Communications) for the years ended December 31, 1995 and 1996 and for the seven month period ended July 31, 1997. These combined financial statements are the responsibility of Crown Communications' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Crown Communications for the years ended December 31, 1995 and 1996 and for the seven month period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
March 23, 1998

                              CROWN COMMUNICATIONS

                          COMBINED STATEMENT OF INCOME

                           (In thousands of dollars)

                                                                        Seven
                                                        Years ended     Months
                                                        December 31,    Ended
                                                     ----------------  July 31,
                                                      1995     1996      1997
                                                     -------  -------  --------
Net revenues:
  Site rental....................................... $ 3,632  $ 5,120  $ 4,550
  Network services and other........................   7,384   14,260   13,137
                                                     -------  -------  -------
                                                      11,016   19,380   17,687
Operating costs and expenses:
  Site rental.......................................     763    1,691    1,421
  Network services and other........................   3,944    8,632    5,841
  General and administrative expenses...............   2,625    3,150    3,761
  Depreciation and amortization.....................     568    1,168    1,006
                                                     -------  -------  -------
                                                       7,900   14,641   12,029
                                                     -------  -------  -------
    Operating income................................   3,116    4,739    5,658
Other income (expense):
  Interest and other income (expense)...............      19      (53)     (26)
  Interest expense..................................    (785)  (1,175)    (925)
                                                     -------  -------  -------
    Net income...................................... $ 2,350  $ 3,511  $ 4,707
                                                     =======  =======  =======


            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                        COMBINED STATEMENT OF CASH FLOWS

                           (In thousands of dollars)

                                                                          Seven
                                                                         Months
                                                        Years ended       Ended
                                                        December 31,      July
                                                    ------------------     31,
                                                      1995      1996      1997
                                                    --------  --------  -------
Cash flows from operating activities:
 Net income.......................................  $  2,350  $  3,511  $ 4,707
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization...................       568     1,168    1,006
  Gain on sale of equipment.......................       (71)       --       --
  Changes in operating assets and liabilities:
   Accounts receivable............................       205    (1,594)  (1,612)
   Inventory......................................      (173)       73     (527)
   Prepaid expenses and other current assets......       (22)     (117)     (13)
   Accrued network services.......................        --      (653)     653
   Deferred installation costs....................       356      (154)     154
   Other assets...................................       (20)      (36)     (78)
   Accounts payable...............................       149     1,195      419
   Accrued expenses...............................       216       508     (350)
   Customer deposits..............................        43        (2)     106
   Deferred revenue...............................      (627)      263      734
                                                    --------  --------  -------
    Net cash provided by operating activities.....     2,974     4,162    5,199
                                                    --------  --------  -------
Cash flows from investing activities:
 Capital expenditures.............................    (5,670)   (8,658) (12,425)
 Proceeds from sale of equipment..................        --         6       --
                                                    --------  --------  -------
    Net cash used for investing activities........    (5,670)   (8,652) (12,425)
                                                    --------  --------  -------
Cash flows from financing activities:
 Proceeds from issuance of notes payable..........    14,929    22,614    9,256
 Principal payments on notes payable..............   (11,689)  (15,808)    (706)
 Distributions to owners..........................      (873)   (2,809)  (1,532)
 Capital contribution.............................        --       103       --
                                                    --------  --------  -------
    Net cash provided by financing activities.....     2,367     4,100    7,018
                                                    --------  --------  -------
Net decrease in cash and cash equivalents.........      (329)     (390)    (208)
Cash and cash equivalents at beginning of period..     1,093       764      374
                                                    --------  --------  -------
Cash and cash equivalents at end of period........  $    764  $    374  $   166
                                                    ========  ========  =======
Supplemental disclosure of cash flow information--
 interest paid....................................  $    764  $  1,175  $   775
                                                    ========  ========  =======

            See accompanying notes to combined financial statements.

                             CROWN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                           (In thousands of dollars)

(1)Basis of Presentation and Summary of Significant Accounting Policies

 (a) Basis of Presentation

  The accompanying combined financial statements include the accounts of Crown Communications (CCM), a sole proprietorship, Crown Network Systems, Inc.
(CNS), a subchapter S corporation, Crown Mobile Systems, Inc. (CMS), a subchapter S corporation, Airport Communications, Inc. (ACI), a subchapter S corporation and E-90, Ltd. (E-90), a Pennsylvania Business Trust (collectively, Crown Communications or the Company). These entities are all under common ownership. All significant intercompany accounts and transactions have been eliminated.

  Crown Communications is a communication site development and management company. The Company's core business is the development of high density communication facilities. The majority of these facilities are located throughout western Pennsylvania. The Company leases antenna and transmitter space on communication towers to companies using or providing wireless telephone, paging and specialized mobile radio services.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash and Cash Equivalents

  The Company considers cash in depository institutions and short-term investments with original maturities of three months or less to be cash and cash equivalents.

 (c) Inventory

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation on property and equipment is computed utilizing methods which approximate the straight-line method over the estimated useful lives of the assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its combined financial statements.

                             CROWN COMMUNICATIONS

                           (In thousands of dollars)


 (e) Other Assets

  Other assets include deferred financing costs which are amortized over the estimated term of the related borrowing.

 (f) Revenue Recognition

  Equipment sales revenues are recognized when products are delivered to customers.

  Site rental revenue is recognized ratably over the terms of the respective leases. Such leases have terms that are generally five years.

  Network services revenues are recognized under a method which approximates the completed contract method. This method is used because typical network services are completed in 3 months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. The network services are considered complete at the point in time in which the terms and conditions of the contract and/or agreement have been substantially completed. Revenues from completed contracts which have not been billed at the end of an accounting period are presented as accrued network services.

  Costs and revenues associated with installations not complete at the end of an accounting period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

(2) Income Taxes

  CCM is operated as a sole proprietorship and all income or loss is passed through to the personal tax return of the owners. The shareholders for CNS, CMS and ACI have elected under subchapter S of the Internal Revenue Code to pass through all income or loss to the individual tax return of the shareholders. E-90 is operated as a Pennsylvania Business Trust and has elected to be taxed as a partnership. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

(3) Retirement Savings Plan

  The Company sponsors a Retirement Savings Plan (the "Plan"), which qualifies for treatment under section 401(k) of the Internal Revenue Code. Substantially all full-time employees are eligible to participate by electing to contribute 1% to 15% of their gross pay to the Plan. Under the Plan, the Company matches a portion of each employee's contribution up to certain limits. Each employee's contribution is fully vested when contributed, and the Company's matching contribution begins vesting after an employee has completed two years of service and becomes fully vested after six years of service. For the years ended December 31, 1995 and 1996, and the seven months ended July 31, 1997, the Company's expense for the Plan was $6, $59 and $44, respectively.

                             CROWN COMMUNICATIONS

                           (In thousands of dollars)

(4) Commitments and Contingencies

  The Company leases land, office space and site space on towers and rooftops through contracts that expire in various years through 2095. The Company has purchase and renewal options and is committed to various escalation provisions under certain of these leases. Rental expense under operating leases was $306, $669 and $718 for the years ended December 31, 1995 and 1996, and the seven months ended July 31, 1997, respectively. At July 31, 1997, minimum rental commitments under operating leases are as follows:

       Years ending
       December 31,
       ------------
        1997............................................................ $   659
        1998............................................................   1,800
        1999............................................................   1,700
        2000............................................................   1,500
        2001............................................................   1,300
        Thereafter......................................................  17,200
                                                                         -------
                                                                         $24,159
                                                                         =======

  The Company is involved in various claims and legal actions arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's combined financial position or results of operations.

(5) Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in western Pennsylvania. The Company mitigates its concentrations of credit risk with respect to accounts receivable by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the year ended December 31, 1995, the Company recognized revenues from two individual customers in the amount of $4,139 and $668. For the year ended December 31, 1996, the Company recognized revenues from three individual customers in the amount of $3,700, $2,600 and $1,400. For the seven months ended July 31, 1997, the Company recognized revenues from three individual customers in the amount of $4,784, $4,246 and $2,377.

(6) Subsequent Events

  In July 1997, the owners of CCM, CNS and CMS entered into an asset purchase and merger agreement with Crown Castle International Corp. ("CCIC"). In August 1997, such agreement was amended and restated, and CCIC acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and
(ii) all of the outstanding common stock of CNS and CMS.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
TEA Group Incorporated

  We have audited the balance sheet of TEA Group Incorporated as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
February 28, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TEA Group Incorporated:

  We have audited the accompanying balance sheet of TEA Group Incorporated as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia
August 15, 1997

                             TEA GROUP INCORPORATED

                                 BALANCE SHEET

                (In thousands of dollars, except share amounts)

                                                                      December 31,
                                                                     --------------
                                                                      1995    1996
                               ASSETS                                ------  ------
Current assets:
  Cash.............................................................. $    5  $   --
  Accounts receivable, net of allowance for doubtful accounts of
   $100 and $1 at December 31, 1995 and 1996, respectively (note 5):
    Billed..........................................................  4,637   3,553
    Unbilled........................................................  1,335     465
  Employee advances.................................................     --      14
  Note and accrued interest receivable--related party...............     58       6
  Prepaid expenses..................................................     24       3
                                                                     ------  ------
      Total current assets..........................................  6,059   4,041
                                                                     ------  ------
Property and equipment, at cost:
  Leasehold improvements............................................      9       9
  Office and computer equipment.....................................    757     831
  Furniture and fixtures............................................    343     345
  Computer software.................................................     --      85
                                                                     ------  ------
                                                                      1,109   1,270
  Less accumulated depreciation and amortization....................   (653)   (787)
                                                                     ------  ------
                                                                        456     483
Other assets........................................................     62      47
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======

                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable (note 2)............................................ $2,733  $  107
  Accounts payable..................................................  1,328   1,366
  Accrued compensation and related benefits.........................    557     445
  Other accrued expenses............................................     --      52
                                                                     ------  ------
      Total current liabilities.....................................  4,618   1,970
Commitments (note 3)
Shareholders equity (note 7):
  Common stock, $1 par value, 10,000 shares authorized; 550 shares issued and
   outstanding......................................................      1       1
  Additional paid-in capital........................................     11      11
  Retained earnings.................................................  1,947   2,589
                                                                     ------  ------
      Total shareholders equity.....................................  1,959   2,601
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======

                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                              STATEMENT OF INCOME

                           (In thousands of dollars)

                                                                 Three Months
                                                 Years Ended         Ended
                                                 December 31,      March 31,
                                              ----------------  --------------
                                               1995     1996     1996    1997
                                              -------  -------  ------  ------
                                                                 (Unaudited)
Network services and other revenues, net
 (note 6).................................... $23,585  $18,010  $4,376  $4,873
Operating costs and expenses:
  Services and other (exclusive of deprecia-
   tion and amortization)....................  18,770   14,406   3,280   4,048
  General and administrative expenses........   4,077    2,295     529     482
  Depreciation and amortization..............     127      134      31      38
                                              -------  -------  ------  ------
                                               22,974   16,835   3,840   4,568
                                              -------  -------  ------  ------
    Operating income.........................     611    1,175     536     305
Other income (expense):
  Interest and other income..................      17        3      --      --
  Interest expense...........................    (158)    (127)    (47)     (5)
                                              -------  -------  ------  ------
    Income before income taxes...............     470    1,051     489     300
Income taxes (note 1(d)).....................      --       --      --      --
                                              -------  -------  ------  ------
    Net income............................... $   470  $ 1,051  $  489  $  300
                                              =======  =======  ======  ======


                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                       STATEMENT OF SHAREHOLDERS' EQUITY

                (In thousands of dollars, except share amounts)

                          Common stock  Additional              Total
                         --------------  paid-in   Retained shareholders'
                         Shares Amounts  capital   earnings    equity
                         ------ ------- ---------- -------- -------------
Balance at January 1,
 1995...................  550     $ 1      $11      $2,359     $2,371
Net income..............   --      --       --         470        470
Shareholder distribu-
 tions..................   --      --       --        (882)      (882)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1995...................  550       1       11       1,947      1,959
Net income..............   --      --       --       1,051      1,051
Shareholder distribu-
 tions..................   --      --       --        (409)      (409)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1996...................  550     $ 1      $11      $2,589     $2,601
                          ===     ===      ===      ======     ======



                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                            STATEMENT OF CASH FLOWS

                           (In thousands of dollars)

                                                                Three Months
                                                Years Ended        Ended
                                                December 31,      March 31,
                                               --------------  --------------
                                                1995    1996    1996    1997
                                               ------  ------  ------  ------
                                                                (Unaudited)
Cash flows from operating activities:
  Net income.................................. $  470  $1,051  $  489  $  300
  Adjustment to reconcile net income to net
   cash provided by (used for) operating ac-
   tivities:
    Depreciation and amortization.............    127     134      31      38
    Provision for doubtful accounts (note 6)..     --     355     125      --
    Gain on sale of property and equipment,
     and other assets.........................    (12)    (1)      (1)     --
    Decrease (increase) in:
      Billed accounts receivable.............. (1,714)    729    (103)   (735)
      Unbilled accounts receivable............   (336)    870   1,439     119
      Other assets............................    (25)     29     (15)    (73)
    Increase (decrease) in:
      Accounts payable........................    381      37  (1,219)   (925)
      Accrued expenses........................    142     (59)   (101)     37
                                               ------  ------  ------  ------
        Net cash provided by (used for) oper-
         ating activities.....................   (967)  3,145     645  (1,239)
                                               ------  ------  ------  ------
Cash flows from investing activities:
  Purchases of property and equipment.........   (250)   (161)    (29)    (23)
  Proceeds from sale of property and equip-
   ment, and other assets.....................     25       1       1      --
  Increase in deposits........................     16      --      --      --
  Payments received on note receivable........     --      45       8      --
                                               ------  ------  ------  ------
        Net cash used for investing activi-
         ties.................................   (209)   (115)    (20)    (23)
                                               ------  ------  ------  ------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving
   credit agreement...........................  2,057  (2,626)    276   1,262
  Shareholder distributions...................   (882)   (409)     --      --
                                               ------  ------  ------  ------
        Net cash provided by (used for) fi-
         nancing activities...................  1,175  (3,035)    276   1,262
                                               ------  ------  ------  ------
        Net increase (decrease) in cash.......     (1)     (5)    901      --
Cash at beginning of period...................      6       5       5      --
                                               ------  ------  ------  ------
Cash at end of period......................... $    5  $   --  $  906  $   --
                                               ======  ======  ======  ======
Supplemental disclosure of cash flow informa-
 tion--cash paid during the period for inter-
 est.......................................... $  149  $  138  $   47  $   --
                                               ======  ======  ======  ======

                See accompanying notes to financial statements.

                            TEA GROUP INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                           (In thousands of dollars)

(1) Basis of Presentation and Summary of Significant Accounting Policies

 (a) Basis of Presentation

  TEA Group Incorporated (the "Company") provides services to the wireless telecommunications and energy transmission industries. These services include providing right-of-way, site acquisition, engineering design and drafting, project management, and staff leasing to wireless telecommunications and energy transmission companies in the United States and internationally.

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  The financial statements for the three months ended March 31, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the results of operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 (b) Revenue Recognition

  The Company's revenues are derived primarily from service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials priced contracts, and are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 (c) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term. Property and equipment are depreciated over the following estimated useful lives:

                                                                           Years
                                                                           -----
      Leasehold improvements..............................................   5
      Office and computer equipment.......................................   5
      Furniture and fixtures..............................................   7
      Computer software...................................................   5

  The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

                            TEA GROUP INCORPORATED

                           (In thousands of dollars)
be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have an impact on the Company's financial statements.

 (d) Income Taxes

  The shareholders of the Company have elected to be taxed under the Subchapter S Corporation provisions of the Internal Revenue Code. As a result of this election, Federal and state income taxes related to the results of operations of the Company are passed through to, and are the responsibility of, the Company's shareholders. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

 (e) Fair Value of Financial Instruments

  The carrying value of the notes payable approximates the estimated fair value for this instrument since it bears interest at a floating market rate. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                                 December 31,      December 31,
                                                     1995              1996
                                               -----------------  --------------
                                               Carrying   Fair    Carrying Fair
                                                Amount    Value    Amount  Value
                                               --------  -------  -------- -----
   Cash....................................... $     5   $     5   $  --   $  --
   Notes payable..............................  (2,733)   (2,733)   (107)   (107)

(2) Notes Payable

  The Company has a revolving line of credit with a bank for working capital purposes (as amended, the "Bank Line of Credit"). The Bank Line of Credit provides for up to $5,000 of working capital borrowings and up to $200 of borrowings for purchases of equipment. At December 31, 1996, outstanding working capital borrowings under the Bank Line of Credit amounted to $107. Borrowings are secured by the Company's receivables, property and equipment, intangibles and cash balances, and bear interest at a rate per annum equal to
(i) the bank's prime rate or (ii) a Eurodollar interbank offered rate (LIBOR) plus 2.45% (8.25% and 7.95%, respectively, at December 31, 1996). Interest is payable monthly. The Bank Line of Credit requires the Company to maintain certain financial covenants and places limitations on its ability to, among other things, incur debt and liens, undertake transactions with affiliates and make investments.

  On July 30, 1997, the Bank Line of Credit was amended to decrease the available borrowings to $3,000 and extend the maturity date to June 30, 1998. Borrowings now bear interest at a rate per annum equal to LIBOR plus 2.7% (8.39% at July 31, 1997). In addition, the amended Bank Line of Credit now restricts the ability of the Company to pay dividends.

                            TEA GROUP INCORPORATED

                           (In thousands of dollars)

(3) Commitments

  The Company has noncancelable operating leases for office space. Future minimum lease payments under the operating leases with remaining terms of one year or more at December 31, 1996 are summarized as follows:

       Years ending
       December 31,
       ------------
        1997............................................................... $316
        1998...............................................................  315
        1999...............................................................  289
        2000...............................................................   43
                                                                            ----
                                                                            $963
                                                                            ====

  Rent expense under all cancelable and noncancelable operating leases for 1995 and 1996 was $459 and $608, respectively.

(4)Employee Benefit Plan

  The Company maintains a 401(k) profit sharing and retirement plan (the "Plan") for the benefit of all eligible employees. Employees may elect to contribute up to 15% of their eligible compensation to the Plan. The Plan provides for employer matching contributions at the discretion of the Company's Board of Directors. The Company provided $66 and $29 in expense for contributions for 1995 and 1996, respectively.

(5)Related Party Transactions

  Accounts receivable balances at December 31, 1995 and 1996 include approximately $398 and $94, respectively, from an affiliated company related to expenses incurred by the Company on behalf of the affiliated company.

(6) Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and trade receivables. The Company mitigates its risk with respect to cash by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications and energy transmission industries. The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. In connection with a disputed receivable with a customer, the Company wrote off $310 during 1996.

  For the year ended December 31, 1995, the Company had five customers representing 19%, 18%, 16%, 13% and 11% of net revenues, respectively. For the year ended December 31, 1996, the Company had two customers which accounted for 35% and 14% of net revenues, respectively, and one customer which accounted for approximately 59% of accounts receivable at December 31, 1996.

(7)Subsequent Event

  In July 1996, the Company, its shareholders, and certain affiliated companies entered into an agreement with Crown Castle International Corp. ("CCIC") which provided CCIC with an option to acquire various ownership interests in the Company. On May 12, 1997, CCIC acquired all of the Company's common stock.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Castle Transmission Services (Holdings) Ltd:

  We have audited the accompanying balance sheet of the BBC Home Service Transmission business ("Home Service") at March 31, 1996 and the consolidated balance sheets of Castle Transmission Services (Holdings) Ltd and its subsidiaries ("Castle Transmission") at March 31, 1997 and December 31, 1997 and the profit and loss accounts, cash flow statements and reconciliations of movements in corporate funding for Home Service for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the related consolidated profit and loss accounts, cash flow statements and reconciliations of movements in shareholders' funds for Castle Transmission for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997. These financial statements are the responsibility of Castle Transmission's and Home Service's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Service at March 31, 1996 and the consolidated financial position of Castle Transmission at March 31, 1997 and December 31, 1997 and the results of operations and cash flows of Home Service for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997 and of Castle Transmission for the period from February 28, 1997 to March 31, 1997 and for the period from April 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

  Generally accepted accounting principles in the United Kingdom vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 for Home Service and the period from February 28, 1997 to March 31, 1997 and from April 1, 1997 to December 31, 1997 for Castle Transmission and shareholders' equity at March 31, 1996 for Home Service and at March 31, 1997 and December 31, 1997 for Castle Transmission to the extent summarised in Note 27 to these financial statements.

KPMG
Chartered Accountants
Registered Auditor
London, England

March 31, 1998

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                             Castle Transmission Services
                                     BBC Home Service Transmission                  (Holdings) Ltd
                                 -------------------------------------- --------------------------------------
                                                Period                     Period       Period
                                             from April 1,     Two          from     from April 1,    Eight
                                                 1996         Months    February 28,     1997        Months
                                 Year Ended       to          Ended         1997          to          Ended
                                  March 31,  February 27,  February 27, to March 31, December 31,  August 31,
                           Note     1996         1997          1997         1997         1997         1998
                          ------ ----------- ------------- ------------ ------------ ------------- -----------
                                 (Pounds)000  (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
                                                           (Unaudited)                             (Unaudited)
Turnover................       3    70,367       70,614       12,805        6,433        56,752       59,033
Changes in stocks and
 work in progress.......              (635)        (554)        (150)         340           747       (1,279)
Own work capitalised....             4,653        3,249          308          170         1,127        2,440
Raw materials and
 consumables............                14       (1,155)        (387)        (446)       (2,410)        (281)
Other external charges..           (34,750)     (26,191)      (4,130)      (1,668)      (13,811)     (14,900)
Staff costs.............       4   (17,197)     (16,131)      (3,104)      (1,421)      (14,345)     (16,032)
Depreciation and other
 amounts written off
 tangible and intangible
 assets.................       5   (12,835)     (13,038)      (2,464)      (1,819)      (16,854)     (15,594)
Other operating
 charges................            (1,832)      (2,792)        (181)        (344)       (2,430)      (2,175)
                                   -------      -------      -------       ------       -------      -------
                                   (62,582)     (56,612)     (10,108)      (5,188)      (47,976)     (47,821)
Operating profit........             7,785       14,002        2,697        1,245         8,776       11,212
Other interest
 receivable and similar
 income.................               --           --           --            49           288          440
Interest payable and
 similar charges........       7       --           --           --          (969)      (12,419)      (9,507)
                                   -------      -------      -------       ------       -------      -------
Profit/(loss) on
 ordinary activities
 before and after
 taxation...............  3-6, 8     7,785       14,002        2,697          325        (3,355)       2,145
Additional finance cost
 of non-equity shares...               --           --           --          (318)       (2,862)         --
                                   -------      -------      -------       ------       -------      -------
Retained profit/(loss)
 for the
 period.................             7,785       14,002        2,697            7        (6,217)       2,145
                                   =======      =======      =======       ======       =======      =======

  Neither BBC Home Service nor Castle Transmission have any recognised gains or losses other than those reflected in the profit and loss accounts.

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                               BBC Home Service        Castle Transmission Services
                                 Transmission                 (Holdings) Ltd
                               ---------------- ------------------------------------------
                                 At March 31,   At March 31, At December 31, At August 31,
                                     1996           1997          1997           1998
                          Note ---------------- ------------ --------------- -------------
                                 (Pounds)000    (Pounds)000    (Pounds)000    (Pounds)000
                                                                              (Unaudited)
Fixed assets
  Intangible............    9          --           46,573        46,056         44,404
  Tangible..............   10      202,592         206,162       206,134        229,124
                                   -------        --------      --------       --------
                                   202,592         252,735       252,190        273,528
Current assets
  Stocks................   11        1,750             807         1,340          2,620
  Debtors...............   12        4,714          10,344        13,230         11,639
  Amounts owed by group
   undertakings.........               --              --            --           1,273
  Cash at bank and in
   hand.................               --            9,688         8,152          9,198
                                   -------        --------      --------       --------
                                     6,464          20,839        22,722         24,730
Creditors: amounts fall-
 ing due within one
 year...................   13       (6,627)        (14,820)      (29,139)       (36,514)
                                   -------        --------      --------       --------
Net current
 assets/(liabilities)...              (163)          6,019        (6,417)       (11,784)
                                   -------        --------      --------       --------
Total assets less cur-
 rent liabilities.......           202,429         258,754       245,773        261,744
Creditors: amounts fall-
 ing due after more than
 one year...............   14          --         (154,358)     (143,748)      (149,535)
Provisions for liabili-
 ties and charges.......   15          --           (1,723)       (2,157)        (2,461)
                                   -------        --------      --------       --------
Net assets..............           202,429         102,673        99,868        109,748
                                   =======        ========      ========       ========
Capital and reserves
  Corporate funding.....           202,429             --            --             --
  Called up share capi-
   tal..................   16          --          102,348       102,898        108,303
  Profit and loss ac-
   count................   17          --              325        (3,030)         1,445
                                   -------        --------      --------       --------
                                   202,429         102,673        99,868        109,748
                                   =======        --------      --------       --------
Shareholders'
 funds/(deficit)
  Equity................                               109        (6,107)       109,748
  Non-equity............                           102,564       105,975            --
                                                  --------      --------       --------
                                                   102,673        99,868        109,748
                                                  ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                              Castle Transmission Services
                                    BBC Home Service Transmission                    (Holdings) Ltd
                               ---------------------------------------- ----------------------------------------
                                                                        Period from    Period from      Eight
                                  Year       Period from    Two Months  February 28,    April 1,       Months
                                  Ended     April 1, 1996     Ended         1997          1997          Ended
                                March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                                  1996          1997           1997         1997          1997          1998
                          Note ----------- --------------- ------------ ------------ --------------- -----------
                               (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                           (Unaudited)                               (Unaudited)
Cash inflow from
 operating activities...   21     24,311        26,427         5,161         5,756        27,983        37,302
Returns on investment
 and servicing of
 finance................   22        --            --            --           (885)       (2,428)      (10,076)
Capital expenditure and
 financial investments..   22    (17,190)      (20,092)         (711)         (748)      (14,361)      (36,135)
Acquisitions and
 disposals..............   22        --            --            --       (251,141)         (307)          --
                                 -------       -------        ------      --------      --------      --------
Cash inflow/(outflow)...           7,121         6,335         4,450      (247,018)       10,887        (8,909)
Financing...............   22
Net (decrease) in
 corporate funding......          (7,121)       (6,335)       (4,450)          --            --            --
Issuance of shares......             --            --            --        102,348           550         5,405
Increase/(decrease) in
 debt...................             --            --            --        154,358       (12,973)        5,000
Capital element of
 finance
 lease rentals..........             --            --            --            --            --           (450)
                                 -------       -------        ------      --------      --------      --------
                                  (7,121)       (6,335)       (4,450)      256,706       (12,423)        9,955
                                 -------       -------        ------      --------      --------      --------
Increase/(decrease) in
 cash...................             --            --            --          9,688        (1,536)        1,046
                                 =======       =======        ======      ========      ========      ========
Reconciliation of net
 cash flow to movement
 in net debt............   23
Increase/(decrease) in
 cash in the period.....             --            --            --          9,688        (1,536)        1,046
Cash (inflow)/outflow
 from
 (increase)/decrease in
 debt...................             --            --            --       (154,358)       12,973        (4,550)
                                 -------       -------        ------      --------      --------      --------
Change in net debt
 resulting from cash
 flow...................             --            --            --       (144,670)       11,437        (3,504)
New finance leases......             --            --            --            --           (711)         (797)
Amortisation of bank
 loan issue costs.......             --            --            --            --         (2,087)         (159)
Amortisation of
 Guaranteed Bonds.......             --            --            --            --            (55)         (179)
                                 -------       -------        ------      --------      --------      --------
Movement in net debt in
 the period.............             --            --            --       (144,670)        8,584        (4,639)
Net debt at beginning of
 the period.............             --            --            --            --       (144,670)     (136,086)
                                 -------       -------        ------      --------      --------      --------
Net debt at end of the
 period.................             --            --            --       (144,670)     (136,086)     (140,725)
                                 =======       =======        ======      ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

             CONSOLIDATED RECONCILIATION OF MOVEMENTS IN CORPORATE
                          FUNDING/SHAREHOLDERS' FUNDS

                                                                        Castle Transmission Services
                              BBC Home Service Transmission                    (Holdings) Ltd
                         ---------------------------------------- ----------------------------------------
                                                         Two      Period from                     Eight
                            Year       Period from      Months    February 28,  Period from      Months
                            Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                          March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                            1996          1997           1997         1997          1997          1998
                         ----------- --------------- ------------ ------------ --------------- -----------
                         (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                     (Unaudited)                               (Unaudited)
Profit/(loss) for the
 period.................     7,785        14,002         2,697          325         (3,355)        2,145
Net (decrease) in
 corporate funding......    (7,121)       (6,335)       (4,450)         --             --            --
New share capital
 subscribed.............       --            --            --       102,348            550         5,405
Charge on share option
 arrangements...........       --            --            --           --             --          2,330
                           -------       -------       -------      -------        -------       -------
Net
 additions/(deductions)
 to corporate
 funding/shareholders'
 funds..................       664         7,667        (1,753)     102,673         (2,805)        9,880
Opening corporate
 funding/shareholders'
 funds..................   201,765       202,429       211,849          --         102,673        99,868
                           -------       -------       -------      -------        -------       -------
Closing corporate
 funding/shareholders'
 funds..................   202,429       210,096       210,096      102,673         99,868       109,748
                           =======       =======       =======      =======        =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Basis of preparation

  As used in the financial statements and related notes, the terms "Castle Transmission" or "the Group" refers to the operations of Castle Transmission Services (Holdings) Ltd and its subsidiaries, Castle Transmission
International Ltd ("CTI") which is the successor business and Castle Transmission (Finance) plc ("CTF"). The term "Home Service" refers to the operations of the Home Service Transmission business of the British Broadcasting Corporation ("BBC") which was the predecessor business.

  These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom (UK) and comply with the financial reporting standards of the Institute of Chartered Accountants in England and Wales. A summary of the differences between UK GAAP and United States (US) GAAP as applicable to Castle Transmission is set out in Note 27.

  Castle Transmission Services (Holdings) Ltd (the "Company") was incorporated on August 27, 1996 and did not trade in the period to February 27, 1997. CTI was incorporated by the BBC on May 9, 1996 and did not trade in the period to February 27, 1997. On February 27, 1997, the assets and liabilities of Home Service were transferred to CTI. On February 28, 1997 CTI was acquired by the Company. During the period between August 27, 1996 and February 27, 1997 Castle Transmission did not trade and received no income and incurred no expenditure. Accordingly the first consolidated profit and loss account for Castle Transmission represents the trading of Castle Transmission for the period from February 28, 1997 to March 31, 1997. CTF was incorporated
April 9, 1997.

  The financial statements for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 represent the profit and loss accounts, balance sheet, cash flow statements and reconciliations of movements in corporate funding of Home Service. They have been prepared from the separate financial records and management accounts of Home Service.

  Home Service was charged a management fee by the BBC representing an allocation of certain costs including pension, information technology, occupancy and other administration costs which were incurred centrally by the BBC but which were directly attributable to Home Service. Management believes such allocation is reasonable. Such costs are based on the pension arrangement and the cost structure of the BBC and are not necessarily representative of such costs of Castle Transmission under separate ownership.

  Home Service did not incur any costs in relation to financing as necessary funding was provided from the BBC through the corporate funding account. No interest is charged by the BBC on such funds because there is no debt at BBC which is attributable to Home Service.

  Home Service was not a separate legal entity and therefore was not directly subject to taxation on its results. The BBC is a not-for-profit organisation and is not subject to taxation except to the extent of activities undertaken with the objective of making a profit, including all external activities (principally site sharing and commercial projects). The tax charge attributable to Home Service has been calculated as if Home Service were under separate ownership since April 1, 1994 and as if all of its results of operations were subject to normal taxation.

  Redundancy costs were incurred by the BBC which related to Home Service staff. The redundancy costs amounted to (Pounds)1.1m in 1996 and (Pounds)0.6m in the period from April 1, 1996 to February 27, 1997. The redundancy programmes were controlled by the BBC and the costs were not recharged to Home Service. No adjustment has been made in the Home Service financial statements for these costs because any costs incurred would have been reflected in the cost base of Home Service, and as described in note 25 would have been off-set by an increase in turnover from the BBC.

  The consolidated financial statements for the two months ended February 27, 1997 and as of and for the eight months ended August 31, 1998 are unaudited; however, in the opinion of all the directors, all adjustments

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(consisting of normal recurring adjustments) necessary for a fair presentation have been made. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. Operating results for the eight month period ended August 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

2 Accounting policies

  The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements of Home Service and the consolidated financial statements of Castle Transmission.

 Basis of consolidation

  The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to March 31, 1997 and December 31, 1997 after elimination of all significant inter-company accounts and transactions. The acquisition method of accounting has been adopted. Under this method, the results of subsidiaries acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

 Goodwill

  Purchased goodwill on acquisitions (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is capitalised and amortised over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

 Tangible fixed assets and depreciation

  Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

 Land and buildings

                                             Home Service  Castle Transmission
                                            -------------- -------------------
   Freehold and long leasehold buildings...       50 years         50 years
   Freehold and long leasehold improve-
    ments..................................       20 years         20 years
   Short leasehold land and buildings...... Unexpired term   Unexpired term
   No depreciation is provided on freehold
    land...................................

 Plant and equipment

                                               Home Service Castle Transmission
                                               ------------ -------------------
   Transmitters and power plant...............    25 years         20 years
   Electric and mechanical infrastructure..... 10-20 years      10-20 years
   Other plant and machinery..................  3-10 years       3-10 years
   Computer equipment.........................     5 years          5 years
   Motor vehicles.............................      --              3 years

  Strategic spares, which comprise those spares that are vital to the operation of the transmission system, are included in the capitalised value of the asset to which they relate and are depreciated over the life of the asset.

  Assets under construction are included within fixed assets. The associated labour costs are capitalised using a predetermined labour rate, and any over or under recoveries are recognised in the profit and loss account in the period in which they arise.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Foreign currencies

  Transactions in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities, to the extent that they are denominated in foreign currency, are retranslated at the rate of exchange ruling at the balance sheet date and gains or losses are included in the profit and loss account.

 Leases

  Where the Company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its useful life or term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

  Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pensions

  The pension costs charged in the period include costs incurred, at the agreed employer's contribution rate. See note 20 for further details.

 Stocks

  Stocks held are general maintenance spares and manufacturing stocks. Stocks are stated at the lower of weighted average cost and net realisable value.

 Work in progress

  For individual projects, the fees on account and project costs are recorded in work in progress. When a project is complete, the project balances are transferred to turnover and cost of sales as appropriate, and the net profit is recognised. Where the payments on account are in excess of project costs, these are recorded as payments on account.

  Provision is made for any losses as soon as they are foreseen.

 Taxation

  The charge for taxation is based on the result for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

 Turnover

  Turnover represents the amounts (excluding value added tax) derived from the provision of transmission and maintenance contracts, site sharing arrangements and commercial projects. Revenue is recognised on the basis of contracts or as services are provided to customers.

 Issue costs

  Costs incurred in raising funds are deducted from the amount raised and amortised over the life of the debt facility on a constant yield basis.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


3 Analysis of turnover

                                  Home Service            Castle Transmission
                            ------------------------ ------------------------------
                                        Period from                    Period from
                                          April 1,      Period from      April 1,
                            Year Ended    1996 to    February 28, 1997   1997 to
                             March 31,  February 27,   to March 31,    December 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   By activity
   BBC.....................   45,704       49,903          3,982          35,640
   Other--non BBC..........   24,663       20,711          2,451          21,112
                              ------       ------          -----          ------
                              70,367       70,614          6,433          56,752
                              ======       ======          =====          ======

4 Staff numbers and costs

  The average number of persons employed by the Group (including directors) during the period, analysed by category was as follows:

                                  Home Service            Castle Transmission
                            ------------------------ ------------------------------
                                        Period from                    Period from
                                          April 1,      Period from      April 1,
                            Year Ended    1996 to    February 28, 1997   1997 to
                             March 31,  February 27,   to March 31,    December 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
   Operational staff.......      381          357            313             289
   Project staff...........      154          125            108              97
   Management, finance,
    personnel and other
    support services.......       53           70             69              89
                              ------       ------          -----          ------
                                 588          552            490             475
                              ======       ======          =====          ======

  The aggregate payroll costs of these persons were as follows:

                                  Home Service            Castle Transmission
                            ------------------------ ------------------------------
                                        Period from                    Period from
                                          April 1,      Period from      April 1,
                            Year Ended    1996 to    February 28, 1997   1997 to
                             March 31,  February 27,   to March 31,    December 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   Wages and salaries......   15,517       14,579          1,189          12,087
   Social security costs...    1,159        1,061             76             768
   Other pension costs.....      521          491            156           1,490
                              ------       ------          -----          ------
                              17,197       16,131          1,421          14,345
                              ======       ======          =====          ======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

5 Profit/(loss) on ordinary activities before taxation

                                  Home Service             Castle Transmission
                            ------------------------- ------------------------------
                                         Period from                    Period from
                                          April 1,       Period from      April 1,
                            Years Ended    1996 to    February 28, 1997   1997 to
                             March 31,   February 27,    to March 31,   December 31,
                               1996         1997            1997            1997
                            ----------- ------------- ----------------- ------------
                            (Pounds)000  (Pounds)000     (Pounds)000    (Pounds)000
   Profit (loss) on
    ordinary activities
    before taxation is
    stated after charging:
   Depreciation and other
    amounts written off
    tangible fixed assets:
   Owned...................   12,835       13,038           1,624          14,953
   Leased..................       --           --              --             147
   Goodwill amortisation...       --           --             195           1,754
   Hire of plant and ma-
    chinery--rentals pay-
    able under operating
    leases.................                   112              53              79
   Hire of other assets--
    under operating
    leases.................                   396              36             530
                              ======       ======           =====          ======

  The information in respect of hire of plant and machinery and other assets under operating leases is not available for the year ended March 31, 1996.

6 Remuneration of directors

  There were no directors of Home Service.

  The directors of Castle Transmission received no emoluments for the period February 28, 1997 to March 31, 1997 and (Pounds)277,000 for the period April 1, 1997 to December 31, 1997. The amounts paid to third parties in respect of directors' services were (Pounds)2,000 for the period from February 28, 1997 to March 31, 1997 and (Pounds)23,000 for the period from April 1, 1997 to December 31, 1997.

  The aggregate emoluments of the highest paid director were (Pounds)170,000. The highest paid director is not a member of any Group pension scheme.

 Pension entitlements

  On retirement the directors participating in the Group defined benefit scheme are entitled to 1/60th of their final pensionable salary for each year of service.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7 Interest payable and similar charges

                                     Home Service              Castle Transmission
                             ---------------------------- ------------------------------
                                                                            Period from
                                           Period from       Period from      April 1,
                             Year Ended  April 1, 1996 to February 28, 1997   1997 to
                              March 31,    February 27,     to March 31,    December 31,
                                1996           1997             1997            1997
                             ----------- ---------------- ----------------- ------------
                             (Pounds)000   (Pounds)000       (Pounds)000    (Pounds)000
   On bank loans and over-
    drafts.................       --            --               934            3,315
   On all other loans......       --            --                --            6,934
   Finance charges payable
    in respect of finance
    leases and hire pur-
    chase contracts........       --            --                --               28
   Finance charges
    amortised in respect of
    bank loans (see note
    14)....................       --            --                35            2,087
   Finance charges
    amortised in respect of
    the Bonds..............       --            --                --               55
                                 ---           ---               ---           ------
                                  --            --               969           12,419
                                 ===           ===               ===           ======

8 Taxation

 Home Service

  There is no tax charge in respect of the results of Home Service for the year ended March 31, 1996 or for the period from April 1, 1996 to February 27, 1997. As a separate legal entity subject to normal taxation, Home Service would have capital allowances available as discussed below which would result in taxable losses for all periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised.

 Castle Transmission

  There is no tax charge in respect of the period from February 28, 1997 to March 31, 1997 and April 1, 1997 to December 31, 1997. Based on an agreement with the Inland Revenue Service, Castle Transmission will have capital allowances available on capital expenditure incurred by Home Service and the BBC prior to the acquisition of approximately (Pounds)179 million. The accelerated tax deductions associated with such capital allowances result in a taxable loss for both periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised based on the limited operating history of Castle Transmission.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9 Intangible assets

  Castle Transmission

                                                          As at       As at
                                                        March 31,  December 31,
                                                          1997         1997
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Goodwill
   Cost
   At beginning of period.............................      --        46,768
   Arising on acquisition of Home Service.............   46,768          --
   Adjustment to the allocation of fair value arising
    on acquisition of Home Service (see notes 18 and
    24)...............................................      --         1,237
                                                         ------       ------
   At end of the period...............................   46,768       48,005
                                                         ======       ======
   Amortisation
   At beginning of period.............................      --           195
   Charged in period..................................      195        1,754
                                                         ------       ------
   At end of the period...............................      195        1,949
                                                         ======       ======
   Net book value
   At end of the period...............................   46,573       46,056
                                                         ======       ======

10 Tangible fixed assets

  Home Service

                              Land and    Plant and   Computer   Assets under
                              buildings   machinery   equipment  construction    Total
                             ----------- ----------- ----------- ------------ -----------
                             (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Year ended March 31,
    1996
   Cost or valuation
   At April 1, 1995........    26,789      178,205      1,337       22,309      228,640
   Additions...............       --           111         40       17,928       18,079
   Disposals...............       --           --      (1,325)         --        (1,325)
   Transfers...............       474       13,354        --       (13,828)         --
                               ------      -------     ------      -------      -------
   At March 31, 1996.......    27,263      191,670         52       26,409      245,394
                               ------      -------     ------      -------      -------
   Depreciation
   At April 1, 1995........     7,291       22,671        441          --        30,403
   Charge for period.......       819       12,008          8          --        12,835
   On disposal.............       --           --        (436)         --          (436)
                               ------      -------     ------      -------      -------
   At March 31, 1996.......     8,110       34,679         13          --        42,802
                               ------      -------     ------      -------      -------
   Net book value
   At March 31, 1996.......    19,153      156,991         39       26,409      202,592
                               ======      =======     ======      =======      =======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (ii) Period ended
    February 27, 1997
   Cost or valuation
   At April 1, 1996........   27,263      191,670        52        26,409      245,394
   Additions...............      --            24       179        14,283       14,486
   Disposals...............      --        (1,816)      --         (1,718)      (3,534)
   Transfers...............    2,585       23,972       252       (26,809)         --
   Transfer between
    business units.........   10,824       (2,061)       (4)          612        9,371
                              ------      -------       ---       -------      -------
   At February 27, 1997....   40,672      211,789       479        12,777      265,717
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1996........    8,110       34,679        13           --        42,802
   Charge for period.......      807       12,158        73           --        13,038
   On disposal.............      --        (1,816)      --            --        (1,816)
   Transfers...............       46         (108)       62           --           --
   Transfers between
    business units.........    2,185         (137)       (1)          --         2,047
                              ------      -------       ---       -------      -------
   At February 27, 1997....   11,148       44,776       147           --        56,071
                              ------      -------       ---       -------      -------
   Net book value
   At February 27, 1997....   29,524      167,013       332        12,777      209,646
                              ======      =======       ===       =======      =======

  The transfers between business units reflect transactions made between the predecessor business and other business units of the BBC, in preparation for the sale of Home Service. These include the transfer of the head office at Warwick into the books of Home Service prior to the sale.

Castle Transmission

                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Period ended March
    31, 1997
   Cost
   On acquisition..........   30,373      163,556       332        12,777      207,038
   Additions...............      --            56       --            692          748
   Transfers...............       17           59       --            (76)         --
                              ------      -------       ---       -------      -------
   At March 31, 1997.......   30,390      163,671       332        13,393      207,786
                              ------      -------       ---       -------      -------
   Depreciation
   On acquisition..........      --           --        --            --           --
   Charge for period.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   At March 31, 1997.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   Net book value
   At March 31, 1997.......   30,304      162,142       323        13,393      206,162
                              ======      =======       ===       =======      =======
   (ii) Period ended
    December 31, 1997
   Cost
   At April 1, 1997........   30,390      163,671       332        13,393      207,786
   Addition................       10        3,602       582        10,878       15,072
   Transfers...............      651       12,772       --        (13,423)         --
                              ------      -------       ---       -------      -------
   At December 31, 1997....   31,051      180,045       914        10,848      222,858
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1997........       86        1,529         9           --         1,624
   Charge for period.......      847       13,975       278           --        15,100
                              ------      -------       ---       -------      -------
   At December 31, 1997....      933       15,504       287           --        16,724
                              ------      -------       ---       -------      -------
   Net book value
   At December 31, 1997....   30,118      164,541       627        10,848      206,134
                              ======      =======       ===       =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The net book value of land and buildings comprises:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Freehold...........................    16,268       21,558        21,375
   Long leasehold.....................     1,540        7,468         7,472
   Short leasehold....................     1,345        1,278         1,271
                                          ------       ------        ------
                                          19,153       30,304        30,118
                                          ======       ======        ======

  Included within fixed assets are the following assets held under finance leases:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Motor vehicles.....................      --           --            270
   Computer equipment.................      --           --            441
                                           ---          ---            ---
                                            --           --            711
                                           ===          ===            ===

11 Stocks

                             Home Service            Castle Transmission
                             ------------ ------------------------------------------
                             At March 31, At March 31, At December 31, At August 31,
                                 1996         1997          1997           1998
                             ------------ ------------ --------------- -------------
                             (Pounds)000  (Pounds)000    (Pounds)000    (Pounds)000
                                                                        (Unaudited)
   Work in progress (see
    note 13)...............       --          --              274          1,421
   Spares and manufacturing
    stocks.................     1,750         807           1,066          1,199
                                -----         ---           -----          -----
                                1,750         807           1,340          2,620
                                =====         ===           =====          =====

12 Debtors

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Trade debtors.....................    3,780         7,503        10,250
   Other debtors.....................      212         2,259         2,200
   Prepayments and accrued income....      722           582           780
                                         -----        ------        ------
                                         4,714        10,344        13,230
                                         =====        ======        ======

13 Creditors: amounts falling due within one year

                                     Home Service     Castle Transmission
                                     ------------ ----------------------------
                                     At March 31, At March 31, At December 31,
                                         1996         1997          1997
                                     ------------ ------------ ---------------
                                     (Pounds)000  (Pounds)000    (Pounds)000
   Payments on account..............      426           347           --
   Obligations under finance leases
    and hire purchase contracts.....      --            --            490
   Trade creditors..................      872         4,123         1,916
   Other creditors..................      --          1,519         2,153
   Accruals and deferred income.....    5,329         8,831        24,580
                                        -----        ------        ------
                                        6,627        14,820        29,139
                                        =====        ======        ======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Payments on account (and work in progress) relate to commercial projects and are shown net in the financial statements. The gross billings amount to (Pounds)3,222,000 in 1996, (Pounds)3,836,000 in March 1997 and
(Pounds)2,458,000 in December 1997. The related gross costs amounted to (Pounds)2,796,000 in 1996, (Pounds)3,489,000 in March 1997 and
(Pounds)2,732,000 in December 1997.

14 Creditors: amounts falling due after more than one year

                                                Castle Transmission
                                     ------------------------------------------
                                     At March 31, At December 31, At August 31,
                                         1997          1997           1998
                                     ------------ --------------- -------------
                                     (Pounds)000    (Pounds)000    (Pounds)000
                                                                   (Unaudited)
   Guaranteed Bonds................        --         120,582        120,761
   Bank loans and overdrafts.......    154,358         22,945         28,104
   Obligations under finance leases
    and hire purchase contracts....        --             221            670
                                       -------        -------        -------
                                       154,358        143,748        149,535
                                       =======        =======        =======
   Debts can be analysed as falling
    due:
   in one year or less, or on de-
    mand...........................        --             --
   between one and two years.......      7,244             59
   between two and five years......     29,160            162
   in five years or more...........    117,954        143,527
                                       -------        -------
                                       154,358        143,748
                                       =======        =======

  On May 21, 1997, CTF issued and Castle Transmission guaranteed,
(Pounds)125,000,000 9 percent Guaranteed Bonds due 2007 (the "Guaranteed Bonds"). The Guaranteed Bonds are redeemable at their principal amount, unless previously redeemed or purchased and cancelled, on March 30, 2007.

  The Guaranteed Bonds may be redeemed in whole but not in part, at the option of CTF, at their principal amount plus accrued interest if, as a result of certain changes in the laws and regulations of the United Kingdom, CTF or Castle Transmission becomes obliged to pay additional amounts.

  The Guaranteed Bonds may be redeemed in whole or in part, at the option of CTF, at any time at the higher of their principal amount and such a price as will provide a gross redemption yield 0.50 percent per annum above the gross redemption yield on the benchmark gilt plus (in either case) accrued interest.

  Bondholders may, in certain circumstances including but not limited to a change in control of CTF, or the early termination of the agreement between CTI and the BBC relating to the domestic analogue transmission of radio and television programmes by CTI, require the Guaranteed Bonds to be redeemed at 101 percent of their principal amount plus accrued interest.

  The Guaranteed Bonds were issued at an issue price of 99.161 percent. The Guaranteed Bonds are shown net of unamortised discount and issue costs. Interest accrues from the date of issue and is payable in arrears on March 30 each year commencing March 30, 1998.

  On February 28, 1997 the Group entered into term and revolving loan facilities with a syndicate of banks. There are three facilities. Facility A and Facility B are (Pounds)122,500,000 and (Pounds)35,000,000 term loan facilities. Facility A is repayable in instalments, the last of which is due in June 2004, and Facility B is repayable in two instalments in December 2004 and June 2005. These facilities were made available to finance the amount owed to the BBC on the acquisition of the Home Service transmission business and were drawn down in full on February 28, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The third facility, Facility C, is a (Pounds)5,000,000 revolving loan facility maturing in June 2005 under which advances are to be made to the Group to finance its working capital requirements and for general corporate purposes. This facility was undrawn at March 31, 1997.

  Borrowings under the facilities are secured by fixed and floating charges over substantially all of the assets and undertakings of the Group and bear interest at 2.25 percent above LIBOR for Facility B and between 0.875 percent and 1.75 percent above LIBOR (depending on the annualised debt coverage and the outstanding percentage of the facilities) for Facilities A and C.

  The net proceeds of the Guaranteed Bonds were used to repay substantially all of the amounts outstanding under Facilities A, B and C. The remaining balance of Facilities A, B and C was replaced by a (Pounds)64,000,000 revolving loan facility maturing in May 2002 (the "New Facility"), under which advances will be made to CTI to finance its working capital requirements and finance capital expenditures in respect of Digital Terrestrial Television.

  Borrowings under the New Facility are secured by fixed and floating charges over substantially all of the assets and undertakings of Castle Transmission and bear interest at LIBOR plus the applicable margin plus cost rate.

  Included within bank loans and overdrafts is an amount of (Pounds)3,142,000 at March 31, 1997 and (Pounds)1,055,000 at December 31, 1997 representing finance costs deferred to future accounting periods in accordance with FRS4. As a result of the issuance of the Guaranteed Bonds and the New Facility, the remaining deferred financing costs of (Pounds)1,930,000, relating to Facilities A, B and C were charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

15 Provision for liabilities and charges

                                                        Castle Transmission
                                                    ----------------------------
                                                    At March 31, At December 31,
                                                        1997          1997
                                                    ------------ ---------------
                                                    (Pounds)000    (Pounds)000
On acquisition/at the start of the period..........    1,723          1,723
Fair value adjustments (see note 24)...............      --           1,016
Established in the period (see below)..............      --             417
Utilised in the period.............................      --            (999)
                                                       -----          -----
At the end of the period...........................    1,723          2,157
                                                       =====          =====

  Home Service did not make any provisions for liabilities and charges. On the acquisition by Castle Transmission, a provision was established for costs associated with the split of the BBC transmission business between Home Service and World Service comprising redundancy costs and costs relating to the relocation and reorganisation of shared sites. No payments or additional provisions were made in the one month period and the balance on acquisition and at March 31, 1997 was (Pounds)1,723,000.

  As a result of the completion of the fair value exercise this provision was reduced by (Pounds)234,000 and a further provision was made of (Pounds)1,250,000 in respect of a contingent liability for wind loading fees that existed at February 27, 1997. See notes 18 and 24 for further details.

  A further provision of (Pounds)417,000, in respect of these wind loading fees, was charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


16 Share capital

                             At March 31,  At December 31,
                                 1997           1997       At March 31, At December 31,
                              Number of       Number of        1997          1997
                                shares         shares      (Pounds)000    (Pounds)000
                            -------------- --------------- ------------ ---------------
   Authorised
   Equity: Ordinary Shares
    of 1 pence each........     11,477,290     11,477,290        115            115
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 11,465,812,710 11,465,812,710    114,658        114,658
                            -------------- --------------    -------        -------
                            11,477,290,000 11,477,290,000    114,773        114,773
                            ============== ==============    =======        =======
   Allotted, called up and
    fully paid
   Equity: Ordinary Shares
    of 1 pence each........     10,234,790     10,289,790        102            103
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 10,224,555,210 10,279,500,210    102,246        102,795
                            -------------- --------------    -------        -------
                            10,234,790,000 10,289,790,000    102,348        102,898
                            ============== ==============    =======        =======

  On incorporation the Company had an authorised share capital of 100 Ordinary Shares of (Pounds)1 each of which 1 share was allotted, called up and fully paid.

  On January 23, 1997, the 100 issued and unissued Ordinary Shares of (Pounds)1 each were subdivided into Ordinary Shares of 1 pence each and the authorised share capital of the Company was increased to (Pounds)114,772,900 by the creation of 11,467,290 additional Ordinary Shares of 1 pence each and by the creation of 11,465,812,710 Redeemable Preference Shares of 1 pence each.

  On February 28, 1997 the Company issued for cash 10,234,690 Ordinary Shares of 1 pence each at par and 10,224,555,210 Redeemable Preference Shares of 1 pence each at par.

  On September 19, 1997 a further 55,000 Ordinary Shares of 1 pence each and 54,945,000 Redeemable Preference Shares of 1 pence each were issued at par for cash. These shares were issued to certain members of the management team. Management believes that this sale price reflects the fair value of the shares at that date.

  The Redeemable Preference Shares are redeemable on December 31, 2050. The Company may also redeem any number of Redeemable Preference Shares at any time by giving at least two business days' notice in writing to the holders. In addition, the Company shall redeem in full all the Redeemable Preference Shares on or before the earlier or any listing or sale of 87.5 percent or more of the issued share capital. No premium is payable on redemption.

  The holders of the Redeemable Preference Shares are entitled to receive a dividend in respect of periods from January 1, 2004 at a rate of 5 percent per annum. Dividends shall accrue on a daily basis and shall, unless the Company is prohibited from paying dividends by the Companies Act 1985 or is not permitted by any financing agreement to which it is a party to pay such dividend, become a debt due from and payable to the holders of the Redeemable Preference Shares on January 1 of each year beginning January 1, 2005.

  In accordance with FRS4: Capital Instruments, a finance cost has been calculated to result in a constant rate of return over the period and carrying amount for these Redeemable Preference Shares and has been included in the profit and loss account as an appropriation.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On a winding up of the Company, the holders of the Redeemable Preference Shares would be entitled, in priority to any payment to the holders of the Ordinary Shares, to receive an amount equal to the nominal amount paid up on each Redeemable Preference Share together with all arrears and accruals of the preferential dividend payable thereon, whether or not such dividend has become due and payable.

  The holders of the Redeemable Preference Shares have no right to vote at any general meeting of the Company.

  At December 31, 1997 two of the shareholders held share warrants which entitled them to a maximum of 772,500 Ordinary Shares and 771,727,500 Redeemable Preference Shares issued at par. These are subject to adjustment in accordance with the conditions set out in the warrant instrument which relate to any reorganisation of the Company's share capital. The rights under the share warrants can be exercised by giving 7 days' notice to the Company. The rights lapse on the earliest of the following dates: the date of a listing of any part of the share capital on the Official List of the London Stock Exchange or any other stock exchange; the date of any sale of 85 percent or more of the issued share capital of the Company; the date on which the Company goes into liquidation; and February 28, 2007.

17 Reserves

                                                          Castle
                                                       Transmission
                                            -----------------------------------
                                               Period from       Period from
                                            February 28, 1997 April 1, 1997 to
                                            to March 31, 1997 December 31, 1997
                                            ----------------- -----------------
                                               (Pounds)000       (Pounds)000
   Profit and loss account
   At the start of the period.............         --                 325
   Retained profit/(loss) for the period..           7             (6,217)
   Additional finance cost of non-equity
    shares................................         318              2,862
                                                   ---             ------
   At the end of the period...............         325             (3,030)
                                                   ===             ======

18 Acquisition

  On February 28, 1997 the Company acquired the entire share capital of CTI. CTI had itself acquired the assets and liabilities of Home Service on February 27, 1997, with the intention of CTI's ensuing disposal to the Company.

  As the two transactions were enacted for the purpose of the sale and purchase of Home Service, a provisional fair value exercise was performed by CTI on the acquisition of the trade and net assets of Home Service on 27 February 1997, giving rise to acquisition goodwill of (Pounds)39.6 million.

  The fair value exercise was only provisional at March 31, 1997 as the elapsed time had not been sufficient to form a final judgement on the fair value adjustments. The fair value exercise has now been finalised and as a result goodwill has been increased by (Pounds)1.2 million. See note 24.

  The consideration paid for the acquisition of the shares of CTI by the Company amounted to (Pounds)45 million plus fees of (Pounds)7.5 million. (Pounds)7.2 million had been paid or accrued at March 31, 1997, which gave rise to additional goodwill of (Pounds)7.5 million.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In addition, the BBC was paid (Pounds)199 million by CTI as a repayment of the loan made by the BBC on the transfer of the assets and liabilities of Home Service. The total consideration paid by the Group amounted to (Pounds)244 million (excluding fees), which resulted in total goodwill in the Consolidated Financial Statements of (Pounds)48 million. This goodwill has been capitalised and will be written off over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

19 Commitments

  (a) Capital commitments at the end of the financial period for which no provision has been made, were as follows:

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Contracted........................    4,192        4,785         11,431
   Authorised but not contracted.....    7,969        6,490         89,729
                                         =====        =====         ======

  (b) Annual commitments under non-cancellable operating leases were as follows:

                                                                 Castle
                                                              Transmission
                                                         -----------------------
                                                             At December 31,
                                                                  1997
                                                         -----------------------
                                                          Land and
                                                          buildings     Other
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Operating leases which expire:
   Within one year......................................      90         159
   In the second to fifth years inclusive...............     343         385
   Over five years......................................     235         --
                                                             ---         ---
                                                             668         544
                                                             ===         ===

20 Pension scheme

 Home Service

  Home Service participated in a multi-employer pension scheme operated by the BBC. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the BBC and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. Pension scheme assets are not apportioned between different parts of the BBC.

  The pension rate charged to Home Service was 4.5 percent for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997. This charge took into account the surplus shown by the last actuarial valuation of the BBC scheme. Amounts charged were as follows: (Pounds)521,000 in 1996 and (Pounds)491,000 in the period from April 1, 1996 to February 27, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Castle Transmission

  The pension charge is not comparable between Home Service and Castle Transmission due to the former having a reduced charge as a result of the surplus in the BBC Pension scheme.

  Under the terms of the sale agreement Castle Transmission was temporarily participating in the BBC Pension scheme until July 31, 1997. From August 1, 1997 the Group was committed under the sale agreement to establish its own pension scheme.

  In respect of past service benefits, members were able to choose between transferring past service benefits to the Group scheme or leaving them in the BBC Pension scheme. To the extent that past service benefits were transferred, the BBC Pension scheme made a full transfer payment to the Group scheme calculated in accordance with the actuarial basis as set out in the sale agreement.

  The pension charge for the period from February 28, 1997 to March 31, 1997 included in the accounts represented contributions payable to the BBC Pension scheme and amounted to (Pounds)156,000. Contributions are calculated at the employers' contribution rate of 17.7 per cent of pensionable salary. The contribution rate has been determined by a qualified actuary and is specified in the sale agreement.

  At August 1, 1997 Castle Transmission established its own pension scheme. This is a defined benefit scheme and assets were transferred from the BBC Pension scheme to the extent that members chose to transfer past benefits. From August 1, the Castle Transmission Pension Scheme will be liable in respect of future pension benefits. The pension charge for the period from April 1, 1997 to December 31, 1997 was (Pounds)1,490,000.

  There were no outstanding or prepaid contributions at either the beginning or end of the financial periods.

  The Group also established a defined contribution scheme which will have a backdated start date of August 1, 1997. This scheme will be open to employees joining the Group after March 1, 1997. The defined benefit scheme will not be open to these employees. The pensionable charge for the period from April 1, 1997 to December 31, 1997 represents contributions under this scheme amounting to (Pounds)nil.

21 Reconciliation of operating profit to operating cash flows

                                   Home Service               Castle  Transmission
                            --------------------------- ---------------------------------
                                          Period from      Period from      Period from
                            Year Ended   April 1, 1996  February 28, 1997  April 1, 1997
                             March 31,  to February 27,   to March 31,    to December 31,
                               1996          1997             1997             1997
                            ----------- --------------- ----------------- ---------------
                            (Pounds)000   (Pounds)000      (Pounds)000      (Pounds)000
   Operating profit........    7,785        14,002            1,245            8,776
   Depreciation and
    amortisation charge....   12,835        13,038            1,819           16,854
   (Increase)/Decrease in
    stocks.................     (678)          294               (2)            (746)
   Decrease/(Increase) in
    debtors................    2,571          (258)          (5,372)          (2,937)
   Increase/(Decrease) in
    creditors..............    1,798          (649)           8,066            6,036
                              ------        ------           ------           ------
   Cash inflow from
    operating activities...   24,311        26,427            5,756           27,983
                              ======        ======           ======           ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


22 Analysis of cash flows for headings noted in the cash flow statement

                                  Home Service                Castle Transmission
                          ---------------------------- ---------------------------------
                                        Period from       Period from      Period from
                          Year Ended  April 1, 1996 to February 28, 1997  April 1, 1997
                           March 31,    February 27,      to March 31,   to December 31,
                             1996           1997             1997             1997
                          ----------- ---------------- ----------------- ---------------
                          (Pounds)000   (Pounds)000       (Pounds)000      (Pounds)000
Returns on investment
 and servicing of
 finance
Interest received.......        --            --                 49              242
Interest paid...........        --            --               (934)          (2,670)
                            -------       -------          --------         --------
Net cash outflow for
 returns on investment
 and servicing of
 finance................        --            --               (885)          (2,428)
                            =======       =======          ========         ========
Capital expenditure and
 financial investments
Purchase of tangible
 fixed assets...........    (18,079)      (21,810)             (748)         (14,361)
Proceeds on disposal of
 tangible fixed assets..        889         1,718               --               --
                            -------       -------          --------         --------
Net cash outflow for
 capital expenditure and
 financial investments..    (17,190)      (20,092)             (748)         (14,361)
                            =======       =======          ========         ========
Acquisitions and
 disposals
Purchase of subsidiary
 undertaking (see note
 24)....................        --            --            (52,141)            (307)
Amount paid to BBC on
 acquisition............        --            --           (199,000)             --
                            -------       -------          --------         --------
Net cash outflow for
 acquisition and
 disposals..............        --            --           (251,141)            (307)
                            =======       =======          ========         ========
Financing
Issue of shares.........        --            --            102,348              550
Increase/(decrease) in
 corporate funding......     (7,121)       (6,335)              --               --
Debt due beyond a year:
Facility A (net of issue
 costs).................        --            --            120,056              --
Facility B (net of issue
 costs).................        --            --             34,302              --
Repayment of Facility A
 and B..................        --            --                --          (157,500)
New Facility............        --            --                --            24,000
Guaranteed Bonds........        --            --                --           120,527
                            -------       -------          --------         --------
Net cash
 inflow/(outflow) from
 financing..............     (7,121)       (6,335)          256,706          (12,423)
                            =======       =======          ========         ========

23 Analysis of net debt due after one year

                                                          Other
                            At February 27,              non-cash   At March 31,
                                 1997        Cashflow     changes       1997
                            --------------- ----------- ----------- ------------
                              (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................       --            9,688       --           9,688
   Debt due after 1 year...       --         (154,358)      --        (154,358)
                                  ---        --------       ---       --------
                                  --         (144,670)      --        (144,670)
                                  ===        ========       ===       ========

                                                        Other
                            At March 31,              non-cash   At December 31,
                                1997      Cashflow     changes        1997
                            ------------ ----------- ----------- ---------------
                            (Pounds)000  (Pounds)000 (Pounds)000   (Pounds)000
   Cash at bank and in
    hand...................      9,688     (1,536)        --           8,152
   Finance leases..........        --         --         (711)          (711)
   Debt due after 1 year...   (154,358)    12,973      (2,142)      (143,527)
                              --------     ------      ------       --------
                              (144,670)    11,437      (2,853)      (136,086)
                              ========     ======      ======       ========

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


24 Purchase of subsidiary undertaking

                                      At March 31, Fair value  At December 31,
                                          1997     adjustments      1997
                                      ------------ ----------- ---------------
                                      (Pounds)000  (Pounds)000   (Pounds)000
   Net assets acquired:
     Tangible fixed assets...........    207,038        --         207,038
     Stocks..........................        119        134            253
     Debtors.........................      4,972        (97)         4,875
     Creditors--trade................     (6,033)        49         (5,984)
           --owed to BBC on
           acquisition...............   (199,000)       --        (199,000)
     Provisions (see note 15)........     (1,723)    (1,016)        (2,739)
                                        --------     ------       --------
     Adjusted net assets acquired....      5,373       (930)         4,443
     Goodwill........................     46,768      1,237         48,005
                                        --------     ------       --------
     Cost of acquisition including
      related fees...................     52,141        307         52,448
                                        ========     ======       ========
   Satisfied by:
     Cash............................     52,141        307         52,448
                                        ========     ======       ========

  The total consideration paid by Castle Transmission included the assumption and subsequent repayment of (Pounds)199 million paid to the BBC, see note 18.

 Fair value adjustments

  The fair value adjustments result from the completion of the fair value exercise performed by CTI on the acquisition of Home Service and the under accrual of fees by the Company, in relation to the acquisition of CTI, at March 31, 1997. The (Pounds)1,237,000 increase in goodwill relates predominantly to the provision of (Pounds)1,250,000 in respect of a dispute over wind loading fees. This dispute was an existing contingent liability at the date of acquisition and consequently provision has been made against the fair value of the assets and liabilities of Home Service at February 27, 1998.

25 Related party disclosures

 Home Service

  Throughout the year ended March, 31 1996 and the period from April 1, 1996 to February 27, 1997, Home Service entered into a number of transactions with other parts of the BBC. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 "Related Party Disclosures" as they have been undertaken between different parts of the BBC, and are eliminated in the consolidated accounts of the BBC. However, brief details of the nature of these transactions are set out below.

  The majority of Home Service's income arises from trading with other parts of the BBC. Prices are set at BBC group level on the basis of cost budgets prepared by Home Service. The aggregate value of such sales in each of the years covered by the combined financial statements is given in Note 3.

  Administrative costs include expenses re-charged to Home Service by the BBC. These re-charges related to costs incurred centrally in respect of pension, information technology, occupancy and other administration costs. These charges amounted to (Pounds)5.8 million in 1996 and (Pounds)1.2 million in the period between April 1, 1996 and February 27, 1997. The reduced charge for the period to February 27, 1997 is a result of more functions being carried out by employees of Home Service in preparation for the change to a stand alone entity.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In addition, re-charges were also made for distribution costs relating to telecommunication links between the BBC and the transmitting stations and these were then internally re-charged to other parts of the BBC. The charges amounted to (Pounds)5.6 million in 1996 and (Pounds)6.4 million in the period between April 1, 1996 and February 27, 1997.

 Castle Transmission

  The Shareholders of Castle Transmission are:

  Crown Castle International Corp. ("CCIC", formerly Castle Tower Holding Corp.), Candover Investments plc and funds managed by it ("Candover"), TeleDiffusion de France International S.A ("TdF") and Berkshire Partners LLC and funds managed by it ("Berkshire"). They are considered to be related parties as they are the consortium who own 99 percent of the shares of the Company.

  Castle Transmission paid fees to shareholders in respect of expenses incurred during the acquisition and success fees. Castle Transmission also has management agreements with CCIC (for commercial and financial advice and training and consultancy) and TdF (for technical advice and consulting), these agreements run for five years from February 28, 1997. Fees are payable on the basis of an annual fee for agreed services provided to Castle Transmission, together with fees on a commercial arm's length basis for any additional services provided. In addition Castle Transmission has agreed to reimburse shareholders' expenses in relation to attendance at board meetings. The amounts paid and accrued by the Company during the period were as follows:

                                                                   Total amounts
                                                                    payable at
                                 Amounts     Amounts     Amounts     March 31,
   Related party                expensed   capitalised    paid         1997
   -------------               ----------- ----------- ----------- -------------
                               (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC.......................      20        1,763       1,763          20
   Candover...................       1          244         244           1
   TdF........................     --           129         --          129
   Berkshire..................       1          315         316         --
                                   ---        -----       -----         ---
                                    22        2,451       2,323         150
                                   ===        =====       =====         ===

                            Total amounts                                     Total amounts
                             payable at                                        payable at
                              March 31,     Amounts     Amounts     Amounts   December 31,
   Related party                1997       expensed   capitalised    paid         1997
   -------------            ------------- ----------- ----------- ----------- -------------
                             (Pounds)000  (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC....................       20          253         --          246           27
   Candover................        1           16         --           13            4
   TdF.....................      129          --          --          129          --
   Berkshire...............      --            55         --           43           12
                                 ---          ---         ---         ---          ---
                                 150          324         --          431           43
                                 ===          ===         ===         ===          ===

 Ongoing BBC relationship

  At the time of the acquisition of Home Service, Castle Transmission entered into a ten year transmission contract with the BBC for the provision of domestic terrestrial analogue television and radio transmission services expiring on March 31, 2007. Thereafter, the contract continues until terminated by twelve months notice by either party on March 31 in any contract year from and including March 31, 2007. It may also be terminated early if certain conditions are met.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The contract provides for charges of approximately (Pounds)46 million to be payable by the BBC to Castle Transmission for the year to March 31, 1998. Castle Transmission's charges for subsequent years of the contract are largely determined by a formula which escalates the majority of the charges by a factor which is 1% below the rate of increase in the Retail Price Index over the previous calendar year. Those elements of the charges which are subject to the escalation formula for the contract year commencing April 1, 1998 amount to approximately (Pounds)46 million.

26 Post balance sheet events

  On January 23, 1998, the Board of Directors adopted: (i) the All Employee Share Option Scheme; (ii) the Management Share Option Scheme; and (iii) individual share option arrangements for certain directors of the Company.

  The All Employee Share Option Scheme provides for an unlimited number of shares to be granted to all employees of the Company. The Board may select any number of individuals to apply for the grant of an option. Not later than thirty days following the date by which an application must be made, the Board may grant to each applicant the number of options specified in his application. These options may be exercised at the earliest of the third anniversary of the date of grant, in the event of a flotation or in the event of a take-over, reconstruction, liquidation or option exchange as set out in the Scheme rules. For options granted under this scheme the option price and the number of shares will not change during the life of the option.

  Under the terms of the Management Share Option Scheme and the individual share option arrangements, share options may be granted to employees or directors of the Company as determined by the Board of Directors up to a maximum of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares. Options will vest over periods of up to four years and have a maximum term of up to nine years. For options over 223,333 Ordinary Shares and 223,110,000 Redeemable Preference Shares, the option price and the number of shares will not change during the life of the option. The remaining options are subject to certain performance criteria.

  On January 23, 1998 and January 30, 1998 the Company granted options to purchase an aggregate of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares under the terms of the individual share option arrangements and the Management Share Option Scheme, respectively. The weighted average price for such options is 1.16 pence for Ordinary Shares and 1.16 pence for Redeemable Preference Shares. The weighted average vesting period for such options is 1.13 years. Any accounting charge resulting from a difference between the fair value of the rights to the shares at the date of grant and the amount of consideration to be paid for the shares will be charged to the profit and loss account in the year to December 31, 1998 and subsequent years according to the vesting provisions of the arrangements. Where the options are subject to performance criteria, the amount initially recognised will be based on a reasonable expectation of the extent to which these criteria will be met and will be subject to subsequent adjustments as necessary to deal with changes in the probability of performance criteria being met.

  Update of post balance sheet events (Unaudited)

  On March 23, 1998, the Company granted options to purchase an aggregate of 40,750 Ordinary Shares and 40,709,250 Redeemable Preference Shares under the terms of the All Employee Share Option Scheme. The price for such options is
1.00 pence for both Ordinary Shares and Redeemable Preference Shares. The vesting period for such options is three years.

  The accounting charge related to all share options included within the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)2,330,000.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On April 23, 1998, the Board of Directors adopted share option arrangements for certain individuals. On that same date, the Company granted options to purchase 60,000 Ordinary Shares and 59,940,000 Redeemable Preference Shares under the terms of such share option arrangements. These options will vest over a period of four years and have a maximum term of six years. The weighted average price of such options is 1.75 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is two years.

  On July 1, 1998 and July 15, 1998, CCIC granted options to purchase 59,932 ordinary shares in CCIC to employees of CTI under terms of individual share option arrangements. The weighted average price for such options is $37.54. These options vested on August 18, 1998. The accounting charge related to these options included in the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)978,000.

  On July 15, 1998, the Board of Directors of the Company resolved that the Management Share Option Scheme would not be subject to any performance criteria and would vest on a time basis only.

  An August 11, 1998, the Company granted options to purchase 15,690 Ordinary Shares and 15,674,310 Redeemable Preference Shares under the terms of the Management Share Option Scheme. The weighted average price for such options is
2.5 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is 2.7 years.

  On August 21, 1998, the Company issued 515,000 Ordinary Shares and 514,485,000 Redeemable Preference Shares to CCIC for cash at par under the terms of the warrant. In addition, CCIC subscribed for 10,210 Ordinary Shares and 10,199,790 Redeemable Preference Shares for cash at a premium of 1.5 pence per share.

  On August 21, 1998, the Company became an 80% owned subsidiary of CCIC. On that same date, (i) all issued and unissued Redeemable Preference Shares were redesignated as Ordinary Shares; and (ii) all existing options to purchase shares in the Company were converted into options to purchase shares in CCIC at the rate of 7 shares in CCIC for every 1000 shares in the Company.

27 Summary of differences between United Kingdom and United States generally accepted accounting principles

  These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. The differences that affect Home Service and Castle Transmission are set out below:

  (a) Tangible fixed assets

  During 1993 Home Service revalued upwards its investments in certain identifiable tangible fixed assets. Such upward revaluation is not permissible under US GAAP. Rather, depreciated historical cost must be used in financial statements prepared in accordance with US GAAP.

  In the period between April 1, 1996 and February 27, 1997 there were a number of transfers of fixed assets to and from other parts of the BBC as explained in note 10. For US GAAP purposes these transfers have been accounted for under the as-if-pooling-of-interests method for transactions between entities under common control.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (b) Deferred taxation

  Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

  (c) Pensions

  The Group accounts for costs of pensions under the rules set out in the UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

  (d) Capitalised interest

  Under US GAAP, interest incurred during the construction periods of tangible fixed assets is capitalised and depreciated over the life of the assets.

  (e) Redeemable preference shares

  Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as a component of total shareholders' funds. US GAAP requires such redeemable preference shares to be classified outside of shareholders' funds.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (f) Cash flow statement

  Under US GAAP various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flows from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP, acquisitions and disposals would be included as investing activities.

  Movements in those current investments which are included under the heading of cash under US GAAP form part of the movements entitled "Management of liquid resources" in the consolidated cash flow statements.

  Summary combined statements of cash flows for Castle Transmission prepared in accordance with US GAAP are set out below:

                                        Home Service                         Castle Transmission
                          ---------------------------------------- ----------------------------------------
                                                          Two      Period from                     Eight
                             Year       Period from      Months    February 28,   Period from     Months
                             Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                           March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                             1996          1997           1997         1997          1997          1998
                          ----------- --------------- ------------ ------------ --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                      (Unaudited)                               (Unaudited)
Net cash provided by
 operating activities...     24,311        28,146         5,161        4,871         25,555        27,226
Net cash used by
 investing activities...    (17,190)      (21,811)         (711)     (52,889)       (14,668)      (36,135)
Net cash (used)/provided
 by financing
 activities.............     (7,121)       (6,335)       (4,450)      57,706        (12,423)        9,955
                            -------       -------        ------      -------        -------       -------
Net increase/(decrease)
 in cash and cash
 equivalents............        --            --            --         9,688         (1,536)        1,046
Cash and cash
 equivalents at
 beginning of period....        --            --            --           --           9,688         8,152
                            -------       -------        ------      -------        -------       -------
Cash and cash
 equivalents at end of
 period.................        --            --            --         9,688          8,152         9,198
                            =======       =======        ======      =======        =======       =======

  The following is a summary of the approximate effect on Home Service's and Castle Transmission's net profit and corporate funding/shareholders' funds of the application of US GAAP.

                                        Home Service                            Castle Transmission
                          ---------------------------------------- ---------------------------------------------
                                                          Two                                           Eight
                             Year       Period from      Months       Period from      Period from     Months
                             Ended     April 1, 1996     Ended     February 28, 1997  April 1, 1997     Ended
                           March 31,  to February 27, February 27,   to March 31,    to December 31, August 31,
                             1996          1997           1997           1997             1997          1998
                          ----------- --------------- ------------ ----------------- --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000     (Pounds)000      (Pounds)000   (Pounds)000
                                                      (Unaudited)                                    (Unaudited)
Net profit/(loss) as re-
 ported in the profit
 and loss accounts......     7,785        14,002         2,697            325            (3,355)        2,145
US GAAP adjustments:
  Depreciation
   adjustment on
   tangible fixed
   assets...............     3,707         3,993           726            --                --            --
  Pensions..............       --            --            --             --                 65           108
  Capitalised interest..       --            --            --              78               801         1,385
                            ------        ------         -----           ----            ------         -----
Net income/(loss) under
 US GAAP................    11,492        17,995         3,423            403            (2,489)        3,638
Additional finance cost
 of non-equity shares...       --            --            --            (318)           (2,862)          --
                            ------        ------         -----           ----            ------         -----
Net income/(loss)
 attributable to
 ordinary shareholders
 under US GAAP..........    11,492        17,995         3,423             85            (5,351)        3,638
                            ======        ======         =====           ====            ======         =====

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Home Service            Castle Transmission
                             ------------ -----------------------------------------
                                   At March 31,
                             ------------------------ At December 31, At August 31,
                                 1996        1997          1997           1998
                             ------------ ----------- --------------- -------------
                             (Pounds)000  (Pounds)000   (Pounds)000    (Pounds)000
                                                                       (Unaudited)
   Corporate
    funding/shareholders'
    funds as reported in
    the balance sheets.....    202,429      102,673        99,868        109,748
   US GAAP adjustments:
     Depreciation adjust-
      ment on tangible
      fixed assets.........    (35,945)         --            --             --
     Pensions..............        --           --             65            173
     Capitalised interest..        --            78           879          2,264
     Redeemable preference
      shares (including ad-
      ditional finance cost
      of non-equity
      shares)..............        --      (102,564)     (105,975)           --
                               -------     --------      --------        -------
   Corporate
    funding/shareholders'
    funds/(deficit) under
    US GAAP................    166,484          187        (5,163)       112,185
                               =======     ========      ========        =======

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Crown Castle
 International Corp.:

  We have audited the accompanying statement of net assets of Bell Atlantic Mobile Tower Operations as of September 30, 1998, and the related statements of revenues and direct expenses for the nine months ended September 30, 1998 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of net assets and the related statements of revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets and the related statements of revenues and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of net assets and the related statements of revenues and direct expenses. We believe that our audit provides a reasonable basis for our opinion.

  The statements of net assets and revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in note 1, such statements do not reflect certain corporate overhead expenses incurred by Bell Atlantic Mobile, the contributor of the net assets, on behalf of the tower operations.

  In our opinion, the statements referred to above present fairly, in all material respects, the net assets of Bell Atlantic Mobile Tower Operations as of September 30, 1998, and the related revenues and direct expenses for the nine months ended September 30, 1998 and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG LLP

December 8, 1998

                              BELL ATLANTIC MOBILE
                                TOWER OPERATIONS

                            STATEMENT OF NET ASSETS
                           (In thousands of dollars)

                               September 30, 1998

Prepaid expenses and other current assets.............................. $    48
Property and equipment, net............................................  84,089
                                                                        -------
    Net Assets......................................................... $84,137
                                                                        =======



                       See notes to financial statements.

                              BELL ATLANTIC MOBILE
                                TOWER OPERATIONS

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES
                           (In thousands of dollars)

                                                                    Nine months
                                                       Year ended      ended
                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
Site rental revenues.................................   $  6,480     $  8,302
Costs of operations..................................     15,131       12,285
Depreciation and amortization........................      7,221        6,206
                                                        --------     --------
  Loss from Tower Operations.........................   $(15,872)    $(10,189)
                                                        ========     ========



                       See notes to financial statements.

                     BELL ATLANTIC MOBILE TOWER OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           (In thousands of dollars)

1. Basis of Presentation and Summary of Significant Accounting Policies

 Basis of Presentation

  On December 8, 1998 Crown Castle International Corp. ("CCIC") and Bell Atlantic Mobile and certain entities controlled by Bell Atlantic Mobile ("BAM") entered into a formation agreement in order to create Crown Atlantic Company LLC ("Crown Atlantic"). Under the terms of the agreement, BAM will contribute tower structures and certain related assets while CCIC will contribute cash and shares of its common stock to Crown Atlantic and its parent company, respectively. The tower structures and related assets consist of the tower facilities that were previously part of BAM's cellular operations. Their locations span New York, New England, Philadelphia, Pittsburgh, Washington-Baltimore and certain areas in the Southeast and Southwest.

  Under the formation agreement, Crown Atlantic will assume all obligations of BAM as landlord, licensor or tenant relating to the tower space leases with respect to the period after the closing date. Crown Atlantic will also assume all obligations of BAM subsequent to the closing date relating to the operation of the towers and any contracts entered into by BAM during the ordinary course of business of BAM relating to the towers but only to the extent that such contracts were chosen to be included in the obligations assumed by Crown Atlantic. Under the terms of the formation agreement, Crown Atlantic did not assume certain liabilities as defined in the actual terms of the formation agreement.

  The accompanying statement of net assets reflects the assets to be contributed by BAM to Crown Atlantic pursuant to the formation agreement. The statement of net assets reflects BAM's historical carrying values of the contributed assets, adjusted to exclude certain assets which will not be contributed as part of the formation agreement.

  The accompanying statements of revenue and direct expenses reflect operations related to the tower assets to be contributed by BAM to Crown Atlantic per the formation agreement. Certain direct and indirect operating costs of BAM have been allocated and included in the costs of operations. The allocated amounts totaled $3,501 and $2,811 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. Such allocations are based on determinations that management believes are reasonable, but may not be necessarily indicative of such costs incurred by Crown Atlantic in the future. The statements of revenues and direct expenses do not include allocated costs related to general corporate overhead, interest expense and income taxes and therefore may not be indicative of future operations.

  The accompanying statement of net assets and the related statements of revenues and direct expenses were prepared for the purpose of complying with the requirements of the Securities and Exchange Commission and are not intended to be a complete presentation of Bell Atlantic Mobile's assets and liabilities or revenues and expenses.

 Summary of Significant Accounting Policies

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

  Site rental revenues are recognized on a monthly basis under lease or management agreements. Site rental revenues represent charges for tower usage billed to third party customers under lease arrangements.

                             BELL ATLANTIC MOBILE
                               TOWER OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                           (In thousands of dollars)

2. Property and Equipment

  Property and equipment are stated at historical costs. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Property and equipment at September 30, 1998 consisted of the following:

                                                           Estimated
                                                          Useful Lives
                                                          ------------
Land.....................................................              $ 20,941
Telecommunication towers and related equipment...........   12 years     96,379
                                                                       --------
                                                                        117,320
Less: accumulated depreciation...........................               (33,231)
                                                                       --------
                                                                       $ 84,089
                                                                       ========

                                  $200,000,000


                        CROWN CASTLE INTERNATIONAL CORP.

 Offer to Exchange all Outstanding 12 3/4% Senior Exchangeable Preferred Stock
                                  due 2010 for
     12 3/4% Senior Exchangeable Preferred Stock due 2010, which have been
                  Registered under the Securities Act of 1933

                               ----------------
                                   Prospectus
                                       , 1999
                               ----------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

  Accordingly, the Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) provide that the Company shall, to the maximum extent permitted under the DGCL indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent or another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

  Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

  The Company's By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's By-laws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's By-laws or otherwise.

  The Company's By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's By-laws or otherwise. The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  The Company's By-laws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  **2.1  Asset Purchase and Merger Agreement among Crown Network Systems, Inc.,
         Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and Castle
         Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower Holding
         Corp. dated July 11, 1997

  **2.2  First Amended and Restated Asset Purchase and Merger Agreement among
         Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
         Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
         Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997

  **2.3  Stock Purchase Agreement by and between Castle Tower Holding Corp.,
         Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
         Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
         Agreement")

 ***2.4  Share Exchange Agreement among Castle Transmission Services (Holdings)
         Ltd., Crown Castle International Corp., T 1 Diffusion de France
         International S.A., Digital Future Investments B.V. and certain shareholders of Castle Transmission Services (Holdings) Ltd. dated as of April 24, 1998

    3.1  Restated Certificate of Incorporation of Crown Castle International
         Corp. dated August 21, 1998

    3.2  Amended and Restated By-laws of Crown Castle International Corp. dated
         August 21, 1998

    3.3  Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock due 2010 of Crown Castle International
         Corp.

  **4.1  Indenture dated as of November 25, 1997 between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee (including exhibits).


 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
   **4.2  Amended and Restated Stockholders Agreement among Castle Tower
          Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert
          A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated August 15, 1997

   **4.3  Article Fourth of Certificate of Incorporation of Castle Tower
          Holding Corp. (included in Exhibits 3.1 and 3.3)

   **4.4 Trust Deed related to (Pounds)125,000,000 9 percent. Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
          Transmission International Ltd. and Castle Transmission Services
          (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
          Corporation p.l.c., as Trustee, dated May 21, 1997

   **4.5  First Supplemental Trust Deed related to (Pounds)125,000,000 9 percent Guaranteed Bonds due 2007 among Castle Transmission (Finance)
          PLC, as Issuer, Castle Transmission International Ltd. and Castle
          Transmission Services (Holdings) Ltd., as Guarantors, and The Law
          Debenture Trust Corporation p.l.c., as Trustee, dated October 17,
          1997

  ***4.6  Specimen Certificate of Common Stock
    *4.7  Indenture dated as of December 21, 1998 between Crown Castle
          International Corp. and the United States Trust Company, as Trustee
          (including exhibits)

    *5    Opinion of Cravath, Swaine & Moore.

  **10.1  Registration Rights Agreement by and among Crown Castle International
          Corp. and Lehman Brothers Inc. and Credit Suisse First Boston
          Corporation dated as of November 25, 1997

 ***10.2  Amended and Restated Loan Agreement by and among Crown Communication
          Inc., Crown Castle International Corp. de Puerto Rico, Key Corporate
          Capital Inc. and certain lenders dated July 10, 1998

  **10.8  Amended and Restated Limited Holdco Guaranty by Crown Castle
          International Corp., in favor of KeyBank National Association, as
          Agent, dated November 25, 1997

  **10.9  Memorandum of Understanding regarding Management and Governance of
          Castle Tower Holding Corp. and Crown Communications, Inc. dated
          August 15, 1997

  **10.10 Site Commitment Agreement between Nextel Communications, Inc. and
          Castle Tower Corporation dated July 11, 1997

  **10.11 Independent Contractor Agreement by and between Crown Network
          Systems, Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997

  **10.12 Independent Contractor Agreement between Crown Network Systems, Inc.
          and Powerfone, Inc. d/b/a Nextel Communications dated September 30,
          1996

  **10.13 Independent Contractor Agreement by and between APT Pittsburgh
          Limited Partnership and Crown Network Systems, Inc. dated December 3,
          1996

  **10.14 Master Lease Agreement between Sprint Spectrum, L.P. and Robert Crown d/b/a Crown Communications dated June 11, 1996 ("Sprint Master Lease
          Agreement")

  **10.15 First Amendment to Sprint Master Lease Agreement, dated July 5, 1996
          (included in Exhibit 10.14)

  **10.16 Second Amendment to Sprint Master Lease Agreement, dated January 27,
          1997 (included in Exhibit 10.14)

  **10.17 Master Lease Agreement between Powerfone, Inc. d/b/a Nextel
          Communications and Robert A. Crown d/b/a Crown Communications dated
          October 3, 1996

  **10.18 Master Lease Agreement between APT Pittsburgh Limited Partnership and
          Robert Crown d/b/a Crown Communications dated December 3, 1996

  **10.19 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6(II) and Robert A. Crown d/b/a Crown Communications dated December
          29, 1995, as amended by a letter agreement dated as of October 28,
          1997


 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
  **10.20 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6(II) and Robert A. Crown d/b/a Crown Communications dated December
          29, 1995, as amended by a letter agreement dated as of October 28,
          1997

  **10.21 Castle Tower Holding Corp. 1995 Stock Option Plan (Third Restatement)

  **10.22 Services Agreement between Castle Transmission International Ltd.
          (formerly known as Castle Transmission Services Ltd.) and Castle
          Tower Holding Corp. dated February 28, 1997

  **10.23 Shareholders Agreement among Berkshire Fund IV Investment Corp.,
          Berkshire Investors LLC, Berkshire Partners LLC, Candover Investments
          PLC, Candover (Trustees) Limited, Candover Partners Limited (as general partner for four limited partnerships), Castle Tower Holding
          Corp., T 1 Diffusion de France International S.A., and Diohold
          Limited (now known as Castle Transmission Services (Holdings) Ltd.)
          dated January 23, 1997

  **10.24 First Amendment to Amended and Restated Stockholders Agreement by and among Crown Castle International Corp., Edward C. Hutcheson, Jr., Ted
          B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed as Investors dated January 28, 1998

  **10.25 Third Amendment to Sprint Master Lease Agreement, dated February 12,
          1998

    10.26 Stockholders Agreement between Crown Castle International Corp. and certain stockholders listed on Schedule 1 thereto, dated as of August
          21, 1998

 ***10.27 Agreement among Castle Transmission Services (Holdings) Ltd., Digital
          Future Investments B.V., Berkshire Partners LLC and certain shareholders of Castle Transmission Services (Holdings) Ltd. for the sale and purchase of certain shares of Castle Transmission Services
          (Holdings) Ltd., for the amendment of the Shareholders Agreement in respect of Castle Transmission Services (Holdings) Ltd. and for the granting of certain options dated April 24, 1998

    10.28 Governance Agreement among Crown Castle International Corp.,
          TeleDiffusion de France International S.A. and Digital Future
          Investments B.V., dated as of August 21, 1998

   *10.29 Form of Severance Agreement entered into between Crown Castle
          International Corp., and Ted Miller, George Reese, John Gwyn, Charles
          Green, Alan Rees and David Ivy

   *10.30 Shareholders Agreement among Crown Castle International Corp., T 1
          Diffusion de France International S.A. and Castle Transmission
          Services (Holdings) Limited dated August 1998

 ***10.31 Site Sharing Agreement between National Transcommunications Limited and The British Broadcasting Corporation dated September 10, 1991

 ***10.32 Transmission Agreement between The British Broadcasting Corporation and Castle Transmission Services Limited dated February 27, 1997

 ***10.33 Digital Terrestrial Television Transmission Agreement between The
          British Broadcasting Corporation and Castle Transmission
          International Ltd. dated February 10, 1998

 ***10.34 Agreement for the Provision of Digital Terrestrial Television
          Distribution and Transmission Services between British Digital
          Broadcasting plc and Castle Transmission International Ltd. dated
          December 18, 1997

 ***10.35 Loan Amendment Agreement among Castle Transmission International,
          Castle Transmission Services (Holdings) Ltd. and certain lenders dated May 21, 1997

 ***10.36 Crown Castle International Corp. 1995 Stock Option Plan (Fourth
          Restatement)

 ***10.37 Contract between British Telecommunications PLC and Castle
          Transmission International Inc. for the Provision of Digital
          Terrestrial Television Network Distribution Service dated May 13,
          1998


 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
 ***10.38 Site Marketing Agreement dated June 25, 1998 between BellSouth
          Mobility Inc. and Crown Communication Inc.

 ***10.39 Commitment Agreement between the British Broadcasting Corporation,
          Castle Tower Holding Corp., T 1 Diffusion de France International
          S.A. and T 1 Diffusion de France S.A.

   *10.40 Amended and Restated Services Agreement between Castle Transmission
          International Limited and T 1 Diffusion de France S.A. dated August
          1998

 ***10.41 Castle Transmission Services (Holdings) Ltd. All Employee Share
          Option Scheme dated as of January 23, 1998

 ***10.42 Rules of the Castle Transmission Services (Holdings) Ltd. Bonus Share
          Plan

   *10.43 Employee Benefit Trust between Castle Transmission Services
          (Holdings) Ltd. and Castle Transmission (Trustees) Limited

 ***10.44 Castle Transmission Services (Holdings) Ltd. Unapproved Share Option
          Scheme dated as of January 23, 1998

 ***10.45 Amending Agreement between the British Broadcasting Corporation and
          Castle Transmission International Limited dated July 16, 1998

    10.46 Rights Agreement dated as of August 21, 1998, between Crown Castle
          International Corp. and Chasemellon Shareholder Services, L.L.C.

 ***10.47 Deed of Grant of Option between Castle Transmission Series (Holdings)
          Ltd. and George Reese dated January 23, 1998

 ***10.48 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and David Ivy dated January 23, 1998

 ***10.49 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and David Ivy dated April 23, 1998

 ***10.50 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and Ted B. Miller, Jr., dated April 23, 1998

 ***10.51 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and Ted B. Miller, Jr., dated January 23, 1998

 ***10.52 Memorandum Regarding Proposed Initial Public Offering and Certain
          Transitional Changes Affecting Management dated July 2, 1998, between
          Crown Castle International Corp. and Robert A. and Barbara A. Crown

 ***10.53 Services Agreement dated July 2, 1998, by and between Crown Castle
          International Corp. and Robert A. and Barbara A. Crown

    10.56 Registration Rights Agreement dated as of December 21, 1998 by and among Crown Castle International Corp. and Lehman Brothers, Salomon
          Smith Barney and Goldman, Sachs & Co.

   *10.57 Formation Agreement relating to the formation of Crown Atlantic
          Company LLC, Crown Atlantic Holding Sub LLC, and Crown Atlantic
          Holding Company LLC dated December 1998 (including exhibits)

   *11    Computation of net loss per common share

   *12    Computation of Ratio of Earnings to Fixed Charges

   *21    Subsidiaries of Crown Castle International Corp.

    23.1  Consent of KPMG LLP

    23.2  Consent of Ernst & Young LLP

   *23.3  Consent of Cravath, Swaine & Moore (included in Exhibit 5)

--------
*   To be filed by amendment.
** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
*** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).

Schedule I--Condensed Financial Information of Registrant

  All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

Item 22. Undertakings

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes (i) to respond to requests for information that are incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of February, 1999

                                          Crown Castle International Corp.,

                                               /s/ Charles C. Green, III
                                          by: _________________________________
                                             Name: Charles C. Green, III
                                             Title: Executive Vice President
                                                 and Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles C. Green, III and Wesley D. Cunningham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 1st day of February, 1999.

              Signature                                     Title
              ---------                                     -----

      /s/ Ted B. Miller, Jr.           Chief Executive Officer and Vice Chairman of the
______________________________________  Board (Principal Executive Officer)
          Ted B. Miller, Jr.

         /s/ David L. Ivy              President and Director
______________________________________
             David L. Ivy

    /s/ Charles C. Green, III          Executive Vice President and Chief Financial
______________________________________  Officer (Principal Financial Officer)
        Charles C. Green, III

     /s/ Wesley D. Cunningham          Vice President, Chief Accounting Officer and
______________________________________  Corporate Controller (Principal Accounting
         Wesley D. Cunningham           Officer)

        /s/ Carl Ferenbach             Chairman of the Board
______________________________________
            Carl Ferenbach

        /s/ Michel Azibert             Director
______________________________________
            Michel Azibert

              Signature                                     Title
              ---------                                     -----

       /s/ Bruno Chetaille             Director
______________________________________
           Bruno Chetaille

       /s/ Robert A. Crown             Director
______________________________________
           Robert A. Crown

       /s/ Randall A. Hack             Director
______________________________________
           Randall A. Hack

   /s/ Edward C. Hutcheson, Jr.        Director
______________________________________
       Edward C. Hutcheson, Jr.

      /s/ Robert F. McKenzie           Director
______________________________________
          Robert F. McKenzie

                                       Director
______________________________________
          William A. Murphy

      /s/ Jeffrey H. Schutz            Director
______________________________________
          Jeffrey H. Schutz

    /s/ Charles C. Green, III
______________________________________
        Charles C. Green, III
           Attorney-in-Fact


                        CROWN CASTLE INTERNATIONAL CORP.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         BALANCE SHEET (Unconsolidated)
                (In thousands of dollars, except share amounts)

                                                                December 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,093  $ 53,092
  Receivables and other current assets......................    1,073       424
  Advances to subsidiaries, net.............................      388     2,611
                                                              -------  --------
      Total current assets..................................    7,554    56,127
Property and equipment, net of accumulated depreciation of
 $0 and $27 at December 31, 1996 and 1997, respectively.....       --       808
Investment in subsidiaries..................................    5,766   232,229
Investments in affiliates...................................    2,101    59,082
Deferred financing costs and other assets, net of
 accumulated amortization of $0 and $69 at December 31, 1996
 and 1997, respectively.....................................       49     7,075
                                                              -------  --------
                                                              $15,470  $355,321
                                                              =======  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and other accrued liabilities............  $   130  $  1,187
                                                              -------  --------
      Total current liabilities.............................      130     1,187
Long-term debt..............................................       --   151,593
                                                              -------  --------
      Total liabilities.....................................      130   152,780
                                                              -------  --------
Redeemable preferred stock, $.01 par value; 6,435,228 shares authorized:
  Senior Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--657,495
   (stated at redemption value; aggregate liquidation value
   of $0 and $68,916, respectively).........................       --    67,948
  Series A Convertible Preferred Stock; shares issued:
   December 31, 1996--862,455 and December 31, 1997--
   1,383,333 (stated at redemption and aggregate liquidation
   value)...................................................    5,175     8,300
  Series B Convertible Preferred Stock; 864,568 shares
   issued (stated at redemption and aggregate liquidation
   value)...................................................   10,375    10,375
  Series C Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--3,529,832
   (stated at redemption and aggregate liquidation value)...       --    74,126
                                                              -------  --------
      Total redeemable preferred stock......................   15,550   160,749
                                                              -------  --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 11,511,109 shares
   authorized:
    Class A Common Stock; shares issued: December 31, 1996--
     1,350,000 and December 31, 1997--1,041,565.............        3         2
    Class B Common Stock; shares issued: December 31, 1996--
     1,488,330 and December 31, 1997--9,367,165.............        3        19
  Additional paid-in capital................................      762    58,248
  Cumulative foreign currency translation adjustment........       --       562
  Accumulated deficit.......................................     (978)  (17,039)
                                                              -------  --------
      Total stockholders' equity (deficit)..................     (210)   41,792
                                                              -------  --------
                                                              $15,470  $355,321
                                                              =======  ========

     See notes to consolidated financial statements and accompanying notes.

                       CROWN CASTLE INTERNATIONAL CORP.

                   STATEMENT OF OPERATIONS (Unconsolidated)
                           (In thousands of dollars)

                                                     Years Ended December 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    ------  --------  --------
Other revenues..................................... $  --   $    --   $    329
Interest and other income..........................    --       171      2,028
General and administrative expenses................    --        --       (149)
Corporate development expenses.....................    --    (1,249)    (3,867)
Depreciation and amortization......................    --        --        (27)
Interest expense and amortization of deferred
 financing costs...................................    --        --     (4,594)
                                                    -----   -------   --------
Loss before income taxes and equity in earnings
 (losses) of subsidiaries and unconsolidated
 affiliate.........................................    --    (1,078)    (6,280)
Credit (provision) for income taxes................    --        49        (49)
Equity in earnings (losses) of subsidiaries........   (21)       72     (4,475)
Equity in losses of unconsolidated affiliate.......    --        --     (1,138)
                                                    -----   -------   --------
Net loss...........................................   (21)     (957)   (11,942)
Dividends on Senior Convertible Preferred Stock....    --        --     (2,199)
                                                    -----   -------   --------
Net loss after deduction of dividends on Senior
 Convertible Preferred Stock....................... $ (21)  $(1,957)  $(14,141)
                                                    =====   =======   ========

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.

                    STATEMENT OF CASH FLOWS (Unconsolidated)
                           (In thousands of dollars)

                                                     Years Ended December 31,
                                                   ---------------------------
                                                     1995     1996      1997
                                                   -------  -------  ---------
Cash flows from operating activities:
  Net loss........................................ $   (21) $  (957) $ (11,942)
  Adjustments to reconcile net loss to net cash
   provided by (used for) operating activities:
    Equity in losses (earnings) of subsidiaries...      21      (72)     4,475
    Amortization of deferred financing costs and
     discount on long-term debt...................      --       --      1,652
    Equity in losses of unconsolidated affiliate..      --       --      1,138
    Depreciation and amortization.................      --       --         27
    Decrease (increase) in receivables and other
     assets.......................................      --   (1,122)       551
    Increase (decrease) in accounts payable and
     other accrued liabilities....................      --      130       (103)
                                                   -------  -------  ---------
      Net cash provided by (used for) operating
       activities.................................      --   (2,021)    (4,202)
                                                   -------  -------  ---------
Cash flows from investing activities:
  Investment in subsidiaries......................  (4,972)      --    (89,989)
  Investments in affiliates.......................      --   (2,101)   (59,487)
  Net advances to subsidiaries....................    (100)    (288)    (2,223)
  Capital expenditures............................      --       --       (835)
                                                   -------  -------  ---------
      Net cash used for investing activities......  (5,072)  (2,389)  (152,534)
                                                   -------  -------  ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt........      --       --    150,010
  Proceeds from issuance of capital stock.........   5,072   10,503    139,867
  Principal payments on long-term debt............      --       --    (78,102)
  Incurrence of financing costs...................      --       --     (5,908)
  Purchase of capital stock.......................      --       --     (2,132)
                                                   -------  -------  ---------
      Net cash provided by financing activities...   5,072   10,503    203,735
                                                   -------  -------  ---------
Net increase in cash and cash equivalents.........      --    6,093     46,999
Cash and cash equivalents at beginning of year....      --       --      6,093
                                                   -------  -------  ---------
Cash and cash equivalents at end of year.......... $    --  $ 6,093  $  53,092
                                                   =======  =======  =========
Supplementary schedule of noncash investing and
 financing activities:
  Issuance of long-term debt in connection with
   acquisitions................................... $    --  $    --  $  78,102
  Issuance of Class B Common Stock in connection
   with acquisitions..............................      --       --     57,189
  Conversion of subsidiary's Convertible Secured
   Subordinated Notes to Series A Convertible
   Preferred Stock................................     743       --      3,657
Supplemental disclosure of cash flow information:
  Interest paid................................... $    --  $    --  $   2,943
  Income taxes paid...............................      --       --         --

     See notes to consolidated financial statements and accompanying notes.

                       CROWN CASTLE INTERNATIONAL CORP.

                NOTES TO FINANCIAL STATEMENTS (Unconsolidated)

1. Investment in Subsidiaries

   The Company's investment in subsidiaries is presented in the accompanying unconsolidated financial statements using the equity method of accounting. Under the terms of the Senior Credit Facility, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. The amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's subsidiaries. The restricted net assets of the Company's subsidiaries totaled $232,229,000 at December 31, 1997.

2. Long-term Debt

   Long-term debt consists of the Company's 10 5/8% Senior Discount Notes due 2007.

3. Income Taxes

   Income taxes reported in the accompanying unconsolidated financial statements are determined by computing income tax assets and liabilities on a consolidated basis, for the Company and members of its consolidated federal income tax return group, and then reducing such consolidated amounts for the amounts recorded by the Company's subsidiaries on a separate tax return basis.

                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
   **2.1 Asset Purchase and Merger Agreement among Crown Network Systems, Inc.,
         Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and Castle
         Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower Holding
         Corp. dated July 11, 1997

   **2.2 First Amended and Restated Asset Purchase and Merger Agreement among
         Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
         Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
         Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997

   **2.3 Stock Purchase Agreement by and between Castle Tower Holding Corp.,
         Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
         Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
         Agreement")

  ***2.4 Share Exchange Agreement among Castle Transmission Services (Holdings)
         Ltd., Crown Castle International Corp., T 1 Diffusion de France
         International S.A., Digital Future Investments B.V. and certain shareholders of Castle Transmission Services (Holdings) Ltd. dated as of April 24, 1998

     3.1 Restated Certificate of Incorporation of Crown Castle International
         Corp., dated August 21, 1998

     3.2 Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998

     3.3 Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock due 2010 of Crown Castle International
         Corp.

   **4.1 Indenture dated as of November 25, 1997 between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee (including exhibits).

   **4.2 Amended and Restated Stockholders Agreement among Castle Tower Holding
         Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated
         August 15, 1997

   **4.3 Article Fourth of Certificate of Incorporation of Castle Tower Holding
         Corp. (included in Exhibits 3.1 and 3.3)

   **4.4 Trust Deed related to (Pounds)125,000,000 9 percent. Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
         Transmission International Ltd. and Castle Transmission Services
         (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated May 21, 1997

   **4.5 First Supplemental Trust Deed related to (Pounds)125,000,000 9 percent
         Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as
         Issuer, Castle Transmission International Ltd. and Castle Transmission
         Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated October 17, 1997

  ***4.6 Specimen Certificate of Common Stock
    *4.7 Indenture dated as of December 21, 1998 between Crown Castle
         International Corp. and the United States Trust Company, as Trustee
         (including exhibits)

   **5   Opinion of Cravath, Swaine & Moore.

  **10.1 Registration Rights Agreement by and among Crown Castle International
         Corp. and Lehman Brothers Inc. and Credit Suisse First Boston
         Corporation dated as of November 25, 1997

 ***10.2 Amended and Restated Loan Agreement by and among Crown Communication
         Inc., Crown Castle International Corp. de Puerto Rico, Key Corporate
         Capital Inc. and certain lenders dated July 10, 1998


 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
  **10.8  Amended and Restated Limited Holdco Guaranty by Crown Castle
          International Corp., in favor of KeyBank National Association, as
          Agent, dated November 25, 1997

  **10.9  Memorandum of Understanding regarding Management and Governance of
          Castle Tower Holding Corp. and Crown Communications, Inc. dated
          August 15, 1997

  **10.10 Site Commitment Agreement between Nextel Communications, Inc. and
          Castle Tower Corporation dated July 11, 1997

  **10.11 Independent Contractor Agreement by and between Crown Network
          Systems, Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997

  **10.12 Independent Contractor Agreement between Crown Network Systems, Inc.
          and Powerfone, Inc. d/b/a Nextel Communications dated September 30,
          1996

  **10.13 Independent Contractor Agreement by and between APT Pittsburgh
          Limited Partnership and Crown Network Systems, Inc. dated December 3,
          1996

  **10.14 Master Lease Agreement between Sprint Spectrum, L.P. and Robert Crown d/b/a Crown Communications dated June 11, 1996 ("Sprint Master Lease
          Agreement")

  **10.15 First Amendment to Sprint Master Lease Agreement, dated July 5, 1996
          (included in Exhibit 10.14)

  **10.16 Second Amendment to Sprint Master Lease Agreement, dated January 27,
          1997 (included in Exhibit 10.14)

  **10.17 Master Lease Agreement between Powerfone, Inc. d/b/a Nextel
          Communications and Robert A. Crown d/b/a Crown Communications dated
          October 3, 1996
  **10.18 Master Lease Agreement between APT Pittsburgh Limited Partnership and
          Robert Crown d/b/a Crown Communications dated December 3, 1996
  **10.19 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6(II) and Robert A. Crown d/b/a Crown Communications dated December
          29, 1995, as amended by a letter agreement dated as of October 28,
          1997
  **10.20 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6(II) and Robert A. Crown d/b/a Crown Communications dated December
          29, 1995, as amended by a letter agreement dated as of October 28,
          1997
  **10.21 Castle Tower Holding Corp. 1995 Stock Option Plan (Third Restatement)
  **10.22 Services Agreement between Castle Transmission International Ltd.
          (formerly known as Castle Transmission Services Ltd.) and Castle
          Tower Holding Corp. dated February 28, 1997
  **10.23 Shareholders Agreement among Berkshire Fund IV Investment Corp.,
          Berkshire Investors LLC, Berkshire Partners LLC, Candover Investments
          PLC, Candover (Trustees) Limited, Candover Partners Limited (as
          general partner for four limited partnerships), Castle Tower Holding
          Corp., T 1 Diffusion de France International S.A., and Diohold
          Limited (now known as Castle Transmission Services (Holdings) Ltd.)
          dated January 23, 1997
  **10.24 First Amendment to Amended and Restated Stockholders Agreement by and
          among Crown Castle International Corp., Edward C. Hutcheson, Jr., Ted
          B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed as Investors dated January 28, 1998
  **10.25 Third Amendment to Sprint Master Lease Agreement, dated February 12,
          1998

 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
    10.26 Stockholders Agreement between Crown Castle International Corp. and certain stockholders listed on Schedule 1 thereto, dated as of August
          21, 1998
 ***10.27 Agreement among Castle Transmission Services (Holdings) Ltd., Digital
          Future Investments B.V., Berkshire Partners LLC and certain shareholders of Castle Transmission Services (Holdings) Ltd. for the
          sale and purchase of certain shares of Castle Transmission Services
          (Holdings) Ltd., for the amendment of the Shareholders Agreement in respect of Castle Transmission Services (Holdings) Ltd. and for the
          granting of certain options dated April 24, 1998
    10.28 Governance Agreement among Crown Castle International Corp.
          TeleDiffusion de France International S.A. and Digital Future
          Investments B.V., dated as of August 21, 1998
   *10.29 Form of Severance Agreement entered into between Crown Castle
          International Corp. and Ted Miller, George Reese, John Gwyn, Charles
          Green, Alan Rees and David Ivy.
   *10.30 Shareholders Agreement among Crown Castle International Corp., T 1
          Diffusion de France International S.A. and Castle Transmission
          Services (Holdings) Limited dated August 1998
 ***10.31 Site Sharing Agreement between National Transcommunications Limited and The British Broadcasting Corporation dated September 10, 1991
 ***10.32 Transmission Agreement between The British Broadcasting Corporation and Castle Transmission Services Limited dated February 27, 1997
 ***10.33 Digital Terrestrial Television Transmission Agreement between The
          British Broadcasting Corporation and Castle Transmission
          International Ltd. dated February 10, 1998
 ***10.34 Agreement for the Provision of Digital Terrestrial Television
          Distribution and Transmission Services between British Digital
          Broadcasting plc and Castle Transmission International Ltd. dated
          December 18, 1997
 ***10.35 Loan Amendment Agreement among Castle Transmission International,
          Castle Transmission Services (Holdings) Ltd. and certain lenders dated May 21, 1997
 ***10.36 Crown Castle International Corp. 1995 Stock Option Plan (Fourth
          Restatement)
 ***10.37 Contract between British Telecommunications PLC and Castle
          Transmission International Inc. for the Provision of Digital
          Terrestrial Television Network Distribution Service dated May 13,
          1998
 ***10.38 Site Marketing Agreement dated June 25, 1998 between BellSouth
          Mobility Inc. and Crown Communication Inc.
 ***10.39 Commitment Agreement between the British Broadcasting Corporation,
          Castle Tower Holding Corp., T 1 Diffusion de France International
          S.A. and T 1 Diffusion de France S.A.
   *10.40 Amended and Restated Services Agreement between Castle Transmission
          International Limited and T 1 Diffusion de France S.A. dated August
          1998
 ***10.41 Castle Transmission Services (Holdings) Ltd. All Employee Share
          Option Scheme dated as of January 23, 1998
 ***10.42 Rules of the Castle Transmission Services (Holdings) Ltd. Bonus Share
          Plan
   *10.43 Employee Benefit Trust between Castle Transmission Services
          (Holdings) Ltd. and Castle Transmission (Trustees) Limited
 ***10.44 Castle Transmission Services (Holdings) Ltd. Unapproved Share Option
          Scheme dated as of January 23, 1998
 ***10.45 Amending Agreement between the British Broadcasting Corporation and
          Castle Transmission International Limited dated July 16, 1998

 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
    10.46 Rights Agreement dated as of August 21, 1998, between Crown Castle
          International Corp. and Chasemellon Shareholders Services, L.L.C.
 ***10.47 Deed of Grant of Option between Castle Transmission Series (Holdings)
          Ltd. and George Reese dated January 23, 1998
 ***10.48 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and David Ivy dated January 23, 1998
 ***10.49 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and David Ivy dated April 23, 1998
 ***10.50 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and Ted B. Miller, Jr., dated April 23, 1998
 ***10.51 Deed of Grant of Option between Castle Transmission Services
          (Holdings) Ltd. and Ted B. Miller, Jr., dated January 23, 1998
 ***10.52 Memorandum Regarding Proposed Initial Public Offering and Certain
          Transitional Changes Affecting Management dated July 2, 1998, between
          Crown Castle International Corp. and Robert A. and Barbara A. Crown
 ***10.53 Services Agreement dated July 2, 1998, by and between Crown Castle
          International Corp. and Robert A. and Barbara A. Crown
    10.56 Registration Rights Agreement dated as of December 21, 1998 by and among Crown Castle International Corp. and Lehman Brothers, Salomon
          Smith Barney and Goldman, Sachs & Co.
   *10.57 Formation Agreement relating to the formation of Crown Atlantic
          Company LLC, Crown Atlantic Holding Sub LLC, and Crown Atlantic
          Holding Company LLC dated December 1998 (including exhibits)
   *11    Computation of net loss per common share
   *12    Computation of Ratio of Earnings to Fixed Charges
   *21    Subsidiaries of Crown Castle International Corp.
    23.1  Consent of KPMG LLP
    23.2  Consent of Ernst & Young LLP
   *23.3  Consent of Cravath, Swaine & Moore (included in Exhibit 5)

--------
  * To be filed by amendment.
 ** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
*** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).